                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12


                          MEDICHEM LIFE SCIENCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

(1) The proxy materials filed herewith were previously filed by deCODE genetics, Inc. as part of its Registration Statement on Form S-4, File No. 333-81848, which was filed initially on January 31, 2002, and declared effective, as amended, on February 12, 2002. In accordance with Rule 14a-6 (j) no fee is required to be paid with this filing.


            (DECODE GENETICS LOGO)                                  [MEDICHEM LOGO]
     PROSPECTUS OF DECODE GENETICS, INC.                           PROXY STATEMENT OF
                                                              MEDICHEM LIFE SCIENCES, INC.

                                                               February 12, 2002

To the stockholders of MediChem Life Sciences, Inc.:

     The board of directors of MediChem Life Sciences, Inc. has unanimously approved an agreement and plan of merger with deCODE genetics, Inc. whereby deCODE will acquire MediChem. In order to complete the merger, MediChem must obtain the approval of its stockholders. MediChem believes that this merger will benefit its stockholders and asks for your support in voting for the merger proposal at MediChem's special meeting.

     Under the terms of the merger agreement, a wholly-owned subsidiary of deCODE will merge with and into MediChem and MediChem will become a wholly-owned subsidiary of deCODE. In the merger, each share of MediChem common stock outstanding immediately prior to the effective time of the merger will be converted into 0.3099 shares of deCODE common stock. In addition, outstanding MediChem stock options will be assumed by deCODE. deCODE common stock is traded on the Nasdaq National Market under the symbol "DCGN."

     After careful consideration, the MediChem board of directors has determined that the merger and the transactions associated with it are fair to and in the best interests of MediChem and its stockholders and has approved the merger agreement. The MediChem board of directors recommends that you vote "FOR" the approval of the merger and the adoption of the merger agreement.

     Before the merger can be consummated, stockholders holding a majority of the outstanding shares of MediChem common stock must approve and adopt the merger agreement and the plan of merger. Stockholders of MediChem who beneficially own an aggregate of approximately 61.7% of the outstanding shares of MediChem common stock have agreed to vote all of their MediChem common stock in favor of the merger agreement and the plan of merger. Their vote is sufficient to approve the merger.

     MediChem will hold a special meeting of its stockholders on March 14, 2002 at its headquarters, 2501 Davey Road, Woodridge, Illinois 60517, at 9:00 a.m., Central time. MediChem's board of directors has fixed the close of business on February 11, 2002 as the record date for the determination of the MediChem stockholders entitled to notice of, and to vote at, the MediChem special meeting.

     WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 18.

     Your vote is important. Whether or not you plan to attend the MediChem special meeting in person, please take the time to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card and promptly returning it in the accompanying prepaid envelope.

                                       Very truly yours,

                                       /s/ Michael T. Flavin
                                       Michael T. Flavin, Ph.D.
                                       President, CEO and Chairman
                                       MediChem Life Sciences, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE, ADEQUATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY 12, 2002, AND IS FIRST BEING MAILED TO MEDICHEM STOCKHOLDERS ON OR ABOUT FEBRUARY 13, 2002.

     This proxy statement/prospectus incorporates important business and financial information about deCODE that is not included in or delivered with this document. This information is available without charge to stockholders upon written or oral request at deCODE's address and telephone number listed on page
4. To obtain timely delivery stockholders must request the information no later than March 7, 2002.

                                [MEDICHEM LOGO]
                             ---------------------

               NOTICE OF SPECIAL MEETING OF MEDICHEM STOCKHOLDERS

                          TO BE HELD ON MARCH 14, 2002
                             ---------------------
     We will hold a special meeting of stockholders of MediChem Life Sciences, Inc., a Delaware corporation, referred to herein as MediChem, at MediChem's headquarters at 2501 Davey Road, Woodridge, Illinois 60517, on March 14, 2002, at 9:00 a.m., Central time, for the following purposes:

                1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 7, 2002, by and among deCODE genetics, Inc., Saga Acquisition Corp., a wholly-owned subsidiary of deCODE, and MediChem and approve the merger of Saga Acquisition Corp. with and into MediChem with MediChem surviving the merger. In the merger, deCODE will issue 0.3099 shares of its common stock in exchange for each outstanding share of MediChem common stock and MediChem will become a wholly-owned subsidiary of deCODE.

                2. To transact such other business that may properly come before the special meeting or any adjournment(s) thereof.

     The accompanying proxy statement/prospectus describes the merger agreement and proposed merger in more detail. You are encouraged to read the entire document carefully. In particular, you should carefully consider the discussion entitled "Risk Factors" which begins on page 18.

     The MediChem board of directors has fixed the close of business on February 11, 2002 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the MediChem special meeting. Each share of MediChem common stock is entitled to one vote on all matters presented at the MediChem special meeting.

     Your vote is important. Whether or not you expect to attend the MediChem special meeting in person, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided. The proxy is revocable by you at any time prior to its use at the MediChem special meeting. If you are a holder of record, you may also cast your vote in person at the MediChem special meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to ensure that all your shares will be voted at the MediChem special meeting. If your shares are held at a brokerage firm or a bank, you must provide them with instructions on how to vote your shares.

                                          By Order of the Board of Directors,



                                          /s/ Michael T. Flavin
                                          Michael T. Flavin, Ph.D.
                                          President, CEO and Chairman
                                          MediChem Life Sciences, Inc.

February 12, 2002

                      [This page intentionally left blank]

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
QUESTIONS & ANSWERS ABOUT THE MERGER........................      1
SUMMARY.....................................................      4
  The Companies.............................................      4
  The Merger................................................      4
  What You Will Receive in the Merger.......................      4
  Ownership of deCODE After the Merger......................      4
  Record Date for Voting; Required Votes for the Merger
     Proposal...............................................      5
  Conditions to the Completion of the Merger................      5
  Termination of the Merger Agreement.......................      5
  Termination Fees..........................................      6
  Reasons for the Merger....................................      6
  Recommendation of the MediChem Board......................      6
  Opinion of MediChem's Financial Advisor...................      6
  Material United States Federal Income Tax Consequences....      6
  Accounting Treatment......................................      6
  Interests of MediChem Directors and Officers in the
     Merger.................................................      7
  Regulatory Clearances and Approvals.......................      7
  No Dissenter's or Appraisal Rights........................      7
  Quotation on the Nasdaq National Market...................      7
  deCODE Selected Historical Consolidated Financial Data....      8
  MediChem Selected Historical Consolidated Financial
     Data...................................................      9
  Selected Unaudited Pro Forma Condensed, Consolidated and
     Combined Financial Data................................     11
  Comparative Per Share Data................................     13
  Comparative Market Price and Dividend Information.........     14
WHERE YOU CAN FIND MORE INFORMATION.........................     15
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...     17
RISK FACTORS................................................     18
  Risks Relating to the Proposed Merger.....................     18
  Risks Relating to the Business and Operations of deCODE
     Following the Merger...................................     21
THE MEDICHEM SPECIAL MEETING................................     34
  Time and Place of the Special Meeting.....................     34
  Purpose of the Special Meeting............................     34
  Board of Directors Recommendation.........................     34
  Record Date; Stock Entitled to Vote; Quorum...............     34
  Required Vote.............................................     34
  Stockholder Agreements....................................     35
  Proxies; Voting and Revocation............................     35
  Solicitation of Proxies...................................     35
THE MERGER..................................................     36
  General...................................................     36
  Background of the Merger..................................     36
  MediChem's Reasons for the Merger.........................     41

                                                               PAGE
                                                               ----
  Recommendation of the MediChem Board......................     44
  deCODE's Reasons for the Merger...........................     44
  Opinion of MediChem's Financial Advisor...................     45
  Material United States Federal Income Tax Consequences....     52
  Accounting Treatment......................................     54
  Interests of MediChem Directors and Officers in the
     Merger.................................................     55
  Regulatory Clearances and Approvals.......................     55
  No Dissenter's or Appraisal Rights........................     56
  Quotation on the Nasdaq National Market...................     56
  Delisting and Deregistration of MediChem Common Stock.....     56
  Federal Securities Laws Consequences......................     56
THE MERGER AGREEMENT........................................     57
  The Merger................................................     57
  The Exchange Ratio and Treatment of Securities............     57
  Exchange of Certificates..................................     57
  Transfer of Shares........................................     58
  Representations and Warranties of MediChem................     58
  Representations and Warranties of deCODE..................     59
  Conduct of MediChem's Business Prior to the Merger........     60
  Conduct of deCODE's Business Prior to the Merger..........     61
  Stockholder Meeting.......................................     62
  Access to Information.....................................     62
  Reasonable Best Efforts...................................     62
  No Solicitation...........................................     63
  Fees and Expenses.........................................     64
  Directors and Officers Indemnification and Insurance......     64
  Employee Benefits.........................................     65
  Nasdaq....................................................     65
  Affiliates................................................     65
  Other Additional Agreements...............................     65
  Conditions to the Consummation of the Merger..............     65
  Termination...............................................     67
  Termination Fees..........................................     67
  Amendment; Extension and Waiver...........................     68
  Related Agreements........................................     69
deCODE genetics, Inc. RECENT DEVELOPMENTS...................     71
MEDICHEM LIFE SCIENCES, INC. INFORMATION....................     73
  Business..................................................     73
  Certain Relationships and Related Transactions............     81
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................     82
  Quantitative and Qualitative Disclosures About Market
     Risk...................................................     88
  Recent Accounting Pronouncements..........................     89
  Security Ownership of Beneficial Owners and Management....     90

                                                               PAGE
                                                               ----
  Executive Officers........................................     92
  Executive Compensation....................................     93
COMPARISON OF RIGHTS OF HOLDERS OF deCODE COMMON STOCK AND
  MEDICHEM COMMON STOCK.....................................     95
LEGAL MATTERS...............................................     98
EXPERTS.....................................................     98
INDEX TO FINANCIAL STATEMENTS...............................   FS-1

                                    ANNEXES

ANNEX A          Agreement and Plan of Merger
ANNEX B          Stockholder Agreement with a Schedule Identifying Material
                 Differences Between the Stockholder Agreements
ANNEX C          Opinion of MediChem's Financial Advisor

                      [This page intentionally left blank]

                      QUESTIONS & ANSWERS ABOUT THE MERGER

Q:  WHY IS MEDICHEM PROPOSING THE MERGER?

A: MediChem believes that a merger with deCODE presents a unique opportunity to enhance stockholder value. In addition to providing a premium to MediChem stockholders, the merger will create a company that will be able to combine MediChem's medicinal chemistry and structural proteomics capabilities with deCODE's population genomics approach to identifying novel targets in major therapeutic areas to more efficiently create marketable new drugs to combat common diseases. As stockholders of the combined company, MediChem stockholders will be able to participate in the growth and opportunities of the combined company in the population genomics healthcare industry.

    To review the reasons for the merger in greater detail, see the section entitled "The Merger -- MediChem's Reasons for the Merger" beginning on page 41.

Q:  WHAT WILL HAPPEN IN THE MERGER?

A: In the proposed merger, a wholly-owned subsidiary of deCODE will merge into MediChem and, as a result, MediChem will become a wholly-owned subsidiary of deCODE. The merger agreement which governs the merger is attached to this proxy statement/prospectus as Annex A. You are encouraged to read it carefully. deCODE is considering merging MediChem and its wholly-owned subsidiaries with and into deCODE immediately following the merger. This should have no effect on the consideration to be received by MediChem stockholders in the merger.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A:  Following the merger:

  - You will receive, in exchange for each of your MediChem shares, 0.3099 shares of deCODE common stock. For example, if you owned 10,000 shares of MediChem common stock, you would receive 3,099 shares of deCODE common stock after the merger.

  - Instead of fractional shares of deCODE common stock, you will receive cash.

  - Each option to purchase MediChem common stock outstanding immediately before the completion of the merger will automatically become a fully vested option to purchase shares of deCODE common stock. The number of shares of deCODE common stock for which an option is exercisable and the exercise price will be adjusted for the exchange ratio in the merger.

Q: DOES THE MEDICHEM BOARD OF DIRECTORS RECOMMEND APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT?

A: Yes. After careful consideration, the MediChem board of directors unanimously recommends that its stockholders vote to approve the merger and adopt the merger agreement. For a more complete description of the recommendation of the MediChem board of directors, see the sections entitled "The Merger -- MediChem's Reasons for the Merger" beginning on page 41 and "The Merger -- Recommendation of the MediChem Board" on page 44.

Q:  WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AND ADOPT THE MERGER AGREEMENT?

A. The merger cannot be completed without the approval of the holders of a majority of the outstanding shares of MediChem common stock at the MediChem special meeting.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON MEDICHEM STOCKHOLDERS?

A: The consummation of the merger is conditioned upon the receipt by MediChem of a legal opinion from Winston & Strawn, counsel to MediChem, to the effect that the merger will qualify as a tax-free reorganization under the Internal Revenue Code. Assuming that the merger so qualifies, you will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of your MediChem common stock for deCODE common stock in the merger except for any gain or loss attributable to cash received instead of a fractional share of deCODE common stock.

The material U.S. federal income tax consequences of the merger are described in more detail in the section entitled "The Merger -- Material United States
     Federal Income Tax Consequences" beginning on page 52. The tax consequences of the merger to you will depend upon your particular situation. You should consult your own tax advisor for a full understanding of the federal, state, local and foreign income and other tax consequences of the merger.

Q:  SHOULD I SEND IN MY MEDICHEM STOCK CERTIFICATES NOW?

A: No. After the merger is completed you will receive written instructions for exchanging your MediChem stock certificates. Please do not send in your MediChem stock certificates with your proxy.

Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: deCODE and MediChem are working to complete the merger as quickly as practicable, and expect to complete the merger in the first quarter of 2002; however, the exact timing cannot be predicted.

Q:  DO I HAVE APPRAISAL RIGHTS?

A: No. No rights of appraisal are available for any shares of stock of MediChem.

Q:  WHAT DO I NEED TO DO NOW?

A: Carefully read and consider the information contained in this document. There are several ways your shares can be represented at the MediChem special meeting. You can attend the MediChem special meeting in person or you can indicate on the enclosed proxy card how you want to vote and then sign and mail the proxy card in the enclosed return envelope as soon as possible.

    Your vote is important regardless of the number of shares that you own.

Q:  WHEN AND WHERE IS THE MEDICHEM SPECIAL MEETING?

A: The MediChem special meeting will be held at 9:00 a.m., Central time, on March 14, 2002 at the headquarters of MediChem, 2501 Davey Road, Woodridge, Illinois 60517.

Q:  WHICH MEDICHEM STOCKHOLDERS ARE ENTITLED TO VOTE?

A. Each MediChem stockholder that owned shares of MediChem common stock as of the close of business (4:30 p.m., EST) on February 11, 2002, the record date, is entitled to vote, in person or by proxy, at the MediChem special meeting.

Q:  IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY
    SHARES?

A: Your broker will not vote your MediChem shares unless you follow the directions your broker or bank provides to you regarding how to vote your shares on the merger proposal. If you fail to provide your broker or bank with instructions, it will have the same effect as a vote against the merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote by sending in a written notice of revocation of your proxy or a later-dated, signed new proxy card to MediChem's secretary before the MediChem special meeting or by attending the special meeting in person and voting.

Q.  WHAT IF MEDICHEM STOCKHOLDERS DO NOT VOTE?

A. Failure by a MediChem stockholder to either vote at the MediChem special meeting or return his, her or its proxy will result in such stockholder's shares not being counted for purposes of determining the presence of a quorum at the MediChem special meeting or determining whether MediChem has received the votes required to approve the merger and adopt the merger agreement.

    If you are a MediChem stockholder and return your proxy signed but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" approval of the merger and adoption of the merger agreement.

    If you are a MediChem stockholder and do not return your proxy or abstain from voting, it will have the same effect as a vote "AGAINST" approval of the merger and adoption of the merger agreement.

    Stockholders who beneficially own an aggregate of approximately 61.7% of the outstanding shares of MediChem common stock have agreed to vote in favor of the merger. Their vote is sufficient to approve the merger.

Q:  WHO SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the proposed merger, including how to complete and return your proxy card, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy, please call:

    Ted Carithers
    Director of Marketing
    MediChem Life Sciences, Inc.
    Telephone: (630) 783-4911

Q.  ARE THE deCODE STOCKHOLDERS ALSO REQUIRED TO APPROVE THE MERGER?

A. deCODE has determined that the approval of its stockholders is not necessary in connection with the merger.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. deCODE and MediChem urge you to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus to fully understand the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A. For a guide as to where you can obtain more information on deCODE and MediChem, see the section entitled "Where You Can Find More Information" beginning on page 15. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary of the proxy statement/prospectus.

THE COMPANIES (PAGES 71 - 94)

deCODE genetics, Inc.
Lynghals 1
110 Reykjavik, Iceland
Phone: +354 (570) 1900

deCODE is a genomics and health informatics company that applies and develops modern informatics to collect and analyze data about the Icelandic population in order to develop products and services for the global healthcare industry. With its uniquely comprehensive population data, deCODE is attempting to turn its research on the genetic causes of common diseases into a growing range of products and services in gene discovery, pharmaceuticals, DNA-based diagnostics, pharmacogenomics, in silico discovery tools, bioinformatics and medicinal decision support systems.

MediChem Life Sciences, Inc.
2501 Davey Road
Woodridge, Illinois 60517
Phone: (630) 783-4600

MediChem is a drug discovery technology and services company that offers a broad range of integrated chemistry research and development capabilities to pharmaceutical and biotechnology companies. Recent advances in the study of genomics have resulted in exponential growth in the number of biological targets that can be exploited for new drug development. The explosion in genomic information creates a significant gap between the capabilities companies have to identify new drug targets and the chemistry resources necessary to develop novel drug compounds. MediChem bridges this gap by offering chemistry services that span the entire drug development spectrum, from early stage discovery technologies and services up until a potential drug enters clinical testing.

THE MERGER (PAGES 36 - 56)

In the proposed merger, a wholly-owned subsidiary of deCODE will merge into MediChem and, as a result, MediChem will become a wholly-owned subsidiary of deCODE. THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/ PROSPECTUS AS ANNEX A. YOU ARE ENCOURAGED TO READ IT CAREFULLY. deCODE is considering merging MediChem and its wholly-owned subsidiaries with and into deCODE immediately following the merger. This should have no effect on the consideration to be received by MediChem stockholders in the merger.

WHAT YOU WILL RECEIVE IN THE MERGER
(PAGES 57 - 58)

In the merger, each share of MediChem common stock will be converted into the right to receive 0.3099 shares of deCODE common stock. In addition, MediChem stockholders will receive cash instead of any fractional shares of deCODE common stock to which they are otherwise entitled.

Each option to purchase MediChem common stock outstanding immediately before the completion of the merger will automatically become a fully vested option to purchase shares of deCODE common stock. The number of shares of deCODE common stock for which an option is exercisable and the exercise price will be adjusted for the exchange ratio in the merger.

OWNERSHIP OF deCODE AFTER THE MERGER (PAGE 57)

deCODE and MediChem estimate that the number of shares of deCODE common stock issued to MediChem stockholders in the merger will constitute approximately 15.6% of the outstanding common stock of the combined company after the merger.

RECORD DATE FOR VOTING; REQUIRED VOTES FOR THE MERGER PROPOSAL (PAGES 34 - 35)

Each holder of record, as of February 11, 2002, of MediChem common stock is entitled to cast one vote per share. The affirmative vote, in person or by proxy, of at least a majority of the shares of MediChem common stock outstanding as of the record date, is required to approve the merger and adopt the merger agreement. As of February 11, 2002, MediChem directors and executive officers beneficially held approximately 62.5% of the outstanding shares of MediChem common stock.

As of December 31, 2001, deCODE directors and executive officers beneficially held approximately 19% of the outstanding shares of deCODE common stock.

Stockholders that beneficially own shares representing approximately 61.7% of the voting power of MediChem have entered into stockholder agreements with deCODE and Saga Acquisition Corp. in which they have agreed to vote in favor of the approval of the merger and the adoption of the merger agreement. The stockholder agreement is attached as Annex B to this proxy statement/ prospectus. You should read it in its entirety.

CONDITIONS TO THE CONSUMMATION OF THE MERGER (PAGES 65 - 67)

The completion of the merger depends on the satisfaction or waiver of a number of conditions set forth in the merger agreement, including the following:

  - the approval of the merger and the adoption of merger agreement by the stockholders of MediChem;

  - the absence of any law, temporary restraining order, injunction or other order issued by a court that has the effect of making the merger illegal or otherwise prohibiting the merger;

  - the expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  - the approval of the shares of deCODE common stock to be issued to MediChem stockholders in the merger for trading on the Nasdaq National Market;

  - the registration statement relating to the shares of deCODE common stock to be issued in the merger (of which this proxy statement/prospectus is a part) being declared effective by the Securities and Exchange Commission and the absence of any stop order suspending the effectiveness of the registration statement;

  - the accuracy of all representations and warranties as of the date of the merger agreement and the closing date, as qualified in the merger agreement;

  - the performance or compliance in all material respects with all agreements and covenants set forth in the merger agreement;

  - the receipt of all consents and approvals of third parties as set forth in the merger agreement;

  - the delivery by MediChem to deCODE of executed affiliate agreements, a form of which is attached hereto as a part of Annex A, as set forth in the merger agreement;

  - the delivery to deCODE of an executed intellectual property assignment agreement as set forth in the merger agreement; and

  - the receipt by MediChem of a legal opinion from Winston & Strawn that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

At any time prior to the effective time of the merger, either deCODE or MediChem may, to the extent legally allowed, extend the time for performance of any of the obligations or other acts set forth in the merger agreement, waive any inaccuracies in the representations or warranties set forth in the merger agreement and waive compliance with any of the agreements or conditions set forth in the merger agreement.

deCODE and MediChem cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 67)

1. deCODE and MediChem may terminate the merger agreement by mutual written consent.

2.  Either deCODE or MediChem may terminate the merger agreement if:

  - the merger is not completed by July 31, 2002 but only if the party seeking termination did not fail to fulfill any obligation under the merger agreement that has caused the merger to not be completed by July 31, 2002;

  - any governmental entity issues a non-appealable final order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement; or

  - the other party materially breaches or fails to perform any of the representations, warranties or covenants set forth in the merger agreement, and such breach or failure cannot be cured before July 31, 2002.

3.  deCODE may terminate the merger agreement if:

  - MediChem stockholders do not approve the merger and adopt the merger agreement;

  - the MediChem board of directors withdraws, modifies, qualifies or fails to make its recommendation to the MediChem stockholders or MediChem materially breaches its obligation to call a stockholders meeting; or

  - MediChem willfully or materially breaches its obligations not to solicit alternative transactions.

TERMINATION FEES (PAGES 67 - 68)

Termination of the merger agreement by deCODE under specified circumstances, including if MediChem enters into or consummates a similar transaction with a third party, could result in MediChem being required to pay to deCODE a termination fee in the amount of $3,000,000. The termination fee could discourage other companies from trying or proposing to combine with MediChem.

REASONS FOR THE MERGER (PAGES 41 - 44)

For a description of the reasons considered by the MediChem board, please see the section entitled "The Merger -- MediChem's Reasons for the Merger" beginning on page 41.

For a description of the reasons considered by the deCODE board, please see the section entitled "The Merger -- deCODE's Reasons for the Merger" beginning on page 44.

RECOMMENDATION OF THE MEDICHEM BOARD (PAGE 44)

The MediChem board of directors believes that the merger is in your best interest and recommends that you vote "FOR" approval of the merger and adoption of the merger agreement.

OPINION OF MEDICHEM'S FINANCIAL ADVISOR (PAGES 45 - 52)

In connection with the merger, the MediChem board of directors received a written opinion from UBS Warburg LLC as to the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of MediChem common stock. The full text of UBS Warburg's written opinion, dated January 7, 2002, is attached to this proxy statement/prospectus as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS WARBURG'S OPINION IS ADDRESSED TO THE MEDICHEM BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGES 52 - 54)

The exchange of MediChem common stock for deCODE common stock, other than cash paid for fractional shares, is intended to be tax-free to you for United States federal income tax purposes. Tax matters are very complicated and the tax consequences of the merger to you will depend on your own personal circumstances. You should consult your tax advisor for a full understanding of all of the federal, state, local and foreign income and other tax consequences of the merger to you.

ACCOUNTING TREATMENT (PAGE 54)

The merger will be accounted for as a purchase under generally accepted accounting principles.

INTERESTS OF MEDICHEM DIRECTORS AND OFFICERS IN THE MERGER (PAGE 55)

Certain MediChem directors and executive officers have interests in the merger that are different from, or are in addition to, those of other stockholders. These interests include:

- the continued indemnification of current directors and officers of MediChem;

- employment and similar agreements, including any severance arrangements contained in the agreements, with current officers and key employees of MediChem or its affiliates; and

- the acceleration of unvested stock options held by current directors and officers and the granting of new stock options to employees of MediChem following the merger.

The members of MediChem's board of directors were aware of, and considered the interests of, themselves and MediChem's executive officers in approving the merger and adopting the merger agreement.

REGULATORY CLEARANCES AND APPROVALS (PAGE 55)

The completion of the merger is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

NO DISSENTER'S OR APPRAISAL RIGHTS (PAGE 56)

You are not entitled to dissenter's or appraisal rights in connection with the merger.

QUOTATION ON THE NASDAQ NATIONAL MARKET (PAGE 56)

deCODE's common stock is currently traded on the Nasdaq National Market under the symbol "DCGN." It is a condition to the merger that the shares of deCODE common stock to be issued in the merger in connection with the merger be approved for trading on the Nasdaq National Market subject to official notice of issuance.

             deCODE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the five years ended December 31, 2000 are derived from the audited consolidated financial statements of deCODE, which have been audited by PricewaterhouseCoopers ehf., independent accountants, including the financial statements as of December 31, 1999 and 2000 and for the three years in the period ended December 31, 2000 which are incorporated by reference into this proxy statement/prospectus. The financial data for the nine month periods ended September 30, 2000 and 2001 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which deCODE considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The data should be read in conjunction with the consolidated financial statements, including the notes thereto, and other financial information incorporated into this proxy statement/prospectus by reference.

                                INCEPTION                                                                NINE MONTHS ENDED
                            (AUGUST 23, 1996)                YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                             TO DECEMBER 31,    --------------------------------------------------   -------------------------
                                  1996             1997         1998         1999         2000          2000          2001
                            -----------------   ----------   ----------   ----------   -----------   -----------   -----------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue...................     $        0       $        0   $   12,705   $   16,591   $    21,546   $    14,023   $    20,952
Operating expenses
  Research and
  development.............            738            6,080       19,282       33,213        45,742        30,922        53,384
  General and
    administrative........            455            1,968        4,893        8,221        15,373        12,161         9,562
                               ----------       ----------   ----------   ----------   -----------   -----------   -----------
Total operating
  expenses................          1,193            8,048       24,175       41,434        61,115        43,083        62,946
                               ----------       ----------   ----------   ----------   -----------   -----------   -----------
Operating loss............         (1,193)          (8,048)     (11,470)     (24,843)      (39,569)      (29,060)      (41,994)
Interest income...........             83              163          922        2,188         8,866         4,692         6,038
Other non-operating income
  and (expense), net......            (42)            (171)        (360)      (1,133)         (416)         (497)       (1,289)
Taxes.....................              0                0            0            0             0             0             0
                               ----------       ----------   ----------   ----------   -----------   -----------   -----------
Net loss..................         (1,152)          (8,056)     (10,908)     (23,788)      (31,119)      (24,865)      (37,245)
                               ==========       ==========   ==========   ==========   ===========   ===========   ===========
Accrued dividends and
  amortized discount on
  preferred stock(1)......           (182)            (620)      (2,572)      (7,543)       (7,541)       (7,541)            0
Premium on repurchase of
  preferred stock.........              0                0            0      (30,887)            0             0             0
                               ----------       ----------   ----------   ----------   -----------   -----------   -----------
Net loss available to
  common stockholders(1)..     $   (1,334)      $   (8,676)  $  (13,480)  $  (62,218)  $   (38,660)  $   (32,406)  $   (37,245)
                               ==========       ==========   ==========   ==========   ===========   ===========   ===========
Basic and diluted net loss
  per share...............     $    (1.10)      $    (3.85)  $    (3.06)  $    (9.65)  $     (1.63)  $     (1.90)  $     (0.84)
Shares used in computing
  basic and diluted net
  loss per share(1)(2)....      1,213,925        2,254,413    4,400,576    6,446,055    23,671,113    17,025,758    44,183,756

                                                                     AS OF DECEMBER 31,                       AS OF
                                                     --------------------------------------------------   SEPTEMBER 30,
                                                      1996      1997       1998       1999       2000         2001
                                                     -------   -------   --------   --------   --------   -------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................  $ 3,975   $ 2,714   $ 25,076   $ 29,846   $194,145     $143,843
Total assets.......................................    7,802     6,770     38,540     80,527    248,901      215,438
Total long-term liabilities........................    1,441     1,331      6,946      5,471      3,519        9,524
Redeemable, convertible preferred stock(1).........    6,882    12,604     43,158    121,589          0            0
Total stockholders' equity (deficit)(1)............   (1,328)   (9,908)   (18,222)   (72,772)   216,269      184,466

---------------

(1) Effective upon the closing of deCODE's initial public offering in 2000, the outstanding shares of preferred stock were converted into shares of common stock and retired.

(2) See notes to the consolidated financial statements as of December 31, 1999 and 2000 and for each of the three year periods ended December 31, 1998, 1999 and 2000, which are incorporated by reference into this proxy statement/prospectus for an explanation of the determination of the shares used in computing basic and diluted net loss per share.

            MEDICHEM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     You should read the following selected historical consolidated financial data in conjunction with the consolidated financial statements of MediChem Life Sciences, Inc. and subsidiaries and "MediChem Life Sciences, Inc.
Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 82. The selected historical consolidated statement of operations data for the years ended December 31, 1996, 1997, 1998, 1999, and 2000 and the selected historical consolidated balance sheet data as of December 31, 1996, 1997, 1998, 1999, and 2000 have been derived from the consolidated financial statements of MediChem. The consolidated financial statements of MediChem as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, are included elsewhere in this proxy statement/prospectus. The selected historical consolidated statement of operations data for the nine months ended September 30, 2001 and 2000 and the selected historical consolidated balance sheet data as of September 30, 2001, have been derived from the unaudited condensed consolidated financial statements of MediChem. The unaudited condensed consolidated financial statements of MediChem as of September 30, 2001, and for the nine months ended September 30, 2001 and 2000, are included elsewhere in this proxy statement/prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring accruals, which MediChem considers necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001.

                                                                                                          NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                  ------------------------------------------------------------------   ------------------------
                                     1996          1997          1998          1999        2000(1)      2000(1)        2001
                                  -----------   -----------   -----------   ----------   -----------   ----------   -----------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Contract revenue:
  Contract revenue..............  $     4,292   $     4,684   $     7,327   $   11,255   $    16,057   $   11,860   $    12,256
  Contract revenue-related
    party.......................          380         1,206         1,497        2,477         3,312        2,199         2,737
                                  -----------   -----------   -----------   ----------   -----------   ----------   -----------
Total contract revenue..........        4,672         5,890         8,824       13,732        19,369       14,059        14,993
Contract service costs:
  Contract service costs........        2,041         2,077         3,681        5,282         8,864        6,181         8,185
  Contract service costs-related
    party.......................          381           451           467        1,090         1,328          874           963
                                  -----------   -----------   -----------   ----------   -----------   ----------   -----------
Total contract service costs....        2,422         2,528         4,148        6,372        10,192        7,055         9,148
Gross profit....................        2,250         3,362         4,676        7,360         9,177        7,004         5,845
  Milestone and intellectual
    property revenue, net.......           --            --            --           --           414          222           546
  Milestone and intellectual
    property revenue-related
    party, net..................           --            --            --        1,788           989        1,000            --
                                  -----------   -----------   -----------   ----------   -----------   ----------   -----------
Total milestone and intellectual
  property revenue, net.........           --            --            --        1,788         1,403        1,222           546
Operating expenses(2)...........        1,834         2,960         4,080        6,794        15,592        9,680        64,026
                                  -----------   -----------   -----------   ----------   -----------   ----------   -----------
Income (loss) from operations...          416           402           596        2,354        (5,012)      (1,454)      (57,635)
Other income (expense), net.....          (67)           (3)          (75)        (413)       (2,766)      (2,806)          (87)
                                  -----------   -----------   -----------   ----------   -----------   ----------   -----------
Income (loss) before income
  taxes.........................          349           399           521        1,941        (7,778)      (4,260)      (57,722)
Provision (benefit) for income
  taxes.........................          194           132           201          871        (2,267)        (580)      (10,724)
                                  -----------   -----------   -----------   ----------   -----------   ----------   -----------
Net income (loss)...............          155           267           320        1,070        (5,511)      (3,680)      (46,998)
Less:
  Allocation of income to
    participating securities....           60           104           125          283            --           --            --
  Accretion to redemption value
    of preferred stock..........           --            --            --          623         1,137          994            --
  Deemed dividend on redemption
    and conversion of preferred
    stock.......................           --            --            --           --        12,674           --            --
                                  -----------   -----------   -----------   ----------   -----------   ----------   -----------
Net income (loss) available to
  common stockholders...........  $        95   $       163   $       195   $      164   $   (19,322)  $   (4,674)  $   (46,998)
                                  ===========   ===========   ===========   ==========   ===========   ==========   ===========

                                                                                                          NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                  ------------------------------------------------------------------   ------------------------
                                     1996          1997          1998          1999        2000(1)      2000(1)        2001
                                  -----------   -----------   -----------   ----------   -----------   ----------   -----------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Per share data-basic and
  diluted:
  Net income (loss) available to
    common stockholders before
    deemed dividend.............         0.01          0.01          0.02         0.02         (0.51)       (0.48)        (1.77)
  Net income (loss) attributable
    to deemed dividend on
    redemption and conversion of
    preferred stock.............           --            --            --           --         (0.98)          --            --
                                  -----------   -----------   -----------   ----------   -----------   ----------   -----------
  Net income (loss) available to
    common stockholders.........  $      0.01   $      0.01   $      0.02   $     0.02   $     (1.49)  $    (0.48)  $     (1.77)
                                  ===========   ===========   ===========   ==========   ===========   ==========   ===========
Weighted average number of
  common shares outstanding --
  basic.........................   11,696,296    11,696,296    11,696,296    7,462,228    12,945,106    9,701,642    26,548,417
Weighted average number of
  common shares outstanding --
  diluted.......................   11,696,296    11,696,296    11,879,774    7,861,009    12,945,106    9,701,642    26,548,417

                                                                      AS OF DECEMBER 31,                     AS OF
                                                         ---------------------------------------------   SEPTEMBER 30,
                                                          1996     1997     1998     1999     2000(1)       2001(1)
                                                         ------   ------   ------   -------   --------   -------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................  $   37   $  238   $  171   $ 8,165   $ 12,812     $  2,256
Investments, available-for-sale securities.............      --       --       --        --      8,465        6,457
Working capital........................................    (310)    (209)    (373)    3,392     18,296        7,510
Total assets...........................................   2,165    2,356    3,960    17,940    105,304       47,494
Long-term debt, capital lease obligations and stock
  warrants, including current portion..................              812      915     7,363     11,099       14,676
Redeemable preferred stock.............................     639       --       --    13,234         --           --
Total stockholders' equity (deficit)...................     368      635      958    (8,560)    74,595       27,681

---------------

(1) On May 31, 2000, MediChem acquired all of the outstanding common stock of ThermoGen, Inc. and Emerald BioStructures, Inc. These acquisitions were accounted for using the purchase method of accounting.

(2) Operating expenses for the nine months ended September 30, 2001 included impairment and restructuring charges amounting to $44.7 million.

SELECTED UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED FINANCIAL DATA

     The following table presents selected pro forma financial data of deCODE and MediChem as of September 30, 2001 and the year ended December 31, 2000 and for the nine months ended September 30, 2001, giving effect to the merger as if it had occurred on January 1, 2000 for the statement of operations data and as of September 30, 2001 for the balance sheet data. This pro forma financial data has been prepared to give effect to the merger using the purchase method of accounting as defined by Statement of Financial Accounting Standard No. 141 "Business Combinations," with deCODE as the surviving corporation in the merger, and whereby deCODE has preliminarily allocated the total cost of the acquisition to MediChem's net tangible and identifiable intangible assets acquired and liabilities assumed based upon their estimated respective fair values upon consummation of the acquisition.

     You should read the selected unaudited pro forma financial data in conjunction with the unaudited pro forma consolidated and combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The selected pro forma financial data are presented for illustrative purposes only and do not purport to be indicative of the financial position or operating results that would have actually been reported had the merger occurred as of the dates indicated, nor are they necessarily indicative of future financial position or operating results of the merged companies. The pro forma adjustments included in the pro forma financial statements represent a preliminary determination of these adjustments based upon the information available as of the date of this proxy statement/prospectus. Based on the timing of the closing of the transaction and other factors, deCODE cannot assure you that the actual adjustments will not differ materially from the pro forma adjustments reflected in the pro forma financial statements. A change affecting the value assigned to long-term assets acquired and liabilities assumed would result in a reallocation of the purchase price and modifications to the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                                DECEMBER 31,        SEPTEMBER 30,
                                                                    2000                 2001
                                                              -----------------   ------------------
                                                                      (IN THOUSANDS, EXCEPT
                                                                        PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................      $ 42,318             $ 36,490
Operating expenses
  Contract services cost....................................        11,381                9,791
  Research and development..................................        46,986               55,635
  Selling, general and administrative.......................        27,789               23,015
  Restructuring charges.....................................             0                  703
                                                                  --------             --------
     Total operating expenses...............................        86,156               89,144
                                                                  --------             --------
Operating loss..............................................       (43,838)             (52,654)
Interest income.............................................         9,237                6,585
Other non-operating income and (expense), net...............        (3,553)              (1,922)
                                                                  --------             --------
Loss from operations before income taxes....................       (38,154)             (47,991)
Benefit for income taxes....................................         1,913                    0
                                                                  --------             --------
Net loss....................................................      $(36,241)            $(47,991)
                                                                  ========             ========
Basic and diluted net loss per share........................      $  (1.80)            $  (0.91)
                                                                  ========             ========
Shares used in computing basic and diluted net loss per
  share.....................................................        32,024               52,537

                                                                   AS OF
                                                               SEPTEMBER 30,
                                                                   2001
                                                               -------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $146,099
Total assets................................................      321,005
Total long-term liabilities.................................       22,986
Total stockholders' equity..................................      267,519

                           COMPARATIVE PER SHARE DATA

     The following tables present (a) the basic and diluted earnings per common share and book value per share data for each of deCODE and MediChem on a historical basis, (b) the historical basic and diluted earnings per common share and book value per share for the combined company on a pro forma basis and (c) the historical basic and diluted earnings per common share and book value per share for deCODE and MediChem on an equivalent pro forma combined basis. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods and should not be construed as representative of future operations. Neither deCODE nor MediChem declared any cash dividends for the periods presented below.

     We calculate historical book value per share by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.

     We calculate pro forma book value per share by dividing pro forma stockholders' equity by the pro forma number of shares of deCODE common stock which would have been outstanding had the merger been consummated as of each balance sheet date. Pro forma combined net income, pro forma stockholders' equity and the pro forma number of shares of deCODE common stock outstanding have been derived from unaudited pro forma financial statements appearing elsewhere in this proxy statement/prospectus.

     We calculate the equivalent pro forma combined amounts by multiplying the pro forma combined per share amounts by the exchange ratio of 0.3099 of a share of deCODE common stock for each share of MediChem common stock.

                                                     DECODE      MEDICHEM    PRO FORMA    EQUIVALENT
                                                   HISTORICAL   HISTORICAL   COMBINED     PRO FORMA
                                                   ----------   ----------   ---------   ------------
BOOK VALUE PER COMMON SHARE:
  December 31, 2000..............................    $ 4.80       $ 2.81      $ 5.61        $ 1.74
  September 30, 2001.............................    $ 4.08       $ 1.04      $ 5.00        $ 1.55
EARNINGS PER COMMON SHARE
  Basic and Diluted:
     Year ended December 31, 2000................    $(1.63)      $(1.49)     $(1.80)       $(0.56)
     Nine months ended September 30, 2001........    $(0.84)      $(1.77)     $(0.91)       $(0.28)

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

     deCODE common stock trades on the Nasdaq National Market under the symbol "DCGN." MediChem common stock trades on the Nasdaq National Market under the symbol "MCLS."

     The table below shows, for the calendar quarters indicated, the high and low sale prices of deCODE and MediChem common stock as reported on the Nasdaq National Market, in each case based on published financial sources.

                                                                  DECODE          MEDICHEM
                                                               COMMON STOCK     COMMON STOCK
                                                              ---------------   -------------
                                                               HIGH     LOW     HIGH     LOW
                                                              ------   ------   -----   -----
2000
3rd Qtr (from July 18, 2000 for deCODE).....................  $28.75   $23.88   $  --   $  --
4th Qtr (from October 26, 2000 for MediChem)................  $26.44   $ 9.88   $9.56   $4.25

2001
1st Qtr.....................................................  $10.75   $ 6.88   $5.56   $2.28
2nd Qtr.....................................................  $12.31   $ 5.47   $5.05   $1.68
3rd Qtr.....................................................  $10.03   $ 5.91   $5.06   $0.98
4th Qtr.....................................................  $10.54   $ 6.05   $1.86   $1.00

2002
1st Qtr (through February 11, 2002).........................  $10.02   $ 7.10   $2.85   $1.60

     The following table presents trading information for the deCODE common stock and MediChem common stock on January 7, 2002 and February 11, 2002. January 7, 2002 was the last full trading day before deCODE and MediChem's announcement of the signing of the merger agreement. February 11, 2002 was the last practicable trading day for which information was available before the date of this proxy statement/prospectus. We cannot assure you what the market price of the deCODE common stock will be at the merger date. You should obtain current market quotations.

                                                              DECODE        MEDICHEM
                                                           COMMON STOCK   COMMON STOCK
                                                           ------------   ------------
Closing price on January 7, 2002.........................     $9.80          $2.35
Closing price on February 11, 2002.......................     $7.10          $2.16

     Neither deCODE nor MediChem has ever declared or paid cash dividends on its capital stock. deCODE does not anticipate paying cash dividends on its common stock in the foreseeable future.

                      WHERE YOU CAN FIND MORE INFORMATION

     deCODE and MediChem file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that deCODE and MediChem file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The public reference room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. deCODE's and MediChem's SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov."

     deCODE filed the deCODE registration statement on Form S-4 to register with the SEC the shares of deCODE common stock to be issued to MediChem stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of deCODE, as well as a proxy statement of MediChem for the MediChem special meeting of stockholders.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the deCODE registration statement or the exhibits to the registration statement.

     The SEC allows deCODE to "incorporate by reference" information into this proxy statement/ prospectus, which means that deCODE may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that deCODE has previously filed with the SEC. These documents contain important information about deCODE and its financial condition.

deCODE SEC FILINGS (FILE NO. 000-30469)                             PERIOD
---------------------------------------                             ------
Annual Report on Form 10-K/A.................  Year ended December 31, 2000
Quarterly Report on Form 10-Q................  Three months ended March 31, 2001, June 30, 2001 and September 30, 2001
Definitive Proxy Statement on Schedule 14A...  Filed on April 30, 2001
Registration Statement on Form 8-A...........  Filed on June 26, 2000

     All additional documents that deCODE may file with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the date of the MediChem stockholders special meeting or the earlier termination of the merger agreement shall also be deemed to be incorporated.

     deCODE has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to deCODE. MediChem has supplied all information contained in this proxy statement/prospectus relating to MediChem.

     You can obtain any of the documents incorporated by reference through deCODE, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from deCODE without charge, excluding all exhibits unless deCODE has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from deCODE at the following address:

                             deCODE GENETICS, INC.
                                   Lynghals 1
                             110 Reykjavik, Iceland
                         Attention: Investor Relations
                           Telephone: +354 (570) 1900

     If you would like to request documents from deCODE, please do so by March 7, 2002 to receive them before the special meeting of stockholders of MediChem. If you request any incorporated documents from deCODE, deCODE will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

     You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus to vote on the merger. Neither company has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated February 12, 2002 and is being first mailed to stockholders on February 13, 2002. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to the stockholders nor the issuance of deCODE shares in the merger shall create any implication to the contrary.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause deCODE's, MediChem's or the combined company's actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on deCODE's, MediChem's or the combined company's results of operations are:

     - general economic and business conditions; the existence or absence of adverse publicity; changes in marketing and technology; changes in political, social and economic conditions;

     - competition in the genomics and health informatics and drug discovery industries; general risks of the genomics and healthcare industries;

     - success of acquisitions and operating initiatives; changes in business strategy or development plans; management of growth;

     - dependence on senior management; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs;

     - ability to integrate effectively the two companies' technology, operations and personnel in a timely and efficient manner;

     - ability of deCODE to retain and hire key executives, technical personnel and other employees;

     - ability of deCODE to manage its growth and the difficulty of successfully managing a larger, more geographically dispersed organization;

     - ability of deCODE to manage successfully its changing relationships with customers, suppliers, value-added resellers and strategic partners;

     - ability of deCODE's and MediChem's customers to accept new product offerings; and

     - the timing of, and regulatory and other conditions associated with, the completion of the merger and the ability of deCODE to combine operations and obtain operating synergies following the merger.

     These factors and the risk factors referred to below could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by deCODE or MediChem, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and neither deCODE nor MediChem undertakes any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for deCODE or MediChem to predict which will arise. In addition, neither deCODE nor MediChem can assess the impact of each factor on deCODE's, MediChem's or the combined company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS THAT deCODE HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IN CONSIDERING WHAT ACTION TO TAKE IN CONNECTION WITH THE MERGER. UNLESS THE CONTEXT REQUIRES OTHERWISE, THE USE OF THE COMBINED COMPANY OR deCODE REFERS TO THE COMBINED COMPANY OF deCODE AND MEDICHEM AFTER GIVING EFFECT TO THE MERGER.

RISKS RELATING TO THE PROPOSED MERGER

deCODE and MediChem may not achieve the benefits they expect from the merger which may have a material adverse effect on the combined company's business, financial and operating results.

     deCODE and MediChem entered into the merger agreement with the expectation that the merger will result in benefits to the combined company arising out of the combination of deCODE's unique population genomics approach to identifying novel targets in major therapeutic areas with MediChem's high-throughput integrated chemistry platform to facilitate drug discovery and development. These benefits may include operational efficiencies resulting from synergies between the companies and greater sales levels due to increases in product offerings and consolidation of sales and marketing expertise, among others. To realize any benefits from the merger, the combined company will face the following post-merger challenges:

     - integrating the complementary competencies of MediChem's chemistry research platform and deCODE's gene discovery capabilities;

     - retaining and assimilating the management and employees of each company;

     - developing new products that utilize the assets and resources of both companies;

     - retaining existing customers, strategic partners and suppliers of each company;

     - realizing expected cost savings and synergies from the merger; and

     - developing and maintaining uniform standards, controls, procedures, policies and information systems.

     If the combined company is not successful in addressing these and other challenges, then the benefits of the merger will not be realized and, as a result, the combined company's operating results and the market price of deCODE's common stock may be adversely affected. These challenges, if not successfully met by the combined company, could result in possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel. Neither deCODE nor MediChem can assure you that the combined company will successfully integrate MediChem's business or profitably manage the combined company. Further, neither deCODE nor MediChem can assure you that the growth rate of the combined company after the merger will equal the historical growth rates experienced by deCODE or MediChem.

You will receive 0.3099 shares of deCODE common stock for each share of MediChem common stock regardless of changes in the market value of MediChem common stock or deCODE common stock.

     Each share of MediChem common stock will be exchanged for 0.3099 shares of deCODE common stock upon completion of the merger. This exchange ratio is a fixed number and the merger agreement does not contain any provision to adjust this ratio for changes in the market price of either MediChem common stock or deCODE common stock. Neither party is permitted to terminate the merger agreement solely because of changes in the market price of deCODE or MediChem common stock. Consequently, the specific dollar value of deCODE common stock to be received by MediChem stockholders will depend on the market value of deCODE common stock at the time of completion of the merger and may decrease from the date that you submit your proxy. You are urged to obtain recent market quotations for deCODE common stock and MediChem common stock. Neither deCODE nor MediChem can predict or give any assurances as to the market price of deCODE common stock at any time before or after the merger. The prices of deCODE common stock and MediChem common stock may vary because of factors such as:

     - changes in the business, operating results or prospects of deCODE or MediChem;

     - actual or anticipated variations in quarterly results of operations of deCODE or MediChem;

     - market assessments of the likelihood that the merger will be completed;

     - the timing of the completion of the merger;

     - sales of deCODE common stock or MediChem common stock;

     - additions or departures of key personnel of deCODE or MediChem;

     - announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by deCODE;

     - conditions or trends in the genomics or drug discovery and development industry;

     - announcements of technological innovations, new products or services by deCODE, MediChem or their competitors;

     - changes in market valuations of other genomics or drug development companies;

     - the prospects of post-merger operations;

     - regulatory considerations; and

     - general market and economic conditions.

     If the merger is successfully completed, holders of MediChem common stock will become holders of deCODE common stock. deCODE's business differs from MediChem's business, and deCODE's results of operations, as well as the price of deCODE common stock, may be affected by factors different than those affecting MediChem's results of operations and the price of MediChem common stock. See
"-- Risks Relating to the Business and Operations of deCODE Following the Merger" starting on page 21.

If the costs associated with the merger exceed the benefits, the combined company may experience adverse financial results, including increased losses.

     deCODE and MediChem will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees, that may exceed their current estimates. In addition, deCODE and MediChem expect that the combined company will incur consolidation and integration expenses which it cannot accurately estimate at this time. Actual transaction costs may substantially exceed deCODE's and MediChem's current estimates and may affect the combined company's financial condition and operating results negatively. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to deCODE's stockholders resulting from the issuance of shares in connection with the merger, the combined company's financial results could be adversely affected, including increased losses.

The market price of deCODE's common stock may decline as a result of the merger.

     The market price of deCODE's common stock may decline as a result of the merger for a number of reasons, including if:

     - the integration of deCODE and MediChem is not completed in a timely and efficient manner;

     - the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

     - the effect of the merger on the combined company's financial results is not consistent with the expectations of financial or industry analysts; or

     - significant stockholders of deCODE or MediChem decide to dispose of their stock following completion of the merger.

Sales of substantial amounts of deCODE common stock in the public market after the proposed merger could materially adversely affect the market price of deCODE common stock.

     Based on the number of shares of MediChem common stock outstanding as of January 29, 2002 and assuming no outstanding options to purchase MediChem common stock are exercised before the merger becomes effective, at the closing of the merger, deCODE will issue approximately 8,352,925 shares of deCODE common stock to MediChem stockholders in the merger. An additional 596,207 shares will be issuable upon exercise of options held by MediChem's option holders and a further 136,356 shares will be issuable upon exercise of options deCODE has agreed to issue to MediChem employees shortly after the merger. The sale of substantial amounts of deCODE common stock may result in substantial fluctuations in the price of deCODE common stock. In addition, sales of a substantial number of shares of deCODE common stock within a short period of time could cause deCODE's stock price to fall. The sale of these shares could also impair the combined company's ability to raise capital through sales of additional common stock.

Failure to complete the merger could negatively impact the market price of MediChem common stock and deCODE common stock.

     The obligations of MediChem and deCODE to complete the merger are subject to the satisfaction or waiver of certain conditions. See "The Merger
Agreement -- Conditions to the Consummation of the Merger" on pages 65 to 67 of this proxy statement/prospectus for a discussion of these conditions. If these conditions are not satisfied or waived, the merger may not be completed. If the merger is not completed for any reason, both MediChem and deCODE may be subject to other material risks, including:

     - a negative effect on the stock trading price of MediChem common stock and deCODE common stock to the extent that the current market price reflects a market assumption that the merger will be completed;

     - either party may be required to pay a termination fee, see pages 67 to 68 "The Merger Agreement -- Termination Fee" of this proxy statement/prospectus for a discussion of the termination fee; and

     - costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

Certain of MediChem's officers and directors have interests different from yours that may influence them to support or approve the merger.

     Certain directors and officers of MediChem have entered into arrangements that may create interests in the merger that are different from, or in addition to, yours, including the following:

     - deCODE has agreed to cause the surviving corporation in the merger to indemnify each present and former MediChem officer and director against liabilities arising out of such person's services as an officer or director of MediChem prior to the merger to the same extent as is currently available under MediChem's certificate of incorporation and bylaws;

     - deCODE will cause the surviving corporation to maintain officers' and directors' liability insurance to cover any such liabilities for the next three years;

     - the merger will result in a sale and change of control of MediChem, and certain of MediChem's directors and officers hold stock options that will accelerate and immediately vest upon a change of control; and

     - employment and similar agreements, which may include severance arrangements, with current officers and key employees of MediChem or its affiliates.

     For the above reasons, the directors and officers of MediChem may have been more likely to support and recommend the approval of the merger agreement than if they did not hold these interests. As of February 11, 2002, MediChem directors and executive officers beneficially held approximately 62.5% of the outstanding shares of MediChem common stock. MediChem stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger -- Interests of MediChem Directors and Officers in the Merger" on page 55.

Uncertainly regarding the merger and the effects of the merger could cause each company's customers or strategic partners to delay or defer decisions.

     deCODE's and/or MediChem's customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions, which could have a material adverse effect on the business of the relevant company, regardless of whether the merger is ultimately completed.

MediChem could lose an opportunity to enter into a merger or business combination with another party on more favorable terms as the merger agreement restricts MediChem from soliciting such proposals.

     While the merger agreement is in effect, MediChem is restricted from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger with any persons other than deCODE. As a result of the restriction, MediChem may lose an opportunity to enter into a transaction with another potential partner on more favorable terms. If MediChem terminates the merger agreement to enter into another transaction, MediChem may be required to pay a termination fee to deCODE that may make an otherwise more favorable transaction less favorable. In addition, if the merger agreement is terminated and the MediChem board of directors determines that it is in the best interests of the MediChem stockholders to seek a merger or business combination with another strategic partner, MediChem cannot assure you that it will be able to find a partner offering terms equivalent or more attractive than the price and terms offered by deCODE.

deCODE and MediChem may not be able to obtain the required regulatory approvals for completion of the merger.

     deCODE and MediChem cannot complete the merger until they give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and observe a statutory waiting period requirement. deCODE and MediChem filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on January 23, 2002. At any time before or after the effective time of the merger, the Federal Trade Commission, the Antitrust Division or any state or competition authority of another country could take any action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the merger. Private parties may also institute legal actions under the antitrust laws under some circumstances.

RISKS RELATING TO THE BUSINESS AND OPERATIONS OF deCODE FOLLOWING THE MERGER

deCODE may not successfully develop or derive revenues from any products or services.

  Discovery services

     deCODE is still in the early stages of its gene discovery programs. deCODE uses its technology and research capabilities primarily to identify genes or gene fragments that are responsible for certain diseases, indicate the presence of certain diseases or cause or predispose individuals to certain complex diseases. Although deCODE has identified some genes that it believes are likely to cause certain diseases, deCODE may not be correct and may not be successful in identifying any other similar genes. Many experts believe that some of the diseases deCODE is targeting are caused by both genetic and environmental factors. Even if deCODE identifies specific genes that are partly responsible for causing diseases, any gene-based therapeutic or diagnostic products may not detect, prevent or cure a particular disease. Accordingly, even if deCODE is successful in identifying specific genes, its discoveries may not lead to the development of commercial products.

     Any pharmaceutical products that deCODE or its collaborators are able to develop will fail to produce revenues unless deCODE:

     - establishes that they are safe and effective;

     - successfully competes with other technologies and products;

     - does not infringe on the proprietary rights of others;

     - establishes that they can be manufactured in sufficient quantities at reasonable costs;

     - can market them successfully; and

     - can maintain the goodwill and receive the cooperation of the Icelandic population.

     deCODE may not be able to meet these conditions. deCODE expects that it will be years, if ever, before it will recognize revenue from the development of therapeutic or diagnostic products.

  Database services

     deCODE received a license to create and operate the Icelandic Health Sector Database, or the Database License, in January 2000, and deCODE is still in the early stages of developing this database and the deCODE Combined Data Processing System, a tool which, subject to ongoing compliance with regulatory requirements, will cross-reference genealogical records, data from the Icelandic Health Sector Database and genotypes of consenting participants. deCODE expects it will be several years before it fully develops the deCODE Combined Data Processing System. deCODE will devote substantial resources to the development of these systems and their components for the foreseeable future. Database Services include the Clinical Genome Miner which contains tools to discover or validate disease linked genes based on non-personally identifiable genotypic, genealogical and phenotypic data. deCODE cannot be sure that marketing the Clinical Genome Miner will lead to collaborations with potential clients nor that the deCODE Combined Data Processing System will result in marketable products or services. Although deCODE's intended method for cross-referencing genealogical, genotypic and healthcare data is central to the development of the deCODE Combined Data Processing System, it is unproven.

     The success of deCODE's database services depends on its ability to:

     - create database and cross reference software that is free from design defects or errors;

     - obtain the cooperation of the Icelandic healthcare system;

     - obtain blood samples from Icelanders and their consent to use their genotypic data;

     - effectively use the information derived from the deCODE Combined Data Processing System in disease management, analysis of drug response, gene discovery and drug target validation; and

     - develop marketing and pricing methods that the intended users of the deCODE Combined Data Processing System will accept.

     deCODE's development of the Icelandic Health Sector Database will be impaired if individual Icelanders refuse to allow information from their medical records to be included in the Icelandic Health Sector Database. As of December 31, 2001, approximately 7% of the population have exercised their rights to exclude their medical records from the database. Because only a small portion of the Icelandic population may carry certain mutations, the unwillingness of even a small portion of the population to participate in deCODE's programs could diminish its ability to develop and market information based on the use of genotypic data. If deCODE fails to successfully commercialize its database services, it will not realize revenues from this part of its business.

  Healthcare informatics

     Only deCODE has tested its bioinformatics and privacy protection products. These products may not meet the needs of potential customers. deCODE is at a very early stage of development of its medical decision-support systems for healthcare providers. deCODE has generated little revenues from sales or licenses of bioinformatics, decision-support or privacy protection products. To date, deCODE has not produced any decision-support tools. deCODE cannot assure you that it can successfully develop or commercialize medical decision-support systems or that there will be a market for its bioinformatics, decision-support or privacy protection products.

  MediChem services

     Development and commercialization of potential drug candidates depend not only on the achievement of research objectives by MediChem and its collaborators, but also on each of MediChem's client's own financial, competitive, marketing and strategic considerations and regulatory requirements imposed by governmental and other regulatory entities in the U.S. and other countries, all of which are beyond deCODE's and MediChem's control. Given the uncertainties inherent in the drug discovery and development process, the combined company's ability to realize revenues from the drug discovery and developmental business is highly speculative.

If deCODE continues to incur operating losses longer than anticipated, or in amounts greater than anticipated, it may be unable to continue its operations.

     deCODE incurred net losses of approximately $8.9 million and $37.2 million for the quarter and nine-month periods ended September 30, 2001, respectively, and on a pro forma basis giving effect to the merger as if it had occurred as of January 1, 2000, it incurred net losses of approximately $48.0 million for the nine-month period ending September 30, 2001. As of September 30, 2001, deCODE had an accumulated deficit of approximately $148.0 million and approximately $148.5 million on a pro forma basis giving effect to the merger as if it had occurred as of January 1, 2001. deCODE has never generated a profit and it has not generated revenues except for payments received in connection with its research and development collaborations with F. Hoffman-La Roche, or Roche, other recent collaborations and interest revenues. deCODE must increase its expenditures substantially over the next several years to develop its technologies and its internal research programs and to prepare the Clinical Genome Miner Service, the Icelandic Health Sector Database, the deCODE Combined Data Processing System and informatics. As a result, deCODE expects to incur operating losses for several years. If the time required to generate product revenues and achieve profitability is longer than deCODE currently anticipates or the level of operating losses is greater than deCODE currently anticipates, deCODE may not be able to continue its operations.

If deCODE's assumption about the role of genes in disease is wrong, it may not be able to develop useful products.

     The products deCODE hopes to develop involve new and unproven approaches. They are based on the assumption that information about genes may help scientists to better understand complex disease processes. Scientists generally have a limited understanding of the role of genes in diseases, and few products based on gene discoveries have been developed. Of the products that exist, all are diagnostic products. To date, deCODE knows of no therapeutic products based on disease gene discoveries. If deCODE's assumption about the role of genes in the disease process is wrong, its gene discovery programs may not result in products, the genetic data included in its database and informatics products may not be useful to its customers and those products may lose any competitive advantage.

If deCODE is not able to obtain sufficient additional funding to meet the combined company's expanding capital requirements, deCODE may be forced to reduce or terminate the combined company's research programs and product development.

     deCODE has spent substantial amounts of cash to fund its research and development activities and expects to spend substantially more over the next several years for research and development activities of the combined company. deCODE expects to use cash to expand the combined company's research and development activities, develop the Clinical Genome Miner, construct the Icelandic Health Sector Database and the deCODE Combined Data Processing System, collect the genotype data, develop healthcare informatics products and conduct drug discovery and developmental activities. Many factors will influence the combined company's future capital needs, including:

     - the number, breadth and progress of its discovery and research programs;

     - its ability to attract customers;

     - its ability to commercialize its discoveries and the resources it devotes to commercialization;

     - the amount it spends to enforce patent claims and other intellectual property rights; and

     - the costs and timing of regulatory approvals.

     deCODE intends to rely on Roche and other existing and future collaborators, including those of MediChem, for significant funding of its research efforts. In addition, deCODE may seek additional funding through public or private equity offerings and debt financings. deCODE may not be able to obtain additional financing when it needs it or the financing may not be on terms favorable to deCODE or its stockholders. Stockholders' ownership will be diluted if deCODE raises additional capital by issuing equity securities. If deCODE raises additional funds through collaborations and licensing arrangements, it may have to relinquish rights to some of its technologies or product candidates, or grant licenses on unfavorable terms. If adequate funds are not available, the combined company would have to scale back or terminate its discovery and research programs and product development.

deCODE may not be able to form and maintain the collaborative relationships that the combined company's business strategy requires and the relationships may lead to disputes over technology rights.

     deCODE must form research collaborations and licensing arrangements with several partners at the same time to operate its business strategy. deCODE currently has only six substantial collaborative relationships, including two with Roche. MediChem also has historically relied on collaborative relationship to generate revenues. To succeed, deCODE will have to maintain these relationships and establish additional collaborations. deCODE cannot be sure that it will be able to establish the additional research collaborations or licensing arrangements necessary to develop and commercialize products using its technology or that it can do so on terms favorable to deCODE. If deCODE's collaborations are not successful or deCODE is not able to manage multiple collaborations successfully, the combined company's programs will suffer. If deCODE increases the number of collaborations, it will become more difficult to manage the various collaborations successfully and the potential for conflicts among the collaborators will increase.

deCODE's and MediChem's dependence on collaborative relationships may lead to delays in product development and disputes over rights to technology.

     deCODE is dependent on collaborators for the pre-clinical study and clinical development of therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products that result from its technology. MediChem has also relied on and currently relies on collaborators for its operations. Both deCODE's and MediChem's agreements with collaborators typically allow them significant discretion in electing whether to pursue such activities. Neither deCODE nor MediChem can control the amount and timing of resources collaborators will devote to its programs or potential products.

deCODE's and MediChem's collaborations may have the effect of limiting the areas of research that it may pursue either alone or with others.

     deCODE's arrangements may place responsibility for key aspects of information technology product development and marketing on its collaborative partners. If either deCODE's or MediChem's collaborators fail to perform their obligations, deCODE's information technology products could contain erroneous data, design defects, viruses or software defects that are difficult to detect and correct and may adversely affect its revenues and the market acceptance of its products. deCODE's collaborators may stop supporting its products or providing services to it if they develop or obtain rights to competing products. Disputes may arise in the future over the ownership of rights to any technology developed with collaborators. These and other possible disagreements between deCODE's collaborators and deCODE could lead to delays in the collaborative research, development or commercialization of products. Such disagreements could also result in litigation or require arbitration to resolve. MediChem's existing collaboration agreements may subject the combined company to similar risks.

     deCODE's current facilities and staff are inadequate for commercial production and distribution of products. If deCODE chooses in the future to engage directly in the development, manufacturing and marketing of certain products, it will require substantial additional funds, personnel and production facilities.

Because the combined company's revenues are concentrated, the loss of a significant customer would harm its business.

     Historically, a substantial portion of deCODE's and MediChem's revenue has been derived from contracts with a limited number of significant customers. deCODE's largest customer, Roche, has accounted for approximately 96% of consolidated revenue in 2000, and 89% of consolidated revenue in the nine-months ended September 30, 2001. MediChem's ten largest customers have accounted for approximately 67% of total contract revenues in 2000 and 66% in the nine months ended September 30, 2001. The loss of any significant customer would significantly lower the combined company's revenues and affect the combined company's progression to profitability.

deCODE's reliance on the Icelandic population may limit the applicability of its discoveries to certain populations.

     The genetic make-up and prevalence of disease generally varies across populations around the world. Common complex diseases generally occur with a similar frequency in Iceland and other western countries. However, the populations of other western nations may be genetically predisposed to certain diseases because of mutations not present in the Icelandic population. As a result, deCODE's partners and deCODE may be unable to develop diagnostic and therapeutic products that are effective on all or a portion of the people with such diseases. Any difference between the Icelandic population and other populations may have an effect on the usefulness of the Icelandic Health Sector Database and the Clinical Genome Miner in studying populations outside of Iceland. For deCODE's business to succeed, it must be able to apply discoveries that it makes on the basis of the Icelandic population to other markets.

deCODE's creation and operation of the Icelandic Health Sector Database depends on its Database License from the Icelandic government and is subject to supervision and regulation, which may make its development of database products more expensive and time-consuming than deCODE anticipates.

     deCODE's construction and use of the Icelandic Health Sector Database is subject to the stipulations of the Database License. The Database License was granted to deCODE by the Ministry of Health and Social Security of Iceland, or the Health Ministry, pursuant to the Act on the Health Sector Database, no. 139/1998, or the Database Act. The Database License permits the processing of healthcare data from healthcare records and other relevant data into the Icelandic Health Sector Database. deCODE's data collection and use activities will be supervised by the Icelandic Health Sector Database Monitoring Committee, the Data Protection Authority of Iceland and an Interdisciplinary Ethics Committee. In addition, the Icelandic Bioethics Committee will review deCODE's operation of the database. Due to this oversight, deCODE is subject to the following additional risks:

     - the Health Ministry may withdraw the Database License in the event that deCODE violates the terms and conditions of the Database License, the Database Act or its rules;

     - the Icelandic parliament may amend the Database Act in ways which would adversely affect deCODE's ability to develop or market the database;

     - there is no precedent interpreting the Database Act or the rules on which deCODE can rely;

     - deCODE may fail to comply with existing data confidentiality requirements of the Database Act or the Database License, resulting in a loss of the Database License;

     - the Data Protection Authority may modify or impose additional technical requirements covering areas such as data encryption and privacy protection and may require greater technical capabilities than deCODE currently has or able to procure at reasonable cost to deCODE; and

     - the Interdisciplinary Ethics Committee may withdraw permission for any type of research program in the Icelandic Health Sector Database not conducted in accordance with international rules of bioethics.

     Compliance with these requirements can be expensive and time-consuming and may delay or increase the cost of development of the Icelandic Health Sector Database and the deCODE Combined Data Processing System and may limit their usefulness, which may negatively influence the commercial potential of the Processing System. Iceland is subject to both European Free Trade Association and European Union competition and public procurement rules. If it is determined that the Database Act or the Database License breaches such rules, the Database License could be revoked or diluted.

     Even if deCODE is able to successfully create and market the Icelandic Health Sector Database and the deCODE Combined Data Processing System, the Database License will expire in January 2012. There is no assurance that deCODE will obtain further access rights on favorable terms, if at all.

     If deCODE fails to protect confidential data adequately, it could incur liability or lose its Database License. deCODE is required, under the Database Act and the Database License, to encrypt all patient data and to take other actions to ensure the confidentiality of data included in the Icelandic Health Sector Database and to restrict access to it. deCODE must develop the Icelandic Health Sector Database in accordance with the terms regarding technology, security and organizational established by the Data Protection Authority of Iceland. The Database Protection Authority may periodically review and amend such terms in light of new technology or change of circumstances. The customers for deCODE's products also may impose additional confidentiality requirements. deCODE may accidentally disclose confidential data as a result of technical failures or human error by its employees or those of its customers or collaborators. Any failure to comply fully with all confidentiality requirements could lead to liability for damages incurred by individuals whose privacy is violated, the loss of the Database License, the loss of its customers and reputation and the loss of the goodwill and cooperation of the Icelandic population, including healthcare professionals.

     If deCODE is not able to enter into agreements with more Icelandic health institutions in order to collect data, deCODE will not be able to construct and operate the Icelandic Health Sector Database. deCODE is required by the Database License to enter into agreements with Icelandic health institutions and self-employed health service professionals regarding access to and the processing of information from medical records. To date, deCODE has only entered into agreements with nineteen Icelandic health institutions. deCODE cannot be certain that it will enter into agreements with enough additional health institutions or on terms favorable to it. deCODE's inability to enter into additional agreements on favorable terms or in a timely manner could have a material adverse effect on its ability to construct and operate the Icelandic Health Sector Database.

     Ethical concerns may limit deCODE's ability to develop and use the Icelandic Health Sector Database and the deCODE Combined Data Processing System and may lead to litigation against deCODE or the Icelandic government. The Icelandic parliament's passage of the Database Act and the Health Ministry's granting of the Database License have raised ethical concerns in Iceland and internationally. These concerns may lead to litigation in U.S., Icelandic or other national or international courts (for example, on the basis of an alleged breach of the patient-doctor confidentiality, constitutional privacy issues, international conventions dealing with protection of privacy issues or human rights conventions).

     In February 2000, an Icelandic organization known as Mannvernd, or The Association of Icelanders for Ethics in Science and Medicine, and a group of physicians and other citizens issued a press release announcing their intention to file lawsuits against the State of Iceland and any other relevant parties, including deCODE, to test the constitutionality of the Database Act. According to the press release, the lawsuit will allege human rights violations and challenge the validity of provisions of the Database Act. To date no such suit has been brought against deCODE. One lawsuit has been brought in Icelandic courts against the Directorate of Public Health in Iceland challenging the constitutionality of the Database Act. In the event that the Icelandic State by a final judgment is found to be liable or subject to payment to any third party as a result of the passage of legislation on the Icelandic Health Sector Database and/or the issuance of the Database License, deCODE's agreement with the Health Ministry requires deCODE to indemnify the Icelandic State against all damages and costs incurred in connection with such litigation. In addition, the pendency of such litigation could lead to delay in the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing System, and an unfavorable outcome could prevent deCODE from developing and operating the Icelandic Health Sector Database and the deCODE Combined Data Processing system.

     deCODE has agreed to indemnify and hold harmless the Icelandic government, which may cause deCODE to incur damages and may limit its right to take certain legal actions against the government. deCODE is subject to a very extensive indemnity clause in its agreement with the Health Ministry, pursuant to which deCODE has agreed:

     - not to make any claim against the government if the Database Act or the Database License is amended as a result of the Database Act or rules relating to the Icelandic Health Sector Database are found to be inconsistent with the rules of the European Economic Area, or other international rules and agreements to which Iceland is or becomes a party;

     - that if the Icelandic State, by a final judgment, is found to be liable or subject to payment to any third party as a result of the passage of the Database Act and/or issuance of the Database License, deCODE will indemnify the state against all damages and costs in connection with the litigation; and

     - to compensate any third parties with whom the Icelandic government negotiates a settlement of liability claims arising from the Database Act and/or the issuance of the Database License, provided that the Icelandic government demonstrates that it was justified in agreeing to make payments pursuant to the settlement.

Concerns regarding the use of genetic testing results may limit the commercial viability of any products deCODE develops.

     Other companies have developed genetic predisposition tests that have raised ethical concerns. It is possible that employers or others could discriminate against people who have a genetic predisposition to certain diseases. Concern regarding possible discrimination may result in governmental authorities enacting restrictions or bans on the use of all, or certain types of, genetic testing. Similarly, such concerns may lead individuals to refuse to use genetic tests even if permissible. These factors may limit the market for, and therefore the commercial viability of, products that deCODE's collaborators and deCODE develops.

deCODE may not be able to compete successfully with other companies and government agencies in the development and marketing of products and services.

     A number of companies are attempting to rapidly identify and patent genes that cause diseases or an increased susceptibility to diseases. Competition in this field and deCODE's other areas of business, including database services, healthcare informatics and drug discovery and development, is intense and is expected to increase. deCODE has numerous competitors, including major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, the United States-funded Human Genome Project and other government-sponsored entities and companies providing healthcare information products. deCODE's collaborators, including Roche, may also compete with deCODE. Many of deCODE's competitors have considerably greater capital resources, research and development staffs and facilities, and technical and other resources than deCODE does, which may allow them to discover important genes before deCODE does. deCODE believes that a number of its competitors are developing competing products and services that may be commercially successful and that are further advanced in development than its potential products and services. To succeed, deCODE, together with its collaborators, must discover disease-predisposing genes, characterize their functions, develop genetic tests or therapeutic products and related information services based on such discoveries, obtain regulatory and other approvals, and launch such services or products before competitors. Even if deCODE's collaborators or deCODE is successful in developing effective products or services, deCODE's products and services may not successfully compete with those of its competitors. deCODE's competitors may succeed in developing and marketing products and services that are more effective than deCODE's or that are marketed before deCODE's.

     Competitors have established, and in the future may establish, patent positions with respect to gene sequences related to deCODE's research projects. Such patent positions or the public availability of gene sequences comprising substantial portions of the human genome could decrease the potential value of deCODE's research projects and make it more difficult for deCODE to compete. deCODE may also face competition from other entities in gaining access to DNA samples used for research and development purposes.

     deCODE expects competition to intensify as technical advances are made and become more widely known. deCODE's future success will depend in large part on maintaining a competitive position in the genomics field. Others' or deCODE's rapid technological development may result in products or technologies becoming obsolete before deCODE recovers the expenses it incurs in developing them. Less expensive or more effective technologies could make future products obsolete. deCODE cannot be certain that it will be able to make the necessary enhancements to any products it develops to compete successfully with newly emerging technologies.

Others may claim intellectual property rights to deCODE's genealogy database, which could prevent deCODE from using some or all of its database and impair its ability to derive revenues from its database and gene discovery services.

     There are other firms and agencies that have prepared, or are currently preparing, genealogy databases similar to the one deCODE has developed. If any parties claim that any of deCODE's databases infringes on their intellectual property rights, deCODE would have to defend against their claim, cease using the infringing property or pay them for the use of the infringing property. Two parties have filed a copyright infringement suit against deCODE in Iceland. They claim to hold copyrights to approximately 100 Icelandic genealogy books and claim that deCODE has used data from these books in the creation of its genealogy database, in violation of their rights. The claimants seek to prevent deCODE's use of its genealogy database. They also seek monetary damages in the amount of approximately 616 million Icelandic kronas. deCODE believes that this suit is without merit and intends to defend it vigorously, but if it were successful it could have a material adverse effect on deCODE's database and gene discovery services.

deCODE may not be able to protect the proprietary rights that are critical to its success.

     deCODE's success will depend on its ability to protect its genealogy database and genotypic data and any other proprietary databases that it develops, proprietary software and other proprietary methods and technologies, including the technologies and proprietary rights it may acquire through the merger with MediChem. Despite deCODE's efforts to protect its proprietary rights, unauthorized parties may be able to obtain and use information that deCODE regards as proprietary. deCODE's commercial success will depend in part on obtaining patent protection. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including deCODE's, are generally uncertain and involve complex legal and factual considerations. deCODE cannot be sure that any of its pending patent applications will result in issued patents, that it will develop additional proprietary technologies that are patentable, that any patents issued to deCODE or deCODE's partners will provide a basis for commercially viable products, will provide deCODE with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on deCODE's ability to do business.

     In addition, patent law relating to the scope of claims in the area of genetics and gene discovery is still evolving. There is substantial uncertainty regarding the patentability of genes or gene fragments without known functions. The laws of some European countries provide that genes and gene fragments may not be patented. The Commission of the EU has passed a directive that prevents the patenting of genes in their natural state. The U.S. Patent and Trademark Office initially rejected a patent application by the National Institutes of Health on partial genes. Accordingly, the degree of future protection for deCODE's proprietary rights is uncertain and, deCODE cannot predict the breadth of claims allowed in any patents issued to it to others. deCODE could also incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

     Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to deCODE's products. deCODE cannot be certain that its patent applications will have priority over any patent applications of others. The mere issuance of a patent does not guarantee that it is valid or enforceable; thus even if deCODE is granted patents it cannot be sure that they would be valid and enforceable against third parties. Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. Any legal action against deCODE or its partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting deCODE to potential liability for damages, require deCODE or its partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that its partners or deCODE would prevail in any action or that any license required under any patent would be made available on commercially acceptable terms, if at all. If licenses are not available, its partners or deCODE may be required to cease marketing its products or practicing its methods.

     If expressed sequence tags, single nucleotide polymorphisms, or SNPs, or other sequence information become publicly available before deCODE applies for patent protection on a corresponding full-length or partial gene, deCODE's ability to obtain patent protection for those genes or gene sequences could be adversely affected. In addition, other parties are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. If any patents are issued to other parties on these partial or full-length genes or gene products or uses for such genes or gene products, the risk increases that the sale of deCODE's or its collaborators' potential products or processes may give rise to claims of patent infringement. The amount of supportive data required for issuance of patents for human therapeutics is highly uncertain. If more data than deCODE has available is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Even with supportive data, the ability to obtain patents is uncertain in view of evolving examination guidelines, such as the utility and written description guidelines that the U.S. Patent and Trademark Office has adopted.

     While deCODE and MediChem require employees, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques, otherwise gain access to our trade secrets or disclose such technology, or that deCODE can meaningfully protect its trade secrets. If the information processed by the deCODE Combined Data Processing system is disclosed without deCODE's authorization, demand for its products and services may be adversely affected.

Regulatory approvals for products resulting from deCODE's gene discovery programs must be obtained or deCODE will not be able to derive revenues from these products.

     Government agencies must approve new drugs and diagnostic products in the countries in which they are to be marketed. deCODE cannot be certain that we can obtain regulatory approval for any drugs or diagnostic products resulting from its gene discovery programs. The regulatory process can take many years and require substantial resources. Because some of the products likely to result from deCODE's disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, various government regulatory authorities may subject such products to substantial additional review. As a result, these authorities may grant regulatory approvals for these products more slowly than for products using more conventional technologies. Furthermore, regulatory approval may impose limitations on the use of a drug or diagnostic product.

     After initial regulatory approval, a marketed product and its manufacturer must undergo continuing review. Discovery of previously unknown problems with a product may have adverse effects on deCODE's business, financial condition and results of operations, including withdrawal of the product from the market.

deCODE's dependence upon a single third party for sequencing machines may impair its research programs.

     deCODE currently uses a single manufacturer to supply the gene sequencing machines that it uses in its gene discovery program and their necessary supplies. While other types of gene sequencing machines are available from other manufacturers, deCODE does not believe that the other machines are as efficient as the machines it currently uses. deCODE cannot be sure that the gene sequencing machines or their necessary supplies will remain available in sufficient quantities at acceptable costs. If deCODE cannot obtain additional supplies for its gene sequencing machines at commercially reasonable rates, or if deCODE is required to change to a new supplier of gene sequencing machines, its gene discovery programs would be adversely affected.

Efforts to reduce healthcare costs may reduce market acceptance of deCODE's products.

     deCODE's success will depend in part on the price and extent to which it will be paid for its products by government and health administration authorities, private health insurers and other third party payors. Reimbursement for newly approved healthcare products is uncertain. Third party payors, including Medicare in the United States, are increasingly challenging the prices charged for medical products and services. They are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products. deCODE cannot be certain that any third party insurance coverage will be available to patients for any products deCODE discovers or develops. If third party payors do not provide adequate coverage and reimbursement levels for deCODE's products, the market acceptance of these products may be materially reduced.

     Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If cost containment efforts limit the profits that can be derived from new drugs, deCODE's and MediChem's customers may reduce their research and development spending which could reduce the business they outsource to deCODE or MediChem.

deCODE's operations may be impaired unless it can successfully manage its growth.

     deCODE has recently experienced significant growth in the number of its employees and the scope of its operations and its facilities, and will continue to grow as a result of the merger. deCODE's management and operations are, and may continue to be, under significant strain due to this growth. To manage deCODE's growth, deCODE must strengthen its management team and attract and retain skilled employees. deCODE cannot be sure that it will be able to retain qualified employees. deCODE's success will also depend on its ability to improve its management information, research information and operational control systems and to expand, train and manage its workforce.

Changes in outsourcing trends and consolidation in the pharmaceutical and biotechnology industries could adversely affect deCODE's growth.

     Economic factors and industry trends that affect deCODE's primary customers, pharmaceutical and biotechnology companies also affect deCODE's business. For example, the practice of many companies in these industries has been to outsource from organizations like deCODE's to conduct genetic research, clinical research, sales and marketing projects and chemistry research and development projects. Some industry commentators believe that the rate of growth of outsourcing will trend downward. If these industries reduce their present tendency to outsource those projects, deCODE's operations, financial condition and growth rate could be materially and adversely affected. deCODE also believes it has been negatively impacted by pending mergers and other factors in the pharmaceutical industry, which appear to have slowed decision making by its customers and delayed certain trials. A continuation of these trends would have an ongoing adverse effect on its business. Our ability to generate new business could be impaired by general economic downturns in our customers' industries.

Some parts of deCODE's product development services create a risk of liability from clinical trial participants and the parties with whom it contracts.

     deCODE, through its subsidiary Encode ehf., contracts with drug companies to perform a wide range of services to assist them in bringing new drugs to market. deCODE also contracts with physicians to serve as investigators in conducting clinical trials. deCODE's services include:

     - supervising clinical trials;

     - data and laboratory analysis;

     - patient recruitment;

     - acting as investigators in conducting clinical trials; and

     - engaging in Phase I clinical trials.

     If, in the course of these trials or activities:

     - deCODE does not perform its services to contractual or regulatory standards; or

     - patients or volunteers suffer personal injury caused by or death from adverse reactions to the test drugs or otherwise; or

     - there are deficiencies in the professional conduct of the investigators with whom deCODE contracts; or

     - one of deCODE's laboratories inaccurately reports or fails to report lab results; or

     - deCODE's informatics products violate rights of third parties;

then, deCODE would have a risk of liability from the drug companies with whom it contracts or the study participants. deCODE maintains insurance to cover ordinary risks but any insurance might not be adequate, and it would not cover the risk of a customer deciding not to do business with deCODE as a result of poor performance.

Use of therapeutic or diagnostic products developed as a result of deCODE's programs may result in product liability claims for which deCODE has inadequate insurance.

     The users of any therapeutic or diagnostic products developed as a result of deCODE's discovery or research programs or the use of its database or medical decision-support products may bring product liability claims against deCODE. deCODE currently does not carry liability insurance to cover such claims. deCODE is not certain that its collaborators or it will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. If deCODE cannot protect against potential liability claims, deCODE's collaborators or deCODE may find it difficult or impossible to commercialize products.

deCODE may be unable to hire and retain the key personnel upon whom its success depends.

     deCODE depends on the principal members of its management and scientific staff, including Dr. Kari Stefansson, Chairman, President and Chief Executive Officer, Hannes Smarason, Executive Vice President and Senior Business Officer, and Dr. Jeffrey Gulcher, Vice President, Research and Development, among others, and following the merger, key management and scientific staff of MediChem. deCODE has not entered into agreements with any of these persons that bind them to a specific period of employment, except in connection with the merger as described in this proxy statement/prospectus. If any of these people leaves deCODE, deCODE's ability to conduct its operations may be negatively affected. deCODE's future success also will depend in part on its ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and deCODE cannot be certain that it will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could have a material adverse effect on deCODE.

     In addition, the success of the combined company's business after the merger depends in part on the continued service of key MediChem personnel. Despite the combined company's efforts to retain quality employees, the combined company might lose some of MediChem's key employees following the merger. In addition, the merger may cause current and prospective deCODE and/or MediChem employees to experience uncertainty about their future roles with the combined company. This may adversely affect deCODE's and/or MediChem's ability to attract and retain key management, technical, sales and marketing personnel.

Currency fluctuations may negatively affect deCODE's financial condition.

     deCODE publishes its consolidated financial statements in U.S. dollars. Currency fluctuations can affect its financial results because a portion of its cash reserves and its operating costs are in Icelandic kronas. A fluctuation of the exchange rates of the Icelandic krona against the U.S. dollar can thus adversely affect the "buying power" of deCODE's cash reserves and revenues. Most of deCODE's long-term liabilities are U.S. dollar denominated. However, deCODE may enter into hedging transactions if it has substantial foreign currency exposure in the future. deCODE may have increased exposure as a result of investments or payments from collaborative partners.

The contracts of the combined company may be terminable upon short notice.

     MediChem's contracts are generally terminable upon 10 to 90 days' notice. The combined company's contracts thus will be subject to termination for numerous reasons, any of which may be beyond the combined company's control such as a reduction or reallocation of a customer's research and development budget or a change in a customer's overall financial condition. To date, MediChem has not experienced an early termination of a significant contract that has materially impacted its operating results, however, this may happen in the future. The loss of a large contract or multiple smaller contracts, or a significant decrease in revenue derived from a contract, could significantly reduce the combined company's profitability and require it to reallocate under-utilized physical and professional resources.

Provisions in deCODE's charter and bylaws could make it difficult for its stockholders to make changes to its board of directors.

     In the event deCODE's stockholders desire to make changes to its board of directors, certain provisions of deCODE's certificate of incorporation and bylaws may make it difficult. These provisions:

     - provide for a classified board of directors of which approximately one-third of the directors will be elected each year;

     - allow the authorized number of directors to be changed only by a resolution of the board of directors;

     - establish advance notice requirements for proposals that can be acted upon at stockholder meetings; and

     - limit who may call stockholder meetings.

                          THE MEDICHEM SPECIAL MEETING

     This proxy statement/prospectus is being furnished to you as part of the solicitation of proxies by the MediChem board of directors for use at the special meeting of MediChem stockholders to be held on March 14, 2002 and at any adjournment or postponement of the meeting. We are first mailing this proxy statement/prospectus, this notice of special meeting of stockholders and the enclosed proxy card to you on or about February 13, 2002.

TIME AND PLACE OF THE SPECIAL MEETING

     The MediChem special meeting will be held at MediChem's corporate headquarters at 2501 Davey Road, Woodridge, Illinois 60517, on March 14, 2002 at 9:00 a.m., Central time.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, you will be asked to consider and approve a proposal to adopt the Agreement and Plan of Merger dated as of January 7, 2002 by and among deCODE, Saga Acquisition Corp., a wholly-owned subsidiary of deCODE, and MediChem, pursuant to which Saga Acquisition Corp. will merge with and into MediChem, with MediChem as the surviving corporation. As a result of the merger, MediChem will become a wholly-owned subsidiary of deCODE. In the merger, each share of MediChem common stock outstanding immediately prior to the effective time of the merger will be converted into 0.3099 shares of deCODE common stock. In addition, outstanding MediChem stock options will be assumed by deCODE.

     MediChem knows of no other matters to be brought before the special meeting. If any matter incident to the conduct of the special meeting should be brought before the meeting, the persons named in the proxy card will vote in their discretion.

BOARD OF DIRECTORS RECOMMENDATION

     The MediChem board of directors has unanimously approved and adopted the merger agreement and the merger, has deemed them advisable and recommends a vote "FOR" approval of the merger and adoption of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     The MediChem board of directors has fixed the close of business on February 11, 2002 as the record date for the special meeting. Only holders of MediChem common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. At the record date, 26,978,614 shares of MediChem common stock were outstanding and entitled to vote held by approximately 86 stockholders of record.

     The presence, in person or by proxy, of a majority of the shares of MediChem common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be included in the determination of shares present at the special meeting for purposes of determining a quorum. Properly executed proxies marked "abstain" will be deemed present for purposes of determining whether a quorum has been achieved. Proxies held by brokers in "street name" that are not voted on all proposals to come before the meeting shall also be deemed "present."

REQUIRED VOTE

     Approval of the merger and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of MediChem common stock outstanding on the record date. Failure to vote and abstentions will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement and the merger. However, because approval of the merger and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MediChem common stock, the failure to submit a proxy card or to vote in person at the special meeting, abstentions by a stockholder and broker non-votes will have the same effect as a vote "AGAINST" the merger agreement and the merger.

     All other matters, if any, presented for approval at the special meeting will require the affirmative vote of the holders of a majority of the voting power of MediChem common stock which has voting power, present in person or by proxy, and which is actually voted. As a result, with respect to the other matters, if any, presented for approval at the special meeting, the failure to submit a proxy card or to vote in person at the special meeting, abstentions by a stockholder and broker non-votes will not be counted "FOR" or "AGAINST" for purposes of determining whether such proposals have received the requisite approval by MediChem stockholders.

STOCKHOLDER AGREEMENTS

     On January 7, 2002, certain MediChem stockholders, including certain executive officers and directors of MediChem, entered into stockholder agreements, pursuant to which, among other things, they agreed to vote their shares of MediChem "FOR" approval of the merger and adoption of the merger agreement. A copy of the stockholder agreement is attached as Annex B to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference. Each of these stockholders has also granted an irrevocable proxy and a power of attorney to certain officers of deCODE to vote the shares of MediChem common stock covered by the stockholder agreements "FOR" approval of the merger and adoption of the merger agreement. On the record date, the MediChem stockholders that are parties to the stockholder agreements collectively owned and were entitled to vote approximately 61.7% of the outstanding shares of MediChem common stock, which constitutes more than the majority vote required for approval of the merger. Consequently, approval of the merger and adoption of the merger agreement is assured.

PROXIES; VOTING AND REVOCATION

     All shares of MediChem common stock represented by properly executed proxy cards received in time for the special meeting will be voted at the special meeting in the manner specified in such proxies. Shares of MediChem common stock represented by properly executed proxy cards that do not contain voting instructions with respect to approval of the merger and adoption of the merger agreement will be voted "FOR" approval of the merger and adoption of the merger agreement.

     You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the corporate secretary of MediChem. You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. If you attend the special meeting, you may vote in person whether or not you have previously given a proxy, but your presence at the special meeting, without notifying the corporate secretary of MediChem, will not revoke a previously given proxy. In addition, if you beneficially hold shares of MediChem common stock that are not registered in your own name, you will need additional documentation from the record holder of such shares to attend and vote the shares personally at the special meeting. For further information on how to vote your shares, please contact Ted Carithers, Director of Marketing of MediChem Life Sciences, Inc., at (630) 783-4911.

SOLICITATION OF PROXIES

     Proxies will be solicited through the mail and directly by officers, directors and employees of MediChem not specifically employed for such purpose, without additional compensation. In addition to solicitation by mail, MediChem's directors, officers and employees may solicit proxies by telephone, fax, telegram, via the internet or in person. MediChem will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals.

                                   THE MERGER

     This section of the proxy statement/prospectus and the next section entitled "The Merger Agreement" beginning on p. 57 describes the proposed merger. Although deCODE and MediChem believe that the description in this section covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the merger.

GENERAL

     The merger agreement provides that, at the effective time of the merger, Saga Acquisition Corp., a wholly-owned subsidiary of deCODE, will merge with and into MediChem, with MediChem continuing in existence as the surviving corporation. Each share of MediChem common stock issued and outstanding at the effective time of the merger will be converted into 0.3099 shares of deCODE common stock. Upon completion of the merger, MediChem will be a wholly-owned subsidiary of deCODE and market trading of MediChem common stock will cease. deCODE is considering merging MediChem and its wholly-owned subsidiaries with and into deCODE immediately following the merger. This should have no effect on the consideration to be received by MediChem stockholders in the merger.

BACKGROUND OF THE MERGER

     Based upon the remaining net proceeds from MediChem's initial public offering in October 2000, together with cash generated from operations and borrowings under its mortgage loan, MediChem's management determined that, although MediChem's anticipated working capital needs would be met for the remainder of 2001, it would likely have difficulty in meeting its working capital requirements in 2002. During the second and third quarters of 2001, MediChem's management and board of directors, with the assistance of MediChem's legal, financial and accounting advisors, reevaluated MediChem's working capital requirements and considered financial and strategic alternatives to restructure MediChem with a view towards reducing its liquidity issues and maximizing value to its stockholders. These discussions arose primarily as a result of the following:

     - MediChem's need to raise additional funds to relieve its weakening cash position;

     - MediChem's limited financial flexibility due to its inability to generate additional cash flow;

     - recent consolidations in the pharmaceutical industry which decreased the number of MediChem's potential customers;

     - MediChem's inability to generate new business considering the general economic downturn in 2001;

     - the execution of MediChem's cost reduction program to eliminate a significant portion of its workforce and reduce annual operating expenses in order to preserve working capital;

     - the potential for health care reform affecting the profitability of pharmaceutical and biotechnology companies;

     - the continuation of MediChem's transition of the focus of its business development efforts to proteomic services and drug development;

     - the existence of significant price and volume fluctuations for securities of comparable technology companies, particularly life sciences companies, that often have been unrelated to the operating performance of the particular companies; and

     - MediChem's belief that the above factors would impact and limit the opportunity for market appreciation of its common stock.

     MediChem decided to explore both financing and strategic alternatives on a parallel path in an attempt to resolve its liquidity issue on a timely basis given prevailing market uncertainties and to retain both UBS Warburg LLC and William Blair & Company as its financial advisors given their knowledge of the life sciences industry and familiarity with MediChem and its business, each having participated in MediChem's initial public offering of its common stock.

     deCODE regularly reviews its strategic alternatives with respect to growing their businesses through the expansion of their core technologies and service offerings.

     The first contact between the companies occurred on May 11, 2001 when Dr. Mark Gurney, Vice President of Pharmaceutical Discovery of deCODE, visited MediChem to discuss the possibility of MediChem performing contract research services for deCODE.

     On May 29, 2001, members of MediChem's management met with representatives of William Blair to discuss financing alternatives to address MediChem's liquidity issues. At the meeting, William Blair discussed the life sciences industry and recent private placements and gave a preliminary overview of valuation and potential process. After these discussions, MediChem's management determined to further explore, in addition to strategic alternatives, financing alternatives to address MediChem's liquidity issues and determined to inform the board of its proposed course of action.

     In June 2001, members of MediChem's management met on several occasions with representatives of UBS Warburg to discuss various strategic alternatives available to MediChem to maximize stockholder value, including seeking a third party strategic investment in, or collaboration with, MediChem or a sale of MediChem. At these meetings, UBS Warburg discussed with MediChem's management recent trends in the life sciences industry and the process involved in exploring various strategic alternatives. After these discussions, MediChem's management determined to further explore strategic alternatives to address MediChem's liquidity issues and determined to inform the board of its proposed course of action.

     On June 29, 2001, the audit committee of MediChem's board discussed William Blair's proposed financing alternatives to address MediChem's liquidity needs. Based on this discussion, the audit committee recommended that MediChem continue to explore financing alternatives with William Blair.

     Also on June 29, 2001, MediChem's management presented its board with a proposal to pursue financing alternatives with the assistance of William Blair and strategic alternatives with the assistance of UBS Warburg to address its liquidity issues. MediChem's management also made a presentation regarding the current and future prospects of MediChem and the attractiveness of a private placement of MediChem's common stock and in a strategic investment and concluded that a private placement of its common stock or a strategic investment presented the possibility to maximize stockholder value and should be pursued. After a discussion of various alternatives, the board determined it was in the best interests of MediChem and its stockholders to pursue both strategic and financing alternatives and authorized further exploration by MediChem's management of various alternatives.

     Beginning in late July 2001, MediChem's management, assisted by its legal and financial advisors, began to prepare for and to conduct a dual process for the solicitation of third party interest in a strategic investment in MediChem and a private placement of MediChem's common stock. In connection with a possible strategic investment in MediChem, MediChem, with the assistance of UBS Warburg, identified potential parties to be contacted. Over the next several months, 69 parties were identified and contacted. Of these parties, 16 parties, including deCODE, expressed interest in receiving information regarding MediChem and signed confidentiality agreements with MediChem. Information packages which contained publicly available information relating to MediChem, its business and operations as well as MediChem's 5-year business plan were distributed to parties that signed confidentiality agreements.

     Also in the third quarter of 2001, MediChem's management, assisted by its legal counsel and William Blair, began to prepare for and to conduct the process of a private placement of its common stock, including the preparation of an offering memorandum. MediChem's management held a series of roadshow presentations with potential institutional investors in connection with the proposed private placement after these investors received the offering memorandum and subsequently had indicated an interest in investing in the proposed private placement.

     During September and October 2001, MediChem's board met with its legal and financial advisors to discuss the on-going process of pursuing both a strategic investment in MediChem and a private placement of MediChem's common stock. At these meetings, UBS Warburg updated the board as to the various parties contacted and potential opportunities for a strategic investment in MediChem. Of the parties contacted by mid-October, three parties, other than deCODE, expressed preliminary interest in pursuing a potential strategic investment with MediChem and conducted due diligence reviews of MediChem, including visits with MediChem's management. Of these parties, only one submitted a written indication of interest in pursuing a transaction with MediChem as discussed below. UBS Warburg also informed the board that several of the parties contacted had expressed interest in an acquisition of MediChem as a whole rather than a strategic investment in MediChem. With the potential for a strategic investment decreasing and expression of interest by several parties in pursuing an acquisition of MediChem, MediChem's board shifted its focus from a strategic investment to a sale of MediChem. In October 2001, the board authorized UBS Warburg to contact additional parties to determine their interest in pursuing a possible transaction with MediChem, including an acquisition of MediChem.

     In late October 2001, following discussions between MediChem and deCODE regarding contract research services, MediChem authorized UBS Warburg to contact deCODE in connection with a possible strategic transaction and to provide deCODE with materials relating to MediChem following execution of a confidentiality agreement. Beginning in late October 2001, deCODE and MediChem senior management held several discussions regarding a potential business combination. At this time, Dr. Gurney and Dr. Jeffrey Gulcher, Vice President of Research and Development of deCODE, visited MediChem at its headquarters in Woodridge, Illinois for preliminary discussions regarding a possible business combination.

     On November 6, 2001, MediChem received a preliminary indication of interest in acquiring MediChem from a third party other than deCODE, which was made based on the information package relating to MediChem previously distributed to it and prior to completion of the party's due diligence review of MediChem.

     On November 9, 2001, the MediChem board held a meeting at which its legal and financial advisors reviewed with the board the progress of the potential private placement and strategic transaction processes, including the indication of interest received from the other third party in connection with a possible acquisition of MediChem. Additionally, the board reviewed deCODE's potential interest in a strategic transaction with MediChem, including an acquisition transaction. Also at this meeting, William Blair discussed the progress of the private placement of MediChem's common stock and William Blair's meetings with potential financial investors.

     deCODE entered into a confidentiality agreement with MediChem dated as of November 12, 2001 so that deCODE and its financial and legal advisors could begin their detailed due diligence review of MediChem.

     On November 15, 2001, deCODE, with the assistance of its financial advisor, Robertson Stephens, provided a draft of an informal and non-binding letter of intent to MediChem that outlined the general terms of a proposed business combination with MediChem.

     On November 16, 2001, the MediChem board held a meeting at which the board discussed the progress of the strategic transaction process. At this meeting, Michael T. Flavin, Ph.D., President and Chief Executive Officer and Chairman of MediChem, reviewed with the board deCODE's preliminary proposal. Dr. Flavin also reported that MediChem expected a term sheet from a potential financial investor regarding the private placement of MediChem's common stock. The board also discussed and considered the other strategic options available to MediChem.

     On November 20 and 21, 2001, MediChem's management, including Dr. Flavin, John L. Flavin, Executive Vice President and Chief Operating Officer, and R. Richard Wieland II, Executive Vice President and Chief Financial Officer, visited deCODE's headquarters in Reykjavik, Iceland to discuss their respective businesses and strategies as well as the rationale for a potential business combination. Present from deCODE were Kari Stefansson, President, Chief Executive Officer and Chairman of the Board, and Hannes Smarason, Executive Vice President and Senior Business Officer, and Dr. Gulcher.

     During November and continuing through December 2001, MediChem's legal, financial and accounting advisors participated in preliminary due diligence, corporate structuring and tax and accounting reviews to refine a potential transaction between deCODE and MediChem.

     In late November 2001, several members of deCODE management, including Dr. Stefansson, Mr. Smarason, Dr. Gulcher and Dr. Gurney, visited and toured MediChem's research facilities in Bainbridge, Washington and Woodridge and Lemont, Illinois. At the Woodridge facility, deCODE's management members met with senior members of the MediChem management and technical teams to further discuss the potential for a strategic transaction between the companies.

     On November 27, 2001, certain key management personnel of deCODE as well as representatives from Gibson Dunn & Crutcher LLP, its legal advisor, visited a dataroom at the offices of UBS Warburg to conduct a preliminary due diligence review of MediChem.

     On November 29, 2001, the MediChem board held a meeting at which the board discussed the progress of the strategic transaction process. Dr. Flavin provided an update on MediChem's management's visit to deCODE in Reykjavik, Iceland on November 20 and 21, 2001. Mr. Flavin reported on the positive interest and synergy between the two companies and a sincere interest of both companies in a possible transaction. At this meeting, the board also discussed the indication of interest received from the other third party for the acquisition of MediChem. After discussion, MediChem's board determined that, based on the level of interest and associated valuation of MediChem indicated by the other third party and the various strategic reasons described above, MediChem would continue to pursue a strategic transaction with deCODE. In addition, William Blair provided the board with an update on the private placement of MediChem's common stock.

     Beginning in late November and continuing until January 7, 2002, additional diligence materials were made available by MediChem to deCODE and its financial, legal and accounting advisors. Throughout this period, deCODE and its advisors conducted legal, financial and business due diligence on MediChem.

     Discussions regarding the terms of deCODE's proposal continued during late November 2001 among Dr. Stefansson, Mr. Smarason, Dr. Flavin, Mr. Flavin and their respective legal and financial advisors. The discussions were primarily focused on the valuation of MediChem as well as other significant terms of a potential business combination.

     On December 3, 2001, Robertson Stephens, on behalf of deCODE, provided a revised non-binding letter of intent to MediChem.

     On December 4, 2001, the MediChem board held a meeting at which the board discussed with MediChem's legal and financial advisors deCODE's revised proposal and the terms of a potential exclusivity agreement which deCODE had requested. After discussions, the board instructed MediChem's management and legal and financial advisors to proceed with negotiations with deCODE.

     On December 6, 2001, the MediChem board held a meeting to discuss with MediChem's management and legal and financial advisors the progress of negotiations with deCODE. At this meeting, Winston & Strawn, MediChem's legal advisor, described the legal duties and responsibilities of the MediChem board in connection with a possible transaction. After discussion regarding the status of negotiations with deCODE and its proposal, the board, by unanimous approval, authorized Dr. Flavin to execute an exclusivity agreement with deCODE on behalf of MediChem which provided for a 14-day exclusivity period, with two renewable 7-day periods.

     On December 7, 2001, at a regularly scheduled board meeting of the deCODE board of directors, Dr. Stefansson presented a preliminary overview of MediChem to deCODE's board of directors.

     On December 10, 2001, representatives of MediChem's management, including Mr. Wieland, Brendan McAleenan, Director of Financial Planning, and Michael Cogan, Controller, presented an overview of MediChem's financial prospects to executives of deCODE, as well as several representatives from Robertson Stephens and PricewaterhouseCoopers LLP.

     On December 12, 2001, on behalf of deCODE, an initial draft of the merger agreement was delivered by Gibson, Dunn & Crutcher to MediChem and its legal and financial advisors.

     Between early December 2001 through early January 2002, numerous informal updating conferences were held between MediChem's management and legal and financial advisors.

     Between December 12, 2001 and January 7, 2002, Gibson, Dunn & Crutcher and Winston held discussions and negotiated the terms of the merger agreement and related agreements on behalf of their respective clients.

     From early December 2001 through to January 5, 2002, deCODE and its legal, accounting and financial advisors continued their due diligence investigations of MediChem.

     On December 14, 2001, the MediChem board held a meeting at which the board discussed the proposed deCODE transaction. The board focused its discussion on the then current draft of the merger agreement. Also at this meeting, the board received an update from its legal and financial advisors on the status of negotiations with, and due diligence review based primarily on publicly available information of, deCODE. A possible timetable to execute a definitive merger agreement also was discussed.

     On December 17 and 18, 2001, Dr. Stefansson, Mr. Smarason and several other members of deCODE's management presented an overview of deCODE's business and conducted a facility tour of deCODE's headquarters in Reykjavik, Iceland to MediChem. Among those attending the presentation and tour from MediChem were Dr. Flavin, Mr. Flavin, Mr. Wieland and Peter Gates, director of MediChem, as well as several representatives from deCODE's and MediChem's legal and financial advisors. During the visit, the parties continued their negotiation of the economic, legal and business terms of the definitive agreement. In addition, representatives of MediChem and its legal and financial advisors met with corresponding deCODE representatives to further MediChem's due diligence review of, among other things, deCODE's operations, legal affairs, accounting matters and business and financial prospects. In connection with this expanded due diligence process, MediChem entered into a confidentiality agreement with deCODE dated as of December 17, 2001.

     On December 21, 2001, the deCODE board met by teleconference to review the status of merger discussions with MediChem, including material terms of the merger agreement and related agreements under negotiation.

     On December 21, 2001, the MediChem board held a meeting at which the board discussed the proposed deCODE transaction. At this meeting, MediChem's management discussed the results of its due diligence trip to deCODE in Reykjavik, Iceland. The board also received an update from its legal and financial advisors on the status of negotiations with deCODE. The board directed MediChem's management and legal and financial advisors to continue negotiations toward execution of a definitive merger agreement.

     On December 28, 2001, the MediChem board held a meeting at which the board discussed the proposed deCODE transaction. The board again received an update from its legal and financial advisors on the status of negotiations. Winston advised the MediChem board on its legal duties and responsibilities in considering a merger with deCODE and then made presentations regarding the structure of the transaction and the key terms and conditions of the merger agreement and stockholder agreements, including a review of open issues. The board focused its discussion on the termination fee and closing conditions. The board authorized Winston to negotiate the remaining points in a manner consistent with the discussions held.

     On January 2, 2002, the MediChem board held a meeting at which the board discussed the proposed deCODE transaction. The board again received an update from its legal and financial advisors on the status of negotiations. Winston once again advised the MediChem board on its legal duties and responsibilities in considering a merger with deCODE. Mr. Wieland reviewed the progress made during the fourth quarter of 2001 toward a private placement of MediChem's common stock in working with William Blair. Dr. Flavin reviewed the overall strategy of merging with deCODE in terms of value to stockholders and employees and synergistic power of the combined company. The board was given an overview of the due diligence process, including a business due diligence review by management and a legal due diligence review by Winston. Winston made a presentation regarding the principal terms and conditions of the merger agreement, the stockholder agreements, the registration rights agreement and employment issues and the general status of the negotiations. UBS Warburg reviewed with the board the evolution in the strategic transaction process from pursuing a potential strategic investment to pursuing a sale of MediChem and financial aspects of a possible merger with deCODE. The board discussed in greater detail the due diligence review as well as key terms of the merger and stockholder agreements and authorized Winston to further negotiate certain closing conditions to the merger agreement and the termination fee.

     On January 3, 2002, the deCODE board met by teleconference to review the status of merger discussions with MediChem, including material terms of the merger agreement and related agreements under negotiation. At the meeting, Gibson, Dunn & Crutcher reviewed the fiduciary duties of the board of directors applicable to transactions of this type and reviewed the material terms of the merger agreement and the related agreements. The deCODE board also reviewed with the assistance of Robertson Stephens the financial aspects of the proposed merger with MediChem. The board then discussed the merger in detail and asked questions of its legal and financial advisors.

     On January 4, 2002, MediChem and deCODE entered into an amendment to the exclusivity agreement extending, as of January 3, 2002, the exclusivity period through January 8, 2002.

     On January 7, 2002, the MediChem board met to give final consideration to the merger. Winston made a presentation regarding the principal terms and conditions of the merger agreement, the stockholders agreement, the registration rights agreement and employment issues, including the resolution of certain closing conditions. Also at this meeting, UBS Warburg reviewed with the board its financial analysis of the consideration to be received in the merger and rendered to the MediChem board an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in its written opinion, the consideration to be received in the merger by the holders of MediChem common stock was fair, from a financial point of view, to such holders. After extensive questioning and discussion, by the affirmative vote of all directors present (one non-employee director was not available to participate), the MediChem board then concluded that the merger agreement was fair to, and in the best interests of, MediChem's stockholders, declared its advisability and approved the merger agreement and approved the other matters that were necessary to authorize the merger with deCODE.

     Also on January 7, 2002, the deCODE board met by teleconference. At this meeting, the deCODE board received an update from Gibson, Dunn & Crutcher on the terms of the definitive agreements that had been negotiated with MediChem. Also at this meeting, the board reviewed the financial terms of the proposed merger with the assistance of Robertson Stephens. At this meeting, the board determined that the proposed merger with MediChem was in the best interests of deCODE and its stockholders. By unanimous vote of the directors present, the board of directors of deCODE approved the proposed merger and the transactions contemplated in the merger agreement and directed the officers of deCODE to execute the merger agreement and the related agreements.

     Definitive agreements were executed by deCODE and MediChem in the evening of January 7, 2002.

     On January 8, 2002, before the opening of the stock markets, deCODE and MediChem issued a joint press release announcing the proposed merger.

MEDICHEM'S REASONS FOR THE MERGER

     The MediChem board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, has deemed them advisable and believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, MediChem and its stockholders. The MediChem board recommends that the MediChem stockholders approve the merger and adopt the merger agreement. The MediChem board considered and reviewed with management the positive factors listed below, among various others, in reaching its decision to approve the merger and the merger agreement:

Strategic Factors

     - the strategic fit of combining MediChem's chemistry services and technologies, people and facilities with deCODE's genetic capabilities which will give the combined company the capability to capture maximum value from the potential upside in genomics, which is proprietary drug development;

     - to enable MediChem to leverage its streamlined process of turning genomics discoveries into candidate drugs ready for clinical trial through access to deCODE's validated targets;

     - to help to create a combined company that can efficiently develop a proprietary pipeline of small-molecule drug candidates;

     - the ability to capture more value from new drug discovery collaborations by providing proprietary content and by enabling MediChem to partner at more advanced stages of the development process;

     - the ability to access deCODE's international and domestic sales and marketing expertise and resources, thereby increasing the visibility and accessibility of MediChem's services and products;

     - to utilize deCODE's research and development resources to enable MediChem to accelerate its development activities; and

     - to extend the reach of MediChem's services to a broader set of opportunities.

Financial Factors

     - the fact that the merger consideration of 0.3099 shares of deCODE common stock for each share of MediChem common stock represented a premium of approximately 137.9% over the average of the MediChem common stock price for the 20 trading days preceding the announcement of the transaction and a premium of approximately 36.1% over the closing price of MediChem common stock on January 7, 2002, the day prior to announcement of the transaction;

     - the MediChem board's understanding that based on negotiations between deCODE and MediChem, the merger consideration of 0.3099 shares of deCODE common stock for each share of MediChem common stock represented the highest price that deCODE would be willing to pay in acquiring MediChem shares;

     - the fact that given the historical and current market prices for the MediChem common stock and the premium being paid by deCODE, there could be no assurances as to when another favorable opportunity to sell MediChem would arise;

     - the fact that MediChem was exploring alternative capital-raising transactions to meet its impending liquidity needs as described in the section entitled "-- Background of the Merger;" the most viable current alternative was a private placement of MediChem equity that would have been highly dilutive to existing stockholders based upon current stock prices and proposed terms, and the private placement was, based upon the analysis of MediChem's board, subject to greater risks than the merger in terms of timing and execution of the transaction;

     - the opinion, dated January 7, 2002, of UBS Warburg, MediChem's financial advisor, as to the fairness, from a financial point of view and as of that date, of the consideration to be received in the merger by the holders of MediChem common stock, as described below under the section entitled "-- Opinion of MediChem's Financial Advisor;"

     - the benefits provided by the significant additional financial resources of deCODE to help accelerate MediChem's growth in light of MediChem's cash position as outlined in the section entitled

"MediChem Life Sciences, Inc. Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" beginning on page 87;

     - the fact that the merger was designed to be tax-free to MediChem and its stockholders; and

     - the enhanced liquidity that the deCODE common stock would provide MediChem stockholders since deCODE common stock trades on the Nasdaq National Market with a higher trading volume and in a more attractive price range.

     In the course of its deliberations, the MediChem board reviewed with MediChem management and MediChem's legal and financial advisors a number of additional factors that the MediChem board deemed relevant to the merger, including, but not limited to:

     - the strategic importance to MediChem of the proposed merger;

     - the consideration to be received by MediChem stockholders in the merger;

     - information concerning MediChem's and deCODE's respective businesses, prospects, strategic business plans, financial performances and conditions, results of operations, technology positions, management and competitive positions;

     - MediChem management's view as to the financial condition, results of operations and business of MediChem before and after giving effect to the merger;

     - MediChem management's view as to the prospects of MediChem continuing as an independent company;

     - MediChem management's view as to MediChem's ability to gain access to the necessary capital to meet its strategic business goals in both the near term and the long term as well as the relative costs associated with obtaining the capital;

     - current financial conditions and historical market prices, volatility and trading information with respect to both MediChem and deCODE common stock;

     - MediChem management's view as to the effect of the merger on the core business of MediChem, including its research and development efforts, potential synergies of deCODE's technologies and capabilities with MediChem's technologies and capabilities, the breadth of deCODE's product offerings and sales and marketing infrastructure;

     - the impact of the merger on MediChem's strategic marketing partners, employees and customers; and

     - the compatibility of the management of MediChem and deCODE.

     During the course of its deliberations concerning the merger, the MediChem board also identified and considered a variety of potentially negative factors that could materialize as a result of the merger, including, but not limited to:

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the transaction costs involved in connection with closing the merger;

     - the possibility that the merger might not be consummated and the effect of the public announcement of the merger on MediChem's partners, customers and employees;

     - the risks associated with obtaining the necessary approvals required to complete the merger;

     - the effects of the diversion of management resources necessary to respond to due diligence inquiries and the negotiation and consummation of the merger; and

     - the other risks described under the section entitled "Risk Factors."

     The foregoing factors are not intended to be an exhaustive list of all factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the MediChem board found it impractical to, and did not, quantify or otherwise assign relative weights to the specific factors discussed above and considered in connection with its determination. In addition, the MediChem board did not reach any specific conclusion with respect to each of the factors considered or any aspect of any particular factor. Instead, the MediChem board conducted an overall analysis of the factors described above, including thorough discussion with and questioning of MediChem's management and its legal and financial advisors.

RECOMMENDATION OF THE MEDICHEM BOARD

     Taking into account all of the material facts, matters and information, including those described above, the MediChem board of directors believes that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of MediChem and its stockholders. THE MEDICHEM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MEDICHEM'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT.

deCODE'S REASONS FOR THE MERGER

     The deCODE board has approved the merger agreement and the transactions contemplated thereby, has deemed the merger advisable and has determined that the terms of the merger and the merger agreement are fair and in the best interests of deCODE and its stockholders. During the course of its deliberations, the deCODE board considered, with the assistance of management and its financial and other advisors, a number of business, financial, legal and other factors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the deCODE board of directors found it impracticable to, and did not, quantify or otherwise assign relative weights to factors considered. In addition, the deCODE board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the deCODE board conducted an overall analysis of the factors considered, including thorough discussions with and questioning of deCODE's management and its legal and financial advisors.

OPINION OF MEDICHEM'S FINANCIAL ADVISOR

     On January 7, 2002, at a meeting of the MediChem board of directors held to evaluate the proposed merger, UBS Warburg delivered to the MediChem board of directors an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to various assumptions, procedures followed, matters considered and limitations described in the opinion, the consideration to be received in the merger by the holders of MediChem common stock was fair, from a financial point of view, to such holders.

     The full text of UBS Warburg's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. This opinion is attached as Annex C and is incorporated into this proxy statement/prospectus by reference. UBS WARBURG'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION. THE OPINION DOES NOT ADDRESS MEDICHEM'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER. HOLDERS OF MEDICHEM COMMON STOCK ARE ENCOURAGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. The summary of UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.

     In arriving at its opinion, UBS Warburg:

     - reviewed current and historical market prices and trading volumes of MediChem common stock and deCODE common stock;

     - reviewed publicly available business and financial information relating to MediChem and deCODE;

     - reviewed internal financial information and other data relating to MediChem's business and financial prospects, including financial forecasts and estimates prepared by the management of MediChem, that were provided to or discussed with UBS Warburg by the management of MediChem and were not publicly available;

     - reviewed cash flow projections for MediChem prepared by the management of MediChem, which indicated that MediChem would deplete its cash in the third quarter of 2002 absent the merger or another transaction providing significant cash to MediChem;

     - reviewed financial forecasts and estimates relating to deCODE contained in a publicly available research report prepared by an internationally recognized securities firm;

     - conducted discussions with members of the senior managements of MediChem and deCODE;

     - reviewed publicly available financial and stock market data with respect to other companies in lines of businesses that UBS Warburg believed to be generally comparable to those of MediChem and deCODE;

     - compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS Warburg believed to be generally relevant;

     - considered the pro forma effects of the merger on the financial statements of deCODE;

     - reviewed the merger agreement; and

     - conducted other financial studies, analyses and investigations, and considered other information, as UBS Warburg deemed necessary or appropriate.

     In connection with its review, with MediChem's consent, UBS Warburg did not assume any responsibility for independent verification of any of the information that UBS Warburg was provided or reviewed for the purpose of its opinion and, with MediChem's consent, UBS Warburg relied on that information being complete and accurate in all material respects. In addition, at MediChem's direction,

UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of MediChem or deCODE, and was not furnished with any such evaluation or appraisal.

     With respect to the internal financial forecasts and estimates of MediChem that it reviewed, UBS Warburg assumed, at MediChem's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of MediChem as to the future financial performance of MediChem. With respect to the publicly available financial forecasts and estimates for deCODE that it reviewed, UBS Warburg assumed, with MediChem's consent, that they represented reasonable estimates and judgments as to the future financial performance of deCODE. UBS Warburg also assumed, with MediChem's consent, that the future financial results of MediChem and deCODE would be achieved at the times and in the amounts projected by the management of MediChem and the research report relating to deCODE. UBS Warburg's opinion was necessarily based on economic, monetary, market and other conditions existing, and information available to UBS Warburg, on the date of its opinion.

     In connection with its engagement, UBS Warburg, at MediChem's request, contacted third parties to solicit indications of interest in a possible transaction with MediChem and held discussions with those parties and with MediChem's board of directors prior to the date of UBS Warburg's opinion. UBS Warburg's opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might have been available with respect to MediChem or MediChem's underlying business decision to effect the merger, and did not constitute a recommendation to any stockholder of MediChem as to how a stockholder should vote on the merger. UBS Warburg was not asked to, and did not, offer any opinion as to the terms of, or obligations under, the merger agreement or the form of the merger. UBS Warburg expressed no opinion as to the value of deCODE common stock when issued in the merger or the prices at which deCODE common stock would trade at any time. In rendering its opinion, UBS Warburg assumed, with MediChem's consent, that the merger would qualify as a tax-free reorganization for federal income tax purposes. UBS Warburg also assumed, with MediChem's consent, that each of MediChem and deCODE would comply with all material covenants and agreements contained in, and other material terms of, the merger agreement and related documents and that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. Except as described above, MediChem imposed no other instructions or limitations on UBS Warburg with respect to the investigations made or the procedures followed by UBS Warburg in rendering its opinion.

     In connection with rendering its opinion to MediChem's board of directors, UBS Warburg performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to MediChem, deCODE or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

     UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

     The estimates of MediChem's and deCODE's future performance in or underlying UBS Warburg's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond MediChem's and deCODE's control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

     The merger consideration was determined through negotiations between MediChem and deCODE and the decision to enter into the merger was solely that of MediChem's board of directors. UBS Warburg's opinion and financial analyses were only one of many factors considered by MediChem's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of MediChem's board of directors or management with respect to the merger or the merger consideration.

     The following is a brief summary of the material financial analyses performed by UBS Warburg and reviewed with MediChem's board of directors in connection with its opinion dated January 7, 2002. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS WARBURG'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS WARBURG'S FINANCIAL ANALYSES.

Analysis of Selected Public Companies

     MediChem. UBS Warburg compared selected financial information and operating statistics for MediChem with corresponding financial information and operating statistics of 10 selected publicly held companies in, or which have core businesses in, the chemistry research sector of the biotechnology industry. The selected companies were grouped into the following two categories: tier 1 companies, comprised of four companies which, in general, have small market capitalizations and have not exhibited underlying positive financial performance, and tier 2 companies, comprised of six companies which, in general, have large market capitalizations and have exhibited underlying positive financial performance:

TIER 1 COMPANIES                                        TIER 2 COMPANIES
----------------                                        ----------------
- BioFocus plc                              - Albany Molecular Research, Inc.
- Discovery Partners International, Inc.    - ArQule, Inc.
- Pharmacopeia, Inc.                        - Array BioPharma, Inc.
- 3-Dimensional Pharmaceuticals, Inc.       - Cerep SA
                                            - EVOTEC OAI AG
                                            - Tripos, Inc.

     UBS Warburg reviewed enterprise values, calculated as equity value, plus total debt, preferred stock and minority interests, less cash and cash equivalents, as a multiple of calendar years 2001, 2002 and 2003 estimated revenue. UBS Warburg compared the multiples derived from the selected companies with corresponding multiples for MediChem based on the closing price of MediChem common stock on January 4, 2002 and as implied in the merger based on the exchange ratio and the closing price of deCODE common stock on January 4, 2002. Multiples for the selected companies were based on closing stock prices on January 4, 2002. Estimated revenue for the selected companies was based on public filings and publicly available research analysts' estimates. Estimated revenue for MediChem was based on internal estimates of the management of MediChem. This analysis indicated the following implied mean, median, high and low revenue multiples for the selected companies, as compared to the revenue multiples for MediChem based on the closing price of MediChem common stock on January 4, 2002 and as implied in the merger based on the exchange ratio and the closing price of deCODE common stock on January 4, 2002:

                                                      ENTERPRISE VALUE AS A MULTIPLE OF:
                                                  ------------------------------------------
                                                   ESTIMATED      ESTIMATED      ESTIMATED
                                                  2001 REVENUE   2002 REVENUE   2003 REVENUE
                                                  ------------   ------------   ------------
Tier 1 Companies
  Mean..........................................      3.0x           2.5x           1.5x
  Median........................................      3.3x           2.3x           1.5x
  High..........................................      3.9x           4.3x           2.0x
  Low...........................................      1.6x           1.2x           0.9x
Tier 2 Companies
  Mean..........................................      7.5x           5.8x           5.1x
  Median........................................      6.4x           5.0x           4.7x
  High..........................................     14.3x           9.9x           7.8x
  Low...........................................      4.8x           3.9x           3.3x
Implied Multiples of MediChem
  Based on Closing Price of MediChem Common
     Stock on January 4, 2002...................      3.2x           2.6x           2.1x
  Based on Exchange Ratio and Closing Price of
     deCODE Common Stock on January 4, 2002.....      4.3x           3.5x           2.8x

     deCODE. UBS Warburg also compared selected financial information and operating statistics for deCODE with corresponding financial information and operating statistics of the following 10 selected publicly held companies in the target identification and validation sector of the biotechnology industry:

     - Applera Corporation -- Celera Genomics Group

     - CuraGen Corporation

     - Deltagen, Inc.

     - Exelixis, Inc.

     - Genome Therapeutics Corp.

     - Incyte Genomics, Inc.

     - Lexicon Genetics, Inc.

     - Myriad Genetics, Inc.

     - Rigel Pharmaceuticals, Inc.

     - Sangamo Biosciences, Inc.

     UBS Warburg reviewed enterprise values as a multiple of calendar years 2001, 2002 and 2003 estimated revenue. Multiples for the selected companies and deCODE were based on closing stock prices on January 4, 2002. Estimated revenue for the selected companies was based on public filings and publicly available research analysts' estimates. Estimated revenue for deCODE was based on a publicly available research analyst report. This analysis indicated the following implied mean, median, high and low revenue multiples for the selected companies, as compared to the implied revenue multiples for deCODE based on the closing price of deCODE common stock on January 4, 2002:

                                                      ENTERPRISE VALUE AS A MULTIPLE OF:
                                                  ------------------------------------------
                                                   ESTIMATED      ESTIMATED      ESTIMATED
                                                  2001 REVENUE   2002 REVENUE   2003 REVENUE
                                                  ------------   ------------   ------------
Implied Multiples
of Selected Companies
  Mean..........................................     16.4x          12.3x           9.0x
  Median........................................     17.7x          12.7x           5.9x
  High..........................................     30.7x          26.8x          22.1x
  Low...........................................      3.8x           5.2x           4.0x
Implied Multiples of deCODE
  Based on Closing Price of deCODE Common Stock
     on January 4, 2002.........................      9.4x           6.5x           5.5x

Analysis of Selected Precedent Transactions

     UBS Warburg reviewed enterprise values in the following four selected merger and acquisition transactions involving companies in the chemistry research sector of the biotechnology industry:

    ACQUIROR                                      TARGET
    --------                                      ------
    - Lexicon Genetics, Inc.                      - Coelacanth Corporation
    - BioFocus plc                                - Cambridge Drug Discovery Holdings Limited
    - Vertex Pharmaceuticals, Incorporated        - Aurora Biosciences Corporation
    - LION bioscience AG                          - Trega Biosciences, Inc.

     UBS Warburg reviewed enterprise values as a multiple of latest 12 months and estimated one-year forward and two-year forward revenue. UBS Warburg then compared the implied multiples derived from the selected transactions with corresponding multiples for MediChem implied in the merger based on the exchange ratio and the closing price of deCODE common stock on January 4, 2002. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated revenue for MediChem was based on internal estimates of the management of MediChem. This analysis indicated the following implied mean, median, high and low revenue multiples for the selected transactions, as compared to the revenue multiples for MediChem implied in the merger based on the exchange ratio and the closing price of deCODE common stock on January 4, 2002:

                                                  ENTERPRISE VALUE AS A MULTIPLE OF:
                                       --------------------------------------------------------
                                       LATEST 12 MONTHS   ONE-YEAR FORWARD    TWO-YEAR FORWARD
                                           REVENUE        ESTIMATED REVENUE   ESTIMATED REVENUE
                                       ----------------   -----------------   -----------------
Implied Multiples
in Selected Transactions
  Mean...............................        7.5x               3.9x                3.2x
  Median.............................        5.0x               3.9x                3.2x
  High...............................       17.2x               5.2x                4.2x
  Low................................        2.7x               2.5x                2.1x
Implied Multiples of MediChem
  Based on Exchange Ratio and Closing
     Price of deCODE Common Stock on
     January 4, 2002.................        4.3x               3.5x                2.8x

Discounted Cash Flow Analysis

     UBS Warburg performed a discounted cash flow analysis of MediChem to calculate the present value of the unlevered, after-tax free cash flows that MediChem could generate over calendar years 2002 through 2005 based on internal estimates of the management of MediChem. This analysis included the pro forma impact on MediChem of a $5.5 million equity financing which the management of MediChem indicated MediChem would seek in the first quarter of calendar year 2002 absent the merger utilizing a 15% discount to the closing price of MediChem common stock on January 4, 2002. UBS Warburg calculated a range of estimated terminal enterprise values for MediChem by applying terminal value multiples ranging from 2.5x to 3.5x to MediChem's calendar year 2005 estimated revenue. The cash flows and terminal values were then discounted to present value using discount rates ranging from 20.0% to 25.0%. This analysis indicated an implied equity reference range for MediChem of approximately $1.59 to $2.62 per share, as compared to the equity value implied for MediChem in the merger of approximately $3.02 per share, based on the exchange ratio and the closing price of deCODE common stock on January 4, 2002.

Premiums Paid Analysis

     UBS Warburg reviewed the premiums paid in 18 selected merger and acquisition transactions involving publicly held target companies in the biotechnology industry announced since January 1, 1998 with transaction values less than $200 million. UBS Warburg reviewed the purchase prices paid in the selected transactions relative to the target company's closing stock prices one day, one week and four weeks prior to public announcement of the transaction. UBS Warburg then compared the premiums implied in the selected transactions over these specified periods with the premiums implied in the merger based on the exchange ratio and the closing price of deCODE common stock on January 4, 2002 and the closing prices of MediChem common stock one day, one week and four weeks prior to January 7, 2002. This analysis indicated the following implied mean, median, high and low premiums in the selected transactions, as compared to the premiums implied in the merger:

                                    PREMIUMS IMPLIED IN SELECTED TRANSACTIONS   PREMIUMS IMPLIED IN MERGER
                                    -----------------------------------------   --------------------------
SPECIFIED PERIOD:                    MEAN      MEDIAN      HIGH        LOW           JANUARY 7, 2002
-----------------                   -------   --------   --------   ---------   --------------------------
One day prior.....................   28.4%       21.7%     87.8%     (12.2%)               36.1%
One week prior....................   40.0%       28.6%    127.4%     (10.2%)              109.8%
Four weeks prior..................   39.1%       30.6%    122.7%     (28.9%)              137.9%

     UBS Warburg also reviewed the premiums paid in approximately 400 selected merger and acquisition transactions, excluding transactions involving financial institutions, involving publicly held target companies announced since January 1, 2000 with transaction values between $50 million and $200 million. UBS Warburg reviewed the purchase prices paid in the selected transactions relative to the target company's closing stock prices one day, one week and four weeks prior to public announcement of the transaction. UBS Warburg then compared the premiums implied in the selected transactions over these specified periods with the premiums implied in the merger based on the exchange ratio and the closing price of deCODE common stock on January 4, 2002 and the closing price of MediChem common stock one day, one week and four weeks prior to January 7, 2002. This analysis indicated the following implied mean, median, high and low premiums in the selected transactions, as compared to the premiums implied in the merger:

                                    PREMIUMS IMPLIED IN SELECTED TRANSACTIONS   PREMIUMS IMPLIED IN MERGER
                                    -----------------------------------------   --------------------------
                                     MEAN      MEDIAN      HIGH        LOW           JANUARY 7, 2002
                                    -------   --------   --------   ---------   --------------------------
Transactions Announced
January 1, 2001 - January 7, 2002
Specified Period:
  One day prior...................   33.3%       26.5%    226.5%     (62.3%)               36.1%
  One week prior..................   39.4%       30.5%    249.8%     (62.3%)              109.8%
  Four weeks prior................   44.6%       34.0%    366.4%     (62.7%)              137.9%
Transactions Announced
January 1, 2000 - December 31,
  2000
Specified Period:
  One day prior...................   34.3%       30.2%    190.3%     (75.6%)               36.1%
  One week prior..................   40.1%       35.2%    322.3%     (69.2%)              109.8%
  Four weeks prior................   49.1%       39.5%    298.1%     (66.6%)              137.9%
Transactions Announced
January 1, 2000 - December 31,
  2001
Specified Period:
  One day prior...................   33.9%       30.0%    226.5%     (75.6%)               36.1%
  One week prior..................   39.8%       32.6%    322.3%     (69.2%)              109.8%
  Four weeks prior................   47.2%       38.5%    366.4%     (66.6%)              137.9%

Pro Forma Impact Analysis

     UBS Warburg analyzed the potential pro forma effect of the merger on deCODE's estimated earnings per share, commonly known as EPS, in calendar years 2002 and 2003 based on, in the case of MediChem, internal estimates of the management of MediChem and, in the case of deCODE, a publicly available research analyst report. Based on the exchange ratio provided for in the merger, this analysis indicated that the merger could be accretive to deCODE's estimated EPS in calendar years 2002 and 2003. UBS Warburg also noted that, pro forma for the merger, the net loss for deCODE would increase, and the net loss per share of deCODE common stock would decrease, in the years observed. Actual results may vary from projected results and the variations may be material.

Historical Exchange Ratio Analysis

     UBS Warburg performed a historical exchange ratio analysis comparing the exchange ratio provided for in the merger with the exchange ratios implied for MediChem and deCODE based on the average daily closing prices of MediChem common stock and deCODE common stock during the one-week, one-month, three-month, six-month and one-year periods preceding January 4, 2002. This analysis indicated an approximate implied exchange ratio reference range of 0.1501x to 0.3071x, as compared to the exchange ratio provided for in the merger of 0.3099x.

Other Factors

     In rendering its opinion, UBS Warburg also reviewed and considered other factors, including:

     - historical trading volumes and market prices for MediChem common stock and deCODE common stock;

     - the relationship between movements in deCODE common stock and movements in the common stock of selected companies in the target identification and validation sector of the biotechnology industry and the S&P Biotechnology Index; and

     - selected published research analysts' reports for deCODE.

Miscellaneous

     MediChem has agreed to pay UBS Warburg customary fees for its financial advisory services in connection with the merger. In addition, MediChem has agreed to reimburse UBS Warburg for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

     MediChem selected UBS Warburg as its exclusive financial advisor in connection with the merger because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with MediChem and its business. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

     UBS Warburg and its affiliates in the past have provided services to MediChem unrelated to the proposed merger, for which services UBS Warburg and its affiliates have received compensation. In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of MediChem and deCODE for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Generally

     The following is a summary discussion addressing the material U.S. federal income tax consequences of the merger generally applicable to MediChem stockholders who hold their shares of MediChem common stock as capital assets at the effective time of the merger and who exchange their shares for shares of deCODE common stock and, as applicable, cash in lieu of fractional shares of deCODE common stock in the merger. The discussion set forth below does not address all U.S. federal income tax considerations that may be relevant to MediChem stockholders in light of their particular circumstances, and does not apply to MediChem stockholders that are subject to special rules under U.S. federal income tax laws, such as:

     - foreign persons;

     - financial institutions, insurance companies, mutual funds, dealers in securities or foreign currencies, tax-exempt organizations and stockholders subject to the alternative minimum tax;

     - stockholders who hold MediChem common stock as part of a hedge, straddle, constructive sale or conversion transaction, or other risk reduction arrangement;

     - stockholders who acquired their MediChem common stock through stock option or stock purchase programs or otherwise as compensation; and

     - stockholders whose functional currency is not the U.S. dollar.

     In addition, this discussion does not consider the tax treatment of MediChem stockholders that hold their MediChem shares through a partnership or other pass-through entity and it does not address the tax consequences of the merger under foreign, state or local tax laws or U.S. federal estate tax laws.

     MediChem stockholders are urged to consult their own tax advisors regarding the tax consequences of the merger to them based on their own circumstances, including the application and effect of U.S. federal, state, local and foreign tax laws.

     The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement/ prospectus, all of which are subject to change. Any such change could be applied retroactively and could affect the accuracy of the statements and conclusions set forth in this discussion and the tax consequences of the merger to deCODE, MediChem and/or their respective stockholders. The following discussion is not binding on the Internal Revenue Service.

     Neither deCODE nor MediChem has requested nor will either request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. MediChem will receive from Winston & Strawn, counsel to MediChem, an opinion that, as of the effective time of the merger:

     - the merger will constitute a "reorganization" within the meaning of
       Section 368(a) of the Internal Revenue Code; and

     - each of deCODE, MediChem and Saga Acquisition Corp. will be treated as a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     It is a condition to the consummation of the merger that Winston & Strawn render such opinion. The opinion will be based upon the assumption that the merger will take place in the manner described in the merger agreement, and also will assume the truth and accuracy of certain factual representations made by deCODE and MediChem which are customarily given in transactions of this kind.

     Based on the assumption that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences will result from the merger:

     - A MediChem stockholder will not recognize gain or loss on the exchange of MediChem common stock for deCODE common stock pursuant to the merger, except with respect to fractional shares, as discussed below;

     - The total initial tax basis of any deCODE stock received by a MediChem stockholder in the merger, including any fractional share interest for which cash is received, will be equal to the total tax basis of the MediChem common stock exchanged therefor;

     - The holding period of the deCODE common stock received by a MediChem stockholder in the merger, including any fractional shares deemed received, will include the holding period of the MediChem common stock surrendered therefor; and

     - No gain or loss will be recognized by deCODE, MediChem or Saga Acquisition Corp. as a result of the merger.

     Opinions of counsel are not binding on the Internal Revenue Service or the courts. As a result, neither deCODE nor MediChem can assure you that the conclusions contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged. If the Internal Revenue Service were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each MediChem stockholder would be required to recognize gain or loss equal to the difference between (i) the fair market value of the deCODE common stock received in the exchange and (ii) the stockholder's tax basis in the MediChem stock surrendered therefor. In such event, a MediChem stockholder's total initial tax basis in the deCODE common stock received would be equal to its fair market value at the effective time of the merger, and the stockholder's holding period for the deCODE common stock would begin on the day after the merger. The gain or loss recognized would be long-term capital gain or loss if the MediChem stockholder's holding period for the MediChem common stock was more than one year.

Cash Instead of Fractional Shares

     Each MediChem stockholder who receives cash in lieu of a fractional share of deCODE common stock in the merger will be treated as having received the fractional share interest in the merger and as having received cash in redemption of such fractional share interest. A MediChem stockholder who receives cash instead of a fractional share of deCODE common stock generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received instead of a fractional share and (ii) the portion of the stockholder's basis in its MediChem stock that is allocated to the fractional share. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the MediChem stockholder held (or is treated as having held) the MediChem shares for more than one year as of the effective time of the merger.

Backup Withholding of U.S. Federal Income Tax

     A noncorporate holder of MediChem shares may be subject to backup withholding at a rate of 30% with respect to the amount of cash, if any, received instead of fractional share interests unless the stockholder (i) provides a correct taxpayer identification number (which, for an individual stockholder, generally is the stockholder's social security number) and certifies that he, she or it is not subject to backup withholding on the substitute W-9 that is included as part of the transmittal letter or (ii) otherwise is exempt from backup withholding. Backup withholding will not apply to a MediChem stockholder who completes and signs the substitute Form W-9 that is included as part of the transmittal letter, or who otherwise proves to deCODE and its exchange agent that it is exempt from backup withholding. A MediChem stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax and may be claimed as a credit against a MediChem stockholder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Reporting and Record Keeping

     A MediChem stockholder is required to retain records of the transaction, and to attach to the stockholder's federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the non-recognition of gain or loss in the exchange. At a minimum, the statement must include (i) the stockholder's tax basis in the MediChem common stock surrendered and (ii) the fair market value, as of the time of the effective date of the merger, of the deCODE common stock received in the exchange therefor.

     The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular MediChem stockholder. Holders of MediChem common stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of foreign, state, local and other tax laws.

ACCOUNTING TREATMENT

     deCODE will account for the merger as a purchase by deCODE of MediChem under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair market values and added to those of the surviving company. Financial statements of the surviving company issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

     All unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method to account for the merger. See the section entitled "Index to Financial Statements -- Unaudited Pro Forma Condensed, Consolidated and Combined Financial Information" on page FS-1. The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair market values of MediChem's tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments presented in this document. Any decrease in the net fair value of the assets and liabilities of MediChem as compared to the information shown in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

INTERESTS OF MEDICHEM DIRECTORS AND OFFICERS IN THE MERGER

     In considering the recommendation of the MediChem board of directors to vote in favor of approval of the merger and adoption of the merger agreement, you should be aware that certain directors and executive officers of MediChem have interests in the merger that are different from, or in addition to, the interests of stockholders generally of MediChem. These interests relate to or arise from, among other things:

     - the continued indemnification of current directors and officers of MediChem;

     - employment and similar agreements, including any severance arrangements contained in the agreements, with current officers and key employees of MediChem or its affiliates; and

     - the acceleration of unvested stock options held by current directors and officers and the granting of new stock options to employees of MediChem following the merger.

     These interests are described below, to the extent that they are material. The MediChem board of directors was aware of, and considered the interests of, themselves and MediChem's executive officers in approving the merger and adopting the merger agreement.

     Indemnification. The merger agreement provides that following the effective date of the merger, deCODE will indemnify all past and present directors and officers of MediChem to the same extent such individuals are indemnified by MediChem as of the date of the merger agreement pursuant to the MediChem's certificate of incorporation, bylaws and any indemnification agreements, with respect to matters existing or occurring prior to the effective date of the merger.

     Severance. Richard Wieland, Executive Vice President and Chief Financial Officer of MediChem, could receive certain severance payments due to the merger from his existing employment agreement.

     Stock Option Plan. Pursuant to the MediChem Holdings, Inc. Incentive Compensation Plan, as amended, and the MediChem 2000 Stock Incentive Plan, all outstanding MediChem options will accelerate and become fully vested in the event of a merger. As contemplated in the merger agreement, all outstanding options under the MediChem Holdings, Inc. Incentive Compensation Plan, as amended, and the MediChem 2000 Stock Incentive Plan shall be converted into fully-vested options for shares of deCODE common stock upon the closing of the merger. As of February 11, 2002, directors and executive officers of MediChem held an aggregate of 1,099,701 options to purchase MediChem shares at a weighted average exercise price of $3.37, of which 546,999 were unvested options. These unvested MediChem options shall be converted into fully-vested deCODE options upon the closing of the merger.

     New Option Issuances. The merger agreement provides that not later than 30 days after the effective time of the merger, deCODE will issue new options to purchase an aggregate of 136,356 shares of deCODE common stock to employees of MediChem pursuant to deCODE's existing equity incentive plan in amounts as determined by deCODE in consultation with MediChem. No determination yet has been made with regard to the allocation of these new options.

REGULATORY CLEARANCES AND APPROVALS

     deCODE and MediChem cannot complete the merger until they give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and observe a statutory waiting period requirement. deCODE and MediChem filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on January 23, 2002. At any time before or after the effective time of the merger, and notwithstanding that the waiting period has terminated or the merger may have been consummated, the Federal Trade Commission, the Antitrust Division or any state could take such action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the merger. Private parties may also institute legal actions under the antitrust laws under some circumstances.

NO DISSENTER'S OR APPRAISAL RIGHTS

     Under Delaware law, no holder of MediChem common stock will have any dissenter's or appraisal rights in connection with the merger.

QUOTATION ON THE NASDAQ NATIONAL MARKET

     It is a condition to the merger that the shares of deCODE common stock to be issued in the merger and the other shares to be reserved for issuance in connection with the merger be approved for trading on the Nasdaq National Market subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF MEDICHEM COMMON STOCK

     If the merger is completed, MediChem common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

FEDERAL SECURITIES LAWS CONSEQUENCES

     The shares of deCODE common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act, except for deCODE common stock issued to any person who is deemed to be an affiliate of MediChem or deCODE. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with MediChem and include MediChem's officers and directors, as well as its principal stockholders. MediChem's affiliates may not sell their deCODE common stock acquired in the merger, except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

                              THE MERGER AGREEMENT

     This section is a summary of the material terms and provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. The following description is not intended to be a complete description of all the terms of the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement. deCODE and MediChem encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.

THE MERGER

     The merger agreement provides that upon the closing, Saga Acquisition Corp., referred to herein as Merger Sub, will be merged with and into MediChem, with MediChem as the surviving corporation. As a result of the merger, MediChem will become a wholly-owned subsidiary of deCODE. The merger will become effective on the date of filing of a certificate of merger with the Secretary of State of the State of Delaware, which the parties have agreed to file as soon as practicable after the closing. This is referred to as the "effective time" of the merger. Following the merger, the charter and bylaws of Merger Sub will become the charter and bylaws of MediChem, and the directors and officers of Merger Sub will become the directors and officers of MediChem.

     deCODE is considering merging MediChem and its wholly-owned subsidiaries with and into deCODE immediately following the merger. This should have no effect on the consideration to be received by MediChem stockholders.

THE EXCHANGE RATIO AND TREATMENT OF SECURITIES

     At the effective time of the merger:

     - each share of MediChem common stock issued and outstanding immediately prior to the effective time, other than shares of MediChem common stock held in the treasury of MediChem or that are owned by MediChem, deCODE or any of their respective wholly-owned subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties), will cease to be outstanding and will be converted into the right to receive 0.3099 shares of deCODE common stock;

     - shares of MediChem common stock held in the treasury of MediChem or that are owned by MediChem, deCODE or any of their respective wholly-owned subsidiaries will be canceled and no deCODE common stock or other consideration will be delivered in exchange for this cancellation;

     - each outstanding option to purchase MediChem common stock issued and outstanding immediately prior to the effective time will be converted into a fully-vested option to purchase deCODE common stock on the same terms and conditions as were applicable under the option to purchase MediChem common stock before the merger, subject to the terms of deCODE's existing option plans, except that the number of shares subject to the option shall be multiplied by 0.3099 (and rounded up to the nearest whole share) and the exercise price per share shall be divided by 0.3099 (and rounded to the nearest one-hundredth of a cent);

     - each share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of the surviving corporation; and

     - deCODE will adjust the exchange ratio to provide for any reclassification, recapitalization, stock split, split up, stock dividend, combination or other similar exchange with respect to MediChem or deCODE common stock occurring before the merger.

EXCHANGE OF CERTIFICATES

     As soon as reasonably practicable after the effective time of the merger, The Bank of New York, Inc., as exchange agent, will mail to each stockholder of record of MediChem a letter of transmittal containing instructions for the surrender of certificates representing MediChem common stock in exchange for certificates representing deCODE common stock.

     HOLDERS OF MEDICHEM COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     deCODE will not issue any fractional shares in the merger. Instead of issuing fractional shares of deCODE common stock, the holders of shares of MediChem common stock who would otherwise have been entitled to a fraction of a share of deCODE common stock pursuant to the merger agreement will receive cash in an amount equal to the holder's proportionate interest in the net proceeds from the sale or sales in the open market of the aggregate fractional deCODE shares, if any, that would have been issued in the merger. The exchange agent will sell the aggregate of all fractional shares of deCODE common stock at the prevailing prices on the Nasdaq National Market. This sale will take place as soon as is practicable after the effective time. No interest will be paid or accrued on cash in lieu of fractional shares, if any.

     If, after six months from the effective time of the merger, a holder of shares of MediChem common stock has not surrendered the stock certificates representing such shares to the exchange agent, then the holder of stock certificates representing MediChem common stock may look only to deCODE to receive its shares of deCODE common stock, cash in lieu of fractional shares and any unpaid dividends and distributions on shares of deCODE common stock.

     None of deCODE, Merger Sub, MediChem or the exchange agent will be liable to any holder of a certificate formerly representing shares of MediChem common stock for deCODE common stock, cash in lieu of fractional shares or any unpaid dividends and distributions properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

TRANSFER OF SHARES

     The stock transfer books of MediChem will be closed immediately upon the effective time and no transfers of shares of MediChem common stock will be made or recorded on the stock transfer books after the effective time of the merger.

REPRESENTATIONS AND WARRANTIES OF MEDICHEM

     The merger agreement contains customary representations and warranties of MediChem, subject to qualifications, with respect to itself and its subsidiaries, relating to, among other things, the following matters:

     - corporate organization;

     - capitalization;

     - the corporate power and authority to execute, deliver and perform the merger agreement and the related agreements and to consummate the transactions contemplated by these agreements;

     - the absence of conflicts between the charters, bylaws, agreements and applicable laws, on the one hand, and the merger agreement and the consummation of the transactions contemplated thereby, on the other hand;

     - the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement with respect to the execution of the merger agreement and the consummation of the transactions contemplated by the agreements;

     - the timely filing of documents and the accuracy of information contained in documents filed with the Securities and Exchange Commission;

     - the absence of undisclosed liabilities;

     - the absence of material changes or events relating to the businesses of MediChem and its subsidiaries since September 30, 2001;

     - the absence of undisclosed pending or threatened litigation;

     - compliance with applicable laws and possession of permits;

     - the existence, validity and status of contracts;

     - compliance with environmental laws and regulations;

     - benefits plans and other employment-related matters;

     - intellectual property matters;

     - title to properties;

     - insurance matters;

     - matters relating to those regulated by the Food and Drug Administration;

     - timely filing of tax returns and other tax-related matters;

     - the absence of actions that would prevent the merger from qualifying as a reorganization under Section 368 of the U.S. tax code;

     - the accuracy of information supplied by the parties in connection with this proxy statement/ prospectus and the registration statement of which it is a part;

     - the absence of affiliate transactions except as disclosed in the merger agreement and the documents filed by MediChem with the Securities and Exchange Commission;

     - ownership by MediChem and its subsidiaries of the common stock of deCODE;

     - the inapplicability of state anti-takeover laws;

     - the receipt of an opinion from MediChem's financial advisor;

     - board approval of the merger agreement and the transactions contemplated by the merger agreement;

     - the absence of undisclosed broker's and finder's fees; and

     - the adequacy of the license agreements between MediChem and Advanced Life Sciences, Inc. regarding technologies related to AutoOptimize(TM) and ChiralSelect(TM).

REPRESENTATIONS AND WARRANTIES OF DECODE

     The merger agreement also contains customary representations and warranties of deCODE, subject to qualifications, with respect to itself and its subsidiaries, relating to, among other things, the following matters:

     - corporate organization;

     - capitalization;

     - the corporate power and authority to execute, deliver and perform the merger agreement and the related agreements and to consummate the transactions contemplated by these agreements;

     - the absence of conflicts between the charters, bylaws, agreements and applicable laws, on the one hand, and the merger agreement and the consummation of the transactions contemplated thereby, on the other hand;

     - the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement with respect to the execution of the merger agreement and the consummation of the transactions contemplated by the agreement;

     - the timely filing of documents and the accuracy of information contained in documents filed with the Securities and Exchange Commission;

     - the absence of undisclosed liabilities;

     - the absence of material changes or events relating to the businesses of deCODE and its subsidiaries since September 30, 2001;

     - the absence of undisclosed pending or threatened litigation;

     - compliance with applicable laws and possession of permits;

     - timely filing of tax returns and other tax-related matters;

     - board approval of the merger agreement and the transactions contemplated thereby;

     - the absence of actions that would prevent the merger from qualifying as a reorganization under Section 368 of the U.S. tax code;

     - the accuracy of information supplied by the parties in connection with this proxy statement/ prospectus and the registration statement of which it is a part; and

     - ownership by deCODE and its subsidiaries of the common stock of MediChem.

CONDUCT OF MEDICHEM'S BUSINESS PRIOR TO THE MERGER

     The merger agreement contains restrictions on MediChem's conduct of its business pending the effective time of the merger or the termination of the merger agreement. These restrictions are designed to prevent major changes in MediChem until the merger takes place, except to the extent set forth in the merger agreement or consented to by deCODE.

     In general, MediChem has agreed that:

     - it and each of its subsidiaries will:

       - conduct its business in the usual, regular and ordinary course, in substantially the same manner as conducted at the time of the execution of the merger agreement; and

       - use its reasonable best efforts to:

          - keep available the services of its current officers and other employees;

          - preserve intact its current lines of business;

        - maintain its rights and franchises; and

        - preserve its relationship with customers, suppliers and others having business dealings with it; and

     - it and each of its subsidiaries will not, except to the extent set forth in the merger agreement or consented to by deCODE:

      - enter into any new line of business;

      - incur or commit to any capital expenditures or any other obligations or liabilities other than capital expenditures which individually or in the aggregate will not exceed $250,000;

      - incur any additional indebtedness in a single transaction or group of related transactions having a value in excess of 1% of MediChem's assets, other than in the ordinary course under its existing line of credit; or

      - enter into any transactions with affiliates.

     MediChem has further agreed that neither MediChem nor its subsidiaries will, except to the extent set forth in the merger agreement or consented to by deCODE:

     - declare or pay any dividend or other distribution on any of its capital stock;

     - split, combine or reclassify its common stock;

     - repurchase, redeem or otherwise acquire any of its capital stock or any securities convertible into shares of its capital stock;

     - issue additional shares of or securities convertible into, or options or rights to acquire, any capital stock, except in certain specified cases;

     - amend its certificate of incorporation or bylaws or similar organizational documents;

     - acquire a substantial portion of the assets or securities of any business or person;

     - sell, lease, or otherwise dispose of any of its assets other than in the ordinary course of business consistent with past practices;

     - make any material investment in any individual or entity other than its subsidiaries;

     - incur or assume any material debt or guarantee the debt of others other than in the ordinary course of business;

     - take any action that would prevent the merger from qualifying as a reorganization under Section 368 of the U.S. tax code;

     - increase the compensation of or benefits to officers or directors or increase the compensation of or benefits to employees except for increases in accordance with currently existing contracts as disclosed to deCODE, or provide any new or change any existing benefits plan, or accelerate the vesting of or permit the lapsing of restrictions with respect to any stock options or stock-based awards;

     - materially change its accounting methods or tax elections;

     - settle or compromise claims or proceedings in excess of $250,000;

     - transfer or modify any rights to any intellectual property other than in the ordinary course of business or pursuant to existing agreements previously disclosed to the other party;

     - amend or otherwise modify or terminate any material contract of MediChem, except in the ordinary course consistent with past practice, or enter into any material joint venture, lease, service or other agreement;

     - take any action or omit to take any action for the purpose of impeding the consummation of the merger agreement or any transaction contemplated by it; or

     - agree or commit to do any of the above.

CONDUCT OF deCODE'S BUSINESS PRIOR TO THE MERGER

     The merger agreement also contains restrictions on the conduct of deCODE's and its subsidiaries' businesses pending the effective time of the merger or the termination of the merger agreement. In general, deCODE has agreed that:

     - it and each of its subsidiaries will:

      - conduct its business in the usual, regular and ordinary course, in substantially the same manner as conducted at the time of the execution of the merger agreement; and

      - use its reasonable best efforts to:

        - keep available the services of its current officers and other employees;

        - preserve intact its current lines of business;

        - maintain its rights and franchises; and

        - preserve its relationship with customers, suppliers and others having business dealings with it; and

     - it and each of its subsidiaries will not, except to the extent set forth in the merger agreement or consented to by MediChem:

      - amend its certificate of incorporation or bylaws or similar organizational documents;

      - take any action that would prevent the merger from qualifying as a reorganization under Section 368 of the U.S. tax code;

      - take any action or omit to take any action for the purpose of impeding the consummation of the merger agreement or any transaction contemplated by it;

      - declare or pay any dividend or other distribution on any of its capital stock;

      - split, combine or reclassify its common stock; or

      - materially change its accounting methods.

STOCKHOLDER MEETING

     MediChem has agreed to hold a special meeting of its stockholders to consider and vote upon approval of the merger and the adoption of the merger agreement.

ACCESS TO INFORMATION

     Subject to existing confidentiality obligations and applicable law, and upon reasonable notice, MediChem has agreed to afford to deCODE and its representatives reasonable access during normal business hours to its properties, books, contracts, commitments, records, officers and employees, and shall provide copies and all other material information as deCODE may request.

REASONABLE BEST EFFORTS

     Subject to the conditions and limitations specified in the merger agreement, the parties have agreed to use their reasonable best efforts to:

     - take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable;

     - prepare and file as promptly as practicable all documentation to effect all necessary applications, filings and other documents;

     - obtain all necessary consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement;

     - take all reasonable steps necessary to obtain these approvals or consents. The parties have made an appropriate filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and all other necessary filings with other governmental entities with respect to the merger. The parties have agreed to:

      - supply, as promptly as practicable, any additional information or documentation that may be requested pursuant to the Hart-Scott-Rodino Antitrust Improvements Act;

      - use reasonable commercial efforts to cause the expiration or early termination of the applicable waiting period; and

      - not extend any waiting period under it or enter into any agreement not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of the other party. Neither party shall be obligated to hold separate or to divest any of its businesses or assets, or agree to take any action or agree to any limitation that could reasonably be expected to have a material adverse effect on deCODE (assuming the merger has been consummated), or to substantially impair the benefits deCODE expects to be realized from the consummation of the merger, and neither party shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the merger.

NO SOLICITATION

     The merger agreement contains detailed provisions prohibiting MediChem from seeking an alternative transaction. Under these no solicitation provisions, MediChem has agreed that neither it nor any of its subsidiaries nor any of their respective officers and directors will:

     - initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect any of the following (each of which is referred to in this section as an "acquisition proposal"):

      - a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its significant subsidiaries;

      - any purchase or sale of 10% or more of the consolidated assets of it or any of its subsidiaries, including the stock of such subsidiaries; or

      - any purchase or sale of, or tender offer or exchange offer for, its equity securities that, if consummated, would result in a third party owning securities representing 10% or more of its total voting power or the voting power of any of its subsidiaries;

     - have any discussion with or provide any confidential information or data to any third party concerning any acquisition proposal, engage in any negotiation concerning any acquisition proposal or knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

     - approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

     - approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any acquisition proposal.

     However, the merger agreement permits MediChem to (i) withdraw, modify or qualify their recommendations of the transactions contemplated by the merger agreement or (ii) engage in discussions or negotiations with, or provide information to, any third party in response to an unsolicited bona fide written acquisition proposal, if and only to the extent that:

     - MediChem's special meeting shall not have occurred;

     - MediChem has not breached any of its obligations as set forth in the previous paragraph;

     - the board of directors of MediChem concludes in good faith that there is a reasonable likelihood that such acquisition proposal could constitute a superior proposal (as defined below); and

     - after consultation with outside counsel, MediChem's board of directors determines in good faith that it is required to do so in the exercise of its fiduciary duties under applicable law.

     Before MediChem may, in connection with an acquisition proposal, provide any information to a third party or enter into any discussions with a third party, it must:

     - promptly notify deCODE of inquiries, proposals or offers received by, any information requested from, or any discussions sought to be initiated or continued with any of its representatives, including the name of the person making the inquiry proposal or offer; and

     - have received a confidentiality agreement from such third party containing provisions that are at least as restrictive as the comparable provisions in the confidentiality agreement between deCODE and MediChem.

     In addition, MediChem has agreed to promptly keep deCODE informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the party making such inquiry, proposal or offer.

     A "superior proposal" with respect to MediChem means a bona fide written proposal made by a third party that is (i) an acquisition proposal, except that all references in the definition of acquisition proposal to "10%" shall be changed to "50%" and (ii) on terms which its board of directors in good faith concludes, following consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its stockholders, from a financial point of view, than the merger and (b) is reasonably capable of being completed on the terms proposed.

     The merger agreement provides that these restrictions will not prohibit MediChem from complying with applicable law, including Rule 14d-9 and Rule 14e-2 under the Securities and Exchange Act of 1934, as amended.

FEES AND EXPENSES

     Subject to the provisions relating to payment of termination fees, all expenses incurred in connection with the merger agreement shall be paid by the party incurring such expenses, except expenses (including filing fees) incurred in the filing, printing and mailing of this statement/prospectus, will be shared equally by deCODE and MediChem.

DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE

     The merger agreement provides that deCODE will indemnify and hold harmless, and advance expenses to all directors, officers and employees of MediChem to the same extent as provided in MediChem's certificate of incorporation, bylaws and indemnification agreements for acts or omissions occurring prior to the effective time. deCODE will maintain in the surviving corporation's or any successor's certificate of incorporation and bylaws for a period of six years after the effective time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the current certificate of incorporation and bylaws of MediChem.

     In addition, deCODE will maintain for at least three years after the effective time of the merger the directors' and officers' liability insurance and fiduciary liability insurance maintained by MediChem prior to the effective date of the merger with respect to claims arising from facts or events occurring prior to the effective time of the merger. deCODE may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, provided that deCODE will not, with respect to any of these policies, be required to expend in any one year an amount in excess of 150% of the premiums currently paid by MediChem. To the extent the annual premiums for such coverage exceed this amount, deCODE will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

EMPLOYEE BENEFITS

     For a period of not less than one year following the closing, deCODE will provide, or cause to be provided, to all employees of MediChem or its subsidiaries who remain employees of deCODE following the closing, compensation and benefits that are, in the aggregate, substantially similar to those provided to employees of MediChem and its subsidiaries prior to the closing.

NASDAQ

     deCODE has agreed to use its best efforts to cause the deCODE common stock issued in the merger and the shares of deCODE common stock reserved for issuance upon exercise of replacement options granted to MediChem optionholders to be approved for listing on the Nasdaq National Market.

AFFILIATES

     Not less than 30 days prior to the date of the MediChem stockholders meeting, MediChem has agreed to deliver to deCODE a letter identifying all persons who may be deemed affiliates for purposes of Rule 145 under the Securities Act, which list shall be updated as is reasonably necessary. MediChem will use its reasonable best efforts to cause each person identified on this list to deliver to deCODE prior to the effective time of the merger an affiliate agreement substantially in the form attached as a part of Annex A to this proxy statement/prospectus.

OTHER ADDITIONAL AGREEMENTS

     deCODE and MediChem have agreed to additional agreements in the merger agreement as follows:

     - promptly notify the other of the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause (i) any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement under the merger agreement not to be complied with or satisfied in any material respect;

     - promptly notify the other of any failure of deCODE or MediChem, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it in any material respect;

     - MediChem will use its reasonable best efforts to cause to be delivered to deCODE a letter from independent public accountants addressed to the board of directors of deCODE in form and substance reasonably satisfactory to deCODE;

     - not later than 30 days after the effective time of the merger, deCODE will issue new options to purchase an aggregate of 136,356 shares of deCODE common stock to employees of MediChem in amounts as determined by deCODE in consultation with MediChem; and

     - prior to the effective time of the merger, MediChem will execute and shall cause Advanced Life Sciences, Inc. to execute an assignment of technology from Advanced Life Sciences to MediChem in form reasonably acceptable to deCODE.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The respective obligations of deCODE and MediChem to effect the merger are subject to the following conditions:

     - the approval of the stockholders of MediChem of the merger and the adoption of the merger agreement;

     - there be no law, temporary restraining order, injunction or other order in effect that makes the merger illegal or prohibits the consummation of the merger;

     - the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

     - the shares of deCODE common stock to be issued in the merger and all other shares to be reserved for issuance in connection with the merger shall have been approved for listing on the Nasdaq National Market; and

     - the registration statement of which this proxy statement/prospectus is a part shall have been declared effective, no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC, and no proceeding for that purpose is initiated or threatened by the SEC.

     deCODE's obligations to effect the merger are subject to the following additional conditions:

     - the representations and warranties of MediChem relating to capitalization, financial reports and filings with the Securities and Exchange Commission, absence of undisclosed liabilities and certain changes or events, legal proceedings, compliance with law, material contracts, affiliate transactions, opinion of financial advisor, board approval, brokers' fees and licensed technology from Advanced Life Sciences, as may be qualified as to materiality or material adverse effect, are true and correct when made and as of the closing date (except to the extent the representation and warranty speaks to another date, in which case are true and correct as of the other date);

     - all other representations and warranties of MediChem, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or material adverse effect, are true and correct when made and as of the closing date (except to the extent the representation and warranty speaks to another date, in which case are true and correct as of the other date), in each case except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on MediChem;

     - deCODE has received a certificate of the chief executive officer and chief financial officer of MediChem dated as of the closing date to the effect set forth in the above two bullets;

     - MediChem has performed in all material respects all obligations required to be performed by it under the merger agreement, and deCODE has received a certificate of the chief executive officer and chief financial officer of MediChem to that effect;

     - MediChem has obtained the consents and approvals of third parties as set forth in the merger agreement;

     - deCODE has received the executed affiliate agreements; and

     - the intellectual property assignment agreement between Advanced Life Sciences and MediChem has been executed and delivered by the signatories.

     MediChem's obligations to effect the merger are subject to the following additional conditions:

     - the representations and warranties of deCODE, disregarding all qualifications and exceptions relating to materiality or material adverse effect, are true and correct when made and as of the closing date in each case, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on deCODE, and MediChem has received a certificate of the chief executive officer and chief financial officer of deCODE to that effect;

     - deCODE has performed in all material respects all obligations required to be performed by it under the merger agreement, and MediChem has received a certificate of the chief executive officer and chief financial officer of deCODE to that effect; and

     - MediChem has received from Winston & Strawn, counsel to MediChem, a written opinion to the effect that for federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

TERMINATION

     The merger agreement provides that at any time prior to the effective time of the merger, and except as specifically provided in the merger agreement, whether before or after the deCODE special meeting or the MediChem special meeting, the merger agreement may be terminated:

     - by mutual written consent of deCODE and MediChem;

     - by either deCODE or MediChem if:

      - the merger has not been completed on or before July 31, 2002, provided that the party seeking termination did not fail to fulfill any obligation under the merger agreement that has been the primary cause of, or resulted in, the failure of the closing to occur on or before July 31, 2002; or

      - any governmental entity (i) issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable or (ii) fails to issue an order, decree or ruling or fails to take some other action which is necessary to fulfill a closing condition to the merger and such denial or failure shall have become final and non-appealable, provided that this right to terminate shall not be available to a party whose failure to comply with provisions of the merger agreement relating to the use of reasonable best efforts has been the primary cause of such prohibition or denial;

     - by MediChem if:

      - deCODE materially breaches or fails to perform any of its representations, warranties, covenants or other agreements in the merger agreement, and conditions to closing are not capable of being satisfied on or before the termination date; or

     - by deCODE if:

      - the stockholders of MediChem fail to approve the merger and adopt the merger agreement;

      - MediChem's board of directors fails to recommend the adoption of the plan of merger contained in the merger agreement by its stockholders or withdraws, modifies or qualifies (or proposes to do any of them) in a manner adverse to deCODE or takes any action or makes any statement in connection with its stockholder meeting inconsistent with such recommendation;

      - MediChem willfully or materially breaches its obligations with respect to non-solicitation;

      - MediChem fails to call a stockholder meeting or mail its stockholders the proxy statement/prospectus pursuant to the terms of the merger agreement; or

      - MediChem materially breaches or fails to perform any of its representations, warranties, covenants or other agreements in the merger agreement, and conditions to closing are not capable of being satisfied on or before the termination date.

TERMINATION FEES

     MediChem has agreed to pay deCODE a termination fee of $3 million if deCODE terminates the merger agreement:

     - as a result of the stockholders of MediChem failing to approve the merger and adopt the merger agreement;

     - as a result of:

      - the merger not being completed on or before July 31, 2002 without MediChem's stockholder meeting having occurred, provided that the failure to complete the merger by the termination date was not a result of deCODE's failure to fulfill any of its obligation under the merger agreement;

      - at any time prior to the termination of the merger agreement an acquisition proposal with respect to MediChem being publicly announced or otherwise communicated to the senior management, board of directors or stockholders of MediChem; and

      - within 12 months of the termination of the merger agreement, MediChem or any of its subsidiaries entering into any definitive agreement with respect to, or consummating, any acquisition proposals;

     - as a result of:

      - MediChem materially breaching or failing to perform any of its representations, warranties, covenants or other agreements in the merger agreement, and conditions to closing are not capable of being satisfied on or before the termination date;

      - at any time prior to the termination of the merger agreement an acquisition proposal with respect to MediChem being publicly announced or otherwise communicated to the senior management, board of directors or stockholders of MediChem; and

      - within 12 months of the termination of the merger agreement, MediChem or any of its subsidiaries entering into any definitive agreement with respect to, or consummating, any acquisition proposals;

     - as a result of MediChem's board of directors failing to recommend the adoption of the plan of merger contained in the merger agreement by its stockholders or withdrawing, modifying or qualifying (or proposing to do any of them) in a manner adverse to deCODE or taking any action or making any statement in connection with its stockholder meeting inconsistent with such recommendation;

     - as a result of MediChem willfully or materially breaching its obligations with respect to non-solicitation; or

     - as a result of MediChem failing to call a stockholder meeting or mailing its stockholders the proxy statement/prospectus pursuant to the terms of the merger agreement.

AMENDMENT; EXTENSION AND WAIVER

     The parties may amend the merger agreement at any time before or after the approval of the proposals by the MediChem stockholders. Following any such stockholder approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

     At any time prior to the effective time of the merger, the parties may, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other parties;

     - waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

     - waive compliance by the other party with any of the agreements or conditions in the merger agreement.

     Any extension or waiver described above will be valid if set forth in writing and signed on behalf of the waiving party.

RELATED AGREEMENTS

MediChem Stockholder Agreements

     Certain stockholders of MediChem have entered into stockholder agreements with deCODE, and have granted Kari Stefansson, Hannes Smarason and Tanya Zharov, each of whom is an employee of deCODE, irrevocable proxies to vote all of the voting securities of MediChem which are beneficially owned by each of them as follows:

     - for the adoption and approval of the merger agreement and the merger, the approval of the terms thereof and each of the actions contemplated by the merger agreement and the stockholder agreements, and any other action reasonably requested by deCODE in furtherance of the same;

     - against any action that is intended to, or could reasonably be expected to, impede, delay or prevent the consummation of the transactions contemplated by the merger agreement; and

     - against any acquisition or proposed acquisition of MediChem or any of its significant subsidiaries, by a merger or other business combination, or any other transaction pursuant to which any person or group of persons other than MediChem and its subsidiaries acquires or would acquire, directly or indirectly, control of 10% or more of the assets of MediChem and its subsidiaries or any sale of securities that would result in any person owning securities representing 10% or more of the voting power of MediChem, or which would otherwise constitute an "acquisition proposal" under the merger agreement. See the section entitled "-- No Solicitation" beginning on page 63.

          These stockholders have also agreed not to, and not to allow their affiliates to, enter into any voting or other similar agreement or understanding with any person or entity or grant a proxy or power of attorney to any person or entity (other than to deCODE, to be exercised as set forth in the stockholder agreements), or to vote or give instructions in a manner inconsistent with the obligations set forth above and in the stockholders agreement while the stockholder agreements are in effect.

          These stockholders have also agreed, until the earlier of the termination date or the MediChem stockholders meeting, except as specifically set forth in each stockholder agreement, not to:

     - sell, transfer, pledge, encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with MediChem or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of the stockholders interest in securities of MediChem which are beneficially owned by any of them, except to deCODE;

     - grant any proxies or powers of attorney or enter into any voting agreement with respect to such shares, except with deCODE; or

     - take any action that would make any representation or warranty set forth in the stockholder agreements untrue or incorrect or have the effect of preventing any of the stockholders from performing their obligations under the stockholder agreements until the stockholders agreements have been terminated (as set forth below) or the conclusion of the MediChem special meeting.

          As of February 11, 2002, the stockholders who have entered into the stockholder agreements beneficially owned 16,659,420 shares of MediChem common stock, representing approximately 61.7% of the voting power of the outstanding MediChem common stock.

          The stockholder agreements also restrict the stockholders and their representatives and affiliates until the earlier of the termination date or the MediChem stockholders meeting, from:

     - initiating, soliciting or encouraging, directly or indirectly, any inquiries or the making of any proposal regarding any of the restricted activities with respect to their interest as described above or an acquisition proposal;

     - participating in negotiations concerning, or providing to any other person, any information or data relating to MediChem or its subsidiaries for the purposes of, or having any discussions with any person relating to, or cooperating with or assisting or participating in or facilitating, any inquiries or the making of any proposal which constitutes or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any of the restricted activities with respect to their interest as described above or an acquisition proposal; or

     - agreeing to or endorsing any acquisition proposal, or otherwise facilitating any attempt to make or implement any acquisition proposal. Each stockholder will take all necessary steps to inform its affiliates, employees, directors, agents, advisors or other representatives of its obligations under the stockholder agreements.

     The MediChem stockholder agreements will terminate on the earliest of:

     - the termination of the merger agreement;

     - the termination of the stockholder agreements by deCODE upon written notice to the stockholders (deCODE may terminate in such manner at any time); or

     - the effective time of the merger.

     The stockholder agreement is attached as Annex B to this proxy statement/prospectus. You should read it in its entirety.

Registration Rights Agreement

     On or prior to the closing of the merger, deCODE has agreed to execute a registration rights agreement with ChaseMedichem Partners, LLC, Peachtree Medichem Partners, LLC and MedEquity Investors Partners, LLC, the original venture capital investors in MediChem who hold, in the aggregate, approximately 25% of MediChem's outstanding capital stock and who have entered into stockholder agreements as described in the section entitled "-- MediChem's Stockholder Agreements" beginning on page 69, pursuant to which deCODE will grant each of the entities piggy-back registration rights for the shares of deCODE common stock each of them will receive in the merger with respect to any future underwritten offerings by deCODE for cash. The piggy-back registration rights will terminate upon the one-year anniversary of the effective time of the merger.

Affiliate Agreements

     MediChem has agreed to use reasonable commercial efforts to cause each of its affiliates to execute an affiliate agreement prior to the effective time of the merger. Pursuant to the form of affiliate agreement, each affiliate will agree not to sell, transfer or otherwise dispose of deCODE common stock in violation of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, and will acknowledge the resale restrictions imposed by Rule 145 under the Securities Act on shares of deCODE common stock to be received by such affiliate in the merger. In accordance with the affiliate agreement, deCODE will be entitled to place appropriate legends on these MediChem stockholders' certificates evidencing any deCODE common stock to be received by them.

     The form of the MediChem affiliate agreement is attached to this proxy statement/prospectus as part of Annex A.

Employment Agreements

     Lance Stewart and Hidong Kim, key employees of MediChem's wholly-owned subsidiary, Emerald BioStructures, Inc., have entered into respective employment agreements with deCODE for a term of one year. The employment agreements provide for equity incentive bonuses and severance payments, as well as confidentiality, proprietary information and non-competition clauses customary for agreements of this type. Neither Mr. Stewart nor Mr. Kim is an executive officer of MediChem.

                   DECODE GENETICS, INC. RECENT DEVELOPMENTS

     In June 2001, deCODE entered into a collaboration agreement with Genmab A/S and Medarex, Inc., pursuant to which deCODE will collaborate on the research, development, and commercialization of new antibody therapeutic products. Under this five year collaboration, deCODE will utilize novel targets discovered in its research on the genetics of common diseases along with Genmab's human antibody technology. The collaboration will cover a broad range of disease areas including cardiovascular disease, inflammatory disease and cancer. Together with Genmab and Medarex, deCODE will share equally in the development costs and revenues generated from the outlicensing or sales of products developed under the agreement. Under the terms of this collaboration, Medarex will also contribute resources and will share certain costs and commercial rights.

     In June 2001, deCODE also entered into an agreement to provide Genmab A/S with research and development services to develop DNA-based tests to predict individual clinical response to Genmab's antibody treatment for rheumatoid arthritis and possible related novel therapeutics. deCODE will be paid as stages of the research program are completed.

     In June 2001, deCODE entered into a collaboration and cross-license agreement with Roche regarding diagnostics. Under the terms of this new agreement, deCODE will collaborate on the development and marketing of DNA-based diagnostics for major diseases. deCODE will work with Roche to identify and validate molecular targets which are useful for developing products and services that accurately establish a patient's current diagnosis, predict future risk of disease, predict drug response and determine responses to treatment or the health status of individuals and enable early prevention or treatment of disease. deCODE will also be focusing on developing informatics products and services, which will include software tools and databases. The agreement further provides for research to be conducted under the direction of a jointly-appointed steering committee, which will oversee all research projects. Under the agreement deCODE will receive payments including research funding, research milestones and royalties on any products which are commercialized. The research term under the agreement is five years.

     In July 2001, deCODE entered into a pharmacogenomics collaboration and license agreement with Affymetrix, Inc. Under the terms of the agreement the parties will collaborate in the research and development of gene expression tests and nucleic acid based tests to predict the response of individual patients to various drugs. deCODE will undertake the initial research activities to be performed with respect to the initial ten drugs to be studied under the collaboration. Affymetrix will supply various chips in connection with the research. deCODE and Affymetrix will share revenues resulting from the collaboration, including those from licensing and product commercialization.

     In July 2001, deCODE entered into a joint development and commercialization agreement with Applied Biosystems Group, referred to herein as ABG. Under the terms of the agreement, deCODE will work with ABG to jointly develop and commercialize software products for the collection, organization and analysis of genotyping information. The agreement provides for the development to be overseen by a joint steering committee, which has specific responsibilities for the implementation and management of the joint development and joint commercialization programs. Under this agreement, deCODE and ABG have granted to each other licenses to products developed under the joint development program.

     In December 2001, deCODE entered into a three-year, $12,000,000 sale and leaseback financing facility with respect to laboratory equipment acquired in 2000 and 2001. deCODE also borrowed $18,000,000 to finance the construction of its new headquarters facility. The $18,000,000 in loans are payable in equal installments over seven years and are secured by the property and improvements.

     In January 2002, deCODE announced the formation of a pharmacogenomics alliance with Pharmacia Corporation to identify the role of genetics in the development of advanced forms of heart disease. deCODE will employ its population resources and Clinical Genome Miner discovery system to attempt to find genetic markers that can be used to identify patients who are highly predisposed to developing an advanced form of heart disease. If results of the first phase are encouraging, Pharmacia has the option to use the genetic markers as the basis for clinical trials of cardiovascular drugs under development at

Pharmacia. deCODE will receive contract fees as part of the first phase of this agreement. If certain license options are exercised by Pharmacia, deCODE will receive royalties on sales of diagnostics tests and potential royalties on sales of cardiovascular drugs.

     On January 29, 2002, deCODE entered into a Collaboration and Cross-License Agreement with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. Pursuant to the Collaboration and Cross-License Agreement, deCODE will collaborate with Roche in drug development and discovery based upon the information gained from their past gene discovery collaboration to seek novel therapeutic drug treatments for certain common diseases. Under the three year agreement, Roche will provide deCODE with funding to enable deCODE to conduct research on no more than four of those diseases at any time. deCODE will receive development and regulatory approval milestone payments for therapeutic drug compounds developed pursuant to the agreement as well as royalties on Roche's sale of drugs developed under the agreement. Additionally, Roche will receive royalty payments from deCODE if deCODE further develops and markets drugs that were previously funded by Roche under the Collaboration and Cross-License Agreement.

     Although deCODE has not yet been served with a copy of the complaint, deCODE has learned that on December 6, 2001, a purported class action alleging violations of federal securities laws was filed in the United States District Court for the Southern District of New York on behalf of certain purchasers of deCODE common stock. The complaint names deCODE, two of deCODE's current executive officers and the two lead underwriters for deCODE's initial public offering in July 2000 as defendants.

     The plaintiff alleges violations of Section 11 of the Securities Act of 1933 against deCODE and the two current executive officers, violations of
Section 15 of the Securities Act of 1933 against the two current executive officers and violations of Sections 11 and 12(a)(2) of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 (and Rule 10b-5 promulgated thereunder) against the two lead underwriters. Generally, the complaint alleges that the two lead underwriters:

     - solicited and received excessive and undisclosed commissions from certain investors in exchange for which the two lead underwriters allocated to those investors material portions of the shares of deCODE's stock sold in the IPO; and

     - entered into agreements with customers whereby the two lead underwriters agreed to allocate shares of deCODE's stock sold in the IPO to those customers in exchange for which the customers agreed to purchase additional shares of deCODE's common stock in the aftermarket at pre-determined prices.

     The complaint further alleges that the prospectus incorporated into the registration statement for the IPO was materially false and misleading in that it failed to disclose these arrangements. The suit seeks unspecified monetary and recissionary damages and certification of a plaintiff class consisting of all persons who purchased shares of deCODE common stock from July 7, 2000 to December 6, 2000.

     deCODE is aware that similar allegations have been made in hundreds of other lawsuits filed (many by some of the same plaintiff law firms) against numerous underwriter defendants and issuer companies (and certain of their current and former officers) in connection with various public offerings conducted in recent years. All of the lawsuits that have been filed in the Southern District of New York have been consolidated for pretrial purposes before Honorable Judge Shira A. Scheindlin.

     deCODE believes that the allegations against it and its officers are without merit and intends to contest them vigorously. The litigation is, however, in the preliminary stage, and deCODE cannot predict its outcome and the ultimate effect, if any, on deCODE's financial condition. In addition, it is possible that further lawsuits alleging substantially similar claims will be filed against deCODE and its officers. If deCODE is required to pay significant monetary damages as a result of such litigation, its business could be significantly harmed. Even if such suit or suits conclude in its favor, deCODE may be required to expend a significant amount of funds to defend against the allegations. deCODE is unable to estimate the range of possible loss from the litigation, and no amounts have been provided for such matters in its financial statements.

                    MEDICHEM LIFE SCIENCES, INC. INFORMATION

BUSINESS

     MediChem is a drug discovery technology and services company that offers a broad range of drug discovery R&D services to pharmaceutical and biotechnology companies. Recent advances in genomics and proteomics, the study of genes and proteins, have resulted in exponential growth in the number of biological targets that pharmaceutical and biotechnology companies can potentially use to develop new drugs. Targets -- in most cases, proteins -- are the molecules on which drugs act, altering their function in order to elicit a desirable biological effect that ultimately improves or eradicates a disease state. While researchers (and investors) have expended great effort and expense at uncovering new drug targets, similar investment in the technology and infrastructure needed to efficiently and rationally develop candidate drugs directed at these targets has not occurred. MediChem addresses this capacity and technology shortfall by:

     - providing the drug discovery industry with proteomic technologies that can potentially turn information from the many newly discovered targets into commercializable drugs; and

     - offering contract chemistry services that span the entire drug development spectrum, from early stage discovery technologies to synthesis and production. In addition, MediChem has its own independent drug discovery program, deploying its technologies and scientists in developing new candidate drugs for its own account.

     From a company initially focused exclusively on medicinal chemistry services, MediChem has evolved into a full-service drug discovery technology and services company offering process development, analytical chemistry and chemical synthesis and scale-up. High value, proprietary technologies in the areas of proteomics, biocatalysis, chiral chemistry and automated process research (many of these capabilities resulting from MediChem's acquisitions of Emerald BioStructures, Inc. in May 2000), have allowed MediChem to continue to evolve from a time and materials business model to one beginning to focus on longer term strategic partnerships that can potentially provide lucrative royalty and milestone payments. In an attempt to capitalize on the expanding opportunities available to provide proteomics technologies to drug development companies, MediChem has continued its transition from a traditional contract chemistry services business model. Beginning with its acquisition of Emerald BioStructures in 2000, MediChem has increased the application of its resources into its proteomics technology services. MediChem has strategic customer relationships with AstraZeneca, Bristol-Myers Squibb, Degussa, Elitra, Immtech International, Neurocrine, Pfizer, Pharmacia, Rigel, and the R.W. Johnson Pharmaceutical Research Institute. MediChem has completed over 650 complex research projects for over 120 companies worldwide, including all of the top 10 pharmaceutical companies and over 90 biotechnology firms.

     In addition to its core service business, MediChem is using its proprietary technologies, its trained scientists and the drug discovery skills it has acquired from its work with customers to pursue its own drug discovery program. Advanced Life Sciences, Inc., a drug discovery firm that prior to its spin-off in June 1999 was a subsidiary of MediChem, provides various opportunities for MediChem to hone its drug discovery capabilities. MediChem was the sole chemistry provider to ALS in its development of promising new drug candidates, including: calanolide (A), an anti-HIV compound entering Phase II trials; 2,3-DABA, an anti-inflammatory treatment entering Phase I trials; and betulinic acid, an anti-cancer compound being co-developed with the National Cancer Institute (NCI). MediChem's internal drug discovery program is currently pursuing two classes of potential new drug candidates: anticancer agents aimed at topoisomerase I, the target of Camptosar(R); and drugs that will affect membrane-bound G-protein coupled receptors, referred to herein as GPCRs, a class of proteins that make up half of current drug targets involved in a wide variety of diseases and conditions.

Market Opportunity

     The pace of drug discovery has accelerated significantly in recent years. Advances in disciplines such as molecular biology, genomics and proteomics are providing opportunities to develop therapeutics for previously unmet or under-met medical needs. Previously a process focused on screening random collections of small molecules in the hopes of finding one that might have beneficial effects, drug discovery is evolving into a rational program for designing, rather than discovering, drugs. As the many new biological disciplines refine scientists' understanding of disease, pharmaceutical researchers are finding themselves able to pinpoint the particular protein that has gone awry in a disease process. From this protein, drug discovery researchers are increasingly beginning their efforts, searching for a way to formulate a new drug that will alter the function of the culprit protein. The process of converting knowledge of the targets into the formulation of a new drug requires significant chemistry resources. Further spurring interest in these developments is the increasing pressure under which pharmaceutical and biotechnology executives find themselves to deliver new drugs to market and to reduce the time and cost required for drug development, all while meeting ever-increasing requirements for environmentally cleaner chemistry processes.

     MediChem addresses these opportunities and concerns in four principal ways:

     - MediChem provides access to valuable proprietary technologies that provide potentially superior information, quicker results or cleaner processes than those available through non-proprietary approaches;

     - MediChem provides access to skilled scientists and state-of-the-art facilities for those companies looking to rapidly expand their R&D capacity or provide additional resources to a promising program;

     - MediChem allows biotechnology companies with limited physical infrastructure to outsource one or several stages in the drug discovery process rather than developing these capabilities internally; and

     - MediChem applies its technologies and know-how to its own drug discovery program in an attempt to capitalize on the many current drug discovery opportunities made possible by the genomics and proteomics revolution.

     Rapid advances in genomics and proteomics

     The recent completion of the human genome project has resulted in an exponential increase in the number of new drug targets. It is currently estimated that the human genome contains approximately 30,000 genes, of which approximately 10,000 may represent potentially important pharmaceutical targets for the treatment of disease. This compares to fewer than 500 gene targets that have been available to the pharmaceutical industry over the past 50 years.

     Companies with expertise in proteomics should be direct beneficiaries of the explosion in genomics. Proteomics is the large-scale study of proteins much as genomics is the large scale study of genes. The completion of the human genome has made scientists aware of thousands of proteins previously not known to exist. As the roles these many new proteins play in disease become understood, drug discovery companies want to understand their three-dimensional structure so that they may rationally design potential new drugs that can beneficially affect the protein's function. Identifying the three-dimensional structure of these potential drug targets will present a challenge to pharmaceutical and biotechnology companies, since existing X-ray crystallographic technologies are not only laborious and time-consuming, but they are not applicable to membrane-bound proteins, which make up the bulk of current drug targets. Elucidating the three-dimensional structures of these many protein targets presents a major obstacle for biotechnology and pharmaceutical companies and an opportunity for chemistry service providers with advanced proteomics capabilities such as MediChem.

     Challenges in drug discovery and development

     The imminent patent expirations of a number of blockbuster drugs have threatened the pharmaceutical and biotechnology industries' historically high growth rates. To address this central challenge, the companies in such industries find themselves confronting a number of secondary challenges, including how to:

     - Address the Explosion of Genomic Information. The genomic information explosion provides both a benefit and challenge to pharmaceutical and biotechnology companies. With the completion of the map of the human genome, the industry moved from having fewer than 500 gene targets to address to an estimated 10,000. Given these greatly broadened possibilities, pharmaceutical and biotechnology companies need additional R&D capacity for lead compound discovery and optimization.

     - Obtain X-ray Crystallographic Data. The larger pool of drug targets has exponentially expanded the number of compounds that must be screened in order to find one potential drug, overwhelming current capabilities. Industry experts are increasingly turning to a new paradigm in which scientists, armed with detailed information on the structure of the drug target, design new drugs rather than attempt to discover them from random collections of small molecules. Such rational drug design holds the promise of reducing the time and expense associated with screening but requires, in the case of protein targets, detailed information on the three-dimensional protein structure obtained through X-ray crystallography, itself a time-consuming process. Further contributing to this drug design bottleneck are the limitations of commonly used X-ray crystallographic techniques which are ineffective with membrane-bound proteins, a class of proteins comprising up to one-half of current drug targets.

     - Produce Chirally Pure Compounds. Recent changes in FDA regulations have placed increasing pressure on pharmaceutical companies to develop chirally pure compounds. Chiral compounds are molecules that are chemically identical but represent mirror images of one another, much like a person's left hand is a mirror image of his/her right hand. Often one chiral form of a chemical structure, or isomer, is the most active and best affects the desired biological function; other chiral forms are often inactive or less effective and may needlessly contribute to drug side effects. Because of these potential side effects, the FDA is now requiring data on each chiral compound, significantly increasing the effort and cost needed for approval. Therefore, pharmaceutical companies have become intent on developing single-isomer chiral pharmaceuticals, but have found that doing so using traditional chemistry approaches is difficult, expensive or simply impossible.

     - Employ Environmentally Cleaner Chemical Synthesis Techniques. The EPA and OSHA are placing increasing regulatory pressure on drug developers to employ more environmentally friendly biological scale up techniques, such as biocatalysis, as opposed to utilizing traditional chemical reagents and catalysts, which often involve hazardous substances. Pharmaceutical companies are increasingly looking to outside providers for more environmentally friendly scale up techniques.

Services

     Proteomics. MediChem's proteomics subsidiary, Emerald BioStructures, provides biotechnology companies, pharmaceutical firms and its own drug discovery program with technologies such as protein expression, purification, analysis and, most importantly, X-ray crystallographic structure determination. X-ray crystallography provides scientists with detailed information on a protein target's three-dimensional structure, information critical to researchers' efforts to rationally design potential drugs to advantageously alter a protein's function. Currently, the many drug targets uncovered by new genomic technologies are overwhelming conventional X-ray crystallographic techniques, laborious processes that often require years to determine the structure of one protein. These techniques also cannot visualize membrane-bound proteins, which account for one-half of current drug targets. Emerald BioStructures' patented, automated technologies, including unique techniques that facilitate crystallizing membrane-bound proteins, allow MediChem to produce the target structural data researchers need to efficiently and economically design potential lead candidates. Strengthening MediChem's X-ray crystallographic capabilities is its relationship with Argonne National Laboratory's Structural Biology Center in nearby Darien, Illinois. The Structural Biology Center provides MediChem with ready access to the Advanced Photon Source, referred to herein as APS. One of only three in the world, the high brilliance APS X-ray beam identifies protein structures faster and with greater resolution than conventional beams.

     Computational Chemistry. Computational chemistry enables MediChem's scientists to use biologic information to develop computational models of drug targets, then to use those virtual targets to design potential drug candidates. Rather than generating tens of thousands of potential compounds in so-called combinatorial libraries, computational chemistry allows MediChem's scientists to construct smaller, focused libraries of compounds that are more likely to contain one or more potential drugs. This rational approach to drug discovery limits the number of compounds that must be physically screened, reducing drug development time and costs.

     Medicinal and Combinatorial Chemistry. MediChem's chemistry resources and its network of external collaborators allow MediChem to manage an entire medicinal chemistry program from lead discovery through early-stage human clinical trials. MediChem's broad spectrum of medicinal chemistry services range from early-stage lead optimization studies to selecting the final drug candidate for development to the identification of synthetic routes for producing material for clinical studies. MediChem's lead optimization programs include analog synthesis, focused combinatorial library generation, chemical structure determination, biologic data analysis, and predictive absorption, distribution, metabolism, excretion and toxicology, referred to herein as ADME-Tox, assessment.

     Chemical Process Development. Once a lead compound has been selected for development as a potential drug candidate, a viable manufacturing method must be identified. Although an initial synthetic route has been designed, that initial method may be inappropriate for large-scale manufacturing. MediChem's scientists utilize a variety of tools to develop the optimal chemical process. Molecular modeling enables MediChem's scientists to predict the behavior of reactants in a proposed chemical reaction, allowing them to avoid reaction pathways that could pose safety hazards. MediChem's scientists combine robotics and statistical analysis to rapidly optimize discrete chemical reactions. MediChem's biocatalysis technology can be applied to identify a safe, efficient solution to a chemical reaction problem that could not be readily solved through the use of traditional chemistry methods.

     Following initial computational reaction design and automated reaction optimization, the process is then subject to large-scale validation. By employing computational chemistry, automation and biocatalysis, MediChem's approach to chemical process research adds tremendous value to its clients in the form of decreased development times and production costs, and dramatically expands the range of underlying research data that can be used to strengthen patent applications and ultimately broaden patent coverage.

     Analytical and Separations Chemistry. MediChem's analytical and separations services utilize a broad range of spectroscopic and chromatographic techniques to assist clients in validating and purifying chemical compounds. Spectroscopic services, such as nuclear magnetic resonance spectroscopy and mass spectrometry, are used to identify and verify chemical structures. Chromatographic services include the use of high-performance liquid chromatography, referred to herein as HPLC, technologies to separate extremely complex mixtures and isolate chemical impurities. The compounds produced by chemical synthesis, including intermediate and final products, are validated using chromatographic techniques. These analytical validations form the basis of the Chemistry, Manufacturing and Control section when MediChem's clients file an Investigational New Drug, referred to herein as IND, application with the FDA.

     Because the U.S. Food and Drug Administration and the European Committee for Proprietary Medicinal Products have required manufacturers to research and characterize each chiral version of a drug proposed to be marketed, obtaining pure compounds containing one chiral version has become an essential requirement in the pharmaceutical industry. MediChem's technologies, such as ChiralSelect(TM), allow MediChem to provide customers with purified chiral chemical compounds.

     Biocatalysis. Enzymes are biological molecules that speed difficult chemical reactions and have the added advantages that they are stable, easy-to-use and frequently environmentally friendly and cost-effective. Three of the most important applications of biocatalysis are the production of chiral chemical compounds, the optimization of chemical processes and the application of protein shuffling -- randomly combining modular sections of proteins -- to streamline chemical syntheses. MediChem's ThermoGen biocatalysis subsidiary enables clients to develop chemical processes that capitalize on the power of enzyme-catalyzed reactions. MediChem's biocatalysis technologies function at both the process development and scale-up stages of drug discovery. Once identified, an enzyme capable of conducting a desired synthetic reaction can be used as part of an economical process to produce larger quantities of the lead compound for further study.

     Chemical Synthesis and Scale Up. Once an optimal method of chemical synthesis has been identified through chemical process development, MediChem's scientists then scale up the desired compound on the scale appropriate to the compound's stage of development, ranging from grams to multiple kilograms. The synthesis of compounds is conducted under good laboratory practices, referred to herein as GLP, guidelines or, if the compound is undergoing early-stage clinical studies, under current good manufacturing practices, referred to herein as cGMP, guidelines. MediChem has the capacity to produce multiple-kilogram quantities of compounds under either GLP or cGMP guidelines. In addition, when larger quantities are required, MediChem contracts with large-scale chemical manufacturers to meet these requirements.

MediChem's Services and Platform Technologies in Drug Discovery

     MediChem is a drug discovery technology and services company that offers a broad range of integrated chemistry R&D capabilities to pharmaceutical and biotechnology companies. Its service and platform technology offerings span the drug discovery process.

Technologies

     Proteomics Technologies. MediChem's Emerald BioStructures proteomics subsidiary offers drug discovery tools and technologies to pharmaceutical and biotechnology companies and to MediChem's own drug discovery program aimed at determining the three-dimensional X-ray crystal structure of protein targets. These tools and technologies include:

     - High Throughput Crystallization(TM), a system for screening large numbers of potential crystallization conditions for pharmaceutically relevant protein drug targets;

     - Crystal Monitor(TM), a powerful bioinformatics tool that records in a relational database the conditions under which every crystal experiment is conducted at Emerald BioStructures, using that information to computationally determine the optimal conditions for the production of protein crystals;

     - Lipidic Cubic Phase, a technology licensed exclusively to MediChem by the University of California, San Francisco, that potentially enables the crystallization of membrane-bound proteins;

     - Chemical Ligation Technology, licensed exclusively by MediChem from the University of California, San Diego, facilitates whole gene synthesis, the direct production of proteins from a gene sequence without having to resort to transferring the sequence into a living cell or bacteria;

     - Clover Plates(TM), specialized plates that allow for multiple independent protein crystallization experiments; and

     - Crystal Growth Matrices(TM), novel formulations that decrease the time and cost required to design protein crystallization arrays and increase the ability to repeat crystal growth multiple times using a particular set of crystallization conditions.

     Biocatalysis Technologies. MediChem's subsidiary, ThermoGen, has developed a broad technology for rapid enzyme discovery, enzyme engineering, protein shuffling, process development and scale up. ThermoGen's proprietary technologies include the following:

     - ThermoCat(R) enzyme products are stable biocatalysts for chemical synthesis applications. ThermoGen's proprietary collections of enzymes, organisms and gene libraries are rich sources of biocatalysts. These biocatalysts have been developed to target the growing need for catalysts and can economically produce chiral stereoisomers, or single-isomer molecules and other complex compounds. Using ThermoGen's core technology base, over 25 new biocatalysts have been commercialized. The ThermoCat(R) biocatalysts are being sold in three forms: QuickScreen(R) kits, bulk biocatalysts and immobilized biocatalysts, which attach enzymes to a solid matrix that can easily be filtered upon completion of a chemical reaction.

     - The ThermoGenetic(TM) Stabilization System helps develop genetically stabilized proteins, or proteins that have been genetically engineered to have an increased lifetime. By inserting a gene of interest into a thermophilic microorganism, which lives in extremely high-temperature environments, MediChem's technology allows the generation of modified proteins that function at high temperatures.

     - ThermoFusion(TM) allows the construction of new enzymes by shuffling sections of proteins. The enzymes that result from this process can combine multiple enzymatic processes into a single enzyme. In addition, ThermoGen's protein technology enables the production of novel enzymes that will catalyze with enzymatic properties not available through natural means.

     - RapidScreen(TM) and TrueSubstrate(TM) methods allow rapid qualitative or quantitative comparison of enzyme properties for use in a variety of screening applications. Such applications include process optimization, or the development of chemical synthetic pathways suitable for large-scale manufacture of chemical products. Utilizing this technology, ThermoGen can compare large libraries of enzymes against libraries of substrates or process conditions rapidly and effectively.

     ChiralSelect(TM). A persistent problem in drug development is the identification of methods to isolate chirally pure drug candidates. Other than the development of an asymmetric synthetic route, which provides only one desired chiral version, chiral HPLC is the most rapid and efficient method for the large-scale isolation of pure chiral compounds. MediChem's ChiralSelect(TM) technology is a novel approach to discover the optimal HPLC separation method, which provides the best means for separating a chiral mixture. MediChem developed its ChiralSelect(TM) technology as part of its relationship with Advanced Life Sciences and Regis Technologies and uses the technology pursuant to exclusive, unlimited licenses from Advanced Life Sciences and Regis Technologies.

     AutoOptimize(TM). In many instances, the identification of a reliable and economical synthetic method for large-scale production of a therapeutic agent becomes a critical bottleneck in the development of new drugs. MediChem's patented AutoOptimize(TM) technology is an efficient method for rapidly optimizing chemical processes that couples robotics and statistical analysis. MediChem's automated techniques generate "libraries" of hundreds of unique reaction conditions that combine multiple reaction variables, such as solvent, temperature, reagent ratios and catalyst selection. Using an iterative process, MediChem conducts statistically-designed experiments that allow the identification of critical reaction variables, then performs multiple cycles of the design/reaction/analysis sequence until the optimal set of reaction variables is determined. MediChem's method is far more efficient than traditional, time-consuming bench-scale reaction optimization, which requires a chemist to manually and frequently change one variable at a time, often missing subtle, but critical, cross-variable effects. MediChem's AutoOptimize(TM) technology platform provides its clients with a rapid and cost effective alternative to traditional process optimization. MediChem developed its AutoOptimize(TM) technology as part of its relationship with Advanced Life Sciences and uses the technology pursuant to an exclusive, unlimited license.

     BlockBuilder(TM). MediChem's BlockBuilder(TM) program is a service offering that utilizes MediChem's synthesis technologies to efficiently produce unique combinatorial chemistry building blocks and scaffolds.

The program fills an important and growing need in the chemical discovery research marketplace. This need is driven by the widespread and growing popularity of combinatorial chemistry as a technique for discovering new chemical entities. Because research organizations are investing heavily in automated chemical synthesis to achieve discovery objectives, the need for greater numbers of customized building block compounds has become more pronounced. MediChem's program is designed to provide a high throughput, cost-effective source of custom synthesized unique combinatorial building blocks and scaffolds on an exclusive basis to its clients.

     MediCertified (TM). MediChem's MediCertified(TM) program utilizes its chemical synthesis and analytical technologies to provide a "one-stop-shop" approach to the chemical synthesis and validation of analytical reference standards. This certification is used in generating the documentation required in FDA filings in connection with the manufacture of drug substances. MediChem uses its MediCertified(TM) program to discover and develop synthetic processes to produce drug impurities and metabolites, develop a method for validating the chemical structure and purity of each impurity or metabolite and utilize these compounds and associated data to support its clients' FDA filings.

Growth Strategy

     Capitalize on Proteomics Capabilities. As the drug discovery industry addresses the limitations of much of the current X-ray crystallographic techniques and of the expanded need for these capabilities, MediChem is well positioned to contract with pharmaceutical and biotechnology companies for the services of its Emerald BioStructures' subsidiary. MediChem uses its unique proteomics capabilities, in particular the powerful ability to potentially crystallize membrane-bound proteins, to obtain lucrative contracts that include milestone and/or royalty payments.

     Migrate Business to Longer-Term, Strategic Relationships. MediChem's current strategy is to pursue longer-term contracts that contain milestone and/or royalty payments, such as its contracts with Elitra and Neurocrine. These arrangements hold the potential for more lucrative payments at a later date should a potential drug candidate turn into a commercial drug. Central to this strategy is the continued development and acquisition of proprietary drug discovery technologies which deliver greater value to MediChem's customers and enable MediChem to pursue these longer term, performance-based arrangements.

     Enter Collaborations Through MediChem's Strategic Drug Development
Program. Recent advances in biotechnology have fueled the emergence of "virtual" pharmaceutical companies who discover or in-license lead compounds. These companies have undertaken aggressive efforts to discover promising lead compounds, but do not have the in-house infrastructure or experience to develop them. MediChem's integrated chemistry service and technology offerings provide an alternative for customers that historically had to sell a significant portion of their proprietary technology to gain access to the development capabilities of a large strategic partner.

     MediChem's role in developing the drug pipeline of Advanced Life Sciences is an example of the benefits of its strategic drug development program. Advanced Life Sciences does not have a scientific staff and has relied upon MediChem's drug discovery and development services, platform technologies and project management services to develop their promising drug compounds. MediChem's work provides experience and credibility and it intends to aggressively market its drug development capabilities to third-party customers in order to generate incremental service revenues, enhance its market reputation and create opportunities to obtain milestone and royalty revenues.

     Expand Technology Platform. MediChem invests in proprietary drug discovery technologies. Technologies such as Crystal Monitor(TM), ThermoCat(TM) libraries, ThermoFusion(TM), ChiralSelect(TM) and AutoOptimize(TM) offer advantages over non-proprietary technologies, allowing MediChem to obtain higher margin licensing fees, milestone and royalty payments than it does when contracting on a time and materials basis for non-proprietary services.

     Broaden Customer Relationships. MediChem has attempted to broaden the number of services used by each of its customers by providing chemistry-related services across many phases of drug discovery and development. Its recent expansion into proteomics and biocatalysis provides MediChem with an opportunity to pull customers from these service offerings into its later stage services as well as to expand its current relationships into earlier stages of drug discovery.

     Increase Biotechnology and International Customer Base. MediChem believes there are significant opportunities for growth in the United States and abroad. MediChem has expanded its marketing efforts through the opening of offices in California, Connecticut, and the United Kingdom, targeting in particular the large number of biotechnology companies near each of these sales offices. To pursue the international market outside the United Kingdom, MediChem presently uses sales consultants. In addition, MediChem generates business from industries, such as agricultural chemicals, food and personal care, that have a need for chemistry R&D services and has increased its efforts to serve these customer segments.

     Expand Service Offerings. MediChem has continued to expand its service offerings beyond traditional medicinal chemistry to keep pace with the needs of its clients. In 1997, MediChem began offering combinatorial chemistry as a natural extension of its medicinal chemistry capabilities. More recently, MediChem increased its capabilities in analytical chemistry and cGMP synthesis, or the production of molecules under current good manufacturing practices. As evidenced by its acquisitions of ThermoGen and Emerald BioStructures, MediChem has further expanded its capabilities in the early stages of drug discovery and intends to continue this expansion through investment and increasing its proteomics services capabilities. In addition, MediChem continues to further expand and develop its chemical process development and scale up capabilities.

Patents and Proprietary Technology

     MediChem has developed, acquired or licensed numerous patented processes as part of its strategy to deliver novel technologies to clients' and its own drug discovery programs. MediChem owns eight issued U.S. patents protecting its proprietary technologies and has an additional 26 pending United States patents, of which six are provisionally issued. Supplementing these are an additional eight technologies that MediChem has licensed on an exclusive basis.

Company Background

     MediChem was founded in 1987. In connection with its initial public offering, MediChem consummated a reorganization into a holding company structure. The holding company, MediChem Life Sciences, Inc., was incorporated in Delaware in October 2000. MediChem's operating subsidiaries are MediChem Research, Inc., Emerald BioStructures, Inc., ThermoGen, Inc., and Advanced X-Ray Analytical Services, Inc. MediChem's principal executive offices are located at 2501 Davey Road, Woodridge, Illinois 60517, and the telephone number is (630) 783-4600. MediChem maintains a Web site at www.medichem.com. MediChem's currently issued and outstanding common stock is publicly traded on the NASDAQ National Market under the symbol "MCLS."

Employees

     At December 31, 2001, MediChem employed approximately 162 individuals, the majority of which are scientists. None of MediChem's employees are covered by a collective bargaining agreement. MediChem considers its relations with its employees to be good.

Properties

     MediChem's principal executive offices and discovery laboratories center are located in Woodridge, Illinois, and encompass approximately 100,000 square feet. MediChem has the capability to expand its offices and laboratories to 200,000 square feet. MediChem occupies approximately 50,000 square feet of additional leased office and laboratory space in Lemont, Illinois, which lease expires in October 2003. MediChem also occupies 15,000 square feet of additional laboratory space in Des Plaines, Illinois, which lease runs through October 2002, with an option to lease on a year-to-year basis. At December 31, 2001, three satellite business development offices were leased in South San Francisco, California, for 1,460 square feet, in New London, Connecticut, for 1,630 square feet and in La Jolla Del Mar, California, for 150 square feet. Emerald BioStructures operates from an 8,500 square foot leased facility located near Seattle, Washington.

Legal Proceedings

     MediChem is not a party to any material legal proceedings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Advanced Life Sciences, Inc. MediChem owns all of the existing preferred stock of Advanced Life Sciences, Inc. which has a par value of $2.5 million and a 7% cumulative preferred dividend. The preferred stock was issued in connection with the spin-off of Advanced Life Sciences, Inc. without the payment by MediChem of any cash consideration. MediChem's chairman and chief executive officer, Dr. Michael T. Flavin, is the sole common stockholder of Advanced Life Sciences, Inc.

     MediChem entered into a master laboratory service agreement with Advanced Life Sciences, Inc. in August 2000. The master laboratory service agreement resulted from an "arm's-length" negotiation and is on terms that are at least as favorable as the terms that could be obtained by MediChem in comparable negotiations made on an arm's-length transaction between unaffiliated parties. Pursuant to the agreement, MediChem provides certain research services, laboratory analysis and/or data management services as requested by Advanced Life Sciences, Inc. from time to time during the term of the agreement. All chemistry and laboratory services provided by MediChem to Advanced Life Sciences, Inc. are billed at MediChem's standard rates and collected in the ordinary course consistent with any third-party customer. The specific details of each assignment or task are separately negotiated in arm's-length negotiations and are on terms that are at least as favorable as the terms that could be obtained by MediChem in comparable negotiations made on an arm's-length transaction between unaffiliated parties. Such amounts billed under the agreement are recorded as contract revenue-related party. Contract revenue from Advanced Life Sciences, Inc. in connection with the agreement was $773,889 from the date of the spin-off to December 31, 1999, $2,161,935 for the year ended December 31, 2000, and $2,226,444 for the nine month period ended September 30, 2001. The agreement can be terminated upon 90 days' notice by either party.

     On September 14, 2000, MediChem entered into a contract with Advanced Life Sciences, Inc. to develop a research proposal for the development of Advanced Life Sciences, Inc.'s patented chemical compound as a drug candidate through all pre-clinical testing. As of December 31, 2001, MediChem has outstanding receivables totaling $70,324 related to this project, which will become due in the first quarter of 2002.

     On February 22, 2001, MediChem entered into a contract with Advanced Life Sciences, Inc. to produce and deliver a certain chemical compound for $1.1 million. As of December 31, 2001, MediChem has no outstanding receivables related to this project.

     License Agreements. In addition, as a chemistry research service provider to Advanced Life Sciences, Inc., MediChem developed the AutoOptimize(TM) and ChiralSelect(TM) technologies. MediChem has the exclusive rights to use the AutoOptimize(TM) and ChiralSelect(TM) technologies pursuant to an unlimited license from Advanced Life Sciences, Inc. in exchange for the payment of a royalty to Advanced Life Sciences, Inc. MediChem's royalty payments to Advanced Life Sciences, Inc. totaled $11,160 for the year ended December 31, 2000 and $0 for the nine month period ended September 30, 2001.

     Sarawak Medichem Pharmaceuticals Services. Advanced Life Sciences, Inc. has a 50% joint venture interest in Sarawak MediChem Pharmaceuticals. Sarawak MediChem Pharmaceuticals is a development stage pharmaceutical company with a current portfolio of proprietary anti-viral drugs in various stages of clinical and pre-clinical development. MediChem provides chemistry research and various project management services to Sarawak MediChem Pharmaceuticals that are reimbursed based upon negotiated contractual rates and are recorded as contract revenue-related party. Contract revenue from Sarawak MediChem Pharmaceuticals was $1,421,995 and $1,149,872 for the years ended December 31, 1999 and 2000, and $510,331 for the nine month period ended September 30, 2001. In connection with the merger, Advanced Life Sciences will transfer to MediChem certain intellectual property in connection with the AutoOptimize(TM) and Chiral Select(TM) technologies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     Founded in 1987, MediChem believes it was the first independent chemistry company to offer a broad array of discovery-related medicinal chemistry services to pharmaceutical and biotechnology customers. From a company initially focused exclusively on medicinal chemistry services, MediChem has evolved into a full-service drug discovery technology and services company. MediChem's development of strong relationships with pharmaceutical companies by initially providing basic medicinal chemistry services helped MediChem to identify their unmet needs in the later stages of the drug discovery process. In response, MediChem expanded its service offerings to include process development, analytical and separations chemistry and chemical synthesis and scale up. To capitalize on recent advances in genomics, MediChem has acquired and developed technology and services in early-stage proteomics, combinatorial chemistry and biocatalysis.

Acquisitions

     On May 31, 2000, MediChem acquired all the outstanding common stock of ThermoGen, Inc. and Emerald BioStructures, Inc. The acquisitions were accounted for using the purchase method of accounting and MediChem's results of operations include the results of ThermoGen and Emerald BioStructures since the date of acquisition. MediChem issued approximately 5.0 million shares of its Class A common stock in exchange for the outstanding shares of ThermoGen and Emerald BioStructures. The purchases resulted in approximately $55.7 million of goodwill and intangibles. See discussion below regarding the impairment of certain intangible assets acquired.

Initial Public Offering

     On October 31, 2000, MediChem completed its initial public offering of 7,360,000 shares of common stock (which included 960,000 over-allotment shares) at a public offering price of $7.00 per share. MediChem received net proceeds of $45.3 million. MediChem used $9.7 million of the net proceeds to repay in full and terminate its credit facility, $11.5 million for the mandatory redemption of outstanding preferred stock, $2.1 million for the optional redemption of outstanding warrants, $1.6 million for general corporate purposes, $1.5 million to repay a note payable to a stockholder and $0.4 million to repay outstanding stockholder loans arising from the acquisition of ThermoGen, Inc.

Results of Operations for the Nine Month Period Ended September 30, 2001 Compared with the Nine Month Period Ended September 30, 2000

     Contract revenue

     Total contract revenue including related party increased $0.9 million, or 7%, to $15.0 million for the nine month period ended September 30, 2001, from $14.1 million for the nine month period ended September 30, 2000. This increase was principally due to revenue generated from the May 2000 acquisitions. Contract revenue excluding related party increased $0.4 million, or 3%, to $12.3 million for the nine month period ended September 30, 2001, from $11.9 million for the nine month period ended September 30, 2000. Increased contract revenue excluding related party was achieved from higher volume in MediChem's service offerings for structural biology and additional research grants. Contract revenue -- related party increased $0.5 million, or 24%, to $2.7 million for the nine month period ended September 30, 2001, from $2.2 million for the nine month period ended September 30, 2000. The increase in contract revenue -- related party was achieved primarily from a chemical synthesis and scale up project with Advanced Life Sciences.

     Gross profit

     Gross profit from total contract revenue decreased 17% to $5.8 million for the nine month period ended September 30, 2001, from $7.0 million for the nine month period ended September 30, 2000. Gross profit excluding related party decreased $1.6 million, or 28%, to $4.1 million for the nine month period ended September 30, 2001, from $5.7 million for the nine month period ended September 30, 2000. Related party gross profit increased $0.5 million, or 34%, to $1.8 million for the nine month period ended September 30, 2001, from $1.3 million for the nine month period ended September 30, 2000.

     Gross profit as a percent of total contract revenue decreased to 39% for the nine month period ended September 30, 2001, from 50% for the nine month period ended September 30, 2000. Gross profit excluding related party as a percent of contract revenue decreased to 33% for the nine month period ended September 30, 2001, from 48% for the nine month period ended September 30, 2000. The majority of the reduction in gross profit excluding related party is attributable to reduced utilization due principally to the emphasis on selling multi-disciplinary service offerings in the marketplace. The lower utilization is also a result of new hires in scientific staff made prior to the recent general economic downturn. Because the scientific staff represents a fixed cost to MediChem, utilization varies with changes in contract service revenue volume. A selected group of scientists that filled redundant positions created by the operating facility consolidation were terminated late in the third quarter. Due to the timing of these terminations, the impact on gross profit was immaterial for the nine month period ended September 30, 2001.

     Related party gross profit increased to 65% of related party contract revenue for the nine month period ended September 30, 2001, from 60% for the nine month period ended September 30, 2000. This increase is attributed to a chemical synthesis and scale up project with Advanced Life Sciences.

     Milestone and intellectual property revenue

     Milestone and intellectual property revenue decreased $676,000, or 55%, to $546,000 for the nine month period ended September 30, 2001, from $1.2 million for the nine month period ended September 30, 2000 due to a decrease in related party drug development activity which has proceeded into clinical trials. All milestone revenue earned in 2001 represented third party activity.

     Operating expenses

     Selling, general and administrative expenses increased $5.0 million, or 71%, to $12.1 million for the nine month period ended September 30, 2001, from $7.1 million for the nine month period ended September 30, 2000. As a percentage of total contract revenues, selling, general and administrative expenses increased 31 percentage points to 81% for the nine month period ended September 30, 2001, from 50% for the nine month period ended September 30, 2000. The increase in selling, general and administrative expenses was due primarily to expanding MediChem's geographic presence through four new market locations including two new sales offices, an increase in administrative and marketing personnel to support MediChem's expanding operations and customer base, an increase in administrative expenses associated with the ThermoGen and Emerald BioStructures operations, an increase in facility costs associated with the development of the Woodridge Discovery Center and costs associated with operating as a public company.

     Research and development expenses include compensation and benefits for scientific personnel for work performed on un-funded proprietary research projects and costs of supplies and related chemicals. Research and development was $1.3 million for the nine month period ended September 30, 2001 compared to $0 for the nine month period ended September 30, 2000. This non-funded research and development is distinguished from the research expenses incurred prior to 2001, which consisted solely of expenses relating to research funded through SBIR grant programs (the costs are classified as contract service costs in MediChem's consolidated statements of operations).

     Depreciation and amortization expenses increased $3.3 million, or 126%, to $5.9 million for the nine month period ended September 30, 2001, from $2.6 million for the nine month period ended September 30, 2000. The increase was due to $2.1 million of amortization expense resulting from intangible assets acquired in the ThermoGen and Emerald BioStructures acquisitions, $0.7 million of depreciation expense associated with facilities expansion, with the balance being the result of additional capital spending.

     Impairment and restructuring charges include approximately $703,000 of severance benefits and consolidation expenses incurred in connection with the reduction in workforce and operating facilities consolidation plans authorized by MediChem's board of directors during the third quarter of 2001. For the nine month period ended September 30, 2001, 52 employees had been terminated, of which 33 were classified as general and administrative personnel and 19 were classified as scientific personnel. Scientific personnel terminated represented redundant positions resulting from the consolidation of operating facilities. The restructuring charge related to the reduction in workforce totaled approximately $586,000. Closure of operating facilities located in Chicago and Des Plaines, Illinois and business development offices located in California and Massachusetts resulted in lease abandonment costs of approximately $117,000.

     As a result of the reduction in workforce and operating facility consolidation plans, the decline in MediChem's market valuation and the failure of certain assets to generate the cash flows that were projected at the time of the ThermoGen and Emerald BioStructures acquisitions, MediChem conducted an impairment review of its long-lived assets, including the long-lived assets acquired through the ThermoGen and Emerald BioStructures acquisitions. Certain intangible assets were determined to be impaired because the carrying amounts of the assets exceeded the undiscounted future cash flows expected to be derived from the assets. These impairment losses were measured as the amount by which the carrying amounts of the assets exceeded the fair values of the assets, determined based on the discounted future cash flows expected to be derived from the assets. The resulting impairment charges totaled $34.2 million and $9.8 million for ThermoGen and Emerald BioStructures, respectively, for the nine months ended September 30, 2001.

     Other expenses, net

     Interest income increased to $547,000 in the nine month period ended September 30, 2001, from $148,000 in the nine month period ended September 30, 2000. This increase is due to interest earned on the available-for-sale securities purchased with proceeds received from MediChem's October 2000 initial public offering.

     Interest expense decreased to $609,000 for the nine month period ended September 30, 2001, from $786,000 for the nine month period ended September 30, 2000. The decrease in interest expense was primarily attributable to the retirement of debt totaling $9.7 million in the fourth quarter of 2000, subsequent to MediChem's IPO. The interest expense for the period ended September 30, 2001 included interest on the Woodridge facility construction loan and mortgage loan. Interest paid on the construction loan was capitalized until March 2001. In the second quarter of 2001, the construction loan on this facility was converted into a mortgage loan.

     Income taxes

     An income tax benefit of $10.7 million was recognized in the nine month period ended September 30, 2001 compared to a tax benefit of $580,000 for the nine month period ended September 30, 2000. The tax benefit for the nine month period ended September 30, 2001 primarily resulted from the decrease in deferred tax liabilities attributable to intangible assets written down in connection with the impairment charge as stated above. The 18.6% effective tax rate for the nine month period ended September 30, 2001 reflects the establishment of a $3.3 million valuation allowance and the $7.6 million tax effect from the amortization and impairment of non-deductible goodwill.

Results of Operations for the Year Ended December 31, 2000 Compared with the Year Ended December 31, 1999

     Contract revenue

     Total contract revenue including related party increased 41% to $19.4 million in 2000, from $13.7 million in 1999. A portion of this increase was due to revenue generated from the May 2000 acquisitions, while the remainder of the increase was due to general sales growth. Contract revenue excluding related party increased 43% to $16.1 million in 2000, from $11.3 million in 1999. Increased contract revenue excluding related party was achieved across all lines of service offerings, with the largest increases attributable to combinatorial chemistry, chemical process development and analytical and separations chemistry. Contract revenue -- related party increased 34% to $3.3 million in 2000, from $2.5 million in 1999.

     ThermoGen and Emerald BioStructures, the two companies MediChem acquired on May 31, 2000, contributed $2.2 million to the increase in total contract revenue. The remaining increase in total contract revenue of $3.4 million is due to internally generated sales growth. Total contract revenue increases were achieved across all lines of service offerings, with the largest increases realized in medicinal chemistry and analytical and separations chemistry.

     Gross profit

     Gross profit from total contract revenue increased 28% to $9.5 million in 2000, from $7.4 million in 1999. Gross profit excluding related party increased 25% to $7.5 million in 2000, from $6.0 million in 1999. Related party gross profit increased 43% to $2.0 million in 2000, from $1.4 million in 1999.

     Gross profit declined to 47% of total contract revenue in 2000, from 54% in 1999. Gross profit excluding related party declined to 45% of total contract revenue in 2000, from 53% in 1999. The reduction in gross profit is primarily the result of higher salary and benefit costs, combined with the addition of lower margin revenues from SBIR grants generated by the ThermoGen and Emerald BioStructures subsidiaries and increased costs of outsourced project activity related to MediChem's strategic drug development program. Related party gross profit increased to 60% of related party contract revenue in 2000, from 56% in 1999. This increase in gross profit is due to increased project volume and favorable pricing levels.

     Milestone and intellectual property revenue

     During 2000, MediChem derived milestone and intellectual property revenue of $1.4 million, a decrease of 22% from $1.8 million in 1999. The majority of this revenue, $1.0 million, was related party activity in 2000, while the entire $1.8 million was earned from a related party in 1999. All milestone and intellectual property revenue from a related party resulted from the achievement of contract milestones with Advanced Life Sciences. MediChem earned $0.4 million from third parties in 2000 as a result of fulfilling third party contract milestones in connection with its strategic drug development program.

     Operating expenses

     Selling, general and administrative expenses increased 90% to $11.4 million in 2000, from $6.0 million in 1999. As a percentage of total contract revenue, selling, general and administrative expenses increased 15 percentage points to 59% in 2000, from 44% in 1999. The increase in selling, general and administrative expenses is due primarily to additional overhead costs resulting from the ThermoGen and Emerald BioStructures acquisitions, the incremental administrative costs of a public company and an increase in marketing personnel necessary to support MediChem's expanding customer base.

     Depreciation and amortization expenses increased to $4.2 million in 2000, from $0.8 million in 1999. The increase was due to higher depreciation expenses associated with facilities expansion and the inclusion of $2.9 million of amortization expense relating to intangible assets and goodwill resulting from the ThermoGen and Emerald BioStructures acquisitions.

     Other expenses, net

     Other expenses, net increased to $3.1 million in 2000, from $588,000 in 1999. Additional other expenses are attributable to a $1.6 million mark-to-market charge for redeemable stock warrants, a $0.7 million write-off of deferred financing costs and discount on debt associated with MediChem's June 1999 private placement, and higher interest expense on outstanding debt relating to a construction loan for the Woodridge headquarters and discovery labs.

     Interest income increased to $371,000 in 2000, from $175,000 in 1999. Interest income increased as a result of higher invested cash balances arising from the proceeds of MediChem's October 2000 initial public offering.

     Income taxes

     An income tax benefit of $2.3 million was recognized in 2000, compared to a tax expense of $0.9 million in 1999, resulting in a net decrease in income tax expense of $3.1 million. The tax benefit was recorded as a result of a current year net operating loss carryback and scheduled reversals of deferred tax liabilities established in conjunction with the intangible assets acquired through the ThermoGen and Emerald BioStructures acquisitions.

     Net income (loss) per share

     Net income (loss) per share declined to $(1.49) in 2000 from $0.02 in 1999. As a result of the redemption of class B, C and D preferred stock, a deemed dividend of $12,673,781, or $(0.98) per share, representing the excess of consideration paid over the carrying value of the Class B, C and D preferred stock, was recognized as a deduction from net loss to arrive at net loss available to MediChem's common stockholders. Net income (loss) per share prior to this non-recurring redemption was $(0.51).

Results of Operations for the Year Ended December 31, 1999 Compared with Year Ended December 31, 1998

     Contract revenue

     Total contract revenue including related party increased 56% to $13.7 million in 1999, from $8.8 million in 1998. Contract revenue excluding related party increased 54% to $11.3 million in 1999, from $7.3 million in 1998. Increased contract revenue excluding related party was achieved from higher volume in all of MediChem's service offerings, with notable increases attributable to combinatorial chemistry, chemical process development, chemical synthesis and scale up. Contract revenue--related party increased 65% to $2.5 million in 1999, from $1.5 million in 1998. The increase in contract revenue--related party was achieved from higher volume in medicinal chemistry services, analytical and separations chemistry and chemical synthesis.

     Gross profit

     Gross profit from total contract revenue increased 57% to $7.4 million in 1999, from $4.7 million in 1998, which corresponds directly with the 1999 over 1998 increase in total contract revenue. Gross profit, excluding related party, increased 64% to $6.0 million in 1999, from $3.6 million in 1998. Related party gross profit increased 35% to $1.4 million in 1999, from $1.0 million in 1998.

     Gross profit as a percent of total contract revenue for 1999 remained at 54%, consistent with the level that was achieved in 1998. Gross profit remained relatively constant as a percentage of contract revenue, reflecting a fairly consistent mix of the types of services provided during the two years. Related party gross profit declined to 56% of contract revenue in 1999, from 69% in 1998. This decline resulted from an increased mix of relatively lower margin SBIR services.

     Milestone and intellectual property revenue

     During 1999, MediChem derived milestone and intellectual property revenue of $1.8 million. MediChem derived no milestone and intellectual property revenue in 1998. In 1999, milestone revenue and intellectual property revenue were $1.4 million and $400,000, respectively. The 1999 milestone revenue included $1.0 million resulting from the achievement of contract milestones with Advanced Life Sciences upon demonstrating the commercial feasibility and patent approval of MediChem's AutoOptimize(TM) technology. In addition, a $400,000 milestone payment was received from Advanced Life Sciences as a result of a patent issued to Advanced Life Sciences related to its robustaflavone compound. MediChem received $400,000 of intellectual property revenue from Advanced Life Sciences as a result of the sale of its patented purine acyclic nucleotides synthesis process to Advanced Life Sciences.

     Operating expenses

     Selling, general and administrative expenses increased 66% to $6.0 million in 1999, from $3.6 million in 1998. As a percentage of total contract revenue, selling, general and administrative expenses increased to 44% in 1999, from 41% in 1998. The increase was due primarily to a general increase in administration and marketing personnel to support MediChem's expanding market base and an increase in facility costs associated with facility expansion.

     Depreciation and amortization expenses increased to $788,000 in 1999, from $459,000 in 1998. The increase was due to higher depreciation expense associated with facilities expansion.

     Other expenses, net

     Other expenses, net increased to $588,000 in 1999, from $77,000 in 1998. Other expenses, net increased as a result of increased interest expense on additional borrowings that were incurred for the purchase of land in Woodridge, Illinois and from a term loan note from the private placement.

     Interest income increased to $175,000 in 1999, from $1,000 in 1998. Interest income increased as a result of increased cash balances arising from the sale of preferred stock and the issuance of term debt. Other income of $48,000 in 1998 was the result of a gain from insurance proceeds in excess of book value for fixed assets involuntarily converted from a lab fire that occurred in 1997. There were no insurance proceeds received in 1999.

     Income taxes

     Income tax expense increased 334% to $871,000 in 1999, from $201,000 in 1998. The effective tax rates for 1999 and 1998 were 45% and 39%, respectively. The effective tax rate increase for 1999 is primarily due to additional taxes resulting from MediChem's expansion into multiple states.

     Net income (loss) per share

     Net income per share was $0.02 in 1999, unchanged from 1998. Basic weighted average number of common shares outstanding was 7,462,228 and 11,696,296 in 1999 and 1998, respectively. Diluted weighted average number of common shares outstanding was 7,861,009 and 11,879,774 in 1999 and 1998, respectively.

Liquidity and Capital Resources

     MediChem has historically funded its business through cash flows from operations, proceeds from borrowings and the issuance of preferred stock and public common stock. During the nine month period ended September 30, 2001, MediChem used $11.0 million in cash flows from operations. Of the $11.0 million, $3.0 million was related to non-recurring facility expenditures for construction of the Woodridge Discovery Center and $8.0 million was attributable to 2001 operations. For the year ended December 31, 2000, MediChem generated $1.0 million in cash flows from operations.

     During the nine month period ended September 30, 2001, cash used in investing activities totaled $1.9 million as compared to $29.1 million for the year ended December 31, 2000. This change during 2001 was primarily attributable to the decrease in capital expenditures and the sale of available-for-sale securities.

     During the nine month period ended September 30, 2001 and the year ended December 31, 2000, total capital expenditures were $3.9 million and $20.3 million, respectively. Capital expenditures incurred in 2001 were predominantly for the purchase of laboratory equipment to enhance MediChem's service offerings in medicinal chemistry and structural proteomics, while capital expenditures incurred in 2000 were attributable to the construction of the Woodridge Discovery Center.

     Net cash provided by financing activities for the nine months ended September 30, 2001, totaled $2.4 million. For the year ended December 31, 2000, cash provided by financing activities totaled $32.7 million. The change is primarily due to MediChem's initial public offering in 2000.

     In April 1999, MediChem began to develop a 14-acre site in Woodridge, Illinois for the construction of a new 100,000 square foot headquarters and discovery laboratories center. This facility cost $18.5 million for construction and an additional $3.8 million for laboratory instrumentation, software, furniture and equipment upgrades. In May 2000, MediChem received an 18-month construction loan in the amount of $12.0 million to finance the project. Effective June 1, 2001, MediChem converted the $12.0 million construction loan into a five-year mortgage loan amortized over 20 years. At September 30, 2001, $11,850,000 was outstanding on this loan. The new facility came into operation in the first quarter of 2001. The new offices and laboratories were developed with the capability of being expanded by an additional 100,000 square feet on an adjacent portion of the 14-acre site.

     Working capital was $7.5 million at September 30, 2001, compared to $18.3 million at December 31, 2000. The decrease in working capital at September 30, 2001, was primarily due to the operating loss, a reduction of accounts payable and accrued expenses, and an increase in accounts receivable.

     MediChem believes that the remaining net proceeds from its initial public offering, together with cash generated from operations and borrowings under the mortgage loan, will be sufficient to fund its anticipated working capital needs and capital expenditures, other than financing necessary to complete future acquisitions, if any, for at least the next nine months. MediChem has recently executed a cost reduction program to eliminate a significant portion of its workforce and reduce annual operating expenses in order to preserve working capital. In order to provide working capital beyond the third quarter of 2002, the MediChem board has authorized management to pursue various fund raising activities including the pursuit of a strategic investment in MediChem and the private placement of MediChem's common stock. Additional alternatives for raising capital include an investment from a strategic partner and a sale-leaseback of the Woodridge Discovery Center. Future acquisitions, if any, could be funded with the issuance of debt or equity securities. There can be no assurance that attractive acquisition opportunities will be available to MediChem or will be available at prices and upon such other terms that are attractive to MediChem. MediChem regularly evaluates potential acquisitions of other businesses, products and product lines and may hold discussions regarding such potential acquisitions. As a general rule, MediChem will publicly announce such acquisitions only after a definitive purchase agreement has been signed. In addition, in order to meet MediChem's long-term liquidity needs or consummate future acquisitions, MediChem may incur additional indebtedness or issue additional equity and debt securities, subject to market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to MediChem or at all. MediChem's failure to raise the funds necessary to finance its future cash requirements or consummate future acquisitions could adversely affect its ability to pursue its strategy and could negatively affect its operations in future periods.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The primary objective of MediChem's investment activities is to preserve principal while at the same time maximizing the income MediChem receives from its activities without increasing risk. Some of the securities that MediChem invests in may have market risk. This means that a change in prevailing interest rates may cause the fair value of the principal amount of the investment to fluctuate. For example, if MediChem holds a security that was issued with a fixed interest rate at the prevailing rate and the prevailing rate later rises, the fair value of the principal amount of MediChem's investment will probably decline. To minimize this risk in the future, MediChem intends to maintain its portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, government and non-government debt securities and money market funds. The average duration of all of MediChem's investments has generally been less than one year. Due to the short-term nature of these investments, MediChem believes it has no material exposure to interest rate risk arising from its investments. Therefore, no quantitative tabular disclosure is required.

     A portion of MediChem's mortgage loan has a floating rate of LIBOR plus 225 basis points. Accordingly, any movement in LIBOR will impact the MediChem's interest expense. The outstanding mortgage loan balance at December 31, 2001 was $11.7 million. Based on this balance, a hypothetical 10% increase in LIBOR would result in an increase in annual interest expense of approximately $31,000. MediChem has not historically used interest rate swaps, caps or other derivative financial instruments for the purpose of hedging fluctuations in interest rates on its floating rate debt. Consequently, an increase in interest rates could have an adverse effect on the MediChem's future results.

     MediChem has operated primarily in the United States and all funding activities with MediChem's collaborators to date have been made in U.S. dollars. Accordingly, MediChem has not had any exposure to foreign currency rate fluctuations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, Statement of Financial Accounting Standards, referred to herein as SFAS, No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets" were issued. In October 2001, SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting and prohibits the use of the pooling-of-interests method for such transactions. SFAS No. 141 also requires identified intangible assets acquired in a business combination to be recognized as an asset apart from goodwill if they meet certain criteria.

     SFAS No. 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill, including that acquired before initial application of the standard, should not be amortized but should be tested for impairment at least annually. Identified intangible assets should be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144. Within six months of initial application of the new standard, a transitional impairment test must be performed on all goodwill. Any impairment loss recognized as a result of the transitional impairment test should be reported as a change in accounting principle. In addition to the transitional impairment test, the required annual impairment test should be performed in the year of adoption of SFAS No. 142. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 (although early adoption would be permitted in certain circumstances) and must be adopted as of the beginning of a fiscal year. Retroactive application is not permitted. MediChem is in the process of evaluating the impact that adoption of SFAS No. 142 may have on its financial statements; however, such impact, if any, is not known or reasonably estimable at this time.

     SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of that Statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. MediChem is in the process of evaluating the impact that adoption of SFAS No. 144 may have on the financial statements; however, such impact, if any, is not known or reasonably estimable at this time.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of MediChem common stock as of February 11, 2002 (except as indicated below) by:

     - all persons known by MediChem to own beneficially 5% or more of MediChem's common stock;

     - each of MediChem's directors;

     - MediChem's Chief Executive Officer and certain other executive officers; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

                                                      NUMBER OF SHARES
                                                       OF COMMON STOCK       PERCENTAGE OF
                                                    OWNED BENEFICIALLY(1)   COMMON STOCK(1)
                                                    ---------------------   ---------------
Michael T. Flavin, Ph.D.(2).......................        8,026,942              29.73
  MediChem Life Sciences, Inc.
  2501 Davey Road
  Woodridge, IL 60517
MedEquity Investors, LLC(3).......................        6,373,525              23.63
  16 Laurel Avenue, Suite 150
  Wellesley Hills, MA 02481-1904
Robert W. Daly(3)(4)..............................        6,777,395              25.12
  MedEquity Investors, LLC
  16 Laurel Avenue, Suite 150
  Wellesley Hills, MA 02481-1904
Peter R. Gates(3)(5)..............................        6,777,395              25.12
  MedEquity Investors, LLC
  16 Laurel Avenue, Suite 150
  Wellesley Hills, MA 02481-1904
W. Brett Ingersoll(3)(6)..........................        4,031,497              14.94
  J.P. Morgan Partners, LLC
  1221 Avenue of the Americas, 40th Floor
  New York, NY 10020
Damion E. Wicker(3)(6)............................        4,031,497              14.94
  J.P. Morgan Partners, LLC
  1221 Avenue of the Americas, 40th Floor
  New York, NY 10020
ChaseMedichem Partners, LLC(3)....................        4,031,497              14.94
  Attn: Robert W. Daly
  16 Laurel Avenue, Suite 150
  Wellesley Hills, MA 02481-1904
Peachtree Medichem Partners, LLC(3)...............        2,342,028               8.68
  Attn: Robert W. Daly
  16 Laurel Avenue, Suite 150
  Wellesley Hills, MA 02481-1904
David C. Demirjian(7).............................        1,855,083               6.88
  5659 Thurlow
  Hinsdale, IL 60561

                                                      NUMBER OF SHARES
                                                       OF COMMON STOCK       PERCENTAGE OF
                                                    OWNED BENEFICIALLY(1)   COMMON STOCK(1)
                                                    ---------------------   ---------------
Malcolm Casadaban(7)..............................        1,580,256               5.86
  ThermoGen, Inc.
  2225 West Harrison Street
  Chicago, IL 60612
John L. Flavin(8).................................          281,576               1.03
David E. Zembower(8)..............................           38,373             *
R. Richard Wieland(8).............................          135,285             *
Darsh T. Wasan(8).................................           19,328             *
Robert D. Weist(8)................................           19,328             *
Bro. James Gaffney(8).............................               --                 --
Larry C. Hansen(8)................................           19,328             *
All directors and executive officers as a group
  (consisting of 13 persons)(9)...................       17,196,888              62.45

---------------

 * = less than 1%

(1) "Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares beneficially owned and percentage of ownership are based on 26,978,614 shares of outstanding common stock as of February 11, 2002. Upon consummation of the merger, all outstanding options to acquire MediChem common stock will immediately vest and be converted into an option to purchase deCODE common stock. For additional information, see "The Merger Agreement -- The Exchange Ratio and Treatment of Securities" on page 57.

(2) 8,006,135 of such shares are held by the Michael T. Flavin Revocable Trust, of which Dr. Flavin serves as the trustee. By virtue of his position as trustee, Dr. Flavin may be deemed to be the beneficial owner of all shares held by the trust. The total reported shares include stock options that are currently exercisable or exercisable within 60 days that allow Dr. Flavin to purchase 20,807 shares of common stock.

(3) MedEquity Investors, LLC is the managing member of ChaseMedichem Partners, LLC and Peachtree Medichem Partners, LLC, which companies own 4,031,497 shares and 2,342,028 shares of MediChem common stock, respectively. Robert
    W. Daly is the managing member of both MedEquity Investors, LLC and MedEquity Investors Partners, LLC, which owns 403,870 shares of common stock. MediChem has been informed by MedEquity and its affiliates in a report on Schedule 13D filed November 13, 2000 that of the shares reported as beneficially owned, it exercises (a) sole power to vote 6,373,525 shares,
    (b) shared power to vote 403,870 shares, (c) sole power to dispose of 6,373,525 shares and (d) shared power to dispose of 403,870 shares.

(4) Mr. Daly is the managing member of MedEquity Investors, LLC and MedEquity Investors Partners, LLC, which companies own 6,373,525 shares and 403,870 shares of MediChem common stock, respectively. MediChem has been informed by Mr. Daly in a report on Schedule 13D filed November 13, 2000 that of the shares reported as beneficially owned, he exercises (a) sole power to vote 6,777,395 shares, (b) shared power to vote 0 shares, (c) sole power to dispose of 6,777,395 shares and (d) shared power to dispose of 0 shares.

(5) Mr. Gates is a managing director of MedEquity Investors, LLC and a non-managing member of MedEquity Investors Partners, LLC. Mr. Gates is also a director of MediChem. MediChem has been informed by Mr. Gates in a report on Schedule 13D filed November 13, 2000 that of the shares reported as beneficially owned, he exercises (a) sole power to vote 0 shares, (b) shared power to vote 6,777,395 shares, (c) sole power to dispose of 0 shares and
    (d) shared power to dispose of 6,777,395 shares.

(6) A portion of the securities owned by ChaseMedichem Partners, LLC may be deemed attributable to Mr. Ingersoll and Dr. Wicker because each is a limited partner of JPMP Master Fund Manager, L.P., formerly known as Chase Capital Partners, referred to herein as JPMP, the general partner of J.P. Morgan Partners (BHCA), L.P., formerly known as Chase Equity Associates, L.P., the non-managing member of ChaseMedichem Partners, LLC. As reported on Forms 4 filed on February 14, 2001, Dr. Wicker and Mr. Ingersoll disclaim beneficial ownership of such securities, except to the extent of their beneficial interest.

(7) The reported number of shares for Drs. Demirjian and Casadaban includes 354,762 and 302,188 shares, respectively, which are held in escrow under MediChem's merger agreement with ThermoGen dated May 31, 2000. During the two year indemnification period in connection with the ThermoGen merger, Drs. Demirjian and Casadaban are entitled to vote such shares and receive dividends thereon, but may not transfer or encumber such shares.

(8) All reported securities are options to purchase common stock that are currently exercisable or exercisable within 60 days. Upon consummation of the merger, all outstanding options to acquire MediChem common stock will immediately vest and be converted into an option to purchase deCODE common stock. For additional information, see "The Merger Agreement -- The Exchange Ratio and Treatment of Securities" on page 57.

(9) Includes 555,591 shares subject to stock options that are currently exercisable or exercisable within 60 days.

EXECUTIVE OFFICERS

     The following table sets forth certain information concerning executive officers of MediChem who are expected to continue as executive officers of MediChem after the merger:

NAME                                   AGE                      POSITION
----                                   ---                      --------
Michael T. Flavin, Ph.D..............  45    President and Chief Executive Officer
John L. Flavin.......................  33    Executive Vice President and Chief Operating
                                             Officer -- MediChem; Chief Executive Officer --
                                             ThermoGen and Emerald BioStructures
R. Richard Wieland II................  57    Executive Vice President and Chief Financial
                                             Officer
David E. Zembower, Ph.D..............  37    Senior Vice President -- Chemistry
Michael J. Cogan.....................  31    Controller

     Michael T. Flavin, Ph.D. founded MediChem in 1987 and has been Chairman of the Board of Directors, President and Chief Executive Officer since that time. Dr. Flavin holds a B.S. degree in chemistry from the University of Notre Dame and a Ph.D. in medicinal chemistry from the University of Illinois at Chicago. He performed his postdoctoral research fellowship at Harvard University, specializing in carbohydrate chemistry. Prior to founding MediChem, Dr. Flavin was a senior research scientist at Baxter International. Dr. Flavin is the brother of John L. Flavin.

     John L. Flavin has been on the board of MediChem since June 10, 1999. Mr. Flavin joined MediChem in 1991 and served as Director of Financial Operations from 1991 to 1996. In 1996, Mr. Flavin was appointed Vice President of Operations. Mr. Flavin was appointed Executive Vice President and Chief Operating Officer in May 2000. In connection with MediChem's May 31, 2000 acquisitions of ThermoGen, Inc. and Emerald BioStructures, Inc., Mr. Flavin was appointed Chief Executive Officer of both subsidiaries. He holds a B.S. in business administration from Marquette University and an M.B.A. in finance from the Lewis University Graduate School of Management. Mr. Flavin is the brother of Dr. Michael T. Flavin.

     R. Richard Wieland II was appointed MediChem's Executive Vice President and Chief Financial Officer in May 2000. Mr. Wieland joined Sarawak MediChem Pharmaceuticals in November 1999 as Chief Financial Officer. Prior to joining MediChem, he was an independent consultant from October 1998 to October 1999, and Senior Vice President and Chief Financial Officer at BioGenex Laboratories from

December 1996 to August 1998. From March 1995 to November 1996, Mr. Wieland was an independent consultant, and he was President and acting Chief Financial Officer of Option Care Inc. from October 1993 to February 1995. Mr. Wieland obtained his M.B.A. in finance from Washington University and his B.A. in accounting and economics from Monmouth College.

     David E. Zembower, Ph.D. joined MediChem in March 1995 as Senior Research Scientist. In November 1996, he was promoted to Director of Combinatorial Chemistry. In June 2001, he was appointed Senior Vice President--Chemistry. From March 2000 to May 2001, he served as Vice President of Operations. Dr. Zembower holds a B.S. degree in chemistry from the University of Central Florida and a Ph.D. in organic chemistry from the Georgia Institute of Technology. He completed his postdoctoral fellowship at the Mayo Clinic under a National Cancer Institute training grant.

     Michael J. Cogan joined MediChem in 1996 as Manager of Accounting and was appointed Controller in 1998. Mr. Cogan earned his C.P.A. after graduating from the University of Illinois in 1995 with a B.S. in accounting and a B.S. in finance.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth annual and long-term compensation for executive officers of MediChem that are expected to continue as executive officers after the merger for the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION AWARDS
                                                               --------------------------------------------------------------
                                                                                   SHARES
                                                                  SHARES         UNDERLYING
                                                                UNDERLYING         SARAWAK         SHARES
                                      ANNUAL COMPENSATION        ADVANCED         MEDICHEM       UNDERLYING
                                   -------------------------   LIFE SCIENCES   PHARMACEUTICALS    MEDICHEM       ALL OTHER
NAME AND PRINCIPAL POSITIONS       YEAR    SALARY     BONUS       OPTIONS          OPTIONS        OPTIONS     COMPENSATION(1)
----------------------------       ----   --------   -------   -------------   ---------------   ----------   ---------------
Michael T. Flavin................  2001   $180,000   $    --          --              --               --         $6,703
  Chairman of the Board of         2000    180,000        --          --              --               --          4,365
  Directors, President and         1999    160,000        --          --              --               --          1,600
  Chief Executive Officer
John L. Flavin...................  2001    157,500        --          --              --          193,247          6,518
  Executive Vice President,        2000    150,000        --          --               5           27,983          4,298
  Chief Operating Officer and      1999    114,135        --       4,000              --          216,405          1,370
  Director
R. Richard Wieland...............  2001    190,000        --          --              --          227,834         11,743
  Executive Vice President and     2000    150,000        --          --              36          186,556             --
  Chief Financial Officer
David E. Zembower, Ph.D..........  2001    145,000    10,000          --              --           19,246          3,514
  Senior Vice President            2000    100,000    20,250          --              --            9,328          2,282
                                   1999     78,731    22,850       4,000              --           27,983          1,212

---------------

(1) The dollar value of other annual compensation consists of matching contributions to the officers' 401(k) plans.

Option Grants and Exercises in Last Fiscal Year

     The following table shows information regarding the options granted to the MediChem executive officers listed in the summary compensation table above during the fiscal year ended December 31, 2001. Neither of MediChem's two affiliates, Advanced Life Sciences, Inc. and Sarawak MediChem Pharmaceuticals, Inc., have granted stock options to MediChem's named executive officers during the prior fiscal year. MediChem has not granted any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS OF MEDICHEM OPTIONS
                               ------------------------------------------------   POTENTIAL REALIZED VALUE AT
                               NUMBER OF                                            ASSUMED ANNUAL RATES OF
                               SECURITIES   % OF TOTAL                              STOCK PRICE APPRECIATION
                               UNDERLYING    OPTIONS     EXERCISE                       FOR OPTION TERM
                                OPTIONS     GRANTED TO   PRICE PER   EXPIRATION   ----------------------------
NAME                            GRANTED     EMPLOYEES      SHARE        DATE           5%             10%
----                           ----------   ----------   ---------   ----------   ------------    ------------
Michael T. Flavin............        --          --%       $  --             --     $     --        $     --
John L. Flavin...............    98,434       12.42         4.63     01/02/2011      286,618         726,347
                                 94,813       11.96         1.29     09/10/2011       76,919         194,929
R. Richard Wieland...........    50,238        6.33         4.63     01/02/2011      146,282         370,708
                                177,596       22.41         1.29     09/10/2011      144,079         365,125
David E. Zembower............     7,000        0.88         4.63     01/02/2011       20,382          51,653
                                 12,246        1.55         1.29     09/10/2011        9,935          25,177

     MediChem's named executive officers did not exercise any stock options in the prior fiscal year. The following table indicates the value of unexercised stock options held as of December 31, 2001 by each of MediChem's named executive officers.

                         FISCAL YEAR-END OPTION VALUES

                                            NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                                                   DECEMBER 31, 2001            AT DECEMBER 31, 2001(1)
                                            -------------------------------   ---------------------------
NAME                                        EXERCISABLE       UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                        -----------       -------------   -----------   -------------
Michael T. Flavin.........................     10,403             20,808        $10,195        $20,392
John L. Flavin............................    226,147            236,375         12,535         27,024
R. Richard Wieland........................    117,881            324,492          2,540         25,875
David E. Zembower.........................     28,610             48,487          6,709         15,379

---------------

(1) Based on the year-end closing market price for MediChem's common stock on December 31, 2001 of $1.45 per share, as reported on the Nasdaq National Market.

           COMPARISON OF RIGHTS OF HOLDERS OF DECODE COMMON STOCK AND
                             MEDICHEM COMMON STOCK

     Upon completion of the merger, holders of MediChem common stock will become entitled to receive deCODE common stock. Both deCODE and MediChem are corporations organized under the laws of the State of Delaware. The following is a summary of some material differences between the rights of holders of deCODE common stock and the holders of MediChem common stock. These differences arise from differences between the deCODE amended and restated certificate of incorporation, as further amended from time to time, and the deCODE bylaws, on the one hand, and the MediChem certificate of incorporation and the MediChem bylaws, on the other hand.

     The following comparison of rights of holders of deCODE common stock and MediChem common stock is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to stockholders and is subject to and qualified by all respects to the Delaware General Corporation Law, the certificates of incorporation and bylaws of both deCODE and MediChem.

                     RIGHTS OF DECODE STOCKHOLDERS          RIGHTS OF MEDICHEM STOCKHOLDERS
                     -----------------------------          -------------------------------
AUTHORIZED       The amended and restated certificate    The certificate of incorporation of
CAPITAL STOCK    of incorporation of deCODE provides     MediChem provides that the authorized
                 that authorized capital stock of        capital stock of MediChem consists
                 deCODE consists of: (i) 60,000,000      of: (i) 100,000,000 shares of common
                 shares of common stock and (ii)         stock and (ii) 10,000,000 shares of
                 6,716,666 shares of preferred stock.    preferred stock.
                 As of December 31, 2001, 45,261,136     As of February 11, 2002, 26,978,614
                 shares of deCODE common stock were      shares of MediChem's common stock
                 issued and outstanding and no shares    were issued and outstanding and no
                 of deCODE preferred stock were issued   preferred stock was issued and
                 and outstanding.                        outstanding.
SIZE AND         The bylaws of deCODE provide that the   The bylaws of MediChem provide that
CLASSIFICATION   board of directors shall consist of     the board of directors shall consist
OF THE BOARD OF  one or more members as determined by    of no less than seven nor more than
DIRECTORS        resolution of the Board of Directors.   25 directors. The exact number of
                 The amended and restated certificate    directors in each class is to be
                 of incorporation of deCODE provides     fixed by resolution of the board of
                 that the board of directors shall be    directors. The MediChem board
                 divided into three classes with         currently consists of ten members.
                 staggered terms.                        The certificate of incorporation of
                                                         MediChem provides that directors
                                                         shall be divided into three classes
                                                         with staggered terms. Each share of
                                                         common stock is entitled to one vote
                                                         for the election of directors,
                                                         without cumulation. Directors are
                                                         elected by a plurality of the votes
                                                         cast. This means that the individuals
                                                         with the largest number of votes are
                                                         elected directors.

                     RIGHTS OF DECODE STOCKHOLDERS          RIGHTS OF MEDICHEM STOCKHOLDERS
                     -----------------------------          -------------------------------
REMOVAL OF       The bylaws of deCODE provide that       The certificate of incorporation of
DIRECTORS;       stockholders may remove the board of    MediChem provides that any director,
FILLING OF       directors or an individual director     or the entire board of directors, may
VACANCIES AND    at a special meeting of stockholders    be removed from office only for
NEWLY CREATED    called for such purpose, with or        cause, by the affirmative vote of the
DIRECTORSHIPS    without cause, and a new director or    stockholders holding a majority of
                 directors elected by vote of            the voting power of all the
                 stockholders holding a majority of      outstanding shares entitled to vote
                 the outstanding shares entitled to      for the election of directors. The
                 vote at an election of directors.       bylaws of MediChem provide that
                                                         vacancies and newly created
                 The deCODE bylaws provide that any      directorships may be filled by a vote
                 vacancies and newly created director    of a majority of the directors then
                 seats may be filled by a majority of    in office, or by the sole remaining
                 the directors then in office,           director.
                 although less than a quorum, or by a
                 sole remaining director.
AMENDMENT TO     The amended and restated certificate    The certificate of incorporation of
BYLAWS           of incorporation of deCODE provides     MediChem authorizes the board of
                 that the bylaws of deCODE may be        directors to adopt, alter, amend or
                 amended by its board of directors,      repeal MediChem's bylaws in any
                 provided that the stockholders of       manner not inconsistent with the laws
                 deCODE may change or repeal any         of the State of Delaware or
                 bylaws adopted by the board of          MediChem's certificate of
                 directors by the affirmative vote of    incorporation, except that amendments
                 the holders of a majority of the        of certain provisions of the bylaws
                 voting power of the then outstanding    also require the affirmative vote of
                 share of deCODE capital stock.          stockholders holding a majority of
                                                         the voting power of all the
                                                         outstanding shares of MediChem
                                                         entitled to vote. Stockholders of
                                                         MediChem may adopt additional bylaws,
                                                         and amend, modify or repeal any bylaw
                                                         made by the board of directors.
MEETINGS OF      The bylaws of deCODE provide that an    The bylaws of MediChem provide that
STOCKHOLDERS     annual meeting of the stockholders      an annual meeting of the stockholders
                 shall be held on a date and at a time   shall be held for the election of
                 as may be designated by the board of    directors at such date, time and
                 directors. The deCODE bylaws provide    place designated by the board of
                 that a special meeting may be           directors. Any other business
                 convened at any time by the chairman    properly brought before the meeting
                 of the board, the president of deCODE   may be transacted at the annual
                 or by resolution adopted by a           meeting. The MediChem bylaws provide
                 majority of the total number of         that special meetings of stockholders
                 authorized directors.                   may be called at any time by either
                                                         the board of directors or MediChem's
                                                         President, to be held at such date,
                                                         time and place as is stated in the
                                                         notice of the meeting.

                     RIGHTS OF DECODE STOCKHOLDERS          RIGHTS OF MEDICHEM STOCKHOLDERS
                     -----------------------------          -------------------------------
INDEMNIFICATION  The bylaws of deCODE provide for        MediChem indemnifies directors and
OF OFFICERS AND  indemnification of directors and        officers of MediChem to the fullest
DIRECTORS        executive officers to the fullest       extent permitted by the General
                 extent permitted by the General         Corporation Law of Delaware. Such
                 Corporation Law of Delaware. The        indemnification shall continue as to
                 bylaws also provide for the power to    a person who has ceased to be a
                 indemnify other officers, employees     director or officer. The right to
                 and agents as set forth in the          indemnification includes the right to
                 General Corporation Law of Delaware.    be paid by MediChem in advance of the
                 In addition, the bylaws of deCODE       final disposition of the proceedings
                 provide that it will pay any expenses   provided that MediChem receives an
                 incurred by any director or executive   undertaking by or on behalf of such
                 officer upon receipt of an              director or officer, to repay all
                 undertaking by or on behalf of the      amounts so advanced if it shall be
                 indemnified party to repay the          ultimately determined that such
                 advanced amount if it is ultimately     director or officer is not entitled
                 determined that the indemnified party   to indemnification. MediChem may by
                 is not entitled to indemnification.     action of the board of directors,
                                                         provide indemnifications to employees
                                                         and agents of the corporation with
                                                         the same scope and effect as to
                                                         directors and officers. To the extent
                                                         that any director, officer, employee
                                                         or agent of MediChem is, by reason of
                                                         such position, a witness in any
                                                         proceeding, he or she shall be
                                                         indemnified against all costs and
                                                         expenses reasonably incurred.
RIGHTS PLAN      deCODE does not have a stockholder      MediChem does not have a stockholder
                 rights plan and will not have a         rights plan.
                 rights plan after the merger is
                 consummated, unless one is adopted by
                 the deCODE board of directors.
ACTION BY        The bylaws of deCODE provide that any   The certificate of incorporation of
UNANIMOUS        action which is required by statute     MediChem provides that any action
WRITTEN CONSENT  to be taken or may be taken at any      required or permitted to be taken by
OF STOCKHOLDERS  annual or special meeting of the        the stockholders of MediChem must be
WITHOUT A        stockholders may be taken without a     effected at a duly called annual or
MEETING          meeting, without prior notice and       special meeting of such holders and
                 without a vote, if a consent or         may not be effected by any consent in
                 consents in writing, setting forth      writing by such holders.
                 the action taken, are signed by the
                 holders of outstanding stock having
                 not less than the minimum number of
                 votes that would be necessary to
                 authorize or take the action at a
                 stockholder meeting.

                                 LEGAL MATTERS

     The validity of the shares of deCODE common stock to be issued to MediChem stockholders pursuant to the merger will be passed upon by Gibson, Dunn & Crutcher LLP, special counsel to deCODE. Certain tax matters will be passed upon by Winston & Strawn, counsel to MediChem.

                                    EXPERTS

     The financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K/A of deCODE for the year ended December 31, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers ehf., independent accountants, given on the authority of such firm as experts in auditing and accounting

     The consolidated financial statements of MediChem as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report included herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               -----
UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED
  FINANCIAL STATEMENTS:
Introduction................................................    FS-2
Unaudited Pro Forma Condensed, Consolidated and Combined
  Balance Sheet as of September 30, 2001....................    FS-3
Unaudited Pro Forma Condensed, Consolidated and Combined
  Statement of Operations for the nine months ended
  September 30, 2001........................................    FS-4
Unaudited Pro Forma Condensed, Consolidated and Combined
  Statement of Operations for the year ended December 31,
  2000......................................................    FS-5
Notes to the Unaudited Pro Forma Condensed, Consolidated and
  Combined Financial Statements.............................    FS-6
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF MEDICHEM:
Independent Auditors' Report................................    FS-9
Consolidated Balance Sheets at December 31, 2000 and 1999...   FS-10
Consolidated Statements of Operations for the years ended
  December 31, 2000, 1999 and 1998..........................   FS-11
Consolidated Statements of Stockholders' Equity (Deficit)
  and Comprehensive Income (Loss) for the years ended
  December 31, 2000, 1999 and 1998..........................   FS-12
Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998..........................   FS-13
Notes to Consolidated Financial Statements..................   FS-14
Unaudited Condensed Consolidated Balance Sheets of September
  30, 2001 and 2000.........................................   FS-36
Unaudited Condensed Consolidated Statements of Operations
  for the nine months ended September 30, 2001 and 2000.....   FS-37
Unaudited Condensed Consolidated Statements of Cash Flows
  for the nine months ended September 30, 2001 and 2000.....   FS-38
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................   FS-39

                UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND
                         COMBINED FINANCIAL STATEMENTS
                        (PRO FORMA FINANCIAL STATEMENTS)

INTRODUCTION

     The following pro forma financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of deCODE and MediChem. The pro forma balance sheet as of September 30, 2001 gives effect to the merger as if it had occurred on such date, and reflects the preliminary allocation of the purchase price to the MediChem assets acquired and liabilities assumed based upon their respective currently estimated fair values. The pro forma statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 give effect to the merger as if it occurred as of January 1, 2000.

     The pro forma financial statements have been derived from, and should be read in conjunction with, the historical financial statements, including the notes thereto, of deCODE and MediChem. deCODE's financial statements are included in the Form 10-Q for the quarter ended September 30, 2001 and the Annual Reports on Form 10-K/A for the year ended December 31, 2000, which are incorporated in this proxy statement/prospectus by reference. MediChem's financial statements are included as a part of this proxy statement/prospectus.

     These pro forma financial statements have been prepared to give effect to the merger using the purchase method of accounting as defined by Statement of Financial Accounting Standard No. 141 "Business Combinations," with deCODE as the surviving corporation in the merger. deCODE will account for the merger based upon the fair market values of MediChem's net tangible and identifiable intangible assets acquired and liabilities assumed at the date upon which the acquisition is consummated.

     These pro forma financial statements are based upon the respective historical financial statements of deCODE and MediChem, as adjusted, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of the operations of the combined company that may be realized. However, it is contemplated that following the merger deCODE will incur additional costs in connection with integrating the operations of the two companies and these integration-related costs are not included in the accompanying pro forma financial statements.

     The pro forma financial statements are presented for illustrative purposes only and do not purport to be indicative of the financial position or operating results that would have actually been reported had the merger occurred as of the dates indicated, nor are they necessarily indicative of the future financial position or operating results of the combined company. The pro forma adjustments included in the pro forma financial statements represent a preliminary determination of these adjustments based upon the information available at the time of the printing of this proxy statement/prospectus. Based on the timing of the closing of the transaction and other factors, deCODE cannot assure you that the actual adjustments will not differ materially from the pro forma adjustments reflected in the pro forma financial statements. A change affecting the value assigned to long-term assets acquired and liabilities acquired and/or assumed would result in a reallocation of the purchase price and modifications to the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

                             DECODE GENETICS, INC.

     UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001

                                                           MEDICHEM                               PRO FORMA
                                           DECODE            LIFE         PRO FORMA                 DECODE
                                       GENETICS, INC.   SCIENCES, INC.   ADJUSTMENTS   NOTE 2   GENETICS, INC.
                                       --------------   --------------   -----------   ------   --------------
                                                                   (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents..........    $ 143,843         $  2,256                               $ 146,099
  Investments, available-for-sale
     securities......................            0            6,457                                   6,457
  Receivables and other current
     assets..........................       16,290            4,550       $   (100)    (g)           20,740
                                         ---------         --------       --------                ---------
     Total current assets............      160,133           13,263           (100)                 173,296
Property and equipment, net..........       53,147           28,632          1,777     (f)           83,556
Other long-term assets...............        2,158            5,599         (5,340)    (d)           64,153
                                                                            61,736     (e)
                                         ---------         --------       --------                ---------
     Total assets....................    $ 215,438         $ 47,494       $ 58,073                $ 321,005
                                         =========         ========       ========                =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     expenses........................    $  13,684         $  3,188       $  3,300     (c)        $  20,172
  Current portion of long-term debt
     and capital leases..............        1,429            1,323                                   2,752
  Deferred revenue...................        6,335            1,241                                   7,576
                                         ---------         --------       --------                ---------
     Total current liabilities.......       21,448            5,752          3,300                   30,500
  Capital lease obligations, net of
     current portion.................        1,819              993                                   2,812
  Deferred revenue...................        7,500                0                                   7,500
  Long-term debt and other long-term
     liabilities.....................          205           13,068            109     (f)           12,674
                                                                              (708)    (g)
                                         ---------         --------       --------                ---------
     Total liabilities...............       30,972           19,813          2,701                   53,486
Stockholders' equity:
  Preferred stock....................            0                0                                       0
  Common stock.......................           45              266           (266)    (a)               53
                                                                                 8     (b)
  Additional paid-in capital.........      350,980           89,760        (89,760)    (a)          434,508
                                                                            83,528     (b)
  Notes receivable...................      (11,158)               0                                 (11,158)
  Deferred compensation..............       (7,441)            (108)           108     (a)           (7,441)
  Accumulated deficit................     (147,999)         (62,236)        62,236     (a)         (148,482)
                                                                              (483)    (e)
  Accumulated other comprehensive
     income (loss)...................           39               (1)             1     (a)               39
                                         ---------         --------       --------                ---------
     Total stockholders' equity......      184,466           27,681         55,372                  267,519
                                         ---------         --------       --------                ---------
     Total liabilities and
       stockholders' equity..........    $ 215,438         $ 47,494       $ 58,073                $ 321,005
                                         =========         ========       ========                =========

              The accompanying notes are an integral part of these pro forma condensed, consolidated and combined financial statements.

                             DECODE GENETICS, INC.

UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                          MEDICHEM                                 PRO FORMA
                                         DECODE             LIFE           PRO FORMA                 DECODE
                                     GENETICS, INC.   SCIENCES, INC.(A)   ADJUSTMENTS   NOTE 3   GENETICS, INC.
                                     --------------   -----------------   -----------   ------   --------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue............................     $ 20,952          $ 15,538                                  $ 36,490
Operating Expenses
  Contract services cost...........            0             9,148         $    643      (e)           9,791
  Research and development.........       53,384             1,332               48      (e)          55,635
                                                                                871      (c)
  Selling, general and
     administrative................        9,562            12,144            1,309      (e)          23,015
  Depreciation and amortization....                          5,858           (2,111)     (d)               0
                                                                             (3,747)     (b)
  Impairment and restructuring
     charges.......................            0            44,692          (43,989)     (b)             703
                                        --------          --------         --------                 --------
     Total operating expenses......       62,946            73,174          (46,976)                  89,144
                                        --------          --------         --------                 --------
Operating loss.....................      (41,994)          (57,636)          46,976                  (52,654)
Interest income....................        6,038               547                                     6,585
Other non-operating income and
  (expense), net...................       (1,289)             (633)                                   (1,922)
                                        --------          --------         --------                 --------
Loss from operations before income
  taxes............................      (37,245)          (57,722)          46,976                  (47,991)
Benefit for income taxes...........            0            10,724          (10,724)     (f)               0
                                        --------          --------         --------                 --------
Net loss...........................     $(37,245)         $(46,998)        $ 36,252                 $(47,991)
                                        ========          ========         ========                 ========
Basic and diluted net loss per
  share............................     $  (0.84)         $  (1.77)                                 $  (0.91)
                                        ========          ========                                  ========
Shares used in computing basic and
  diluted net loss per share.......       44,184            26,548          (26,548)     (g)          52,537
                                                                              8,353      (h)

              The accompanying notes are an integral part of these pro forma condensed, consolidated and combined financial statements.

                             DECODE GENETICS, INC.

UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                          MEDICHEM                                 PRO FORMA
                                         DECODE             LIFE           PRO FORMA                 DECODE
                                     GENETICS, INC.   SCIENCES, INC.(A)   ADJUSTMENTS   NOTE 3   GENETICS, INC.
                                     --------------   -----------------   -----------   ------   --------------
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenue............................     $ 21,546          $ 20,772                                  $ 42,318
Operating Expenses
  Contract services cost...........            0            10,192         $  1,189      (e)          11,381
  Research and development.........       45,742                 0               83      (e)          46,986
                                                                              1,161      (c)
  Selling, general and
     administrative................       15,373            11,400            1,016      (e)          27,789
  Depreciation and amortization....                          4,192           (1,264)     (d)               0
                                                                             (2,928)     (b)
                                        --------          --------         --------                 --------
     Total operating expenses......       61,115            25,784             (743)                  86,156
                                        --------          --------         --------                 --------
Operating loss.....................      (39,569)           (5,012)             743                  (43,838)
Interest income....................        8,866               371                                     9,237
Other non-operating income and
  (expense), net...................         (416)           (3,137)                                   (3,553)
                                        --------          --------         --------                 --------
Loss from operations before income
  taxes............................      (31,119)           (7,778)             743                  (38,154)
Benefit for income taxes...........            0             2,267             (354)     (f)           1,913
                                        --------          --------         --------                 --------
Net loss...........................      (31,119)           (5,511)             389                  (36,241)
Accrued dividends and amortized
  discount on preferred stock......       (7,541)                0                                    (7,541)
Accretion to redemption value of
  preferred stock..................            0            (1,137)                                   (1,137)
Deemed dividend on redemption and
  conversion of preferred stock....            0           (12,674)                                  (12,674)
                                        --------          --------         --------                 --------
Net loss available to common
  stockholders.....................     $(38,660)         $(19,322)        $    389                 $(57,593)
                                        ========          ========         ========                 ========
Basic and diluted net loss per
  share............................     $  (1.63)         $  (1.49)                                 $  (1.80)
                                        ========          ========                                  ========
Shares used in computing basic and
  diluted net loss per share.......       23,671            12,945          (12,945)     (f)          32,024
                                                                              8,353      (g)

              The accompanying notes are an integral part of these pro forma condensed, consolidated and combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED FINANCIAL
                                   STATEMENTS

NOTE 1

     On January 7, 2002, deCODE signed an agreement to acquire MediChem in a stock-for-stock exchange to be accounted for as a purchase transaction. The pro forma financial statements reflect the conversion of all the outstanding shares of MediChem common stock into approximately 8.4 million shares of deCODE common stock pursuant to the merger. This calculation is based upon the estimated number of MediChem shares of common stock outstanding upon consummation of the merger, at the agreed exchange ratio of 0.3099 of a share of deCODE common stock for each share of outstanding MediChem common stock. In addition, options to purchase approximately 1.9 million shares of MediChem common stock that will vest immediately upon consummation of the merger will be assumed by deCODE, resulting in the issuance of approximately 0.6 million options to purchase deCODE common stock.

     The total cost of the proposed merger is estimated to be $86.8 million consisting of the following:

Market value of deCODE common stock issued in exchange for
  outstanding MediChem common stock.........................   $79,604
Fair value of MediChem employee stock options assumed.......     3,932
Estimated direct transaction costs of deCODE, consisting
  primarily of financial advisory, legal and accounting
  fees......................................................     3,300
                                                               -------
                                                               $86,836
                                                               =======

     deCODE's common stock has been valued using an average price for the period from three days before to three days after the companies reached agreement and the proposed merger was announced. The fair value of options to be assumed is estimated using the Black-Scholes method. The terms of MediChem's outstanding stock options provide that the options will vest fully upon a change of control; that is, there will be no unvested options upon consummation of this merger.

     The merger will be accounted for by deCODE as an acquisition of MediChem under the purchase method of accounting for business combinations as defined by Statement of Financial Accounting Standard No. 141 "Business Combinations" and, accordingly, the purchase price will be allocated to the tangible and identifiable intangible assets of MediChem acquired by deCODE and liabilities of MediChem assumed by deCODE on the basis of their fair values on the acquisition date. deCODE has preliminarily allocated the total cost of the merger to the net assets of MediChem as follows:

Net tangible assets acquired................................   $24,617
In-process research and development.........................       483
Identifiable intangible assets..............................     5,975
Goodwill....................................................    55,761
                                                               -------
                                                               $86,836
                                                               =======

     The allocation of the purchase price is preliminary and is based, in part, upon information provided to date by MediChem to deCODE and its advisors. deCODE is in the process of obtaining independent valuations of MediChem's assets and liabilities and, as such, the preliminary allocation of the purchase price could be subject to significant change depending upon the outcome of the independent valuations. Intangible assets of MediChem identified to date include developed technology, patents, customer and other contracts and agreements which have estimated useful lives ranging from three to ten years. The amounts attributed to MediChem's tangible assets and liabilities acquired, as well as to identifiable intangible assets, their estimated useful lives and the amount attributed to acquired in-process research and development will ultimately be determined upon consummation of the merger and completion of the appraisals and, therefore, may be different from the amounts presented in these pro forma financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED FINANCIAL
                           STATEMENTS -- (CONTINUED)

NOTE 2

     The pro forma balance sheet includes the adjustments necessary to give effect to the merger as if it had occurred on September 30, 2001 and to reflect the allocation of the acquisition cost to the estimated fair value of tangible assets and intangible assets acquired and liabilities assumed as discussed in
Note 1 above, including the elimination of MediChem's equity accounts. Adjustments included in the pro forma balance sheet are summarized as follows:

          a.  To eliminate MediChem's historical stockholders' equity accounts.

          b. To record the issuance of an estimated 8.4 million shares of deCODE $0.001 par value common stock to acquire all the outstanding common stock of MediChem, including $3.9 million of additional paid-in capital to reflect the estimated fair value of all stock options issued by deCODE in exchange for all outstanding MediChem stock options.

          c. To record the accrual of estimated transaction costs. Estimated transaction costs include all costs directly incurred as a result of the transaction including, but not limited to, fees for financial advisors, independent accountants and attorneys and other related costs.

          d. To eliminate MediChem's historical goodwill and intangible assets which were recorded in conjunction with their acquisitions of Emerald and ThermoGen.

          e. To record the estimated valuation of identifiable intangible assets, being primarily developed technology, patents, customer and other contracts and agreements, and goodwill as well as the one-time non-cash charge to operations for in-process research and development.

          f. To record estimated fair value adjustments to MediChem's tangible assets and liabilities.

          g. To record deferred taxes resulting from the allocation of the acquisition cost to the estimated fair value of tangible assets and intangible assets acquired and liabilities assumed.

     For purposes of these pro forma financial statements deCODE continues to classify MediChem's mortgage loan as long-term debt because although the loan is non-assignable and will become immediately payable at the time of the merger, management of deCODE intends to refinance the loan on substantially similar terms. Should circumstances be such that deCODE cannot ultimately refinance MediChem's mortgage loan approximately $11.8 million will become due and immediately payable upon consummation of the merger.

NOTE 3

     The pro forma income statements include the adjustments necessary to give effect to the merger as if it had occurred on January 1, 2000. Adjustments included in the pro forma income statement are summarized as follows:

          a. The presentation of MediChem's historical statements of operations has been adapted to conform with deCODE's financial presentation.

          b. To eliminate MediChem's historical amortization and impairment of goodwill and intangible assets which were recorded in conjunction with their acquisitions of Emerald and ThermoGen.

          c. To record the amortization of preliminarily identifiable intangible assets using estimated useful lives ranging from three to ten years.

          d. To eliminate MediChem's historical depreciation of property and equipment.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED, CONSOLIDATED AND COMBINED FINANCIAL
                           STATEMENTS -- (CONTINUED)

          e. To record the depreciation of MediChem's property and equipment (as adjusted to preliminarily estimated fair values) using estimated economic service lives consistent with the accounting policies of deCODE.

          f. To adjust the benefit for income taxes with regard to the pro forma adjustments made in respect of amortization of intangible assets and depreciation of property and equipment.

          g.  To eliminate MediChem weighted average common shares outstanding.

          h. Pro forma basic and diluted net loss per share amounts are based upon the historical weighted average number of shares of deCODE common stock outstanding adjusted to reflect the issuance as of January 1, 2000 of an estimated 8.4 million shares of deCODE common stock. The impact of outstanding options, including MediChem options assumed, has been excluded from the calculation of diluted net loss per share, as the effect would be antidilutive.

     The deCODE statement of operations for the period in which the merger occurs will include a charge for acquired in-process research and development, currently estimated to be approximately $0.5 million, representing the value determined by deCODE management to be attributable to the in-process research and development programs of MediChem based on a preliminary valuation of such programs. This preliminary valuation has been made using a discounted cash flow methodology, taking into account percentage of completion, and is subject to significant change pending completion of the final independent valuation analysis.

     After the consummation of the merger deCODE will grant an aggregate of 136,356 deCODE stock options to certain employees of MediChem. These options will be granted pursuant to deCODE's existing Equity Incentive Plan and are not expected to give rise to a significant amount of compensation in deCODE's accounts.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
MediChem Life Sciences, Inc.:

     We have audited the accompanying consolidated balance sheets of MediChem Life Sciences, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MediChem Life Sciences, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Chicago, Illinois
March 1, 2001

   MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  2000          1999
                                                              ------------   -----------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 12,812,294   $ 8,164,730
  Accounts receivable, net of allowances of $37,152 in 2000
    and $13,980 in 1999.....................................     2,437,234     2,225,706
  Accounts receivable -- related party......................       729,465       620,889
  Investments, available-for-sale securities................     8,464,948            --
  Prepaid assets............................................       623,424        98,447
  Deferred tax asset........................................       100,678        12,045
  Other current assets......................................     1,349,968        56,522
                                                              ------------   -----------
    Total current assets....................................    26,518,011    11,178,339
Property and equipment, net.................................    25,632,716     6,376,881
Intangibles, net............................................    30,040,979            --
Goodwill, net...............................................    22,808,774            --
Other assets................................................       303,580       384,760
                                                              ------------   -----------
    Total assets............................................  $105,304,060   $17,939,980
                                                              ============   ===========
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Note payable to stockholder...............................  $         --   $ 3,000,000
  Current portion of debt and capital lease obligations.....       247,704     1,954,209
  Accounts payable..........................................     2,254,930       607,711
  Accrued expenses..........................................     3,835,619     1,162,512
  Taxes payable.............................................            --       665,827
  Deferred revenue..........................................     1,883,349       396,000
                                                              ------------   -----------
    Total current liabilities...............................     8,221,602     7,786,259
  Long-term debt............................................    10,702,411     4,607,053
  Capital lease obligations, less current portion...........       148,840       307,562
  Redeemable stock warrants.................................            --       494,295
  Deferred taxes............................................    11,636,370        70,588
                                                              ------------   -----------
    Total liabilities.......................................    30,709,223    13,265,757
Redeemable preferred stock:
  Class A convertible preferred stock, $.0005 par value;
    none authorized, issued and outstanding at December 31,
    2000; 6,351,120 shares authorized, issued and
    outstanding at December 31, 1999........................            --    13,230,000
  Class B 5% redeemable preferred stock, $.01 par value;
    none authorized, issued and outstanding at December 31,
    2000; 1,000 shares authorized, none issued and
    outstanding at December 31, 1999........................            --            --
  Class C convertible preferred stock, $.01 par value; none
    authorized, issued and outstanding at December 31, 2000;
    440,000 shares authorized; 400,000 shares issued and
    outstanding at December 31, 1999........................            --         4,000
                                                              ------------   -----------
    Total redeemable preferred stock........................            --    13,234,000
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; 10,000,000 shares
    authorized, none issued and outstanding at December 31,
    2000; none authorized, issued and outstanding at
    December 31, 1999.......................................            --            --
  Class D preferred stock, $.01 par value; none authorized,
    issued and outstanding at December 31, 2000; 440,000
    shares authorized, 400,000 shares issued and outstanding
    at December 31, 1999....................................            --         4,000
  Common stock, $.01 par value; 100,000,000 shares
    authorized, 26,510,042 shares issued and outstanding at
    December 31, 2000; none authorized, issued and
    outstanding at December 31, 1999........................       265,100            --
  Class A common stock, $.0005 par value; none authorized,
    issued and outstanding at December 31, 2000; 18,655,570
    shares authorized, 7,462,228 shares issued and
    outstanding at December 31, 1999........................            --         4,000
  Class B common stock, $.0005 par value; none authorized,
    issued and outstanding at December 31, 2000; 1,650,234
    shares authorized, none issued and outstanding at
    December 31, 1999.......................................            --            --
  Class C common stock, $.0005 par value; none authorized,
    issued and outstanding at December 31, 2000; 315,577
    shares authorized, none issued and outstanding at
    December 31, 1999.......................................            --            --
  Additional paid-in capital................................    89,711,354        21,542
  Deferred compensation.....................................      (142,909)           --
  Accumulated deficit.......................................   (15,237,893)   (8,589,319)
  Accumulated other comprehensive income (loss).............          (815)           --
                                                              ------------   -----------
    Total stockholders' equity (deficit)....................    74,594,837    (8,559,777)
                                                              ------------   -----------
    Total liabilities and stockholders' equity (deficit)....  $105,304,060   $17,939,980
                                                              ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

    MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF
                                   OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                           2000          1999          1998
                                                       ------------   -----------   -----------
Revenue:
  Contract revenue...................................  $ 16,057,678   $11,255,534   $ 7,327,261
  Contract revenue-related party.....................     3,311,807     2,476,829     1,497,055
                                                       ------------   -----------   -----------
     Total contract revenue..........................    19,369,485    13,732,363     8,824,316
Contract service costs:
  Contract service costs.............................     8,864,056     5,281,963     3,681,044
  Contract service costs-related party...............     1,328,143     1,089,960       466,893
                                                       ------------   -----------   -----------
     Total contract service costs....................    10,192,199     6,371,923     4,147,937
Gross profit.........................................     9,177,286     7,360,440     4,676,379
  Milestone and intellectual property revenue, net...       413,667            --            --
  Milestone and intellectual property revenue-related
     party, net......................................       988,840     1,787,612            --
                                                       ------------   -----------   -----------
     Total milestone and intellectual property
       revenue, net..................................     1,402,507     1,787,612            --
Operating expenses:
  Selling, general and administrative................    11,399,696     6,005,993     3,621,621
  Depreciation and amortization......................     4,192,537       787,810       458,722
                                                       ------------   -----------   -----------
     Total operating expenses........................    15,592,233     6,793,803     4,080,343
Income (loss) from operations........................    (5,012,440)    2,354,249       596,036
Other income (expense):
  Interest expense...................................      (882,648)     (587,813)     (124,818)
  Interest income....................................       371,188       175,209         1,350
  Change in value of redeemable stock warrants.......    (1,579,517)           --            --
  Other, net.........................................      (674,947)           --        48,068
                                                       ------------   -----------   -----------
     Total other income (expense), net...............    (2,765,924)     (412,604)      (75,400)
                                                       ------------   -----------   -----------
Income (loss) before income taxes....................    (7,778,364)    1,941,645       520,636
Provision (benefit) for income taxes.................    (2,266,909)      871,285       200,987
                                                       ------------   -----------   -----------
Net income (loss)....................................    (5,511,455)    1,070,360       319,649
  Less:
     Allocation of income to participating
       securities....................................            --       282,512       124,503
     Accretion to redemption value of preferred
       stock.........................................     1,137,119       623,498            --
     Deemed dividend on redemption and conversion of
       preferred stock...............................    12,673,781            --            --
                                                       ------------   -----------   -----------
     Net income (loss) available to common
       stockholders..................................  $(19,322,355)  $   164,350   $   195,146
                                                       ============   ===========   ===========
Per share data -- basic and diluted:
  Net income (loss) available to common stockholders
     before deemed dividend..........................  $      (0.51)  $      0.02   $      0.02
  Net income (loss) attributable to deemed dividend
     on redemption and conversion of preferred
     stock...........................................  $      (0.98)  $        --   $        --
                                                       ------------   -----------   -----------
  Net income (loss) available to common
     stockholders....................................  $      (1.49)  $      0.02   $      0.02
                                                       ============   ===========   ===========
  Weighted average number of common shares
     outstanding -- basic............................    12,945,106     7,462,228    11,696,296
                                                       ============   ===========   ===========
  Weighted average number of common shares
     outstanding -- diluted..........................    12,945,106     7,861,009    11,879,774
                                                       ============   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

    MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF
         STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

                                                              CLASS D             COMMON STOCK
                                       PREFERRED STOCK    PREFERRED STOCK         (REGISTERED)            COMMON STOCK
                                       ---------------   ------------------   ---------------------   --------------------
                                       SHARES   AMOUNT    SHARES    AMOUNT      SHARES      AMOUNT      SHARES     AMOUNT
                                       ------   ------   --------   -------   ----------   --------   ----------   -------
BALANCE, DECEMBER 31, 1997...........    --      $--           --   $    --           --   $     --    7,462,228   $ 1,000
Stock options granted to
 consultant..........................    --       --           --        --           --         --           --        --
Net income...........................    --       --           --        --           --         --           --        --
                                         --      ---     --------   -------   ----------   --------   ----------   -------
BALANCE, DECEMBER 31, 1998...........    --       --           --        --           --         --    7,462,228     1,000
Exchange of shares under
 recapitalization of company.........    --       --      400,000     4,000           --         --   (7,462,228)   (1,000)
Spin-off of Advanced Life Sciences...    --       --           --        --           --         --           --        --
Stock options granted to
 consultant..........................    --       --           --        --           --         --           --        --
Accretion of preferred stock.........    --       --           --        --           --         --           --        --
Net income...........................    --       --           --        --           --         --           --        --
                                         --      ---     --------   -------   ----------   --------   ----------   -------
BALANCE, DECEMBER 31, 1999...........    --       --      400,000     4,000           --         --           --        --
Comprehensive income (loss):
 Net loss............................    --       --           --        --           --         --           --        --
 Other comprehensive income (loss),
   net of tax........................
 Unrealized loss on investment
   securities........................    --       --           --        --           --         --           --        --
 Other comprehensive income (loss)...    --       --           --        --           --         --           --        --
Comprehensive income (loss)..........    --       --           --        --           --         --           --        --
Accretion of preferred stock.........    --       --           --        --           --         --           --        --
Stock options granted to consultant
 and employees.......................    --       --           --        --           --         --           --        --
Issuance of Class A common stock for
 ThermoGen, Inc. purchase............    --       --           --        --           --         --           --        --
Issuance of Class A common stock for
 Emerald BioStructures, Inc.
 purchase............................    --       --           --        --           --         --           --        --
Exchange of shares under
 recapitalization of company.........    --       --           --        --   12,491,739    124,917           --        --
Conversion of Class A preferred stock
 into:
 1) common stock (registered), and...    --       --           --        --    6,351,120     63,511           --        --
 2) 1,000 shares of Class B preferred
   stock -- immediately redeemed.....    --       --           --        --           --         --           --        --
Redemption of Class C preferred
 stock...............................    --       --           --        --           --         --           --        --
Conversion of Class D preferred stock
 into common stock (registered)......    --       --     (400,000)   (4,000)     201,887      2,019           --        --
Issuance of common stock at initial
 public offering, net................    --       --           --        --    7,360,000     73,600           --        --
Exercise of stock warrants...........    --       --           --        --      105,296      1,053           --        --
Stock options granted to Scientific
 Advisory Board......................    --       --           --        --           --         --           --        --
Amortization of deferred compensation
 costs...............................    --       --           --        --           --         --           --        --
                                         --      ---     --------   -------   ----------   --------   ----------   -------
BALANCE, DECEMBER 31, 2000...........    --      $--           --   $    --   26,510,042   $265,100           --   $    --
                                         ==      ===     ========   =======   ==========   ========   ==========   =======

                                              CLASS A              CLASS B           CLASS C
                                           COMMON STOCK         COMMON STOCK      COMMON STOCK
                                       ---------------------   ---------------   ---------------
                                         SHARES      AMOUNT    SHARES   AMOUNT   SHARES   AMOUNT
                                       -----------   -------   ------   ------   ------   ------
BALANCE, DECEMBER 31, 1997...........           --   $    --     --      $--       --      $--
Stock options granted to
 consultant..........................           --        --     --       --       --       --
Net income...........................           --        --     --       --       --       --
                                       -----------   -------     --      ---       --      ---
BALANCE, DECEMBER 31, 1998...........           --        --     --       --       --       --
Exchange of shares under
 recapitalization of company.........    7,462,228     4,000     --       --       --       --
Spin-off of Advanced Life Sciences...           --        --     --       --       --       --
Stock options granted to
 consultant..........................           --        --     --       --       --       --
Accretion of preferred stock.........           --        --     --       --       --       --
Net income...........................           --        --     --       --       --       --
                                       -----------   -------     --      ---       --      ---
BALANCE, DECEMBER 31, 1999...........    7,462,228     4,000     --       --       --       --
Comprehensive income (loss):
 Net loss............................           --        --     --       --       --       --
 Other comprehensive income (loss),
   net of tax........................
 Unrealized loss on investment
   securities........................           --        --     --       --       --       --
 Other comprehensive income (loss)...           --        --     --       --       --       --
Comprehensive income (loss)..........           --        --     --       --       --       --
Accretion of preferred stock.........           --        --     --       --       --       --
Stock options granted to consultant
 and employees.......................           --        --     --       --       --       --
Issuance of Class A common stock for
 ThermoGen, Inc. purchase............    3,452,909     1,850     --       --       --       --
Issuance of Class A common stock for
 Emerald BioStructures, Inc.
 purchase............................    1,576,602       845     --       --       --       --
Exchange of shares under
 recapitalization of company.........  (12,491,739)   (6,695)    --       --       --       --
Conversion of Class A preferred stock
 into:
 1) common stock (registered), and...           --        --     --       --       --       --
 2) 1,000 shares of Class B preferred
   stock -- immediately redeemed.....           --        --     --       --       --       --
Redemption of Class C preferred
 stock...............................           --        --     --       --       --       --
Conversion of Class D preferred stock
 into common stock (registered)......           --        --     --       --       --       --
Issuance of common stock at initial
 public offering, net................           --        --     --       --       --       --
Exercise of stock warrants...........           --        --     --       --       --       --
Stock options granted to Scientific
 Advisory Board......................           --        --     --       --       --       --
Amortization of deferred compensation
 costs...............................           --        --     --       --       --       --
                                       -----------   -------     --      ---       --      ---
BALANCE, DECEMBER 31, 2000...........           --   $    --     --      $--       --      $--
                                       ===========   =======     ==      ===       ==      ===

                                                                      RETAINED                         TOTAL
                                       ADDITIONAL                     EARNINGS     COMPREHENSIVE   STOCKHOLDERS'
                                         PAID-IN       DEFERRED     (ACCUMULATED      INCOME          EQUITY
                                         CAPITAL     COMPENSATION     DEFICIT)        (LOSS)         (DEFICIT)
                                       -----------   ------------   ------------   -------------   -------------
BALANCE, DECEMBER 31, 1997...........  $        --    $      --     $    633,864       $  --       $    634,864
Stock options granted to
 consultant..........................        3,165           --               --          --              3,165
Net income...........................           --           --          319,649          --            319,649
                                       -----------    ---------     ------------       -----       ------------
BALANCE, DECEMBER 31, 1998...........        3,165           --          953,513          --            957,678
Exchange of shares under
 recapitalization of company.........       (3,165)          --      (10,007,835)         --        (10,004,000)
Spin-off of Advanced Life Sciences...           --           --           18,141          --             18,141
Stock options granted to
 consultant..........................       21,542           --               --          --             21,542
Accretion of preferred stock.........           --           --         (623,498)         --           (623,498)
Net income...........................           --           --        1,070,360          --          1,070,360
                                       -----------    ---------     ------------       -----       ------------
BALANCE, DECEMBER 31, 1999...........       21,542           --       (8,589,319)         --         (8,559,777)
Comprehensive income (loss):
 Net loss............................           --           --       (5,511,455)         --         (5,511,455)
 Other comprehensive income (loss),
   net of tax........................
 Unrealized loss on investment
   securities........................           --           --               --        (815)
 Other comprehensive income (loss)...           --           --               --        (815)              (815)
Comprehensive income (loss)..........           --           --               --          --         (5,512,270)
Accretion of preferred stock.........           --           --       (1,137,119)         --         (1,137,119)
Stock options granted to consultant
 and employees.......................      138,975     (138,975)              --          --                 --
Issuance of Class A common stock for
 ThermoGen, Inc. purchase............   29,363,724           --               --          --         29,365,574
Issuance of Class A common stock for
 Emerald BioStructures, Inc.
 purchase............................   11,988,726           --               --          --         11,989,571
Exchange of shares under
 recapitalization of company.........     (118,222)          --               --          --                 --
Conversion of Class A preferred stock
 into:
 1) common stock (registered), and...   14,303,608           --               --          --         14,367,119
 2) 1,000 shares of Class B preferred
   stock -- immediately redeemed.....   (7,500,000)          --               --          --         (7,500,000)
Redemption of Class C preferred
 stock...............................   (3,764,571)          --               --          --         (3,764,571)
Conversion of Class D preferred stock
 into common stock (registered)......        1,981           --               --          --                 --
Issuance of common stock at initial
 public offering, net................   45,251,174           --               --          --         45,324,774
Exercise of stock warrants...........       (1,053)          --               --          --                 --
Stock options granted to Scientific
 Advisory Board......................       25,470      (25,470)              --          --                 --
Amortization of deferred compensation
 costs...............................           --       21,536               --          --             21,536
                                       -----------    ---------     ------------       -----       ------------
BALANCE, DECEMBER 31, 2000...........  $89,711,354    $(142,909)    $(15,237,893)      $(815)      $ 74,594,837
                                       ===========    =========     ============       =====       ============

  The accompanying notes are an integral part of these consolidated financial statements.

 MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH
                                     FLOWS

                                                                      YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  2000          1999          1998
                                                              ------------   -----------   -----------
Cash flows from operating activities:
  Net income (loss).........................................  $ (5,511,455)  $ 1,070,360   $   319,649
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................     4,192,538       787,810       458,722
     Bad debt expense.......................................        79,099        47,707            --
     Redeemable stock warrant appreciation..................     1,579,517            --            --
     Noncash compensation expense...........................        21,536        21,542         3,165
     Noncash interest expense...............................       344,202        39,255            --
     Changes in assets and liabilities, net of effects from
       purchases of ThermoGen and Emerald BioStructures:
       Accounts receivable..................................      (338,499)   (1,125,446)   (1,241,827)
       Prepaid and other current assets.....................    (1,826,478)     (100,906)      (71,140)
       Other assets.........................................      (126,517)       95,180      (114,827)
       Deferred taxes.......................................    (1,160,876)      (13,374)      113,749
       Accounts payable.....................................     1,097,291       310,920        (5,517)
       Accrued expenses.....................................     1,795,103       627,798       385,842
       Other liabilities....................................       844,404      (193,006)      472,645
                                                              ------------   -----------   -----------
Net cash provided by operating activities...................       989,865     1,567,840       320,461
                                                              ------------   -----------   -----------
Cash flows from investing activities:
  Capital expenditures......................................   (20,301,432)   (4,224,589)     (726,158)
  Purchase of securities....................................    (8,465,763)           --            --
  Cost of purchased businesses, net of cash acquired........      (291,685)           --            --
                                                              ------------   -----------   -----------
Net cash used in investing activities.......................   (29,058,880)   (4,224,589)     (726,158)
                                                              ------------   -----------   -----------
Cash flows from financing activities:
  Deferred financing costs..................................            --      (330,428)           --
  Net borrowings (repayments) under revolving line of
     credit.................................................            --      (580,000)      380,000
  Proceeds from the issuance of note to stockholder.........     1,500,000     3,000,000            --
  Proceeds from the issuance of loans payable...............    13,666,161     6,998,000       232,423
  Repayment of loans payable................................    (9,742,354)     (688,537)     (226,036)
  Repayment of capital lease obligations....................      (189,618)     (355,520)      (47,209)
  Repayment of notes to stockholder.........................    (4,500,000)           --            --
  Redemption of stock warrants..............................    (2,073,812)           --            --
  Proceeds from the issuance of preferred stock, net........            --     2,606,502            --
  Payment for the redemption of class B preferred stock.....    (7,500,000)           --            --
  Payment for the redemption of class C preferred stock.....    (3,768,572)           --            --
  Proceeds from the issuance of common stock, net...........    45,324,774            --            --
                                                              ------------   -----------   -----------
Net cash provided by financing activities...................    32,716,579    10,650,017       339,178
                                                              ------------   -----------   -----------
Net increase (decrease) in cash.............................     4,647,564     7,993,268       (66,519)
Cash and cash equivalents at beginning of year..............     8,164,730       171,462       237,981
                                                              ------------   -----------   -----------
Cash and cash equivalents at end of year....................  $ 12,812,294   $ 8,164,730   $   171,462
                                                              ============   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND DESCRIPTIONS OF BUSINESS

     Originally founded in 1987, MediChem Life Sciences, Inc. and subsidiaries, referred to herein as the Company, provides contract chemistry research services specializing in chemical synthesis for new drug discovery and development for the global pharmaceutical, biotechnology, agricultural, chemical and personal care industries. The Company's operations are focused on providing Conventional Synthesis, Combinatorial Chemistry, cGMP Synthesis, Analytical Chemistry, Medicinal Chemistry, Biocatalysis and Proteomic services designed to enable its customers to reduce overall drug development time and costs. The Company operates in one business segment and all of its assets are located in the United States.

     On January 1, 1999, the Company contributed all the net assets of its contract chemistry research services business to a wholly-owned subsidiary that assumed the name MediChem Research, Inc. and all the net assets of its proprietary drug development business, including the Company's 50% interest in Sarawak MediChem Pharmaceuticals, Inc. to a wholly-owned subsidiary, Advanced Life Sciences, Inc. In conjunction with this legal entity restructuring, the Company changed its name from MediChem Research, Inc. to MCR Holdings, Inc. The Company's 50% investment in Sarawak MediChem Pharmaceuticals has been accounted for using the equity method of accounting.

     On June 14, 1999, the Company exchanged its investment in 100% of the outstanding common stock of Advanced Life Sciences for nonvoting preferred stock issued by Advanced Life Sciences effecting a spin-off of Advanced Life Sciences. No gain or loss was recognized in the accompanying consolidated statements of operations upon the spin-off of Advanced Life Sciences. The accompanying consolidated statements of stockholders' equity (deficit) reflect an increase to retained earnings of $18,141 related to net liabilities of Advanced Life Sciences derecognized by the Company in the spin-off. The historical carrying value of the net liabilities recorded by the Company was used because Advanced Life Sciences was transferred to a common controlling stockholder. Subsequent to the spin-off, the Company provides services to Advanced Life Sciences under a master services agreement. See note 5 -- Related party transactions.

     Prior to the spin-off, a sole stockholder owned 100% of the Company and Advanced Life Sciences, then a wholly-owned subsidiary of the Company. As a result of the spin-off of Advanced Life Sciences, this stockholder became the sole common stockholder of Advanced Life Sciences. The Company holds 100% of the preferred stock of Advanced Life Sciences, which was issued to the Company in exchange for common stock held at the June 14, 1999 spin-off. The Class D non-voting preferred stock, which tracks the net realizable value of the Company's investment in Advanced Life Sciences' preferred stock, was owned by this stockholder. The common controlling stockholder's ownership of the Company was reduced from 100% ownership to approximately 60% ownership upon the issuance of the Class A convertible preferred stock which occurred concurrently with the spin-off of Advanced Life Sciences. The Company accounts for its investment in Advanced Life Sciences' preferred stock on the cost method and established its initial carrying value based upon the historical carrying value of its investment in the common stock of Advanced Life Sciences, which was zero. At December 31, 2000 and 1999 the carrying value of the Company's investment in Advanced Life Sciences preferred stock was zero.

     In the fourth quarter of 2000, the Company completed an initial public offering of 7,360,000 shares of common stock. The Company received net proceeds of $45.3 million after payment of $2.6 million in expenses relating to the issuance and distribution of the securities and $3.6 million in underwriting discounts and commissions. The Company used $9.7 million of the net proceeds to repay in full and terminate its credit facility, $11.5 million for the mandatory redemption of outstanding preferred stock, $2.1 million for the optional redemption of outstanding warrants, $1.6 million for general corporate purposes, $1.5 million to repay a note payable to a stockholder and $0.4 million to repay outstanding stockholder loans arising from the acquisition of ThermoGen, Inc. Immediately prior to the initial public offering, the Company reincorporated in the State of Delaware as MediChem Life Sciences, Inc., and

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES exchanged its outstanding shares of Class A convertible preferred stock, Class D preferred stock and all classes of outstanding common stock into 19,044,746 shares of common stock of the Company, reflecting an 18.65557 for one split of the common stock. All share and per share data have been restated to reflect this split.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, but management does not believe such differences will materially affect the Company's financial position, results of operations or cash flows.

Principles of Consolidation

     The consolidated financial statements include the accounts of MediChem Life Sciences, Inc. and its wholly-owned subsidiaries, MediChem Research, Inc., ThermoGen, Inc. and Emerald BioStructures, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

     Certain balances in the consolidated financial statements have been reclassified to conform to the current presentation.

Cash and Cash Equivalents

     The Company considers temporary, highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 2000 were $8,988,568.

Investments, available-for-sale securities

     Investments consist of securities available-for-sale, which are stated at fair value with the unrealized gains and losses included as accumulated other comprehensive income (loss) within stockholders' equity (deficit) on the consolidated balance sheets. Cost of securities is calculated using the specific-identification method. Interest income is accrued as earned and gains and losses are recognized when realized. Securities available-for-sale at December 31, 2000 consisted primarily of commercial paper and fixed-income securities. No investment securities were held during 1999, and none were purchased until after the initial public offering on October 26, 2000.

Property and Equipment

     Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Property and equipment under capital leases are stated at the present value of the minimum lease payments. Assets under capital leases and leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases by use of the straight-line method. Maintenance and repair costs are expensed as incurred.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

Goodwill and Intangible Assets

     Goodwill and identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from 8 to 15 years. At each balance sheet date, the Company evaluates the recoverability of goodwill and intangible assets based on expected future undiscounted cash flows. The Company believes that no goodwill or intangible assets are impaired at December 31, 2000.

Long-lived Assets

     The Company is required to periodically evaluate the useful lives of its long-lived assets. In addition, assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company believes that no long-lived assets are impaired at December 31, 2000.

Software Development Costs

     Software development costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development costs and expensed as incurred. Once technological feasibility has been established, additional costs incurred in development are capitalized until the product's general commercial release. Capitalized software development costs are amortized using the greater of the straight-line method over an estimated useful life of 3 years or the ratio of current gross revenues to the total of current and anticipated future gross revenues for the product. Unamortized capitalized costs determined to be in excess of the net realizable value of the product are expensed at the date of such determination. At December 31, 2000, $86,781 of capitalized software development costs is included in other assets on the accompanying consolidated balance sheets. Amortization expense for the year ended December 31, 2000, which is included in cost of revenues, was $59,491.

Deferred Financing Costs

     The cost of obtaining financing through the issuance of long-term debt obligations is amortized on the straight-line method over the term of the obligation. The carrying value of deferred financing costs was charged to operations upon the repayment and termination of the credit facility.

Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss and credit carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

Revenue Recognition

     The Company recognizes contract revenue from its negotiated rate contracts on a per diem basis as services are rendered or on the percentage of completion method based on the ratio of costs incurred to expected total costs for fixed fee contracts based upon the terms of the underlying contract. Any losses on contracts are provided for when they are determinable and estimable. Included in revenue are billings to customers for the cost of materials purchased for performance under the contract.

     The Company recognizes milestone revenue upon confirmation of achievement of a contract milestone with customers.

     Intellectual property income represents revenue from the sale or licensing of intellectual property developed and maintained by the Company. Revenue is recognized based upon the legal transfer of intellectual property rights for sales transactions and as earned for licensing arrangements.

     Revenues from software arrangements in which the Company has continuing obligations to customers are deferred and recognized ratably over the arrangement period as services are performed.

Unbilled Services and Deferred Revenue

     In general, prerequisites for billings are established by contractual provisions including predetermined payment schedules, the achievement of contract milestones, or submission of appropriate billing detail. Unbilled services arise when services have been rendered but customers have not been billed. Similarly, deferred revenue represents prebillings or cash receipts for services that have not yet been rendered. Unbilled services are included in accounts receivable. Deferred revenue is recognized as revenue when services are rendered and in accordance with the provisions of contractual arrangements.

     The Company received an up-front payment in conjunction with entering into a multi-year contract with a strategic partner. The up-front, nonrefundable payment is being recognized ratably over the initial term of the contract, which is 3 years. Revenue deferred on this contract was $308,333 at December 31, 2000.

Contract Service Costs

     Contract service costs consist primarily of payroll and payroll related costs and direct material costs incurred to provide contractual services to customers.

Research and Development

     Research and development costs are expensed as incurred and were approximately $1,337,000, $255,000 and $266,000 in 2000, 1999 and 1998,
respectively.

Advertising Costs

     The Company expenses all advertising costs as incurred. Advertising costs charged to operations were approximately $538,000, $243,000 and $80,000 in 2000, 1999 and 1998, respectively.

Incentive Stock Plan

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board, referred to herein as APB, Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock option grants to employees. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards, referred to

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES herein as SFAS, No. 123, "Accounting for Stock-Based Compensation," referred to herein as FAS 123, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based compensation. As allowed by FAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above for stock-based grants to employees, and has adopted the disclosure requirements of FAS 123.

Fair Value of Financial Instruments

     The Company's financial instruments consist of cash, accounts receivable, investments, accounts payable, accrued expenses, debt and capital lease obligations. The carrying amounts of these instruments approximate their fair value.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board, referred to herein as FASB, issued Statement of Financial Accounting Standards, referred to herein as SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," referred to herein as FAS 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, collectively referred to herein as derivatives, and for hedging activities. FAS 133 and subsequent amendments require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

     As amended by FAS 137 and 138, FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. At the date of initial application, an entity shall choose to either (1) recognize as an asset or liability in the statement of financial position all embedded derivative instruments that are required to be separated from their host contracts or (2) select either January 1, 1998 or January 1, 1999 as a transition date for embedded derivatives. If the entity chooses to select a transition date, it shall recognize as separate assets and liabilities only those derivatives embedded in hybrid instruments issued, acquired, or substantively modified by the entity on or after the selected transition date. That choice is not permitted to be applied to only some of an entity's individual hybrid instruments and must be applied on an all-or-none basis.

     The Company is currently evaluating the impact, if any, of adopting the provisions of FAS 133. Management does not expect the adoption of the provisions of FAS 133 (and the method of adoption) to have a material impact on the financial position or results of operations of the Company.

     In September 2000, the SFAS issued FAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125." FAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures, although it continues most of the provisions of FAS 125 without consideration. The provisions of FAS 140 are effective for periods beginning after December 15, 2000. The Company currently is evaluating the impact, if any, of adopting the provisions of FAS
140. The Company does not expect the adoption of the provisions of FAS 140 to have a material impact on its financial position or results of operations.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

3.  BUSINESS AND CREDIT CONCENTRATION

     In 2000, the Company had contracts with two third-party customers for amounts exceeding 10% of total contract revenue. Contract revenue with these customers was $2,043,000 and $1,849,000 for the year ended December 31, 2000.

     In 1999, the Company had contracts with two third-party customers for amounts exceeding 10% of total contract revenue. Contract revenue with these customers was $2,364,000 and $1,539,000 for the year ended December 31, 1999.

     In 1998, the Company had contracts with two third-party customers for amounts exceeding 10% of total contract revenue. Contract revenue with these customers was $3,121,000 and $1,191,000 for the year ended December 31, 1998.

     The Company's ten largest customers accounted for approximately 67%, 86% and 89% of total contract revenue in 2000, 1999 and 1998, respectively.

     Conventional Synthesis services represented 53%, 68% and 67% of the Company's total contract revenue for the years 2000, 1999 and 1998, respectively.

     Combinatorial Synthesis services represented 18%, 18% and 13% of the Company's total contract revenue for the years 2000, 1999 and 1998, respectively.

     cGMP Synthesis services represented 11%, 6% and 17% of the Company's total contract revenue for the years 2000, 1999 and 1998, respectively.

     The Company's exposure to credit loss is equal to its outstanding billed receivables and unbilled services balance. Management employs a specific identification methodology to provide for doubtful accounts. Credit losses have consistently been within management's expectations. Accounts receivable due from an individual third-party customer of the Company was $493,983 and $480,977 at December 31, 2000 and 1999, respectively.

4.  BUSINESS COMBINATIONS

     On May 31, 2000, the Company acquired all of the outstanding common stock of ThermoGen, Inc. Under the terms of the merger agreement, the Company issued 3,452,909 shares of Class A common stock in exchange for the issued and outstanding shares of ThermoGen Inc.'s common stock. The transaction was accounted for as a purchase. As additional consideration, outstanding stock options of ThermoGen, Inc. were converted into options to purchase 475,455 shares of Class B common stock of the Company. The total purchase price of ThermoGen was $29,669,000, which has been allocated to the fair values of assets acquired and liabilities assumed as follows:

Patents.....................................................   $  6,886,000
Trade name..................................................      3,057,000
Contracts and customer base.................................     15,629,000
Goodwill....................................................     15,563,000
Net liabilities assumed.....................................     (1,365,000)
Deferred tax liabilities established........................    (10,101,000)
                                                               ------------
Total purchase price........................................   $ 29,669,000
                                                               ============

     On May 31, 2000, the Company acquired all of the outstanding common stock of Emerald BioStructures, Inc. Under the stock purchase agreement, the Company issued 1,576,602 shares of Class A common stock in exchange for all of the outstanding common stock of Emerald BioStructures, Inc. The

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES transaction was accounted for as a purchase. The total purchase price of Emerald BioStructures was $12,058,000, which has been allocated to the fair values of assets acquired and liabilities assumed as follows:

Patents.....................................................   $ 1,098,000
Trade name..................................................       599,000
Contracts and customer base.................................     4,437,000
Goodwill....................................................     8,171,000
Proprietary technology......................................       289,000
Net assets assumed..........................................         1,000
Deferred tax liabilities established........................    (2,537,000)
                                                               -----------
Total purchase price........................................   $12,058,000
                                                               ===========

     The Company's consolidated results of operations for the year ended December 31, 2000 include the operations of ThermoGen and Emerald BioStructures from their date of acquisition.

     The following unaudited pro forma financial information presents combined results of operations of the Company as if ThermoGen and Emerald BioStructures had been acquired on January 1, 2000 and 1999. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisitions been consummated at the beginning of the periods presented.

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                                 2000              1999
                                                            ---------------   --------------
Total contract revenue....................................   $ 20,519,335      $16,345,342
Net loss available to common stockholders.................   $(20,399,386)     $(2,456,485)
                                                             ------------      -----------
Per share net loss available to common
  stockholders -- basic and diluted.......................   $      (1.36)     $     (0.13)
                                                             ============      ===========

5.  RELATED PARTY TRANSACTIONS

     The Company provides services to Sarawak MediChem Pharmaceuticals that are reimbursed based upon negotiated contractual rates. Amounts billed to Sarawak MediChem Pharmaceuticals are recorded as contract revenue-related party. Amounts due from Sarawak MediChem Pharmaceuticals were $290,137 and $114,166 at December 31, 2000 and 1999, respectively.

     Subsequent to its spin-off on June 14, 1999, the Company and Advanced Life Sciences entered into a master services agreement under which the Company provides various services. Amounts billed under the agreement are recorded as contract revenue-related party. Amounts due from Advanced Life Sciences were $439,328 and $506,723 at December 31, 2000 and 1999, respectively.

     Contract service costs -- related party consist primarily of payroll and payroll related costs, and direct material costs incurred to provide contractual services to Advanced Life Sciences and Sarawak MediChem Pharmaceuticals. No overhead or other costs are allocated to contract service costs-related party.

     On June 14, 1999, the Company issued a $3,000,000 promissory note to the common stockholder. The promissory note was repaid on March 24, 2000.

     On October 2, 2000, the Company's chairman and chief executive officer advanced the company a $1.5 million loan, which was repaid on October 31, 2000.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

     At December 31, 2000, the Company's chairman and chief executive officer owned 100% of the 400,000 outstanding shares of common stock in Advanced Life Sciences.

     The Company's chairman and chief executive officer is a guarantor of the mortgage loan payable.

     The Company has licensed technology from Advanced Life Sciences, under which the Company is committed to royalty payments ranging from 4-8% of any contract revenue recognized incorporating the licensed technology.

6.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following at December 31:

                                                THIRD PARTY            RELATED PARTY
                                          -----------------------   -------------------
                                             2000         1999        2000       1999
                                          ----------   ----------   --------   --------
Billed receivables......................  $2,345,570   $2,156,579   $695,796   $620,889
Unbilled services.......................     128,816       83,107     33,669         --
Less allowance for doubtful accounts....      37,152       13,980         --         --
                                          ----------   ----------   --------   --------
Accounts Receivable.....................  $2,437,234   $2,225,706   $729,465   $620,889
                                          ==========   ==========   ========   ========

7.  INVESTMENTS

     The fair value, amortized cost and gross unrealized gains (losses) for available-for-sale investment securities by major security type at December 31, 2000 are as follows:

                                                                               GROSS
                                                              AMORTIZED      UNREALIZED
                                               FAIR VALUE       COST       GAINS (LOSSES)
                                               -----------   -----------   --------------
Commercial paper.............................  $ 7,000,000   $ 7,000,315       $(315)
Fixed income securities......................   10,453,516    10,454,016        (500)
                                               -----------   -----------       -----
                                               $17,453,516   $17,454,331       $(815)
                                               ===========   ===========       =====
Classification in the balance sheet:
  Cash equivalents...........................  $ 8,988,568
  Investments, available-for-sale
     securities..............................  $ 8,464,948
                                               -----------
                                               $17,453,516
                                               ===========

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

8.  PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment and their useful lives at December 31:

                                                USEFUL LIFE        2000          1999
                                               --------------   -----------   ----------
Land.........................................              --   $ 2,287,600   $2,233,844
Building improvements........................  10 to 20 years       368,507      357,499
Furniture and fixtures.......................         7 years       140,298      101,644
Leasehold improvements.......................         5 years     1,432,685      818,242
Lab equipment and instruments................         6 years     3,886,595    2,316,773
Equipment under capital lease................         7 years       692,605      692,605
Computer equipment...........................         3 years       909,624      411,535
Construction in-progress.....................              --    19,139,024    1,480,372
                                                                -----------   ----------
                                                                 28,856,938    8,412,514
Less accumulated depreciation and
  amortization...............................                     3,224,222    2,035,633
                                                                -----------   ----------
Property and equipment, net..................                   $25,632,716   $6,376,881
                                                                ===========   ==========

9.  INTANGIBLES AND GOODWILL

     The following is a summary of intangibles and goodwill and their useful lives at December 31:

                                                            USEFUL LIFE        2000
INTANGIBLES                                                --------------   -----------
Patents..................................................  10 to 15 years   $ 7,984,000
Trade names..............................................        15 years     3,656,000
Contracts and customer base..............................         8 years    20,066,000
Proprietary technology...................................        10 years       289,000
                                                                            -----------
                                                                             31,995,000
Less accumulated amortization............................                     1,954,021
                                                                            -----------
Intangibles, net.........................................                   $30,040,979
                                                                            ===========

                                                            USEFUL LIFE        2000
GOODWILL                                                   --------------   -----------
Goodwill.................................................        15 years   $23,733,663
Less accumulated amortization............................                       924,889
                                                                            -----------
Goodwill, net............................................                   $22,808,774
                                                                            ===========

10.  DEBT

     On May 10, 2000, the Company entered into a $12,000,000 construction loan available for draws for the construction of the Woodridge, Illinois facility. The loan has a limited unsecured principal guaranty from the Chairman and CEO in the amount of $3,000,000. Interest is payable monthly at the floating prime rate, which was 9.5% at December 31, 2000. Once construction of the facility is completed, amounts borrowed under this loan will be converted into a 5-year mortgage loan amortized over 20 years, with an index interest rate plus 225 basis points, pursuant to a binding credit arrangement provided by the same financial institution. At December 31, 2000, $10,686,123 had been drawn on the construction loan. This borrowing has been classified as a non-current liability as the Company has the intent and ability to refinance this amount on a long-term basis.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

     On June 14, 1999, the Company entered into a credit facility that provided for revolving credit loans in the aggregate amount of $15,000,000. On October 31, 2000, a portion of the net proceeds from the initial public offering was used to repay in full and terminate the credit facility.

     On June 14, 1999, the Company entered into a $5,000,000 term loan note. The note bears interest at the floating 30 day LIBOR rate plus 5.25%. Interest is payable monthly. The note is secured by substantially all of the assets of the Company and is due on June 1, 2005. In conjunction with the note, the Company issued warrants to the note holder to purchase 315,577 shares of common stock. The warrants had an estimated fair market value of $494,295 at the time of issuance, which has been treated as a discount on the term loan note. The discount is being amortized using the effective interest method over the life of the note. On October 31, 2000, the term note payable was repaid in full with a portion of the net proceeds from the initial public offering.

     On April 21, 1999, the Company entered into a mortgage loan to purchase land in Woodridge, Illinois. The loan bears interest at the prime rate plus 0.50% and is secured by the land. Principal payments are due in quarterly installments and interest payments are due in monthly installments. The loan matured on April 21, 2000 and was repaid with funds from the construction loan.

     At December 31, 2000, the Company was in technical default of one covenant relating to the construction loan. This loan will be converted into a 5-year mortgage in 2001 with the same financial institution as part of the original credit facility agreement. A waiver of this annual covenant was received on March 1, 2001 from the financial institution for the year ended December 31, 2000.

     The following is a summary of debt obligations at December 31:

                                                                 2000        1999
                                                              ----------   ---------
Term loan note payable due June 1, 2005, interest at monthly
  LIBOR + 5.25%; $5,000,000 face value; net of unamortized
  discount of $455,040......................................          --   4,544,960
Mortgage loan payable, due April 2000; interest at prime;
  due in quarterly principal payments of $83,280, interest
  payable monthly...........................................          --   1,714,920
Note payable with monthly payments of $9,841 through April
  2000; interest at 8.75%...................................          --     104,176
Note payable with monthly payments of $5,104 through April
  2002; interest at 8.52%...................................      61,823          --
Construction loan due November 10, 2001; interest at prime,
  to be refinanced as a long-term mortgage loan.............  10,686,123          --
                                                              ----------   ---------
                                                              10,747,946   6,364,056
Less:
Current portion of debt.....................................      45,535   1,757,003
                                                              ----------   ---------
Debt, less current portion..................................  10,702,411   4,607,053
                                                              ==========   =========

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

     Annual maturities of debt assuming the construction loan is refinanced as a long-term mortgage loan are as follows:

2001........................................................   $   217,340
2002........................................................       291,185
2003........................................................       296,997
2004........................................................       320,875
2005........................................................     9,621,549
                                                               -----------
  Total.....................................................   $10,747,946
                                                               ===========

11.  REDEEMABLE PREFERRED STOCK

     On June 14, 1999, in conjunction with a recapitalization, the Company issued 4,234,068 shares of Class A convertible preferred stock and 1,000 shares of Class C preferred stock to the common stockholder. The Class A convertible preferred stock was recorded at its initial carrying value based upon its fair value. The Class A convertible preferred stock carrying value will be accreted using the effective interest method to the stated redemption value of $3.54 per share. The Company also effected a private placement of 2,117,052 shares of Class A convertible preferred stock for $5,000,000 which bears a liquidation preference and redemption value of $3.54 per share. Together with the 4,234,068 shares issued in the recapitalization, the aggregate redemption value of outstanding Class A convertible preferred stock is $22,499,458. The difference between the stock's initial carrying value and its redemption value will be accreted over the period to redemption using the effective interest method such that the carrying value of the Class A convertible preferred stock will be equal to its redemption value at June 14, 2005.

     Class A convertible preferred stock is voting, provides for non-cumulative dividends at the same rate as the classes of common stock, and has a liquidation preference upon the dissolution of the Company of a minimum of $3.54 per share plus declared but unpaid dividends. The liquidation preference is subordinated to the liquidation preference of the Class D preferred stock. The Class A convertible preferred stock is redeemable at the election of its holder for a minimum of $3.54 per share in three equal aggregate installments commencing June 14, 2005, or upon a merger, sale of substantially all of the Company's assets, or in the event of a change in control of the Company through the acquisition of a majority of the outstanding voting classes of stock by a third party. The difference between the carrying amount and the redemption amount is accreted using the effective interest method with an interest rate of 9.69%. The Class A convertible preferred stock is convertible into both Class A common stock on a one-for-one basis and Class B 5% redeemable preferred stock on a 6,351.12 for one basis at any time upon the election of its holder, and is automatically convertible into both Class A common stock and Class B 5% redeemable preferred stock upon a qualifying public offering.

     Class B 5% redeemable preferred stock is nonvoting and provides for cumulative dividends of 5% on the liquidation preference amount of $7,500 per outstanding share. Except for Class D preferred stock, dividend payments or distributions may not be made on any other class of stock for the period during which Class B 5% redeemable preferred stock is outstanding. Subject to the liquidation preference of the Class D preferred stock, the Class B 5% redeemable preferred stock has a cash liquidation preference of $7,500 per share plus cumulative dividends payable. The stock is automatically redeemable at the liquidation preference amount of $7,500 per share plus cumulative dividends payable in the event of a qualifying public offering, and is redeemable at the election of its holders in three equal aggregate installments commencing June 14, 2005, or upon a merger, sale of substantially all of the Company's assets, or in the event of a change in control of the Company through the acquisition of a majority of the outstanding voting classes of stock by a third party.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

     Class C preferred stock is nonvoting, provides for non-cumulative dividends at the same rate as the classes of common stock, and is convertible to Class A common stock upon dissolution of the Company, a qualifying public offering, a merger, sale of substantially all of the Company's assets, or in the event of a change in control of the Company through the acquisition of a majority of the outstanding voting classes of stock by a third party. The number of Class A shares to be received in conversion is determined by the internal rate of return achieved by the holder of the Class A convertible preferred stock. In the event of conversion to Class A common stock as a result of a qualifying public offering, the Company shall redeem Class A common shares issued to the Class C preferred stockholders at the initial qualifying public offering price. In the event the Class C preferred stock is not converted to Class A common stock prior to dissolution, the stock bears a liquidation preference of $1.

     On December 27, 1999, the Company amended its Articles of Incorporation to increase the authorized shares of Class C preferred stock to 440,000 shares with a $.01 par value, and approved a 400 for 1 stock split for outstanding Class C preferred shares. The accompanying consolidated financial statements retroactively reflect the stock split.

     On October 26, 2000, in conjunction with the Company's initial public offering, all outstanding shares of Class A convertible preferred stock with a carrying value of $14,367,119 were converted into both 6,351,120 shares of common stock on a one-for-one basis and 1,000 shares of Class B 5% redeemable preferred stock which were immediately redeemed for $7,500,000. Additionally, in conjunction with the Company's initial public offering, all outstanding shares of Class C preferred stock were converted to common stock and immediately redeemed for $3,768,572. The Company has not treated these transactions as treasury stock transactions because redemption and cancellation of the Class B 5% redeemable preferred stock and Class C convertible preferred stock was provided for in the original terms of the security in the event of a qualifying public offering.

12.  STOCKHOLDERS' EQUITY

     On June 14, 1999, the Company effected a recapitalization by retiring the previously issued and outstanding common stock and issuing 4,234,068 shares of Class A convertible preferred stock, 1,000 shares of Class C preferred stock, 400,000 shares of Class D preferred stock, and 7,462,228 shares of Class A common stock to its sole stockholder. Classes of newly authorized Company stock include: Class A convertible preferred stock, Class B 5% redeemable preferred stock, Class C preferred stock, Class D preferred stock, Class A common stock, Class B common stock and Class C common stock. The carryover basis of the common stock retired in the recapitalization was used in recording the carrying values of the newly issued classes of stock.

     With respect to Class A, B and C common stock, the Board of Directors of the Company may not discriminate among the classes of common stock with respect to declaration of dividends and other distributions. Accordingly, all outstanding shares of each class of common stock are treated in the same manner with respect to dividend payments and other distributions.

     Class D preferred stock is nonvoting, but provides for the right of approval with respect to any action taken affecting the Company's investment in the preferred stock of Advanced Life Sciences and any amendment to the Articles of Incorporation that would adversely or disproportionately affect the rights of the Class D preferred stock. The Class D preferred stock tracks the Company's investment in the preferred stock of Advanced Life Sciences to segregate the risks and rewards of ownership of the preferred stock of Advanced Life Sciences and attribute those risks and rewards to the Class D preferred stockholder. The Class D preferred stockholder, who is the Chairman and CEO of the Company, is also the common stockholder of Advanced Life Sciences. The Company does not allocate any common or overhead costs in determining the underlying value of its investment in the preferred stock of Advanced Life Sciences. The carrying value of the investment in preferred stock of Advanced Life Sciences was zero at December 31,

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

2000 and 1999. Non-cumulative dividends are paid only in the event of a distribution or dividend on Advanced Life Sciences preferred stock. In the event of sale or disposition of the Company's investment in the preferred stock of Advanced Life Sciences, the Class D preferred stock is mandatorily redeemable for the net realizable value of the Advanced Life Sciences preferred stock. The Company may, at its option, redeem the Class D preferred stock upon a public offering, merger, sale of substantially all of the Company's assets, or in the event of a change in control of the Company through the acquisition of a majority of the outstanding voting classes of stock by a third party by distributing its investment in the preferred stock of Advanced Life Sciences, net of taxes. In the event of dissolution of the Company, the Class D preferred stock has a liquidation preference equal to the net realizable value of the Company's investment in the preferred stock of Advanced Life Sciences.

     On June 14, 1999, the Company issued immediately exercisable warrants to a placement agent for the private placement of the Class A convertible preferred stock to purchase 157,788 shares of Class B common stock at an exercise price of $2.60 per share. The fair value of these warrants has been recorded as offering costs. In the event the Company sells shares of Class A common stock in a public offering, the warrants are exercisable for shares of Class A common stock. The warrants expire on June 14, 2004. The placement agent exercised the warrants on November 17, 2000.

     Immediately prior to its initial public offering, the Company reincorporated in the State of Delaware and filed a certificate of incorporation authorizing the issuance of 10,000,000 shares of preferred stock and 100,000,000 shares of common stock. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designation, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by the board. The board may authorize the issuance of shares of preferred stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over the then market price. Registered common stock, par value $.01 per share, is voting and provides for non-cumulative dividends.

     On October 26, 2000, in conjunction with the Company's initial public offering, 19,044,746 shares of common stock were issued in exchange for 19,044,746 shares of Class A common stock after giving effect to:

     - an 18.65557 for one split of common stock;

     - the automatic conversion of all outstanding shares of Class A preferred stock into 6,351,120 shares of common stock; and

     - the conversion of all outstanding shares of the Company's Class D preferred stock into 201,887 shares of common stock.

     The Company successfully completed an initial public offering of its common stock. The Company issued 6,360,000 shares of common stock to new public investors and 1,000,000 shares to existing stockholders at $7.00 per share. Offering costs of $6,200,000 have been netted against the gross proceeds of the offering resulting in net proceeds of approximately $45,300,000.

13.  INCENTIVE STOCK PLAN

     Effective January 1, 1998, the Company's Board of Directors and stockholders adopted and approved the Company's Incentive Compensation Plan, referred to herein as the 1998 Plan. The 1998 Plan provides for the grant of stock options and the award of restricted stock to selected officers, directors, consultants and employees of the Company and other eligible persons. A total of 746,222 shares of common stock

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES were reserved for issuance under the 1998 Plan. Options are granted at estimated fair value as determined by the Board of Directors and expire 10 years from the date of grant. Vesting periods of option grants are determined by the Board of Directors at the time of grant. Awards of restricted stock are subject to certain terms, conditions, restrictions and limitations as determined by the Board of Directors. Options granted through June 30, 1999 under the 1998 Plan provided for graduated vesting whereby options vest in 33% increments on the third, fourth and fifth anniversary of the date of grant.

     Effective January 1, 1999, the 1998 Plan was amended to change its name to the MCR Holdings, Inc. Incentive Compensation Plan, and on July 1, 1999, the Board of Directors reserved an additional 746,222 shares of Class B common stock and authorized the issuance of additional stock option grants to management, employees and directors and certain consultants under the provisions of the 1998 Plan. Options were granted at or below their estimated fair value and expire ten years from the date of grant. The options granted to management, directors, employees and consultants provide for graduated vesting, whereby options vest in 33% increments on the first, second and third anniversary of the date of grant.

     In October 2000, the 1998 Plan was frozen and no further options can be granted from this plan. At December 31, 2000, 1,977,490 shares have been reserved under the 1998 Plan.

     Options outstanding at the recapitalization date, which was June 14, 1999, were modified to maintain the option holder's economic position after the recapitalization. Options on a share of common stock were modified to represent the right to purchase one share of Class B common stock, one share of Class C preferred stock and one share of Class D preferred stock. Exercise of the option on Class B common stock and Class C preferred stock must be effected concurrently. Other than proportionally modifying the exercise price to maintain the economic position of the option holders, terms of the original grant remain the same. No compensation expense was recorded by the Company as a result of the option modifications.

     On May 31, 2000, as a part of the ThermoGen acquisition, the Company assumed the ThermoGen 1997 Stock Option Plan, and all outstanding options under the ThermoGen Stock Option Plan were converted into options under the MCR Holdings 1998 Incentive Compensation Plan based upon the option assumption and replacement agreement. Each ThermoGen option holder received vesting credit under the MCR Holdings 1998 Incentive Compensation Plan equal to the vesting credit of such holder under the ThermoGen Stock Option Plan. There were a total of 463,613 options granted to ThermoGen option holders from the MCR Holdings 1998 Incentive Compensation Plan.

     In conjunction with the initial public offering, the Company cancelled options to purchase 24,564 shares of Class C and 24,564 shares of Class D preferred stock by making payments of $231,428 and $86,786 to the Class C and Class D preferred stock option holders, respectively. These payments were recorded as compensation expense in the accompanying consolidated statements of operations.

     In September 2000, the board of directors adopted the 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan was designed to enhance the Company's long-term profitability and stockholder value by aligning the interests of selected directors, officers, employees and consultants with the Company's performance targets. Effective October 18, 2000, an aggregate of 2,500,000 shares of common stock was initially reserved for issuance under the 2000 Stock Incentive Plan. The aggregate number of shares of Company common stock available for issuance under the 2000 Stock Incentive Plan will be increased at the first day of each calendar year beginning on January 1, 2001, by an amount equal to 2.5% of the total number of the Company's shares of common stock then outstanding. Options were granted at their estimated fair value and expire ten years from the date of grant. The options granted to management, directors, employees and consultants provide for graduated vesting, whereby options vest in 33% increments on the first, second and third anniversary of the date of grant.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

     Common stock option activity is as follows:

                                           2000                   1999                  1998
                                   --------------------   --------------------   ------------------
                                               WEIGHTED               WEIGHTED             WEIGHTED
                                               AVERAGE                AVERAGE              AVERAGE
                                               EXERCISE               EXERCISE             EXERCISE
                                    SHARES      PRICE      SHARES      PRICE     SHARES     PRICE
                                   ---------   --------   ---------   --------   -------   --------
FIXED OPTIONS
Outstanding at beginning of
  year...........................  1,172,596    $1.64       450,719    $0.53          --    $  --
Granted..........................    889,038     4.12       755,961     2.25     497,488     0.53
Exercised........................         --       --            --       --          --       --
Terminated.......................    (27,985)    2.54       (34,084)    0.61     (46,769)    0.53
                                   ---------    -----     ---------    -----     -------    -----
Outstanding at end of year.......  2,033,649    $2.70     1,172,596    $1.64     450,719    $0.53
                                   =========    =====     =========    =====     =======    =====
Options exercisable at
  year-end.......................    645,752    $1.21        89,250    $0.19          --    $  --
Weighted average fair value of
  options granted................               $3.12                  $0.37                $0.13

     The following table summarizes stock options outstanding at December 31, 2000:

OPTIONS OUTSTANDING                                                                OPTIONS EXERCISABLE
-------------------------------------------------------------------------   ----------------------------------
                       NUMBER         WEIGHTED AVERAGE       WEIGHTED            NUMBER            WEIGHTED
RANGE OF          OUTSTANDING AS OF      REMAINING           AVERAGE        EXERCISABLE AS OF      AVERAGE
EXERCISE PRICES   DECEMBER 31, 2000   CONTRACTUAL LIFE    EXERCISE PRICE    DECEMBER 31, 2000   EXERCISE PRICE
---------------   -----------------   ----------------   ----------------   -----------------   --------------
 $0.25.........         347,142             9.41              $0.25              343,197            $0.25
 0.41.........           25,641             9.41               0.41               14,792             0.41
 0.47.........          458,258             7.09               0.47               33,282             0.47
 0.53.........            4,309             9.50               0.53                   --               --
 2.36.........          706,237             8.53               2.36              224,481             2.36
 4.91.........           88,610             9.93               4.91               30,000             4.91
 7.60.........           81,954             9.41               7.60                   --               --
 7.61.........          321,498             9.41               7.61                   --               --
 -------------        ---------             ----              -----              -------            -----
 $0.25 - $7.61..      2,033,649             8.60              $2.70              645,752            $1.21
 =============        =========             ====              =====              =======            =====

     The Company applies Accounting Principles Board, referred to herein as APB, Opinion 25 and related interpretations in accounting for the 1998 and 2000 plans. Accordingly, no compensation cost was recognized for grants that were issued at fair market value. However, compensation cost was recognized for grants issued below fair market value.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

     Had compensation cost for the Company's plans been determined based on FAS 123, the Company's net income available to common stockholders for the years ended December 31, 2000, 1999 and 1998 would have been the pro forma amounts indicated below:

                                                        2000         1999       1998
                                                    ------------   --------   --------
Net income (loss) available to common
  stockholders:
  As reported.....................................  $(19,322,355)  $164,350   $195,146
  Pro forma.......................................   (20,352,795)   100,435    183,086
Basic earnings (loss) per share:
  As reported.....................................         (1.49)      0.02       0.02
  Pro forma.......................................         (1.57)      0.01       0.02
Diluted earnings (loss) per share:
  As reported.....................................         (1.49)      0.02       0.02
  Pro forma.......................................         (1.57)      0.01       0.02

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions: no dividend yield, volatility of 90%, risk free interest rate of 5% and expected lives of between 4 and 6 years for 2000 option grants; no dividend yield, no volatility, risk free interest rate of 5.93% and expected lives of between 3 and 5 years for 1999 option grants; and no dividend yield, no volatility, risk-free interest rate of 4.64% and expected lives of 6 years for 1998 option grants.

14.  NET INCOME (LOSS) PER SHARE

     The following table sets forth the computation of the numerator and denominator used in the computation of basic and diluted income (loss) per share of common stock for the years ended December 31, 2000, 1999 and 1998:

                                                           FOR THE YEAR ENDED DECEMBER 31, 2000
                                                         ----------------------------------------
                                                             LOSS          SHARES       PER SHARE
                                                         (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                         ------------   -------------   ---------
Net loss...............................................  $ (5,511,455)
  Less accretion to redemption value of preferred
     stock.............................................     1,137,119
  Less deemed dividend on redemption and conversion of
     preferred stock...................................    12,673,781
                                                         ------------
Common stock...........................................                  12,945,106
                                                                         ----------
Basic and dilutive loss per share
  Net loss available to common stockholders............  $(19,322,355)   12,945,106      $(1.49)
                                                                                         ======

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

                                                            FOR THE YEAR ENDED DECEMBER 31, 1999
                                                           ---------------------------------------
                                                             INCOME         SHARES       PER SHARE
                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                           -----------   -------------   ---------
Net income...............................................  $1,070,360
  Less allocation of income to participating
     securities..........................................     282,512
  Less accretion to redemption value of preferred
     stock...............................................     623,498
                                                           ----------
Class A common stock.....................................                  7,462,228
                                                                           ---------
Basic earnings per share
  Net income available to common stockholders............  $  164,350      7,462,228       $0.02
                                                                                           =====
Effect of dilutive securities
  Add effect of allocation of income to participating
     securities..........................................       1,825
                                                           ----------
  Class B common stock options...........................                    230,191
  Class C common stock warrants..........................                    168,590
                                                                           ---------
Diluted earnings per share
  Net income available to common stockholders + assumed
     conversions.........................................  $  166,175      7,861,009       $0.02
                                                                                           =====

                                                            FOR THE YEAR ENDED DECEMBER 31, 1998
                                                           ---------------------------------------
                                                             INCOME         SHARES       PER SHARE
                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                           -----------   -------------   ---------
Net income...............................................   $319,649
  Less allocation of income to participating
     securities..........................................    124,503
                                                            --------
Common stock.............................................                  7,462,228
  Add conversion of participating Class A preferred
     stock...............................................                  4,234,068
                                                                          ----------
Basic earnings per share
  Net income available to common stockholders............   $195,146      11,696,296       $0.02
                                                                                           =====
Effect of dilutive securities
  Less dilutive effect of allocation of income to
     participating securities............................      3,290
                                                            --------
  Class B common stock options...........................                    183,478
                                                                          ----------
Diluted earnings per share
  Net income available to common stockholders + assumed
     conversions.........................................   $191,856      11,879,774       $0.02
                                                                                           =====

     Basic earnings (loss) per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for all periods. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company (such as stock options).

     Because the Company reported a net loss in fiscal 2000, the calculation of diluted earnings per share does not include common stock equivalents, as they are anti-dilutive. The shares of common stock potentially issuable upon the exercise of these instruments that were outstanding at December 31, 2000 were 2,037,594.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

     Amounts representing the accretion to the redemption value of Class A preferred stock have been deducted from net income (loss) in calculating per share amounts available to common stockholders. For 2000, $12,673,781 has been deducted from net loss in calculating per share amounts available to common stockholders as this amount represents the excess of the fair value of the consideration transferred to preferred stockholders over the recorded carrying value of the Class B 5% redeemable preferred stock and Class C convertible preferred stock which were redeemed for excess consideration of $11,264,572 and conversion of the Class D preferred stock to 201,887 shares of common stock for excess consideration of $1,409,209. Additionally, $0, $164,350 and $124,503 have been allocated to the Class C preferred stock for the years ended 2000, 1999 and 1998, respectively. For 2000 and 1999, $0 and $118,162 respectively, has been allocated to the Class A convertible preferred stock. These amounts have been allocated because the Class C preferred stockholder and the Class A convertible preferred stockholders participate with the common stockholders in any dividends declared by the Company. Amounts allocated are based upon the relative number of shares outstanding for each class of stock entitled to dividends to the total number of shares outstanding of all classes of stock entitled to dividends.

     Warrants to purchase 157,788 shares of Class B common stock at $2.60 per share were outstanding during the second half of 1999, but were not included in the computation of earnings per share because their effect is anti-dilutive.

     Options to purchase 709,844 shares of Class B common stock at $2.36 per share were outstanding at December 31, 1999, but were not included in the computation of earnings per share because their effect is anti-dilutive.

15.  INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                     ---------------------------------
                                                        2000         1999       1998
                                                     -----------   --------   --------
Current:
  Federal..........................................  $  (897,630)  $716,079   $176,283
  State............................................     (206,758)   168,580     40,829
                                                     -----------   --------   --------
     Total current.................................   (1,104,388)   884,659    217,112
                                                     -----------   --------   --------
Deferred:
  Federal..........................................     (651,083)   (11,005)   (13,055)
  State............................................     (511,438)    (2,369)    (3,070)
                                                     -----------   --------   --------
     Total deferred................................   (1,162,521)   (13,374)   (16,125)
                                                     -----------   --------   --------
Total income tax expense (benefit).................  $(2,266,909)  $871,285   $200,987
                                                     ===========   ========   ========

     The Company has a taxable net operating loss of $2,615,030 at December 31, 2000. This net operating loss will be carried back to offset the taxable income generated in the previous two years. As a result of the net operating loss carryback, the Company recorded an income tax benefit of $1,104,388 in fiscal 2000.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

     The differences between the U.S. Federal income tax rate of 34% for the years ended December 31, 2000, 1999 and 1998 and the actual effective tax rates on earnings for the same periods resulted from the following:

                                                              2000      1999     1998
                                                              -----     ----     ----
U.S. Federal income tax rate................................  (34.0)%   34.0%    34.0%
Increase (decrease) in income taxes resulting from:
  State income taxes, net of U.S. Federal tax benefit.......   (6.1)     5.6      4.8
  Valuation of temporary differences........................   (0.8)      --     (4.0)
  Amortization of nondeductible goodwill....................    4.0       --       --
  Nondeductible increase in value of warrants...............    6.9       --       --
  Other, net................................................    0.9      5.3      3.8
                                                              -----     ----     ----
     Effective tax rate.....................................  (29.1)%   44.9%    38.6%
                                                              =====     ====     ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

                                                                  2000         1999
                                                              ------------   --------
Deferred tax assets:
  Foreign tax credit carryforwards..........................  $         --   $ 63,041
  Accrued vacation..........................................            --     12,045
  State net operating loss carryforwards....................         1,616         --
  Property and equipment....................................        25,558         --
  Imputed interest..........................................           588         --
  Deferred revenue..........................................       119,545         --
                                                              ------------   --------
     Total deferred tax assets..............................       147,307     75,086
Valuation allowance.........................................            --    (63,041)
                                                              ------------   --------
Net deferred tax assets.....................................       147,307     12,045
Deferred tax liabilities:
  Property and equipment....................................            --    (70,588)
  Accrued vacation..........................................       (20,483)        --
  Intangibles...............................................   (11,659,895)        --
  Other.....................................................        (2,621)        --
                                                              ------------   --------
     Total deferred tax liabilities.........................   (11,682,999)   (70,588)
                                                              ------------   --------
Net deferred tax liability..................................  $(11,535,692)  $(58,543)
                                                              ============   ========

     A valuation allowance is provided only when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on the Company's tax planning strategies, including the scheduled reversals of deferred tax liabilities, management believes it is more likely than not that the Company will realize the benefit of the existing deferred tax assets at December 31, 2000. The valuation allowance for deferred tax assets at December 31, 2000 and 1999 was $0 and $63,041, respectively. The net change in the total valuation allowance for the year ended December 31, 2000 was a decrease of $63,041.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

16.  BENEFIT PLAN

     The Company sponsors a contribution savings and investment 401(k) plan in which employees meeting minimum service requirements are eligible to participate. Participants may contribute up to 15% of their compensation. For participant contributions on the first 6% of compensation, the Company contributed an amount equal to 50%, 20% and 20% of those contributions in 2000, 1999 and 1998, respectively. The Company's contributions to the plan were $210,066, $81,762 and $42,709, in 2000, 1999 and 1998, respectively.

17.  COMMITMENTS

(a) Leases

     The Company leases office and laboratory facilities under operating leases that expire at various dates through September 2005. In addition, the Company is obligated under various capital leases for certain equipment.

     Minimum annual payments under operating leases and the present value of future minimum capital lease payments at December 31, 2000 are as follows:

                                                              OPERATING    CAPITAL LEASE
YEAR ENDING DECEMBER 31,                                        LEASES      OBLIGATIONS
------------------------                                      ----------   -------------
2001........................................................  $1,103,962     $220,621
2002........................................................     717,418      132,703
2003........................................................     602,509       35,206
2004........................................................     372,528        2,750
2005........................................................     174,275           --
                                                              ----------     --------
Total.......................................................  $2,970,692      391,280
                                                              ==========
Less amount representing interest...........................                   40,271
                                                                             --------
Present value of minimum lease payments.....................                 $351,009
                                                                             ========

     Rent expense under operating leases amounted to $765,000, $562,000 and $348,000 in 2000, 1999 and 1998, respectively.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

     The following is a summary of capital lease obligations at December 31:

                                                                2000       1999
                                                              --------   --------
Capital lease obligation with monthly payments of $428
  through May 2000; imputed interest rate of 8.52%..........  $     --   $  1,666
Capital lease obligation with monthly payments of $481
  through June 2000; imputed interest rate of 13.44%........        --      2,360
Capital lease obligation with monthly payments of $572
  through July 2000; imputed interest rate of 13.32%........        --      3,344
Capital lease obligation with monthly payments of $486
  through August 2000; imputed interest rate of 21%.........     3,676      3,233
Capital lease obligation with monthly payments of $3,026
  through June 2001; imputed interest rate of 11%...........    17,576     54,571
Capital lease obligation with monthly payments of $2,985
  through September 2001; imputed interest rate of 10.65%...    23,274     54,523
Capital lease obligations with monthly payments ranging from
  $69 to $1,126 through November 2001; imputed interest
  rates ranging from 11% to 21.77%..........................    45,986      7,147
Capital lease obligations with monthly payments ranging from
  $526 to $2,864 through April 2002; imputed interest rates
  ranging from 6% to 11%....................................    46,521     78,745
Capital lease obligation with monthly payments of $294
  through December 2002; imputed interest rate of 6%........     2,224      5,028
Capital lease obligation with monthly payments of $6,836
  through June 2003; imputed interest rate of 9%............   167,186    231,363
Capital lease obligations with monthly payments ranging from
  $917 to $1,132 through February 2004; imputed interest
  rates ranging from 9% to 11%..............................    44,566     62,788
                                                              --------   --------
                                                               351,009    504,768
Less:
  Current portion of capital lease obligations..............   202,169    197,206
                                                              --------   --------
  Capital lease obligations, less current portion...........  $148,840   $307,562
                                                              ========   ========

(b) Building Construction

     On March 7, 2000, the Company executed a construction contract with a general contractor to construct a 103,000 square foot facility in Woodridge, Illinois. Expenditures under this contract totaled $14.3 million during 2000. The Company expects to incur costs of $1.9 million to complete construction of the facility in 2001.

(c) Royalties

     On July 1, 1999, the Company licensed certain technology from Advanced Life Sciences. Under the license, the Company is committed to royalty payments in the amount of 8% of the Company's contract revenues incorporating the licensed technology. Royalty payments under the license amounted to $11,160 and $12,387 for the years ended December 31, 2000 and 1999, respectively and are netted against milestone and intellectual property revenue in the accompanying consolidated statements of operations.

                  MEDICHEM LIFE SCIENCES INC. AND SUBSIDIARIES

     The Company has a royalty commitment to pay 50% of the net profit from the sale of certain software products. Included in cost of goods sold in 2000, 1999 and 1998 are $12,750, $800 and $0, respectively, related to this royalty which lasts in perpetuity.

     The Company licenses certain technology platforms from a variety of third-party partners to provide contract research services. Under these agreements, the Company is committed to royalty payments based upon a percentage of the revenue derived using licensed technology. During 2000, there were no obligations incurred, nor cash paid under these license agreements.

18.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                          ------------------------------------
                                                             2000          1999         1998
                                                          -----------   -----------   --------
Supplemental disclosure of cash flow information:
  Interest paid.........................................  $ 1,127,830   $   485,426   $111,511
  Income tax payments...................................      664,692       233,700     55,263
Supplemental disclosure of noncash investing and
  financing activities:
  Equipment acquired under capital lease................           --       455,006    143,432
  Class A convertible preferred stock issued to
     stockholder under equity recapitalization..........           --    10,012,000         --
  Conversion of Class A convertible preferred stock into
     common stock.......................................   14,367,119            --         --
  Conversion of Class D preferred stock into common
     stock..............................................        4,000            --         --
The company purchased all of the capital stock of
ThermoGen and Emerald for $41,727,229. Liabilities were
assumed as follows:
  Fair value of assets acquired.........................   43,568,698            --         --
  Class A common stock instruments issued for capital
     stock..............................................   41,355,144            --         --
  Cash paid.............................................      372,085            --         --
  Liabilities assumed...................................    1,841,470            --         --

  MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE
                                     SHEETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,256,086    $ 12,812,294
  Investments, available-for-sale securities................     6,456,900       8,464,948
  Accounts receivable, net..................................     3,627,779       2,437,234
  Accounts receivable -- related party......................        70,640         729,465
  Prepaid assets............................................       418,692         623,424
  Deferred taxes, net.......................................       100,678         100,678
  Other current assets......................................       331,975       1,349,968
                                                              ------------    ------------
     Total current assets...................................    13,262,750      26,518,011
Property and equipment, net.................................    28,631,989      25,632,716
Intangibles, net............................................     4,146,827      30,208,940
Goodwill, net...............................................     1,192,533      22,808,774
Other assets................................................       259,604         135,619
                                                              ------------    ------------
     Total assets...........................................  $ 47,493,703    $105,304,060
                                                              ============    ============
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of debt and capital lease obligations.....  $  1,323,465    $    247,704
  Accounts payable..........................................     1,169,407       2,254,930
  Accrued expenses..........................................     2,018,998       3,835,619
  Deferred revenue..........................................     1,240,561       1,883,349
                                                              ------------    ------------
     Total current liabilities..............................     5,752,431       8,221,602
Long-term debt..............................................    12,359,686      10,702,411
Capital lease obligations, less current portion.............       992,574         148,840
Deferred taxes, net.........................................       707,878      11,636,370
                                                              ------------    ------------
     Total liabilities......................................    19,812,569      30,709,223
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
     authorized, none issued and outstanding at September
     30, 2001 and December 31, 2000.........................            --              --
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 26,613,159 shares issued and outstanding at
     September 30, 2001; 26,510,042 shares issued and
     outstanding at December 31, 2000.......................       266,132         265,100
  Additional paid-in capital................................    89,760,517      89,711,354
  Deferred compensation.....................................      (108,364)       (142,909)
  Accumulated deficit.......................................   (62,235,827)    (15,237,893)
  Accumulated other comprehensive loss......................        (1,324)           (815)
                                                              ------------    ------------
     Total stockholders' equity.............................    27,681,134      74,594,837
                                                              ------------    ------------
     Total liabilities and stockholders' equity.............  $ 47,493,703    $105,304,060
                                                              ============    ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                   NINE-MONTH PERIOD
                                                                  ENDED SEPTEMBER 30,
                                                               --------------------------
                                                                   2001          2000
                                                               ------------   -----------
Contract Revenue:
  Contract revenue..........................................   $ 12,255,806   $11,859,670
  Contract revenue -- related party.........................      2,736,776     2,199,475
                                                               ------------   -----------
Total contract revenue......................................     14,992,582    14,059,145
Contract service costs:
  Contract service costs....................................      8,184,893     6,180,707
  Contract service costs -- related party...................        962,538       874,580
                                                               ------------   -----------
Total contract service costs................................      9,147,431     7,055,287
Gross profit................................................      5,845,151     7,003,858
  Milestone and intellectual property revenue, net..........        545,873       222,000
  Milestone and intellectual property revenue -- related
    party, net..............................................             --     1,000,000
                                                               ------------   -----------
Total milestone and intellectual property revenue, net......        545,873     1,222,000
Operating expenses:
  Selling, general and administrative.......................     12,143,461     7,091,814
  Research and development..................................      1,332,232            --
  Depreciation and amortization.............................      5,858,389     2,588,011
  Impairment and restructuring charges......................     44,692,012            --
                                                               ------------   -----------
Total operating expenses....................................     64,026,094     9,679,825
Loss from operations........................................    (57,635,070)   (1,453,967)
Other income (expense):
  Interest expense..........................................       (609,468)     (785,534)
  Interest income...........................................        546,725       148,310
  Loss on disposal of asset.................................        (23,946)           --
  Change in value of redeemable stock warrants..............             --    (2,169,259)
                                                               ------------   -----------
Total other income (expense)................................        (86,689)   (2,806,483)
                                                               ------------   -----------
Loss before income taxes....................................    (57,721,759)   (4,260,450)
Benefit for income taxes....................................    (10,723,825)     (580,000)
                                                               ------------   -----------
Net loss....................................................    (46,997,934)   (3,680,450)
  Less:
    Accretion to redemption value of preferred stock........             --       993,541
                                                               ------------   -----------
    Net loss available to common stockholders...............   $(46,997,934)  $(4,673,991)
                                                               ============   ===========
Per share data -- basic and diluted:
    Net loss available to common stockholders...............   $      (1.77)  $     (0.48)
                                                               ============   ===========
    Pro forma net loss available to common stockholders.....                  $     (0.29)
                                                                              ===========
    Weighted average number of common shares outstanding....     26,548,417     9,701,642
                                                               ============   ===========
    Pro forma weighted average number of common shares
     outstanding............................................                   16,052,763
                                                                              ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  NINE-MONTH PERIOD
                                                                 ENDED SEPTEMBER 30,
                                                              --------------------------
                                                                  2001          2000
                                                              ------------   -----------
Cash flows from operating activities:
  Net loss..................................................  $(46,997,934)  $(3,680,450)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................     5,858,389     2,588,011
     Bad debt expense.......................................       125,857        54,447
     Deferred taxes.........................................   (10,928,492)           --
     Redeemable stock warrant appreciation..................            --     2,169,259
     Noncash compensation expense...........................        54,811         9,594
     Noncash impairment charge..............................    43,989,262            --
     Noncash interest expense...............................            --        59,525
     Loss on disposal of asset..............................        23,946            --
     Changes in assets and liabilities:
       Accounts receivable..................................      (652,577)   (1,231,108)
       Prepaid and other current assets.....................     1,222,725    (1,238,635)
       Other assets.........................................      (123,985)     (649,173)
       Accounts payable.....................................    (1,085,523)    1,358,559
       Accrued expenses.....................................    (1,816,622)   (1,493,764)
       Other liabilities....................................      (642,788)     (179,919)
                                                              ------------   -----------
Net cash used in operating activities.......................   (10,972,931)   (2,233,654)
                                                              ------------   -----------
Cash flows from investing activities:
  Capital expenditures......................................    (3,896,310)   (8,071,053)
  Purchase of intangibles...................................       (57,500)           --
  Proceeds from the sale of securities......................     2,007,539            --
  Cost of purchased businesses, net of cash acquired........            --      (336,744)
                                                              ------------   -----------
Net cash used in investing activities.......................    (1,946,271)   (8,407,797)
                                                              ------------   -----------
Cash flows from financing activities:
  Net borrowings under revolving line of credit.............            --     6,852,209
  Proceeds from the issuance of loans payable...............     3,212,913            --
  Repayment of loans payable................................      (633,052)      (31,738)
  Repayment of capital lease obligations....................      (246,796)     (165,392)
  Repayment of debt to stockholder..........................            --    (3,000,000)
  Proceeds from options exercised...........................        29,929            --
                                                              ------------   -----------
Net cash provided by financing activities...................     2,362,994     3,655,079
                                                              ------------   -----------
Net decrease in cash and cash equivalents...................   (10,556,208)   (6,986,372)
Cash and cash equivalents at beginning of period............    12,812,294     8,164,730
                                                              ------------   -----------
Cash and cash equivalents at end of period..................  $  2,256,086   $ 1,178,358
                                                              ============   ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and applicable Securities and Exchange Commission regulations for interim financial statements. These financial statements do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the financial statements presented contain all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of operations for the nine month period ended September 30, 2001 are not necessarily indicative of the operating results for the full year. These financial statements should be read in conjunction with the Company's audited financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

(2) RECLASSIFICATIONS

     Certain amounts in previously issued financial statements have been reclassified to conform to the current year's presentation.

(3) RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, Statement of Financial Accounting Standards, referred to herein as SFAS, No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets" were issued. In October 2001, SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting, and prohibits the use of the pooling-of-interests method for such transactions. SFAS No. 141 also requires identified assets acquired in a business combination to be recognized as an asset apart from goodwill if they meet certain criteria.

     SFAS No. 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill, including that acquired before initial application of the standard, should not be amortized but should be tested for impairment at least annually. Identified intangible assets should be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144. Within six months of initial application of the new standard, a transitional impairment test must be performed on all goodwill. Any impairment loss recognized as a result of the transitional impairment test should be reported as a change in accounting principle. In addition to the transitional impairment test, the required annual impairment test should be performed in the year of adoption of SFAS No. 142. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, (although early adoption would be permitted in certain circumstances) and must be adopted as of the beginning of a fiscal year. Retroactive application is not permitted. The Company is in the process of evaluating the impact that adoption of SFAS No. 142 may have on the financial statements; however, such impact, if any, is not known or reasonably estimable at this time.

     SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of that Statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been

                 MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The Company is in the process of evaluating the impact that adoption of SFAS No. 144 may have on the financial statements; however, such impact, if any, is not known or reasonably estimable at this time.

(4) LIQUIDITY

     As of September 30, 2001, the Company's cash balance, including available for sale securities, was $8.7 million representing a year-to-date use of cash totaling $10.6 million. The Company has recently executed a cost reduction program to eliminate a significant portion of its workforce and reduce annual operating expenses in order to preserve working capital. Management estimates the remaining cash reserves will sustain operations through the second quarter of 2002. In order to provide working capital beyond the second quarter of 2002, the Board of Directors has authorized management to pursue various fund raising activities including the private placement of the Company's common stock. Additional alternatives for raising capital include an investment from a strategic partner and a sale-leaseback of the Woodridge Discovery Center.

     Management believes that the cash infusion of between $5.0 -- $9.0 million provided to the Company from these capital raising activities will provide sufficient working capital to fund operations through the second quarter of 2003, at which time the cash flow generated from operations is expected to turn positive and therefore would be sufficient to fund future operations.

(5) BUSINESS COMBINATIONS

     On May 31, 2000, MediChem acquired all the outstanding common stock of ThermoGen, Inc. and Emerald BioStructures, Inc. The acquisitions were accounted for using the purchase method of accounting.

     The following unaudited pro forma financial information for the nine months ended September 30, 2000 presents combined results of operations of the Company as if ThermoGen and Emerald BioStructures had been acquired on January 1, 2000. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisitions been consummated at the beginning of the period presented.

Total contract revenue......................................   $15,208,995
Net loss available to common stockholders...................    (5,894,601)
Pro forma per share net loss available to common
  stockholders -- basic and diluted.........................         (0.31)

(6) RELATED PARTY TRANSACTIONS

     On September 14, 2000, the Company entered into a contract with Advanced Life Sciences, Inc., referred to herein as ALS, to develop a research proposal for the development of ALS' patented chemical compound as a drug candidate through all pre-clinical testing. Advanced Life Sciences, Inc. is an early stage drug development company owned by MediChem's Chairman, CEO and principal stockholder. As of September 30, 2001, the Company has outstanding receivables totaling $71,000 related to this project, which will become due in the fourth quarter.

                 MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(7) IMPAIRMENT AND RESTRUCTURING CHARGES

     In September of 2001, the Company implemented a board-approved cost reduction program to consolidate several operational sites of its MediChem and ThermoGen subsidiaries. This plan called for the closure of facilities located in Chicago, IL, Des Plaines, IL, Lemont, IL, Cambridge, MA and South San Francisco, CA. Operational facilities were centralized into the Company's new corporate headquarters located in Woodridge, IL. Expenses related to lease abandonment totaled $116,876 for the quarter and will be paid through 2003 in accordance with the terms of the related lease agreements. In addition to the facilities consolidation plan, the Company simultaneously implemented a program to reduce its workforce by 52 employees. This action impacted approximately twenty-five percent of the Company's workforce. Charges related to the severance of these employees totaled $585,874 for the quarter ended September 30, 2001, and are expected to be settled in cash over the next 6 months.

     During the quarter ended September 30, 2001, certain events and circumstances caused the Company to conduct a review of the carrying value of its long-lived assets, including the long-lived assets acquired through the ThermoGen and Emerald BioStructures acquisitions described above. These events include: (1) the 25% reduction in the Company's workforce, (2) deterioration of the business climate, which has generated the valuation declines of enterprises in the Company's industry, and (3) the failure of certain assets to generate the cash flows that were projected at the time of acquisition. Certain intangible assets were determined to be impaired because the carrying amount of the assets exceeded the undiscounted future cash flows expected to be derived from the assets. These impairment losses were measured as the amount by which the carrying amounts of the assets exceeded the fair values of the assets, determined based on the discounted future cash flows expected to be derived from the assets. The resulting impairment charges totaled $34.2 million and $9.8 million for ThermoGen and Emerald BioStructures, respectively.

     Additionally, management revised the estimated useful lives of certain intangible assets at each of the acquired subsidiaries based upon a lower projected life indicated by the impairment analysis. The estimated useful lives of patents and trade names at ThermoGen was reduced from 15 years to 7 years, while the expected benefit period of contracts and customer base at both ThermoGen and Emerald was reduced from 8 years to 4 years.

     The following tables summarize the restructuring charges incurred in relation to the cost reduction program and impairment of intangible assets:

                                       RESTRUCTURING       PAID THROUGH      UNPAID BALANCE AS OF
EXPENSE CATEGORY                      CHARGES ACCRUED   SEPTEMBER 30, 2001    SEPTEMBER 30, 2001
----------------                      ---------------   ------------------   --------------------
Employee severance and related           $585,874            $201,512              $384,362
  costs.............................
Lease termination costs.............      116,876                  --               116,876
                                         --------            --------              --------
Restructuring liability totals......     $702,750            $201,512              $501,238
                                         ========            ========              ========

                 MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                                                          ASSET BALANCE AS OF
INTANGIBLES                                          IMPAIRMENT CHARGES   SEPTEMBER 30, 2001
-----------                                          ------------------   -------------------
Patents............................................     $ (6,021,371)         $ 1,962,629
Trade names........................................       (2,633,766)           1,022,233
Contracts and customer base........................      (14,904,467)           5,161,533
Proprietary technology.............................               --              289,000
Other intangibles..................................               --              245,918
                                                        ------------          -----------
                                                        $(23,559,604)           8,681,313
                                                        ============
Less accumulated amortization......................                            (4,534,486)
                                                                              -----------
Intangibles, net...................................                           $ 4,146,827
                                                                              ===========

                                                                          ASSET BALANCE AS OF
GOODWILL                                             IMPAIRMENT CHARGES   SEPTEMBER 30, 2001
--------                                             ------------------   -------------------
Goodwill...........................................     $(20,429,658)         $1,918,402
                                                        ============
Less accumulated amortization......................                             (725,869)
                                                                              ----------
Goodwill, net......................................                           $1,192,533
                                                                              ==========
Restructuring charges..............................     $    702,750
Impairment charges.................................       43,989,262
                                                        ------------
Total restructuring and impairment charges.........     $ 44,692,012
                                                        ============

(8) DEBT

     Effective June 1, 2001, the Company converted its $12,000,000 construction loan related to its recently completed Woodridge, Illinois facility into a 5-year mortgage loan amortized over 20 years. The loan has a limited unsecured principal guaranty from the Company's Chairman and CEO in the amount of $3,000,000. The guarantee will decline by $500,000 at each fiscal year end, starting at December 31, 2001. Repayment of the loan is secured by a mortgage and security agreement creating a first and prior lien on the building and all fixtures and improvements, and a first collateral assignment of all rents, issues, security deposits and profits of the project. Interest on the first $5.0 million of the loan is fixed at 7.74% through May 2002. Interest on the remaining $7.0 million will be calculated on the 30-day LIBOR floating rate plus 225 basis points. Principal reductions on the loan will equal $50,000 per month with the remaining balance becoming due at the end of the loan term. At September 30, 2001, $11,850,000 was outstanding under the mortgage loan.

     The Company has a $4.0 million laboratory equipment line of credit with General Electric Capital Corporation. Cumulative draws under this line were $1.5 million as of September 30, 2001. During the third quarter, the Company drew $571,738 for equipment purchases. The note bears interest at a fixed rate of 9.04% and is payable in equal monthly payments based on a 48-month amortization and is secured by the equipment purchased. The lender has temporarily suspended the Company's ability to borrow under this equipment line for the fourth quarter of 2001. The Company is currently in negotiation with GE Capital to have the line restored during the fourth quarter.

     The Company is subject to certain covenants as a result of these facilities. As of September 30, 2001, the Company was in compliance with all covenants.

                 MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(9) NET LOSS PER SHARE

     The following table summarizes the calculations for net loss per share:

                                                 FOR THE NINE-MONTH PERIODS ENDED
                       -------------------------------------------------------------------------------------
                                  SEPTEMBER 30, 2001                          SEPTEMBER 30, 2000
                       -----------------------------------------   -----------------------------------------
                                          AVERAGE         PER         INCOME          AVERAGE         PER
                       INCOME (LOSS)      SHARES         SHARE        (LOSS)          SHARES         SHARE
                        (NUMERATOR)    (DENOMINATOR)    AMOUNT      (NUMERATOR)    (DENOMINATOR)    AMOUNT
                       -------------   -------------   ---------   -------------   -------------   ---------
Net loss.............  $(46,997,934)                                $(3,680,450)
  Less accretion to
     redemption value
     of preferred
     stock...........            --                                    (993,541)
                       ------------                                 -----------
Common stock
  outstanding........                   26,548,417
                                        ----------
Class A common stock
  outstanding........                                                                9,701,642
                                                                                     ---------
Basic and diluted
  loss per share:
  Net loss available
     to common
     stockholders....  $(46,997,934)    26,548,417      $(1.77)     $(4,673,991)     9,701,642      $(0.48)
                       ============     ==========      ======      ===========      =========      ======

     Basic and diluted net earnings (loss) per common share are presented in conformity with SFAS No. 128, "Earnings Per Share," and SAB 98, for all periods presented. Under the provisions of SAB 98, common stock and redeemable convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net earnings
(loss) per common share as if these shares had been outstanding for all periods presented.

     In accordance with SFAS No. 128, basic and diluted net earnings (loss) per share have been computed using the weighted-average number of shares of common stock outstanding during the period. Pro forma basic and diluted net earnings
(loss) per common share, as presented in the condensed consolidated statements of operations, have been computed for the nine month period ended September 30, 2000 as described above, and also gives effect to the conversion of the Company's Class A preferred stock which automatically converted to common stock immediately prior to the completion of the Company's initial public offering on October 26, 2000 (using the "as if converted" method) from the original date of issuance.

(10) COMPREHENSIVE INCOME (LOSS)

     The following table presents the components of the Company's comprehensive loss for the nine months ended September 30, 2001:

Net loss....................................................   $(46,997,934)
Other comprehensive loss Unrealized loss on
  available-for-sale securities.............................         (1,324)
                                                               ------------
Total comprehensive loss....................................   $(46,999,258)
                                                               ============

                 MEDICHEM LIFE SCIENCES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(11) SUPPLEMENTAL CASH FLOW INFORMATION

     The following table presents supplemental cash flow information for the nine month periods ended September 30, 2001 and 2000:

                                                              FOR THE NINE-MONTH PERIODS
                                                                 ENDED SEPTEMBER 30,
                                                              --------------------------
                                                                 2001           2000
                                                              -----------   ------------
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $  761,935    $   687,083
  Income taxes paid.........................................  $       --    $   664,692
Supplemental disclosure of non-cash investing activities:
  Equipment acquired under capital lease....................  $1,243,705    $        --
The Company purchased all of the capital stock of ThermoGen
  and Emerald for $41,691,888. Liabilities were assumed as
  follows:
     Fair value of assets acquired..........................  $       --    $43,526,286
     Class A common stock instruments issued for capital
       stock................................................  $       --    $41,355,144
     Cash paid..............................................  $       --    $   336,744
     Liabilities assumed....................................  $       --    $ 1,841,470

(12) SUBSEQUENT EVENTS

     On October 8, 2001, the Company's newly formed subsidiary, Advanced X-Ray Analytical Services, referred to herein as AXAS, was awarded the contract to operate the Commercial Collaborative Access Team, referred to herein as COM-CAT, beam line at the Advanced Photon Source, referred to herein as APS, located within Argonne National Laboratory in Darien, IL. The agreement calls for AXAS to operate the beam line for a minimum of 1.5 years, at which time the Company has the option to renew the contract for an additional 3.5 years. As the operator of the beam line, the Company is entitled to charge for beam time utilized by third parties. Commitments for the operation of the beam line during the first 1.5 years total approximately $460,000. The contract requires the Company to secure a $1.0 million letter of credit with a financial institution that was received on October 30, 2001.

     On October 18, 2001, the Company announced an additional reduction in workforce of 24 personnel in order to reduce operating expenditures and conserve cash. A resulting pre-tax severance charge of approximately $800,000 will be recorded in the fourth quarter.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 7, 2002, is by and between DECODE GENETICS, INC., a Delaware corporation ("Buyer"), SAGA ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), on the one hand, and MEDICHEM LIFE SCIENCES, INC., a Delaware corporation (the "Company"), on the other hand.

     WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have each determined that it is in the best interest of their respective stockholders to effect a merger of Merger Sub with and into the Company with the Company surviving as a wholly-owned subsidiary of Buyer (the "Merger"), pursuant to which, among other things, all of the issued and outstanding common stock of the Company, par value $0.01 per share ("Company Common Stock"), other than Company Common Stock owned by the Company, Buyer or their respective wholly-owned Subsidiaries, shall be converted into the right to receive shares of common stock, par value $0.001 per share, of Buyer ("Buyer Common Stock"), all upon the terms and subject to the conditions set forth herein;

     WHEREAS, Buyer is considering merging the Company and its wholly-owned subsidiaries with and into Buyer immediately following the Merger (the "Upstream Mergers");

     WHEREAS, the Boards of Directors of Buyer, Merger Sub and the Company have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby (including the Stockholder Agreements, as defined below), and each has agreed to recommend approval of the transactions contemplated hereby by their respective stockholders;

     WHEREAS, concurrently herewith and as an inducement for Buyer to enter into this Agreement, Buyer and certain stockholders of the Company representing approximately 63% of the voting rights of the outstanding Company Common Stock (the "Principal Stockholders") are entering into agreements (the "Stockholder Agreements") pursuant to which such Principal Stockholders have agreed, among other things, to vote all of the shares of Company Common Stock beneficially owned by them in favor of approval and adoption of this Agreement and the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger and the Upstream Mergers (if they occur) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Acquisition Proposal" shall have the meaning set forth in Section 6.4(a)(i).

          "Affiliate" shall have the meaning ascribed to such term under Rule 144 of the Securities Act.

          "Affiliate Agreement" shall have the meaning set forth in Section
     6.10.

          "ALS" shall have the meaning set forth in Section 4.1(t).

          "Agreement" shall have the meaning set forth in the Preamble.

          "Assignment Agreements" shall have the meaning set forth in Section 6.14.

          "beneficial ownership" or "beneficially own" shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act.

          "Benefit Plan" means, with respect to any entity, any employee benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any beneficiary or dependent thereof that is sponsored or maintained by such entity or to which such entity contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement and any bonus, incentive, executive compensation, deferred compensation, vacation, performance pay, loan or loan guarantee, stock purchase, stock option, performance share, stock appreciation or other equity compensation, severance, change of control, plant closing or fringe benefit plan, program or policy.

          "Business Day" means any day on which banks are not required or authorized to close in the City of New York, New York or Reykjavik, Iceland.

          "Buyer" shall have the meaning set forth in the Preamble.

          "Buyer 2000 10-K" means Buyer's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC.

          "Buyer 10-Q" means Buyer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as filed with the SEC.

          "Buyer Capital Stock" shall have the meaning set forth in Section 4.2(b)(i)(B).

          "Buyer Common Stock" shall have the meaning set forth in the Recitals.

          "Buyer Disclosure Schedule" shall have the meaning set forth in
     Section 4.2.

          "Buyer Option Plans" means Buyer's 1996 Equity Incentive Plan, as amended.

          "Buyer Preferred Stock" shall have the meaning set forth in Section 4.2(b)(i)(B).

          "Buyer Recommendation" shall have the meaning set forth in Section 6.1(c).

          "Buyer SEC Documents" shall have the meaning set forth in Section 4.2(e).

          "Buyer Stock Options" means options to purchase shares of Buyer Common Stock granted under Buyer Option Plans.

          "Buyer Stockholder Approval" shall have the meaning set forth in
     Section 4.2(c)(i).

          "Buyer Stockholders Meeting" shall have the meaning set forth in
     Section 4.2(c)(i).

          "Buyer Termination Fee" means an amount in cash equal to $2,000,000.

          "Certificate of Merger" shall have the meaning set forth in Section
     2.2.

          "Change in the Buyer Recommendation" shall have the meaning set forth in Section 6.1(c).

          "Change in the Company Recommendation" shall have the meaning set forth in Section 6.1(b).

          "Closing" shall mean the closing of the transactions contemplated by the Agreement in accordance with Section 2.4.

          "Closing Date" shall have the meaning set forth in Section 2.4.

          "Code" shall have the meaning set forth in the Recitals.

          "Company" shall have the meaning set forth in the Preamble.

          "Company 2000 10-K" means the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC.

          "Company 10-Q" means the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as filed with the SEC.

          "Company Benefit Plan" means a Benefit Plan maintained or contributed to by the Company or any ERISA Affiliate of the Company, or to which the Company or any ERISA Affiliate of the Company is required to contribute with respect to which the Company or any ERISA Affiliate may have any liability.

          "Company Capital Stock" shall have the meaning set forth in Section 4.1(b)(i).

          "Company Certificate" and "Company Certificates" shall have the meanings set forth in Section 3.1(b).

          "Company Common Stock" shall have the meaning set forth in the Recitals.

          "Company Contract" and "Company Contracts" shall have the meaning set forth in Section 4.1(j).

          "Company Converted Option" shall have the meaning set forth in Section 3.3(a).

          "Company Disclosure Schedule" shall have the meaning set forth in
     Section 4.1.

          "Company Employees" shall have the meaning set forth in Section
     6.7(a).

          "Company Intellectual Property" shall have the meaning set forth in
     Section 4.1(m).

          "Company Option Plans" MediChem Holdings, Inc. Incentive Compensation Plan, as amended, and the Company's 2000 Stock Incentive Plan.

          "Company Preferred Stock" shall have the meaning set forth in Section 4.1(b)(i).

          "Company Recommendation" shall have the meaning set forth in Section 6.1(b).

          "Company SEC Documents" shall have the meaning set forth in Section 4.1(e).

          "Company Stock Option" shall have the meaning set forth in Section 3.3(a).

          "Company Stockholder Approval" shall have the meaning set forth in
     Section 4.1(c)(i).

          "Company Stockholders Meeting" shall have the meaning set forth in
     Section 4.1(c)(i).

          "Company Termination Fee" means an amount in cash equal to $3,000,000.

          "Confidentiality Agreements" shall have the meaning set forth in
     Section 6.2.

          "Controlled Group Liability" means any and all liabilities (a) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of the Code and Sections 9801 et seq. of ERISA, and (e) under corresponding or similar provisions of foreign laws or regulations.

          "Costs" shall mean the aggregate amount of Expenses incurred by a party hereto in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $2,000,000. For the avoidance of doubt, Costs shall not duplicate any amounts considered, and payable, as part of the Buyer Termination Fee or the Company Termination Fee, whether or not owed or payable to a third party.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DOJ" means the Antitrust Division of the U.S. Department of Justice.

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "Environmental Law" means applicable statutes, regulations, rules, ordinances, codes, common law, licenses, permits, orders, approvals and authorizations of all Governmental Entities and all applicable judicial and administrative and regulatory decrees, judgments and orders to which, in each case, the Company is subject and all covenants running with the land that relate to: (A) occupational health and safety; (B) the protection of human health or the environment; (C) the treatment, storage, disposal, handling, release or remediation of Hazardous Materials; or (D) exposure of persons to Hazardous Materials.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" means any entity that, together with the Company, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

          "Excess Shares" shall have the meaning set forth in Section 3.8.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Agent" shall have the meaning set forth in Section 3.4.

          "Exchange Fund" shall have the meaning set forth in Section 3.4.

          "Exchange Ratio" shall have the meaning set forth in Section 3.1(b).

          "Exclusivity Agreement" shall mean the letter agreement between Buyer and the Company dated as of December 6, 2001, as amended as of January 3, 2002, and any further amendments thereto.

          "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

          "FDA" means the Federal Food and Drug Administration.

          "Form S-4" shall have the meaning set forth in Section 4.1(d)(ii).

          "FTC" means the U.S. Federal Trade Commission.

          "GAAP" means U.S. generally accepted accounting principles.

          "Governmental Entity" shall have the meaning set forth in Section 4.1(d).

          "Hazardous Materials" means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (B) that is defined as a "hazardous waste," "hazardous substance," "pollutant" or "contaminant" under any Environmental Law; and
     (C) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Intellectual Property" means all trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          "knowledge" means, with respect to any entity, the knowledge of such entity's executive officers after reasonable inquiry.

          "Licensed Technology" shall have the meaning set forth in Section 4.1(z).

          "Liens" means any liens, pledges, charges, encumbrances and security interests whatsoever.

          "Material Adverse Effect" means, with respect to any entity, any change, effect, event or occurrence that is or would reasonably be expected to have a material adverse effect on (a) the financial condition, results of operations, business, properties or operations of such entity and its Subsidiaries taken as a whole or (b) the ability of such entity to timely consummate the transactions contemplated by this Agreement; provided that any change in the price of Company Common Stock or Buyer Common Stock from the date hereof shall not be deemed by itself, either alone or in combination with other effects, to constitute a Material Adverse Effect.

          "Merger" shall have the meaning set forth in the Recitals.

          "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

          "Merger Sub" shall have the meaning set forth in the Preamble.

          "Nasdaq" means The Nasdaq National Market.

          "Necessary Consents" shall have the meaning set forth in Section
     4.1(d).

          "Non-Subsidiary Affiliate" shall have the meaning set forth in Section 4.1(b)(iii).

          "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          "Principal Stockholders" shall have the meaning set forth in the Recitals.

          "Proxy Statement/Prospectus" shall have the meaning set forth in
     Section 4.1(d)(ii).

          "Regulatory Law" means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          "Required Approvals" shall have the meaning set forth in Section
     6.3(i).

          "SEC" means the U.S. Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Stockholder Agreements" shall have the meaning set forth in the Recitals.

          "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "Superior Proposal" means a bona fide written proposal made by a Person other than Buyer that is (a) for an Acquisition Proposal (except that references in the definition of "Acquisition Proposal" to "10%" shall be "50%") involving the Company and (b) on terms which the Company's Board of Directors in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (including any counterproposal from Buyer) and (ii) is reasonably capable of being completed on the terms proposed.

          "Surviving Corporation" shall have the meaning set forth in Section
     2.1.

          "Taxes" means any and all U.S. federal, state or local, foreign, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

          "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

          "Termination Date" shall have the meaning set forth in Section 8.1(b).

          "Upstream Merger" shall have the meaning set forth in the Recitals.

          "Voting Debt" means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions hereof, in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company as the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its corporate existence under the laws of the State of Delaware, and the separate existence of Merger Sub shall thereupon cease. As a result of the Merger, the Company will become a wholly-owned subsidiary of Buyer. The name of the Surviving Corporation shall be the name of the Company.

     2.2 Effective Time of the Merger. The Merger shall become effective as set forth in a properly executed Certificate of Merger duly filed with the Secretary of State of the State of Delaware (the "Certificate of Merger"), which filing shall be made as soon as practicable on the Closing Date. As used in this Agreement, the term "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company, respectively, shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4  Closing.  Upon the terms and subject to the conditions set forth in
Article VII and the termination rights set forth in Article VIII, the closing (the "Closing") will take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, 10166 at 10:00 A.M. on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in

Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to by the parties hereto (the date of the Closing, the "Closing Date").

     2.5 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL.

     2.6 Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

     2.7 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

     3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Capital Stock:

          (a) All shares of Company Capital Stock that are held by the Company as treasury stock or that are owned by the Company, Buyer or any of their respective wholly-owned Subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties) immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist.

          (b) Subject to Sections 3.1(a) and 3.8, each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.3099 (the "Exchange Ratio") fully paid and nonassessable shares of Buyer Common Stock and cash in lieu of fractional shares (the "Merger Consideration"). All of such shares of Buyer Common Stock shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof. All such shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Company Certificate" and collectively, the "Company Certificates") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor (including any cash paid in lieu of fractional shares) and any dividends or other distributions to which holders of Company Common Stock become entitled, all in accordance with this Article III upon the surrender of such Company Certificate.

          (c) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock or Buyer Common Stock, the Exchange Ratio shall be equitably adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     3.2 Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

     3.3  Stock Options.

          (a) At the Effective Time, each option to purchase shares of Company Common Stock (a "Company Stock Option") granted under Company Option Plans which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company

     Common Stock and automatically shall be converted, at the Effective Time, into a fully-vested option to purchase Buyer Common Stock (as so converted, a "Company Converted Option") in an amount and at any exercise price determined as provided below. The number of shares of Buyer Common Stock subject to each such Company Converted Option shall be the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Buyer Common Stock, and such Company Converted Option shall have an exercise price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code, as of the Effective Time, applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares subject to such option and all other terms and conditions applicable to such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

          (b) As soon as practicable after the Effective Time, Buyer shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Buyer Option Plans and agreements evidencing the grants of such Company Converted Options and stating that the respective Company Stock Options and agreements have been assumed by Buyer and shall continue in effect as Company Converted Options on the same terms and conditions (subject to the adjustments required by this Section 3.3 after giving effect to the Merger and subject to the terms of the Buyer Option Plans).

          (c) Prior to the Effective Time, the Company shall take all necessary action for the adjustment of Company Converted Options under this Section
     3.3. Buyer shall reserve for issuance a number of shares of Buyer Common Stock at least equal to the number of shares of Buyer Common Stock that will be subject to Company Converted Options. As soon as practicable following the Effective Time, Buyer shall file a registration statement on Form S-8 with respect to the shares of Buyer Common Stock subject to Company Converted Options and shall maintain the effectiveness of such registration statement or registration statements in accordance with the requirements of applicable law.

     3.4 Exchange Fund. Prior to the Effective Time, Buyer shall appoint The Bank of New York, Inc., or a commercial bank or trust company, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Company Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the shares of Buyer Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. Following the Effective Time, Buyer agrees to make available to the Exchange Agent from time to time as needed cash sufficient to pay any amounts required under Section 3.6. Any cash and certificates representing Buyer Common Stock deposited with the Exchange Agent (including the proceeds from sales of Excess Shares in accordance with Section 3.8) shall hereinafter be referred to as the "Exchange Fund."

     3.5 Exchange Procedures. Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of a Company Certificate (a) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Buyer may reasonably specify and (b) instructions for effecting the surrender of such Company Certificates in exchange for the Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Company Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (a) shares of Buyer Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and
(b) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this

Article III, including cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 3.8 and dividends and other distributions pursuant to
Section 3.6. No interest will be paid or will accrue on any cash payable pursuant to Section 3.6 or Section 3.8. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Buyer Common Stock evidencing, in the aggregate, the proper number of shares of Buyer Common Stock, a check in the proper amount of cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 3.8 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.6, may be issued with respect to such Company Common Stock to such a transferee if the Company Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     3.6 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Buyer Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate, and no cash payment in lieu of fractional shares of Buyer Common Stock shall be paid to any such holder pursuant to
Section 3.8 until such holder shall surrender such Company Certificate in accordance with Section 3.5. Subject to the effect of applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 3.8 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock. Registered holders of unsurrendered Company Certificates shall be entitled to vote after the Effective Time at any meeting of Buyer Stockholders with a record date at or after the Effective Time the number of whole shares of Buyer Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Company Certificates.

     3.7 No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.6 or 3.8) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

     3.8 No Fractional Shares of Buyer Common Stock. No certificates or scrip or shares of Buyer Common Stock representing fractional shares of Buyer Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Buyer or a holder of shares of Buyer Common Stock. In lieu of any such fractional share, each holder of shares of Company Common Stock that would otherwise have been entitled to a fraction of a share of Buyer Common Stock upon surrender of Company Certificates (determined after taking into account all Company Certificates delivered by such holder) shall be paid, upon such surrender, cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Buyer Common Stock issued pursuant to this Section 3.8. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Buyer Common Stock delivered to the Exchange Agent by Buyer over (ii) the aggregate number of full shares of Buyer Common Stock to be distributed to holders of Company Common Stock (such excess, the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the Nasdaq. The sale of the Excess Shares by the Exchange Agent shall be executed on the Nasdaq and shall be executed in round lots to the extent practicable. All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares shall reduce, but not below zero, the amount of cash paid to holders in respect of fractional shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders of Company Common Stock.

     3.9 Termination of Exchange Fund. Subject to applicable law, any portion of the Exchange Fund that remains unclaimed by the holders of Company Certificates six months after the Effective Time shall, at Buyer's request, be delivered to Buyer or otherwise on the instruction of Buyer, and any holders of Company Certificates who have not theretofore complied with this Article III shall, after such delivery, look only to Buyer for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 3.1 and 3.5, any cash in lieu of fractional shares of Buyer Common Stock to which such holders are entitled pursuant to Section 3.8 and any dividends or distributions with respect to shares of Buyer Common Stock to which such holders are entitled pursuant to
Section 3.6. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

     3.10 No Liability. None of Buyer, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.11 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Company stockholders pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

     3.12 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Buyer Common Stock, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof, pursuant to this Agreement.

     3.13 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state or local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer.

     3.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation or Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Buyer or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     3.15 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Company Certificates presented to the Exchange Agent, Buyer or the Surviving Corporation for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Buyer Common Stock to which the holders thereof are entitled pursuant to Section 3.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 3.6).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of the Company. Except as disclosed in the Company disclosure schedule delivered to Buyer concurrently herewith (the "Company Disclosure Schedule") (any disclosure set forth on any particular schedule shall be deemed to qualify the corresponding paragraph and any other paragraph and sections to which it is readily apparent from a reading of such disclosure), the Company hereby represents and warrants to Buyer as follows, provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect with respect to the Company:

          (a) Corporate Organization.

             (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. True and complete copies of the Certificate of Incorporation and bylaws of the Company, as in effect as of the date of this Agreement, have previously been made available by the Company to Buyer.

             (ii) Each Subsidiary of the Company (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether U.S. federal, state or local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case of (A), (B) and (C), except as would not have a Material Adverse Effect on the Company.

          (b) Capitalization.

             (i) The authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock, of which, as of December 31, 2001, 26,674,756 shares were issued and outstanding and no shares were held in treasury and (B) 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company ("Company Preferred Stock," and together with the Company Common Stock, the "Company Capital Stock"), of which no shares are issued and outstanding. From December 31, 2001 to the date of this Agreement, no shares of Company Capital Stock have been issued except pursuant to the exercise of options granted under the Company Option Plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options and stock issued pursuant to Company Option Plans, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity securities of the Company or any securities of the Company representing the right to purchase or otherwise receive any shares of Company Capital Stock. None of the Company Stock Options are "reload" options or options of a similar nature that grant to the holder any right to additional Company Stock Options upon the exercise thereof. As of December 31, 2001, no shares of Company Capital Stock were reserved for issuance, except for 5,026,369 shares of Company Common Stock reserved for issuance upon the exercise of stock options pursuant to the Company Option Plans (such number of shares reserved for issuance does not include an increase in the ordinary course that occurred on January 1, 2002 of 2.5% of the total outstanding number of shares of Company Common Stock as of such date). The Company has no Voting Debt issued or outstanding. As of December 31, 2001, 2,206,319 shares of Company Common Stock are subject to outstanding Company Stock Options. Since December 31, 2001, except as permitted by this Agreement, no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of Company Common Stock have been issued, granted or made.

             (ii) Except at set forth in the preceding paragraph and except as set forth in Section 4.1(b)(ii) of the Company Disclosure Schedule, (A) there are no Company Capital Stock or other equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such Company Capital Stock or other equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, deliver or sell additional shares of Company Capital Stock of or other equity interests in the Company or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. To the knowledge of the Company, other than the Stockholder Agreements, there are no voting trusts, proxies or other voting arrangement or understandings with respect to shares of Company Capital Stock or other equity interests in the Company.

             (iii) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company, free and clear of all Liens, and, except as set forth in Section 4.1(b)(iii) of the Company Disclosure Schedule, all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.1(b)(iii) of the Company Disclosure Schedule sets forth a list of each investment of the Company in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, which would be considered a Subsidiary if such investment constituted control of such entity (each a "Non-Subsidiary Affiliate").

          (c) Authority; No Violation.

             (i) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and declared advisable. The

        Board of Directors of the Company has directed that this Agreement be submitted to the Company stockholders at a meeting of the Company stockholders for the purpose of approving the Merger and adopting this Agreement (the "Company Stockholders Meeting"), and, except for the approval of the Merger and the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") in accordance with the DGCL, the Certificate of Incorporation and Bylaws, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

             (ii) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Incorporation or bylaws of the Company, or (B) except as set forth in
        Section 4.1(c)(ii) of the Company Disclosure Schedule, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of the Company, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected; except for such violations, conflicts, breaches or defaults that either individually or in the aggregate will not have a Material Adverse Effect on the Company or the Surviving Corporation.

          (d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act and any other applicable anti-trust or competition approvals, (ii) the filing with the SEC of a proxy statement/prospectus relating to the matters to be submitted to Buyer's stockholders at the Buyer Stockholders Meeting, if any, and the matters to be submitted to the Company's stockholders at the Company Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and a registration statement on Form S-4 with respect to the issuance of Buyer Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"), (iii) the approval and adoption of this Agreement and the Merger by the Company's stockholders in accordance with the DGCL, the Company's Certificate of Incorporation and bylaws, (iv) the filing of the Certificate of Merger pursuant to the DGCL (the consents, approvals, filings and registration required under or in relation to clauses (ii) though (iv) above, "Necessary Consents"), and (v) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect to the Company, no consents or approvals of or filings or registrations with any supranational or national, state, municipal or local government, foreign or domestic, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "Governmental Entity") are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the transactions contemplated by this Agreement.

          (e) Financial Reports and SEC Documents. Each of the Company and its Subsidiaries has filed all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by it since October 26, 2000 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed, with the SEC (collectively, the "Company SEC Documents"). Each of the Company SEC Documents, including the Company 2000 10-K and the Company 10-Q, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date (except as amended or supplemented prior to the date hereof), did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of operations and changes in stockholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (f) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Company 2000 10-K, in the financial statements (or notes thereto) included in the Company 10-Q, in the Company SEC Documents filed prior to the date hereof and as set forth in Section 4.1(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries had at September 30, 2001, or has incurred since that date through the date hereof, any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies which (A) are accrued or reserved against in the financial statements in the Company 2000 10-K, the Company 10-Q or reflected in the respective notes thereto or (B) were incurred after September 30, 2001 in the ordinary course of business and consistent with past practices, (ii) liabilities, obligations or contingencies that have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations or contingencies that are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied.

          (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date hereof and except as set forth in Section 4.1(g) of the Company Disclosure Schedule, since September 30, 2001, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date, other than in the ordinary course of business, there has not been (i) any event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Capital Stock or any redemption, purchase or other acquisition of any of the Company Capital Stock; (iii) (A) any granting by the Company or any of its Subsidiaries to any officer or director of the Company or any of its Subsidiaries of any increase in compensation, (B) any granting by the Company or any of its Subsidiaries to any such officer or director of any increase in severance or termination pay, (C) any granting by the Company or any of its Subsidiaries to any such officer, director or other key employees of any loans or any increases to outstanding loans, if any, (D) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any employee or executive officer or director, except employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, or (E) any increase in or establishment of any Benefit Plan (including amendment of existing Benefit Plans); (iv) any material damage, destruction or loss (whether or not covered by insurance) with respect to the assets and properties of the Company or any of its Subsidiaries; (v) any material payment to an Affiliate of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice; (vi) any revaluation by the Company or any of its Subsidiaries of any of their assets; (vii) any mortgage, lien, pledge, encumbrance, charge, agreement, claim or restriction placed upon any of the material properties or assets of the Company or any of its Subsidiaries; (viii) except as required generally by GAAP, any material change in the accounting methods, principles or practices used by the Company; or (ix) any other action or event that would have required the consent of Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

          (h) Legal Proceedings. There are no material suits, actions or proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. To the knowledge of the Company, there is no basis for any such suit, action, proceeding or investigation that could, individually or in the aggregate, if determined adversely, be expected to have a Material Adverse Effect on the Company, nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or its Subsidiaries.

          (i) Compliance with Applicable Law. The Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and have complied in all material respects with any applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries.

          (j) Contracts.

             (i) Section 4.1(j)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of (x) all contracts and agreements with customers and (y) all other contracts and agreements that are material to the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (excluding in the case of (y) contracts entered in the ordinary course of business that do not require payments by the Company in any 12 month period aggregating more than $50,000 or aggregating more than $100,000 during the remaining term of the contract) (collectively, "Company Contracts," and each a "Company Contract"). The Company has provided Buyer with a complete and accurate copy of each Company Contract.

             (ii) Except as set forth in Sections 4.1(j)(i) or 4.1(j)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice; (B) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (1) a requirement to obtain the consent of the other party to such contract, arrangement, commitment or understanding or in a termination of any such contract,
        (2) any payment (whether of severance pay or otherwise) becoming due from Buyer, the Company, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee thereof; (C) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed, entirely or in part, after the date of this Agreement (whether or not filed with the SEC), or (D) which materially restricts the conduct of any line of business by the Company or any Subsidiary thereof upon consummation of the Merger or will materially restrict the ability of Buyer or the Surviving Corporation or any Subsidiary thereof to engage in any line of business.

             (iii) Except as set forth in Schedule 4.1(j)(iii) of the Company Disclosure Schedule, (A) each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and
        (C) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

             (iv) Except as set forth in Schedule 4.1(j)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice, whether written or oral, from any other party to a Company Contract of the other party's intention to terminate any such Company Contract whether as a result of the announcement or consummation of the transactions contemplated hereby or otherwise.

          (k) Environmental Liability. There are no pending or, to the knowledge of the Company, threatened environmental investigations or remediation activities, legal, administrative or arbitral proceedings, written claims, actions or causes of action of any nature arising under any Environmental Law that could reasonably be expected to result in a Material Adverse Effect on the Company or any of its Subsidiaries. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing any liability with respect to the foregoing that could reasonably be expected to result in a Material Adverse Effect on the Company or any of its Subsidiaries.

          (l) Employee Benefit Plans; Labor Matters.

             (i) There does not now exist any, and to the knowledge of the Company, there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability to the Company or any of its Subsidiaries. No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate has, within the six year period preceding the date hereof, participated in, contributed to or had any obligation or liability with respect to any plan that is subject to Title IV or ERISA or section 412 of the Code. No Company Benefit Plan is funded by a trust intended to be exempt from taxation under section 501(c)(9) of the Code, nor does any Company Benefit Plan provide any post-employment welfare benefits to any employees or former employees of the Company, except as may otherwise be required to be provided pursuant to Part 6 of Title I of ERISA or section 4980B of the Code.

             (ii) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, all benefits due under each Company Benefit Plan have been timely paid, and there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists, that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party. All contributions and payments to or with respect to each Company Benefit Plan have been timely made and the Company has made adequate provision for reserves to satisfy contributions and payments that have not been made because they are not yet due under the terms of such Company Benefit Plan or related arrangement, document, or applicable law. No Company Benefit Plan has any unfunded accrued benefits that are not fully reflected in the Company's financial statements.

             (iii) Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining or other labor union contract applicable to individuals employed by the Company or any Subsidiary of the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Subsidiary of the Company. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company and no unfair labor practice or labor charge or complaint has occurred with respect to the Company or any Subsidiary of the Company.

             (iv) Except as set forth in Section 4.1(l)(iv) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any Subsidiaries of the Company under any Company Benefit Plan or otherwise; (B) increase any benefits otherwise payable under any Company Benefit Plan; (C) result in any acceleration of the time of payment or vesting of any such benefits; (D) require the funding of any trust or other funding vehicle; or (E) limit or prohibit any existing ability to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

             (v) There has been no disallowance of a deduction, or reasonable expectation of a disallowance of a deduction, under Section 162(m) of the Code for employee compensation of any amount paid or payable by the Company or any Subsidiary of the Company. Each Company Benefit Plan that is intended to be a tax-qualified plan is so qualified, in both form and operation, has received one or more IRS determination letters to such effect, and the Company has no knowledge of the existence of any facts that could cause the qualified status of such Company Benefit Plan to be adversely affected.

             (vi) Except as set forth in Section 4.1(l)(vi) of the Company Disclosure Schedule, each Company Benefit Plan can be amended or terminated at any time without approval from any Person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination. No agreement, commitment, or obligation exists to increase any benefits under any Company Benefit Plan or to adopt any new Company Benefit Plan.

             (vii) Section 4.1(l)(vi) of the Company Disclosure Schedule sets forth a list of each Company Benefit Plan.

             (viii) The Company has heretofore made available to Buyer true and complete copies of (1) each Company Benefit Plan, including all amendments to such plan, and all summary plan descriptions and other summaries of such plan, (2) each trust agreement, annuity or insurance contract, or other funding instrument pertaining to each Company Benefit Plan, (3) the most recent determination letter issued by the IRS with respect to each Company Benefit Plan that is intended to be tax-qualified and a copy of any pending applications for such IRS letters, (4) the two most recent actuarial valuation reports for each Company Benefit Plan for which an actuarial valuation report has been prepared, (5) the two most recent annual reports (IRS Form 5500 Series), including all schedules to such reports, if applicable, filed with respect to each Company Benefit Plan, (6) the most recent plan audits, financial statements, and accountant's opinion (with footnotes) for each Company Benefit Plan, (7) all relevant schedules and reports, excepting any personally identifiable information, concerning the administrative costs, benefit payments, employee and employer contributions, claims experience, financial information, and insurance premiums for each Company Benefit Plan that is a self-funded health benefit plan, and

        (8) all correspondence with government authorities concerning any Company Benefit Plan (other than as previously referenced above).

          (m) Intellectual Property.

             (i)(A) The Company and its Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted ("Company Intellectual Property"), (B) all of the patents owned by the Company or its Subsidiaries are valid and enforceable, and all of the patent applications owned by the Company or its Subsidiaries have been properly filed and contain patentable subject matters and are being diligently prosecuted, (C) to the knowledge of the Company, the use of Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, its use is in accordance in all material respects with the applicable license pursuant to which the Company acquired the right to use such Intellectual Property, (D) to the knowledge of the Company, except as set forth in Section 4.1(m)(i)(D) of the Company Disclosure Schedule, no third party is challenging, infringing on or otherwise violating any right of the Company in the Intellectual Property, (E) neither the Company nor any of its Subsidiaries are party to any legal proceedings, including any patent office proceedings (except for on-going prosecution of patent applications), opposition proceedings or cancellation proceedings, calling into question the validity or enforceability of their patents or the patentability of their patent applications, (F) neither the Company nor any of its Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of the Company's and its Subsidiaries' business as it is currently conducted, (G) to the knowledge of the Company, no Intellectual Property is being used or enforced by the Company or its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of the Company's and its Subsidiaries' business as it is currently conducted and (H) to the knowledge of the Company, neither the Company nor its Subsidiaries have licensed any Intellectual Property to any Third Party such that the Third Party would become a licensee of Buyer pre-existing Intellectual Property or competitor to Buyer to Buyer's detriment. Section 4.1(m)(i)(A) of the Company Disclosure Schedule sets forth all patents and patent applications the Company and its Subsidiaries own, Section 4.1(m)(i)(B) of the Company Disclosure Schedule sets forth all Intellectual Property used by the Company or its Subsidiaries that are licensed from third parties (except for licenses to commercially available, off-the-shelf software) and Section 4.1(m)(i)(C) of the Company Disclosure Schedule sets forth all Intellectual Property owned by the Company or its Subsidiaries that are licensed to third parties.

             (ii) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) constitute a breach by the Company or its Subsidiaries of any instrument or agreement governing any Company Intellectual Property, (B) pursuant to the terms of any license or agreement relating to any Company Intellectual Property, cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (C) cause the forfeiture or termination of any Company Intellectual Property under the terms thereof, (D) give rise to a right of forfeiture or termination of any Company Intellectual Property under the terms thereof or (E) impair the right of the Company, its Subsidiaries, or Buyer to make, have made, offer for sale, use, sell, export or license any Company Intellectual Property or portion thereof pursuant to the terms thereof.

             (iii) Except as set in Section 4.1(m)(iii) of the Company Disclosure Schedule, each current employee, independent contractor or consultant of the Company and its Subsidiaries and, except as would not have a Material Adverse Effect on the Company, each former employee, independent contractor or consultant of the Company and its Subsidiaries, has executed an agreement regarding confidentiality, proprietary information and assignment of inventions and Intellectual Property in the form previously provided to Buyer and/or containing obligations substantially similar to those contained in the form.

          (n) Properties. The Company has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including without limitation, all the properties and assets reflected in the balance sheet of the Company as of September 30, 2001 (except for properties and assets disposed of in the ordinary course of business and consistent with past practice since September 30, 2001). Except as set forth in Section 4.1(n) of the Company Disclosure Schedule, none of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) Liens for current Taxes not yet due, and Liens for Taxes that are being contested in good faith by appropriate proceedings and with respect to which proper reserves have been taken by the Company and have been duly reflected on its books and records; (ii) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance as to which the Company is not in default;
     (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business of the company; and (iv) minor imperfections of title and encumbrances, if any, which do not materially detract from the value of the property or assets subject thereto.

          (o) Insurance. All fire and casualty, general liability, business interruption, product liability and any other insurance policies maintained by the Company are with reputable insurance carriers, are in such amounts and provide coverage against such customary risks incident to the business of the Company and its properties and assets and are in character and amount consistent with coverage carried by reasonably prudent Persons of similar size engaged in similar businesses and subject to the same or similar perils or hazards. None of the insurance policies will terminate or lapse (or be affected in any other material manner) by reason of the transactions contemplated by this Agreement. Except as set forth in Section 4.1(o) of the Company Disclosure Schedule, the Company has not received notice of any cancellation or termination or disclaimer of liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the insurance policies have been filed by the Company and paid in a timely fashion.

          (p) FDA Matters.

             (i) The Company's intermediates, and the Company's activities and relevant facilities, are in compliance in all material respects with all applicable requirements of the Federal Food, Drug, and Cosmetic Act and implementing FDA regulations, including without limitation, regulations pertaining to Good Manufacturing Practice and to investigational drugs.

             (ii) The Company is in compliance in all material respects with, and current in the performance of, any obligation arising under any consent decree, consent agreement, warning letter, Form 483 issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable state or Government Entity.

             (iii) The Company has disclosed to Buyer any warning letters, untitled (or "notice of violation") letters, or Form 483s or similar notices, or other correspondence relating to the Company's compliance status under applicable legal requirements from the FDA within the last three years.

             (iv) Neither the Company nor, to the Company's knowledge, any of its officers, employees or agents has knowingly committed any act, made any statement, or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

             (v) The Company has not been convicted of any crime or engaged in any conduct which could result in debarment under 21 U.S.C. sec. 335a or any similar state law or regulation.

             (vi) There are no proceedings or investigations pending with respect to a violation by the Company of the Federal Food, Drug, and Cosmetic Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other U.S. federal or state Governmental Entity that could potentially result in criminal or civil liability.

          (q) Taxes.

             (i) Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Company and each of its Subsidiaries has paid all material Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party. Except as set forth in Section 4.1(q)(i) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to the Company or any Subsidiary of the Company. There are no Liens for Taxes upon the assets of the Company or any Subsidiary of the Company, other than Liens for current Taxes not yet due, and Liens for Taxes that are being contested in good faith by appropriate proceedings. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding. The consolidated federal income Tax Returns of the Company have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 2000. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). Neither the Company nor any Subsidiary of the Company is a party to any agreement (with any Person other than the Company and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes.

             (ii) The Company has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

          (r) Reorganization under the Code. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (s) Form S-4; Proxy Statement/Prospectus. None of the information to be supplied by the Company or its Subsidiaries in the Form S-4 or the Proxy Statement/Prospectus will, (i) at the time the Form S-4 becomes effective under the Securities Act, (ii) at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto and (iii) at the time of each of the Buyer Stockholders Meeting (if any) and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Exchange Act. Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by Buyer or Merger Sub for inclusion therein.

          (t) Affiliate Transactions. Except as set forth in Section 4.1(t) of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction, pursuant to
     Item 404 of Regulation S-K, promulgated by the SEC and, except as set forth in Section 4.1(t) of the Company Disclosure Schedule or as set forth as an exhibit to the Company SEC Documents, there are no contracts, agreements, arrangements or other transactions between the Company, on the one hand, and (i) any officer or director of the Company, (ii) any record or beneficial owner of five percent or more of the Company Common Stock, (iii) any Affiliate of any such officer, director or beneficial owner or (iv) Sarawak MediChem Pharmaceuticals, Inc. or Advanced Life Sciences, Inc. ("ALS"), on the other hand.

          (u) Ownership of Buyer Stock. As of the date of this Agreement, neither the Company nor any of its Subsidiaries own any shares of Buyer Capital Stock.

          (v) State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws, including sec. 203 of the DGCL, so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

          (w) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS Warburg LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

          (x) Board Approval. The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and (iii) determined to recommend that this Agreement and the transactions contemplated hereby be approved and adopted by the holders of Company Common Stock.

          (y) Brokers' Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers' fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid by the Company to UBS Warburg LLC and William Blair & Company in accordance with the Company's respective written agreements with such firms, copies of which have been provided to Buyer, and such fees do not and will not exceed $2,000,000 in the aggregate.

          (z) ALS Licensed Technology. Each existing license agreement by and between the Company and ALS relating to (i) AutoOptimize(TM) and all technologies related thereto and (ii) ChiralSelect(TM) and all technologies related thereto, including but not limited to those licenses relating to
     (i) and (ii) between the Company and ALS as identified in Section 4.1(m)(i)(B) of the Company Disclosure Schedule (collectively, the "Licensed Technology"), is valid and binding on ALS and on the Company and any of its Subsidiaries that is a party thereto, as applicable, and is in full force and effect. The Licensed Technology are the only patents, applications, products, methods or other technical knowledge owned or licensed by ALS that are used by the Company to conduct its business and operations as currently conducted. The patents, applications, products, methods and other technical knowledge owned or licensed by ALS, and currently licensed to Company by the existing license agreements, that relate to AutoOptimize(TM) and ChiralSelect(TM), and all technologies related thereto, are the only patents, applications and technical knowledge owned or licensed by ALS that the Company requires to practice AutoOptimize(TM) and ChiralSelect(TM) in its business operations as currently conducted.

     4.2 Representations and Warranties of Buyer and Merger Sub. Except as disclosed in the Buyer disclosure schedule delivered to the Company concurrently herewith (the "Buyer Disclosure Schedule") (any disclosure set forth on any particular schedule shall be deemed to qualify the corresponding paragraph and any other paragraph and sections to which it is readily apparent from a reading of such disclosure), Buyer and Merger Sub hereby represent and warrant to the Company as follows, provided, however, that notwithstanding anything in this Agreement to the contrary the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or Merger Sub:

          (a) Corporate Organization.

             (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Buyer. True and complete copies of the Certificate of Incorporation and bylaws of Buyer, as in effect as of the date of this Agreement, have previously been made available by Buyer to the Company.

             (ii) Each Subsidiary of Buyer (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether U.S. federal, state or local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not have a Material Adverse Effect on Buyer.

             (iii) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed by Buyer solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement. True and complete copies of the Certificate of Incorporation and bylaws of Merger Sub, as in effect as of the date of this Agreement, have previously been made available to the Company.

          (b) Capitalization.

             (i) The authorized capital stock of Buyer consists of (A) 60,000,000 shares of Buyer Common Stock, of which, as of December 31, 2001, 45,173,463 shares were issued and outstanding and 60,320 shares were held in treasury and (B) 6,716,666 shares of preferred stock, par value $0.001 per share, of Buyer (the "Buyer Preferred Stock," and together with the Buyer Common Stock, the "Buyer Capital Stock"), of which no shares are issued and outstanding. From December 31, 2001 to the date of this Agreement, no shares of Buyer Capital Stock have been issued except pursuant to the exercise of options granted under the Buyer Option Plans. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options and stock issued pursuant to Buyer Option Plans and warrants to purchase 2,167,500 shares of Buyer Common Stock, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Capital Stock or any other equity securities of Buyer or any securities of Buyer representing the right to purchase or otherwise receive any shares of Buyer Capital Stock. As of December 31, 2001, no shares of Buyer Capital Stock were reserved for issuance, except for 940,188 shares of Buyer Common Stock reserved for issuance upon the exercise of stock options pursuant to the Buyer Option Plans. Buyer has no Voting Debt issued or outstanding. As of December 31, 2001, 1,930,812 shares of Buyer Common Stock are subject to outstanding Buyer Stock Options. Since December 31, 2001, except as permitted by this Agreement, (A) no Buyer Common Stock has been issued except in connection with the exercise of issued and outstanding Buyer Stock Options and (B) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of Buyer Common Stock have been issued, granted or made.

             (ii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 100 are validly issued, fully paid and nonassessable, and are owned by Buyer free and clear of any Liens.

             (iii) Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b)(iii) of the Buyer Disclosure Schedule sets forth a list of each material investment of Buyer in any Non-Subsidiary Affiliate.

          (c) Authority; No Violation.

             (i) Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Buyer and Merger Sub. Buyer, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby. If necessary or reasonably deemed desirable, the Board of Directors of Buyer shall direct that the issuance of Buyer Common Stock pursuant to this Agreement and a proposal to increase the authorized Buyer Capital Stock be submitted to Buyer stockholders for approval at a meeting of Buyer stockholders (the "Buyer Stockholders Meeting"), and, except for the approval of the issuance of Buyer Common Stock in the Merger and the increase in the authorized Buyer Capital Stock by the affirmative vote of the holders of a majority of the outstanding shares of Buyer Common Stock (the "Buyer Stockholder Approval") which may be required prior to the consummation of the Merger, no other corporate proceedings on the part of Buyer or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as enforcement may be limited by general principals of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

             (ii) Neither the execution and delivery of this Agreement by Buyer and Merger Sub, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, nor compliance by Buyer and Merger Sub with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Incorporation or bylaws of Buyer or the Certificate of Incorporation or bylaws of Merger Sub or (B) assuming that the consents and approvals referred to in Section 4.2(d) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer, Merger Sub, any of their Subsidiaries or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer, Merger Sub or any of their Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer, Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Buyer or the Surviving Corporation.

          (d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act and any other applicable anti-trust or competition approvals, (ii) the filing with the SEC of the Proxy Statement/Prospectus and the Form S-4, (iii) the filing of the Certificate of Merger, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the Nasdaq, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, (vi) the filing of an amended and restated Certificate of Incorporation of Buyer increasing the authorized Buyer Capital Stock, if necessary or reasonably deemed desirable, and (vii) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Buyer, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Buyer and Merger Sub of this Agreement and (B) the consummation by each of Buyer and Merger Sub of the transactions contemplated by this Agreement.

          (e) Financial Reports and SEC Documents. Each of Buyer and its Subsidiaries has filed all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by it since July 17, 2000 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed, with the SEC (collectively, the "Buyer SEC Documents"). Each of the Buyer SEC Documents, including the Buyer 2000 10-K and the Buyer 10-Q, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date (except as amended or supplemented prior to the date hereof), did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of operations and changes in stockholders' equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (f) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Buyer 2000 10-K, or in the financial statements (or notes thereto) included in the Buyer 10-Q or in the Buyer SEC Documents filed prior to the date hereof, neither Buyer nor any of its Subsidiaries had at September 30, 2001, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies which (A) are accrued or reserved against in the financial statements in the Buyer 2000 10-K, in the Buyer 10-Q or reflected in the respective notes thereto or (B) were incurred after September 30, 2001 in the ordinary course of business and consistent with past practices, (ii) liabilities, obligations or contingencies that
     (A) would not reasonably be expected to have a Material Adverse Effect on Buyer, or (B) have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations or contingencies that are of a nature not required to be reflected in the consolidated financial statements of Buyer and its Subsidiaries prepared in accordance with GAAP consistently applied.

          (g) Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed prior to the date hereof, since September 30, 2001, there has not been any event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

          (h) Legal Proceedings. There is no suit, action or proceeding or investigation pending or, to the knowledge of Buyer, threatened, against or affecting Buyer or any of its Subsidiaries or, to the knowledge of Buyer, any basis for any such suit, action, proceeding or investigation that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer or its Subsidiaries having, or that would reasonably be expected to have, any such effect.

          (i) Compliance with Applicable Law. Buyer and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Buyer or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

          (j) Taxes. Each of Buyer and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Buyer and each of its Subsidiaries has paid all material Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party.

          (k) Board Approval. The Board of Directors of Buyer, at a meeting duly called and held, has, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Buyer, (ii) approved and adopted this Agreement and (iii) recommended, if necessary or reasonably deemed desirable by Buyer, that the issuance of Buyer Common Stock in the Merger pursuant to this Agreement and the increase in the authorized capital stock of Buyer be approved by the holders of Buyer Common Stock.

          (l) Reorganization under the Code. As of the date of this Agreement, neither Buyer nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (m) Form S-4; Proxy Statement/Prospectus. None of the information to be supplied by Buyer or its Subsidiaries in the Form S-4 or the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Buyer Stockholders Meeting (if any) and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Exchange Act, except that no representation is made by Buyer or Merger Sub with respect to information supplied by the Company for inclusion therein.

          (n) Ownership of Company Stock. As of the date of this Agreement, neither Buyer nor any of its Subsidiaries own any shares of Company Capital Stock.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the relevant subsection in Section 5.1 of the Company Disclosure Schedule):

          (a) Ordinary Course.

             (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to keep available the services of their respective present officers and key employees (including, without limitation, those employees of the Company entering into employment agreements with the Buyer on or about the date of this Agreement), preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

             (ii) The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new line of business, (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures which individually and in the aggregate do not exceed $250,000 or make payments in connection with any of the foregoing, (C) except in the ordinary course under the Company's existing line of credit and except as set forth in
        Section 5.1(a)(ii)(C) of the Company Disclosure Schedule, incur any additional indebtedness in a single transaction or a group of related transactions having a value in excess of 1% of the Company's assets or
        (D) except as set forth in Section 5.1(a)(ii)(D) of the Company Disclosure Schedule, enter into any transaction with its Affiliates.

          (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of dividends from a wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction or (iii) except as set forth in Section 5.1(b)(iii) of the Company Disclosure Schedule, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except, in the case of this clause (iii), for the issuance of Company Common Stock upon the exercise of options, warrants or other rights to purchase Company Common Stock outstanding and in existence on the date of this Agreement.

          (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms.

          (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not, and shall not permit its Subsidiaries to, amend or propose to so amend their respective Certificates of Incorporation, bylaws or other governing documents.

          (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of the Company and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor). The Company shall not, and shall not permit its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement.

          (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company) other than in the ordinary course of business consistent with past practice.

          (g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company, (B) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company or its Subsidiaries, as applicable (provided that none of such transactions referred to in this clause (B) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory
     Law) or (ii) except as set forth in Section 5.1(g)(ii) of the Company Disclosure Schedule or in the ordinary course consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly-owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing other than the refinancing of debt outstanding on the date hereof on commercially reasonable terms and provided that the Company shall give the Buyer prior notice of its intent to refinance any such debt and the proposed terms thereof.

          (h) Tax-Free Qualification. The Company shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that would be reasonably expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (i) Compensation. Except as required by law or by the express terms of any collective bargaining agreement or other agreement currently in effect and disclosed in writing to Buyer between the Company or any Subsidiary of the Company and any director, officer, consultant or employee thereof, the Company shall not increase the amount of compensation of, or pay any severance to (other than pursuant to currently existing contracts or arrangements previously disclosed to Buyer or non-material increases in the ordinary course of business consistent with past practice), any director, officer, consultant or key employee of the Company or any Subsidiary of the Company or make any increase in or commitment to increase or accelerate the payment of any employee benefit, grant any additional Company Stock Options, adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or fund or make any contribution to any Company Benefit Plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans. The Company shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Stock Option or other stock-based award (other than pursuant to currently existing agreements, contracts or arrangements set forth in Section 5.1(i) of the Company Disclosure Schedule), and any option granted or committed to be granted after the date of this Agreement shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

          (j) Accounting Methods; Tax Matters. Except as disclosed in Company SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change in any material respect its methods of accounting in effect at September 30, 2001, except as required by changes in GAAP as concurred in by the Company's independent public accountants. The Company shall not at or before the Effective Time
     (i) change its fiscal year, (ii) make any Tax election that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or Buyer, (iii) settle any material Tax claim or assessment or (iv) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

          (k) Litigation. The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material suit, action, proceeding or regulatory investigation pending for an amount in excess of $250,000 or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any suit, action, proceeding or regulatory investigation pending.

          (l) Intellectual Property. The Company shall not transfer or license to any Person or otherwise extend, amend or modify any rights to the Company Intellectual Property, other than in the ordinary course of business consistent with past practice or pursuant to any contracts, agreements, arrangements or understandings currently in place that have been disclosed in writing to Buyer prior to the date of this Agreement.

          (m) Company Contracts. The Company and its Subsidiaries shall not amend or otherwise modify, or terminate, any Company Contracts, except in the ordinary course consistent with past practices, or enter into any material joint venture, lease, service or other agreement of the Company or any of its Subsidiaries.

          (n) Certain Actions. The Company and its Subsidiaries shall not take any action or omit to take any action (i) for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement or (ii) that could reasonably be expected to have a Material Adverse Effect on the Company.

          (o) No Related Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     5.2 Covenants of Buyer. During the period from the date of this Agreement and continuing until the Effective Time, Buyer agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the relevant subsection in Section 5.2 of the Buyer Disclosure Schedule):

          (a) Ordinary Course. Buyer and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

          (b) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Buyer and Merger Sub shall not, and shall not permit their respective Subsidiaries to, amend or propose to so amend their respective Certificates of Incorporation or bylaws or other governing documents.

          (c) Tax-Free Qualification. Buyer shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that would be reasonably expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (d) Certain Actions. Buyer and its Subsidiaries shall not take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.

          (e) Dividends; Changes in Share Capital. Buyer shall not (i) declare or pay any cash dividends on or make other distributions of property in respect of any Buyer Capital Stock or (ii) split, combine or reclassify any Buyer Capital Stock.

          (f) Accounting Methods. Except as disclosed in Buyer SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, Buyer shall not change in any material respect its methods of accounting in effect at September 30, 2001, except as required by changes in GAAP as concurred in by Buyer's independent public accountants.

     5.3 Governmental Filings. The Company and Buyer shall file all reports and correspondence required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, correspondence, announcements and publications promptly upon request.

     5.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

     5.5 Cooperation. The Company and Buyer shall confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement).

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  Preparation of Proxy Statement; Stockholders Meetings.

          (a) As promptly as reasonably practicable following the date hereof, Buyer and the Company shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Proxy Statement/Prospectus and Buyer shall prepare and file with the SEC the Form S-4. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Buyer's prospectus. Each of Buyer and the Company shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as soon after such filing as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Buyer and the Company, which approval shall not be unreasonably withheld or delayed; provided, that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Buyer will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Buyer stockholders (if the Buyer Stockholder Approval is necessary or reasonably deemed desirable) and the Company will use reasonable best efforts to cause the Proxy Statement/ Prospectus to be mailed to the Company stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. If, at any time prior to the Effective Time, any information relating to Buyer or the Company, or any of their respective affiliates, officers or directors, is discovered by Buyer or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Buyer and the Company.

          (b) The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Buyer and the Company for the purpose of obtaining the Company Stockholder Approval and, subject to Section 6.4, shall take all lawful action to solicit the Company Stockholder Approval. The Board of Directors of the Company shall recommend the adoption of the plan of Merger contained in this Agreement by the stockholders of the Company to the effect as set forth in Section 4.1(s) (the "Company Recommendation"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Buyer such recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Company Recommendation"); provided, however, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to
     Section 6.4 hereof and to effect any action permitted by Section 8.1 hereof. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation unless terminated under Section 8.1.

          (c) If such Buyer Stockholder Approval is required under the DGCL or Nasdaq rules to consummate the Merger, or is otherwise reasonably deemed desirable by Buyer, Buyer shall duly take all lawful action to call, give notice of, convene and hold the Buyer Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Buyer and the Company for the purpose of obtaining the Buyer Stockholder Approval and, shall take all lawful action, consistent with its fiduciary duties, to solicit the Buyer Stockholder Approval. If such Buyer Stockholder Approval is required under the DGCL or Nasdaq rules to consummate the Merger, or is otherwise reasonably deemed desirable by Buyer, the Board of Directors of Buyer shall recommend that the Buyer's stockholders amend the Certificate of Incorporation to increase the authorized Buyer Capital Stock and to permit the issuance of Buyer Stock in the Merger (the "Buyer Recommendation"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Company such recommendation or (ii) take any action or make any statement in connection with the Buyer Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Buyer Recommendation"); provided, however, that the Board of Directors of Buyer may make a Change in the Buyer Recommendation to effect any action permitted by Section 8.1 hereof.

     6.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Buyer (a) a copy of each material report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or the HSR Act, as applicable (other than documents that such party is not permitted to disclose under applicable law), and (b) all other material information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, order, judgment, decree, rule or regulation of any Governmental Entity applicable to it or any agreement or contract requires it or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party or (iii) the information is subject to the attorney-client privilege, work product privilege concerning pending or legal procedures or governmental investigations. Buyer will hold any information obtained pursuant to this Section 6.2 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreements dated November 12, 2001 and December 17, 2001, between Buyer and the Company (the "Confidentiality Agreements"), which Confidentiality Agreements shall continue in full force and effect. Any investigation by either Buyer or the Company shall not affect the representations and warranties of the other.

     6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each of Buyer and the Company agrees (i) to make, as promptly as practicable,
(A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and (B) all other necessary filings with other Governmental Entities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such Governmental Entities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such Governmental Entities as soon as practicable and (ii) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Agreement, neither Buyer nor the Company nor any of their respective Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest or agree to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Buyer (assuming the Merger has been consummated) or to substantially impair the benefits to Buyer, as of the date hereof, to be realized from consummation of the Merger, and neither Buyer or the Company shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the Merger.

     6.4  Acquisition Proposals.

          (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or any purchase or sale of 10% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Buyer or an Affiliate thereof), an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

          (b) Notwithstanding anything in this Agreement to the contrary, the Company (and its Board of Directors) shall be permitted to (i) comply with applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) with regard to an Acquisition Proposal, (ii) effect a Change in the Company Recommendation or (iii) engage in discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (ii) or (iii):

             (A) the Company Stockholders Meeting shall not have occurred;

             (B) the Company has not previously breached any of its covenants in
        Section 6.4(a);

             (C)(I) in the case of clause (ii) above, the Company has received an unsolicited bona fide written Acquisition Proposal from a third party and the Company's Board of Directors concludes in good faith that such Acquisition Proposal would lead to a Superior Proposal and (II) in the case of clause (iii) above, the Company's Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would lead to a Superior Proposal;

             (D) the Company's Board of Directors, after consultation with outside counsel, determines in good faith that it is required to do so in the exercise of its fiduciary duties under applicable law;

             (E) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement having provisions that are at least as restrictive to such Person as the comparable provisions contained in the Confidentiality Agreements and Exclusivity Agreement; and

             (F) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies Buyer within 24 hours of the receipt of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers.

     The Company agrees that it will promptly keep Buyer informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the party making such inquiry, proposal or offer.

          (c) The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties (other than Buyer) conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.4. Nothing in this Section 6.4 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII hereof) or (y) affect or limit any other obligation of the Company under this Agreement except as specifically provided in Section 6.1(b).

     6.5 Fees and Expenses. Subject to Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such Expenses, except Expenses (including filing fees) incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus and Form S-4, which shall be shared equally by Buyer and the Company.

     6.6 Directors' and Officers' Indemnification and Insurance. From and after the Effective Time, Buyer shall (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company (in all of their capacities) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's Certificate of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of the Company arising out of or pertaining to matters existing or occurring at or prior to the Effective Time and for acts or omissions existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) whether asserted or claimed prior thereto, (b) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) Certificate of Incorporation and bylaws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Certificate of Incorporation and bylaws of the Company and (c) cause to be maintained, for a period of three years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that Buyer (or any successor thereto) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Buyer be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Buyer shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Buyer under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6).

     6.7 Employee Benefits. For a period of at least 12 months following the Effective Time, Buyer shall provide, or shall cause to be provided, to individuals who are employees of the Company and its Subsidiaries immediately before the Effective Time (other than any employees subject to collective bargaining agreements) and who continue to be employed by Buyer and its Subsidiaries after the Effective Time (the "Company Employees") compensation and employee benefits that are, in the aggregate, substantially similar to those currently provided by the Company to such employees of the Company (it being understood that discretionary equity and equity based awards will remain discretionary). The foregoing shall not be construed to prevent the termination of employment of any Company Employee or the amendment or termination of any particular benefit plan of Buyer.

     6.8 Public Announcements. Buyer, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise make any public statement with respect to the Merger or this Agreement and, except as required by law shall not issue any such press release or make any such public statement, without the other party's consent, such consent not to be unreasonably withheld or delayed.

     6.9 Listing of Shares of Buyer Common Stock. Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger and the shares of Buyer Common Stock to be reserved for issuance upon exercise of the Company Converted Options to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

     6.10 Affiliates. Not less than 30 days prior to the date of the Company Stockholders Meeting, the Company shall deliver to Buyer a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable best efforts to cause each Person identified on such list to deliver to Buyer prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A hereto (an "Affiliate Agreement").

     6.11 Notification of Certain Matters. Buyer and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Buyer or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of Buyer and the Company shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     6.12 Accountants' Letters. The Company shall use its reasonable best efforts to cause to be delivered to Buyer a letter from its independent public accountants addressed to Board of Directors of Buyer, dated no earlier than five Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     6.13 Issuance of Certain Options. No later than 30 days after the Effective Time, Buyer shall issue an aggregate of 136,356 Buyer Stock Options to certain Company Employees in individual amounts as are determined by Buyer in consultation with the Company prior to the Effective Time with the consent of the Company, which consent shall not be unreasonably withheld.

     6.14 Assignment of Licensed Technology. On or prior to the Effective Time, the Company shall have executed and shall have caused ALS to have executed an assignment of the Licensed Technology from ALS to the Company, in a form reasonably acceptable to Buyer (the "Assignment Agreements"), such Assignment Agreements to be effective upon the Effective Time. The Assignment Agreements shall provide that in the event the representation and warranty contained in
Section 4.1(z) herein is found not to be true and correct, the Company shall enter into and shall cause ALS to enter into a new or revised assignment agreement with the effect of making true and correct such representation and warranty. For the avoidance of doubt, a breach of the representation and warranty contained in Section 4.1(z) if remedied in a manner reasonably satisfactory to Buyer in accordance with the undertaking set forth in the preceding sentence shall satisfy the condition precedent set forth in Section 7.2(a) as it specifically relates to the representation and warranty in Section 4.1(z). The Assignment Agreement shall further provide that in the event the Licensed Technology is licensed or sold, in whole or in part, to a third party by the Company (other than in connection with, directly or indirectly, a sale of the Company or a sale of a line of the Company's business, in which case such acquiror shall assume the rights and obligations under the Assignment Agreement), 50% of any royalties or sale proceeds resulting from such license or sale of the Licensed Technology shall be payable to ALS by the Company.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company and Buyer to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. (i) the Company shall have obtained the Company Stockholder Approval and (ii) Buyer shall have obtained the Buyer Stockholder Approval, if necessary.

          (b) No Injunctions or Restraints; Illegality. No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d) Nasdaq Listing. The shares of Buyer Common Stock to be issued in the Merger and such other shares of Buyer Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

          (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     7.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger are subject to the satisfaction, or waiver by Buyer, on or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties.

             (i) The representations and warranties of the Company set forth in Sections 4.1 (b), (e), (f), (g), (h), (i), (j), (t), (w), (x), (y) and
        (z) of this Agreement (A) as may be qualified as to materiality or Material Adverse Effect, shall be true and correct and (B) if not so qualified as to materiality or Material Adverse Effect, shall be materially true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct or materially true and correct, respectively, as of such other date).

             (ii) The representations and warranties of the Company set forth in Sections 4.1 (a), (c), (d), (k), (l), (m), (n), (o), (p), (q), (r), (s),
        (u) and (v) of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), in each case except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

             (iii) Buyer shall have received a certificate of the chief executive officer and the chief financial officer of the Company, dated the Closing Date, to the effect set forth in subsections (i) and (ii) above.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

          (c) Third Party Consents. The Company shall have obtained all consents and approvals of third parties referred to in Section 7.2(c) of the Company Disclosure Schedule.

          (d) Affiliate Agreements. The executed Affiliate Agreements required by Section 6.10 shall have been delivered to Buyer by the Company.

          (e) Assignment Agreements.  The Assignment Agreements, as set forth in
     Section 6.14, shall have been executed and delivered, by the parties thereof, to Buyer.

     7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date, of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement, disregarding all qualifications and exceptions contained therein to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct or materially true and correct, respectively, as of such other date), in each case except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. The Company shall have received a certificate of the chief executive officer and the chief financial officer of Buyer and an authorized officer of Merger Sub, dated the Closing Date, to such effect.

          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and the Company shall have received a certificate signed on behalf of Buyer by the chief executive officer and chief financial officer of Buyer to such effect.

          (c) Tax Opinion. The Company shall have received from Winston & Strawn, counsel to the Company, a written opinion, dated the Closing Date, to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Buyer and the Company.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and except as specifically provided below, whether before or after the Buyer Stockholders Meeting or the Company Stockholders Meeting:

          (a) By mutual written consent of Buyer and the Company;

          (b) By either Buyer or the Company, if the Effective Time shall not have occurred on or before July 31, 2002 (the "Termination Date"); provided, however, that the right to terminate this

     Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 6.3) has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either Buyer or the Company, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Section 7.1(c), (d) or
     (e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action such party shall have used its reasonable best efforts to obtain, in accordance with Section 6.3); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party hereto whose failure to comply with Section 6.3 has been a material cause of such action or inaction;

          (d) By Buyer or the Company (provided that the party seeking to terminate this Agreement shall not be in material breach of any of its obligations hereunder), if either the Buyer Stockholder Approval (if necessary) or the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Buyer Stockholders Meeting or the Company Stockholders Meeting, as applicable;

          (e) By Buyer, if the Company shall have (i) failed to make the Company Recommendation or effected a Change in the Company Recommendation, whether or not permitted by the terms hereof, (ii) willfully or materially breached its obligations under Section 6.4 or (iii) materially breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Proxy Statement/Prospectus in accordance with Section 6.1(a);

          (f) By the Company, if Buyer shall have (i) in the event the Buyer Stockholder Approval is necessary, failed to make the Buyer Recommendation or effect a change in Buyer Recommendation (unless the failure to call the Buyer Stockholder Meeting or the change in Buyer Recommendation is due to the failure of the Company to call the Company Stockholder Meeting or obtain the Company Stockholder Approval) or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Buyer Stockholders Meeting in accordance with Section 6.1(c) or a failure to prepare and mail to its stockholders the Proxy Statement/Prospectus in accordance with Section 6.1(a);

          (g) By Buyer, if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or (b) are not capable of being satisfied on or before the Termination Date; or

          (h) By the Company, if Buyer shall have materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or (b) are not capable of being satisfied on or before the Termination Date.

     8.2  Effect of Termination.

          (a) In the event of termination of this Agreement by either the Company or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers or directors except with respect to Section 4.1(y), the penultimate sentence of Section 6.2, Section 6.5, Section 6.8, this Section 8.2 and Article IX, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

          (b) In the event Buyer terminates this Agreement pursuant to Section 8.1(d) (provided, that the basis of such termination is the failure to obtain the Company Stockholder Approval), the Company shall promptly, but in no event later than one Business Day after the date of termination, pay to Buyer by wire transfer of immediately available funds the Company Termination Fee and Costs of Buyer.

          (c) If (i) (A) Buyer terminates this Agreement pursuant to Section 8.1(b) without the Company Stockholders Meeting having occurred or pursuant to Section 8.1(g), (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of the Company and (C) within twelve months of such termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal or (ii) Buyer terminates this Agreement pursuant to Section 8.1(e), then, without duplication of amounts payable pursuant to Section 8.2(b), the Company shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (i), the earlier of the date the Company or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay to Buyer by wire transfer of immediately available funds the Company Termination Fee and the Costs of Buyer.

          (d) In the event the Company terminates this Agreement pursuant to (i)
     Section 8.1(d) (provided that the basis of such termination is the failure of Buyer to obtain the Buyer Stockholder Approval, if such approval is necessary), or (ii) Section 8.1(f) Buyer shall promptly, but in no event later than one Business Day after the date of termination, pay to the Company by wire transfer of immediately available funds the Buyer Termination Fee and Costs of the Company.

          (e) The parties hereto acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor the Company would enter into this Agreement; accordingly, if the Company or Buyer fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, Buyer or the Company commences a suit which results in a judgment against the Company or Buyer for the fee set forth in this Section 8.2, the Company or Buyer shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, notwithstanding the provisions of Section 6.5. The parties hereto agree that any remedy or amount payable pursuant to this
     Section 8.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

     8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Buyer Stockholder Approval (if necessary) or the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval (unless made subject to such approval). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party hereto. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt,
(b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     if to Buyer or Merger Sub to:

     deCODE genetics, Inc.
     Lynghals 1
     110 Reykjavik, Iceland
     Fax: +354 (570) 1901
     Attention: Kari Stefansson, M.D., Dr. Med.

     with a copy to:

     Gibson, Dunn & Crutcher LLP
     200 Park Avenue
     New York, New York 10166-0193
     Fax: (212) 351-4035
     Attention: Scott A. Kislin, Esq.

     if to the Company to:

     MediChem Life Sciences, Inc.
     2501 Davey Road
     Woodridge, IL 60517
     Fax: (630) 783-4949
     Attention: Michael T. Flavin, Ph.D.

     with a copy to:

     Winston & Strawn
     35 West Wacker Drive
     Chicago, IL 60601
     Fax: (312) 558-5700
     Attention: R. Cabell Morris, Jr., Esq.

     9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The mere fact that certain representations and warranties are placed within the "material breach" (and not the "Material Adverse Effect") qualifier category in Section 7.2(a) shall not imply that a breach thereof would not result in a Material Adverse Effect to the Company.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.5  Entire Agreement; No Third Party Beneficiaries.

          (a) This Agreement, the Confidentiality Agreements, the Exclusivity Agreement and the Exhibits, Schedules and disclosure schedules and the other agreements and instruments of the parties hereto delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.6 (which is intended to be for the benefit of the Persons covered thereby).

     9.6 Governing Law. This Agreement and all rights, remedies, liabilities, powers and duties of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

     9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     9.9 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10 Submission to Jurisdiction; Waivers. Each of the Company and Buyer irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the Company and Buyer hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and to accept service of process in any manner permitted by such courts. Each of the Company and Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts or (d) any right to a trial by jury.

           [THE REST OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

     IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          DECODE GENETICS, INC.

                                          By:     /s/ KARI STEFANSSON
                                          --------------------------------------
                                          Name: Kari Stefansson
                                          Title:  CEO and President

                                          SAGA ACQUISITION CORP.

                                          By:     /s/ KARI STEFANSSON
                                          --------------------------------------
                                          Name: Kari Stefansson
                                          Title:  Director

                                          MEDICHEM LIFE SCIENCES, INC.

                                          By:    /s/ MICHAEL T. FLAVIN
                                          --------------------------------------
                                          Name: Michael T. Flavin
                                          Title:  CEO and President

                                                                       EXHIBIT A
deCODE genetics, Inc.
Lynghals 1
110 Reykjavik
Iceland

Ladies and Gentlemen:

     I have been advised that, as of the date of this letter, I may be deemed to be an "affiliate" of MediChem Life Sciences, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact or as a waiver of any rights I may have to object to any claim that I am an affiliate. I have been further advised that, pursuant to the terms of the Agreement and Plan of Merger dated as of January 7, 2002 (the "Merger Agreement") by and among deCODE genetics, Inc., a Delaware corporation ("Buyer"), Saga Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger") and that, as a result of the Merger, I am entitled to receive shares of Buyer Common Stock (as defined in the Merger Agreement) in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by me.

     I hereby represent, warrant and covenant to Buyer that in the event I receive any Buyer Common Stock as a result of the Merger:

          a. I shall not make any sale, transfer or other disposition of Buyer Common Stock in violation of the Act or the Rules and Regulations.

          b. I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Buyer Common Stock to the extent I believed necessary with my counsel or counsel for the Company.

          c. I have been advised that the issuance of Buyer Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company, I may not sell, transfer or otherwise dispose of Buyer Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rules 144 and 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          d. I understand that Buyer is under no obligation to register the sale, transfer or other disposition of Buyer Common Stock by me or on my behalf under the Act [except as otherwise set forth in a certain Registration Rights Agreement to be entered into upon the closing of the Merger]((1))

          e. I also understand that stop transfer instructions will be given to Buyer's transfer agent with respect to shares of Buyer Common Stock issued to me and that there will be placed on the certificates for such shares of Buyer Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE

---------------

     (1)Bracketed language to be inserted into the Affiliate Letters executed by Chase MediChem Partners, LLC, MedEquity Investors Partners, LLC and Peachtree MediChem Partners, LLC, respectively.

        SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED JANUARY 7, 2002 BETWEEN THE REGISTERED HOLDER HEREOF AND DECODE GENETICS, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF DECODE GENETICS, INC."

          f. I also understand that unless the transfer by me of my Buyer Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Buyer reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          g. I agree that if I breach the representations, warranties or covenants contained in this letter, I will hold the Company and Buyer harmless from and against any and all demands, causes of action, proceedings, losses, damages, expenses, liabilities, fines, penalties, deficiencies, judgments or costs ("Damages") at any time and from time to time asserted against or incurred by either of the Company or Buyer insofar as such Damages result from any such breach by me.

     It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the Commission, or, if reasonably requested, an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act.

                                          Very truly yours,



                                          --------------------------------------
                                          Name:
Accepted this      day of
          , 2002 by

DECODE GENETICS, INC.

By:
-----------------------------------------------------
    Name:
    Title:

                                                                         ANNEX B

                             STOCKHOLDER AGREEMENT

     This STOCKHOLDER AGREEMENT, dated as of January 7, 2002 (this "Agreement"), is by and between DECODE GENETICS, INC., a Delaware corporation ("Buyer"), SAGA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), on the one hand, and CHASEMEDICHEM PARTNERS, LLC (the "Principal Stockholder"), a Delaware limited liability company and a stockholder of MediChem Life Sciences, Inc., a Delaware corporation (the "Company"), on the other hand.

     WHEREAS, Buyer, Merger Sub and the Company, are, concurrently with the execution hereof, entering into an Agreement and Plan of Merger, dated as of January 7, 2002 (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the "Merger");

     WHEREAS, the Principal Stockholder is the record and/or beneficial owner, as of the date of this Agreement, of such number of shares of common stock of the Company, par value $0.01 per share (the "Company Common Stock"), as is set forth opposite its name on Schedule I attached hereto (collectively, the "Owned Shares"). All such Owned Shares, together with any shares of capital stock or other voting securities of the Company, beneficial ownership of which is directly or indirectly acquired by the Principal Stockholder after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of the Company received pursuant to any change in the capital stock of the Company by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are referred to herein as the "Shares." For purposes of this Agreement, "beneficial ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

     WHEREAS, each of the parties hereto desires to enter into this Agreement to provide for, among other things, (1) the obligation of the Principal Stockholder to vote, or cause the record holder of the Shares to vote, all of the Shares beneficially owned by the Principal Stockholder (other than Shares subject to unexercised options) (the "Voting Shares") in the manner specified herein and
(2) certain restrictions on the sale or the transfer of the record and beneficial ownership of Shares by the Principal Stockholder; and

     WHEREAS, the Principal Stockholder acknowledges that Buyer, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Principal Stockholder set forth in this Agreement and would not enter into the Merger Agreement if the Principal Stockholder did not enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, Buyer, Merger Sub and the Principal Stockholder agree as follows:

     1. Defined Terms. All capitalized terms used but not specifically defined herein shall have the meanings ascribed to such term in the Merger Agreement.

     2. Agreement to Vote. The Principal Stockholder hereby agrees that, from and after the date hereof and until the Termination Date (as defined in Section
18), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Principal Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause the Voting Shares to be counted as present thereat for purposes of establishing a quorum, and the Principal Stockholder shall vote (or cause to be voted) or act by written consent with respect to all of the

Voting Shares that are beneficially owned by the Principal Stockholder or as to which the Principal Stockholder has, directly or indirectly, the right to vote or direct the voting, (a) in favor of adoption of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement; (b) against any action that is intended to, or could reasonably be expected to, impede, delay or prevent the consummation of the transactions contemplated by the Merger Agreement; and (c) against any Acquisition Proposal made by any person other than Buyer or any of its Affiliates. The Principal Stockholder hereby agrees that it will not enter into any voting or other similar agreement or understanding with any person or entity or grant a proxy or power of attorney with respect to the Shares prior to the Termination Date (other than a proxy or power of attorney to an officer of the Company that may be exercised solely in accordance with this Section 2 and except as provided in Section 3 below) or vote or give instructions in any manner inconsistent with clause (a), (b) or (c) of the preceding sentence. The Principal Stockholder hereby agrees, during the period commencing on the date hereof and ending on the Termination Date, not to, and, if applicable, not to permit any of the Principal Stockholder's Affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote, if such consent or vote by the stockholders of the Company would be inconsistent with or frustrate the purposes of the other covenants of the Principal Stockholder pursuant to this paragraph. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     3. PROXY. SUBJECT TO SECTION 18 HEREOF, THE PRINCIPAL STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS EACH OF KARI STEFANSSON, HANNES SMARASON AND TANYA ZHAROV, ACTING INDIVIDUALLY OR COLLECTIVELY IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF BUYER, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED ANY SUCH OFFICER OF BUYER, AND ANY OTHER PERSON DESIGNATED IN WRITING BY BUYER, EACH OF THEM INDIVIDUALLY, THE PRINCIPAL STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT, TO THE FULLEST EXTENT PERMITTED BY AND SUBJECT TO APPLICABLE LAW, WITH RESPECT TO THE SHARES IN ACCORDANCE WITH SECTION 2 HEREOF IN RESPECT OF ANY MATTER SPECIFIED IN CLAUSE
(a), (b) or (c) OF SUCH SECTION 2. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE SHARES. NOTWITHSTANDING THE FOREGOING, NEITHER BUYER NOR ANY OF THE AFORE-NAMED PROXIES SHALL EXERCISE THE POWERS SET FORTH IN THIS SECTION 3 UNLESS AND UNTIL BUYER SHALL HAVE RECEIVED ALL APPLICABLE REGULATORY APPROVALS REQUIRED UNDER APPLICABLE LAW FOR SUCH EXERCISE.

     4. Representations and Warranties of Buyer and Merger Sub. Buyer and Merger Sub represent and warrant to the Principal Stockholders as follows:

          a. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

          b. Each of Buyer and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Buyer and Merger Sub and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Principal Stockholder) is a valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

          c. The execution and delivery of this Agreement by Buyer and Merger Sub do not, and the performance of this Agreement by Buyer and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Buyer or Merger Sub, (ii) conflict with or violate any law, rule, regulation or order applicable to Buyer or Merger Sub or by which any of their respective properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of Buyer or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective properties is bound, except for any thereof that would not materially impair the ability of Buyer or Merger Sub to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          d. The execution and delivery of this Agreement by Buyer and Merger Sub do not, and the performance by Buyer and Merger Sub of their obligations hereunder will not, require Buyer or Merger Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than as set forth in
     Section 4.2(d) of the Merger Agreement.

          e. There is no suit, action, investigation or proceeding pending or, to the knowledge of Buyer or Merger Sub, threatened against Buyer or Merger Sub at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Buyer or Merger Sub to perform their obligations hereunder on a timely basis, and there is no agreement, commitment or law to which Buyer or Merger Sub is subject that could reasonably be expected to materially impair the ability of Buyer or Merger Sub to perform their obligations hereunder on a timely basis.

     5. Representations and Warranties of the Principal Stockholder. The Principal Stockholder represents and warrants to Buyer and Merger Sub as follows:

          a. If the Principal Stockholder is a corporation, limited liability company, partnership or trust, the Principal Stockholder has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

          b. If the Principal Stockholder is a corporation, limited liability company, partnership or trust, the Principal Stockholder has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by the Principal Stockholder and the consummation by the Principal Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Principal Stockholder.

          c. This Agreement has been duly executed and delivered by the Principal Stockholder and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and Merger Sub) is a valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

          d. The execution and delivery of this Agreement by the Principal Stockholder do not, and the performance of this Agreement by the Principal Stockholder will not, (i) if the Principal Stockholder is a corporation, limited liability company, partnership or trust, conflict with or violate the organizational documents of the Principal Stockholder, (ii) conflict with or violate any law, rule, regulation or order applicable to the Principal Stockholder or by which any of the Principal Stockholder's properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Principal Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Principal Stockholder is a party or by which the Principal Stockholder or any of its properties is bound, except for any thereof that would not result in the imposition of a Lien on the Principal Stockholder's Shares or materially impair the ability of the Principal Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          e. The execution and delivery of this Agreement by the Principal Stockholder does not, and the performance by the Principal Stockholder of the Principal Stockholder's obligations hereunder will not, require the Principal Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except for an amendment to the Statement on Schedule 13D filed by the Principal Stockholder with respect to the Company.

          f. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Principal Stockholder, threatened against the Principal Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of the Principal Stockholder to perform its obligations hereunder on a timely basis, and there is no agreement, commitment or law to which the Principal Stockholder is subject that could reasonably be expected to materially impair the ability of the Principal Stockholder to perform its obligations hereunder on a timely basis.

          g. Except as set forth on Schedule I hereto, (i) the Principal Stockholder's Owned Shares are owned beneficially and of record by the Principal Stockholder and none of such Owned Shares are pledged or otherwise encumbered in any manner; (ii) the Principal Stockholder has not appointed or granted any proxy which is still effective with respect to any Shares other than as provided in this Agreement; and (iii) the Principal Stockholder has sole voting power and sole power of disposition with respect to all of the Principal Stockholder's Owned Shares, with no restrictions on the Principal Stockholder's rights of disposition pertaining thereto. The Owned Shares constitute all of the shares of Company Common Stock owned of record or beneficially by the Principal Stockholder. Except as set forth on Schedule I hereto, all of the Owned Shares are issued and outstanding and the Principal Stockholder does not own, of record or beneficially, any warrants, options, convertible securities or other rights to acquire any shares of Company Common Stock.

     6.  Agreements of the Principal Stockholder.

          a. The Principal Stockholder hereby agrees, until the earlier of (i) the Effective Time or (ii) the Termination Date, and except as expressly contemplated hereby, not to (i) sell, transfer, pledge, encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of the Shares (whether acquired heretofore or hereafter) or any interest in any of the foregoing, except to Buyer or Merger Sub, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or any interest in any of the Shares, except pursuant to Section 3 herein or (iii) take any action that would make any representation or warranty of Principal Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Principal Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, Buyer and the Principal Stockholder agree that the Principal Stockholder may transfer or distribute any of their respective Owned Shares to any of their respective members, provided that prior to such transfer or distribution, such receiving member executes and delivers to Buyer a Stockholders Agreement in the form of this Agreement.

          b. The Principal Stockholder hereby agrees, until the earlier of (i) the Effective Time or (ii) the Termination Date, except (i) with respect to Buyer and its Affiliates, and (ii) for actions taken by persons in their capacity as officers or directors of the Company in accordance with Section 6.4(b) of the Merger Agreement, that the Principal Stockholder shall not, and shall not permit any of its Affiliates or, if applicable, any director, officer, employee consultant, agent, advisor or representative of the Principal Stockholder or any of the Principal Stockholder's Affiliates (collectively, the "Representatives") to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in Section 6(a) hereof or any Acquisition Proposal or (ii) participate in any negotiations concerning, or provide to any other person any information or data relating to the Company or any of its Subsidiaries for the purpose of, or have any discussions with any person relating to, or cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in Section 6(a) hereof or any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement such an Acquisition Proposal. The Principal Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore by Principal Stockholder with respect to any possible Acquisition Proposal, or any matter described in Section 6(a) hereof, and will take the necessary steps to inform Principal Stockholder's Representatives of the obligations undertaken by Principal Stockholder with respect to Principal Stockholder's Representatives in this Section 6.

     7. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into an agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all the terms of this Agreement.

     8. Registration Rights Agreement. At or prior to the Closing, Buyer shall have executed the Registration Rights Agreement, in the form attached hereto as Exhibit A (the "Registration Rights Agreement"), pursuant to which the Principal Stockholder will receive piggy-back registration rights with respect to any future underwritten offerings for cash of Buyer Common Stock by the Company, such piggy-back registration rights to be effective for a period of one-year from the Closing Date. The parties hereto acknowledge that the willingness of the Principal Stockholder to enter into this Agreement is based on Buyer's agreement to enter into the Registration Rights Agreement.

     9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if given in the manner set forth in
Section 9.2 of the Merger Agreement. All notices hereunder shall be given to a party at its address stated on Schedule I to this Agreement or at its address set forth in Section 9.2 of the Merger Agreement or at any other address as the party may specify for this purpose by notice to the other parties pursuant to this Section 9.

     10. No Waivers. No failure or delay by Buyer or Merger Sub in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of that right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

     11. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Principal Stockholder or Buyer or Merger Sub from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by each party hereto, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

     12.  Successors and Assigns; Third Party Beneficiaries.

          a. No party shall assign any of such party's rights or remedies or delegate any of such party's obligations or liabilities, in whole or in part, under this Agreement, except that Buyer or Merger Sub may assign all or any of its rights hereunder to any Affiliate of Buyer or Merger Sub. Any assignment or delegation in contravention of this Section 12 shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under this Agreement.

          b. The provisions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

     13. Governing Law; Submission to Jurisdiction. This Agreement and all rights, remedies, liabilities, powers and duties of the parties hereto and thereto, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Buyer, Merger Sub and the Principal Stockholder irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition or enforcement of any judgment in respect hereof by brought by the other party hereto or its successors and assigns may be brought and determined in the Chancery or other courts in the State of Delaware, and Buyer, Merger Sub and the Principal Stockholder hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and to accept service of process in any manner permitted by such courts. Buyer, Merger Sub and the Company hereby irrevocably waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; or (d) any right to a trial by jury.

     14. Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     15. Headings and References. Section headings in this Agreement are included for convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to Sections in this Agreement are references to the Sections of this Agreement unless the context shall require otherwise. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use in this Agreement of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

     16. Entire Agreement. This Agreement and the Merger Agreement embody the entire agreement and understanding of each of the parties hereto, and supersede all other written or oral prior agreements or understandings, with respect to the subject matter of this Agreement.

     17. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     18. Termination. This Agreement and the proxy set forth in Section 3 shall terminate upon the earliest of the following dates (such date is referred to herein as the "Termination Date"): (i) the date on which the Merger Agreement is terminated; (ii) the date on which Buyer terminates this Agreement upon written notice to the Principal Stockholder (Buyer may so terminate this Agreement and the proxy set forth herein at any time); or (iii) the Effective Time.

     19. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

           [THE REST OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

     IN WITNESS WHEREOF, Buyer, Merger Sub and the Principal Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          DECODE GENETICS, INC.

                                          By:      /s/ KARI STEFANSSON
                                            ------------------------------------
                                              Name: Kari Stefansson
                                              Title: CEO and President

                                          SAGA ACQUISITION CORP.

                                          By:      /s/ KARI STEFANSSON
                                            ------------------------------------
                                              Name: Kari Stefansson
                                              Title: Director

                                          CHASE MEDICHEM PARTNERS, LLC

                                          By: MedEquity Investors, LLC

                                          By:      /s/ ROBERT W. DALY
                                            ------------------------------------
                                              Name: Robert W. Daly
                                              Title: Managing Member

                                                                      SCHEDULE I

                         LIST OF PRINCIPAL STOCKHOLDERS
                            (AS OF JANUARY 7, 2002)

PRINCIPAL STOCKHOLDERS                                       NO. OF OWNED SHARES   PERCENTAGE OWNED
----------------------                                       -------------------   ----------------
Michael T. Flavin, Ph.D....................................       8,019,908             30.09%
  8817 Royal Swan Lane Darien, IL 60561
ChaseMedichem Partners, LLC................................       4,031,497             15.13%
  Attn: Robert W. Daly
  16 Laurel Avenue, Suite 150
  Wellesley Hills, MA 02481-1904
Peachtree Medichem Partners, LLC...........................       2,342,028              8.79%
  Attn: Robert W. Daly
  16 Laurel Avenue, Suite 150
  Wellesley Hills, MA 02481-1904
MedEquity Investors Partners, LLC..........................         423,870              1.59%
  Attn: Robert W. Daly
  16 Laurel Avenue, Suite 150
  Wellesley Hills, MA 02481-1904
David C. Demirjian.........................................       1,855,083              6.96%
  5659 Thurlow
  Hinsdale, IL 60521
TOTALS.....................................................      16,672,386             62.56%

  SCHEDULE IDENTIFYING MATERIAL DIFFERENCES BETWEEN THE STOCKHOLDER AGREEMENTS

     In accordance with the instructions to Item 601 of Regulation S-K, this schedule identifies four (4) Stockholder Agreements which are substantially identical in all material respects to the Stockholder Agreement, dated as of January 7, 2002, by and between deCODE genetics, Inc., Saga Acquisition Corp. and ChaseMedichem Partners, LLC, attached as Annex B of this proxy statement/prospectus and as Exhibit 10.1 of the Registration Statement on Form S-4, except as described below.

     Stockholder Agreement, dated as of January 7, 2002, by and between deCODE genetics, Inc., Saga Acquisition Corp. and Peachtree Medichem Partners, LLC.

     - No material difference.

     Stockholder Agreement, dated as of January 7, 2002, by and between deCODE genetics, Inc., Saga Acquisition Corp. and MedEquity Investors Partners, LLC.

     - No material difference.

     Stockholder Agreement, dated as of January 7, 2002, by and between deCODE genetics, Inc., Saga Acquisition Corp. and Michael T. Flavin, Ph.D.

     - Certain of Dr. Flavin's Owned Shares (as defined therein) have been pledged to secure a personal loan. Dr. Flavin represents and warrants that he is not currently in default of such obligation and covenants that that he will not take any action, or fail to take any action, that would result in or cause a default under such obligation.

     - Dr. Flavin has an obligation to cause MediChem and Advanced Life Sciences, Inc. to execute, prior to consummation of the merger, a license agreement as described in Section 7.2(e) of the Merger Agreement (as defined therein).

     - No piggy-back registration rights are offered to Dr. Flavin.

     Stockholder Agreement, dated as of January 7, 2002, by and between deCODE genetics, Inc., Saga Acquisition Corp. and David C. Demirjian.

     - The transfer restrictions do not apply to certain shares of MediChem common stock held by Mr. Demirjian which are subject to redemption rights held by MediChem relating to indemnity obligations of Mr. Demirjian to MediChem in connection with a past acquisition.

     - No piggy-back registration rights are offered to Mr. Demirjian.

                                                                         ANNEX C

                        [LETTERHEAD OF UBS WARBURG LLC]

                                                                 January 7, 2002

The Board of Directors
MediChem Life Sciences, Inc.
2501 Davey Road
Woodridge, Illinois 60517

Dear Members of the Board:

     We understand that MediChem Life Sciences, Inc. ("MediChem") proposes to enter into an Agreement and Plan of Merger, dated as of January 7, 2002 (the "Agreement"), among deCODE genetics, Inc. ("deCODE"), Saga Acquisition Corp., a wholly owned subsidiary of deCODE ("Merger Sub"), and MediChem pursuant to which
(i) Merger Sub will be merged with and into MediChem (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of MediChem ("MediChem Common Stock") will be converted into the right to receive
0.3099 (the "Consideration") of a share of the common stock, par value $0.001 per share, of deCODE ("deCODE Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of MediChem Common Stock of the Consideration to be received by such holders in the Merger.

     UBS Warburg LLC ("UBS Warburg") has acted as financial advisor to MediChem in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Merger. UBS Warburg also will receive a fee in connection with this opinion. UBS Warburg and its affiliates in the past have provided services to MediChem unrelated to the proposed Merger, for which services UBS Warburg and its affiliates have received customary compensation. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of MediChem and deCODE for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     At your request, UBS Warburg contacted third parties to solicit indications of interest in a possible transaction with MediChem and held discussions with certain of those parties and with the Board of Directors of MediChem with respect thereto prior to the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to MediChem or MediChem's underlying business decision to effect the Merger nor does our opinion constitute a recommendation to any stockholder of MediChem as to how such stockholder should vote on the Merger or with respect to any other matters relating to the Merger. We have not been asked to, nor do we, offer any opinion as to the terms of the Agreement and the obligations thereunder, or the form of the Merger. We express no opinion as to what the value of deCODE Common Stock will be when issued pursuant to the Merger or the prices at which deCODE Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that each of MediChem, deCODE and Merger Sub will comply with all material covenants and agreements set forth in, and other material terms of, the Agreement and related documents and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement.

     In arriving at our opinion set forth below, we have, among other things:
(i) reviewed current and historical market prices and trading volumes of MediChem Common Stock and deCODE Common Stock;

The Board of Directors
MediChem Life Sciences, Inc.
January 7, 2002
Page  2

(ii) reviewed certain publicly available business and financial information relating to MediChem and deCODE; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of MediChem, including financial forecasts and estimates prepared by the management of MediChem, that were provided to or discussed with us by the management of MediChem and are not publicly available; (iv) reviewed certain cash flow projections for MediChem prepared by the management of MediChem, which indicated that MediChem would deplete its cash in the third quarter of 2002 absent the Merger or another transaction providing significant cash to MediChem; (v) reviewed certain financial forecasts and estimates relating to deCODE contained in a publicly available research report prepared by an internationally recognized securities firm; (vi) conducted discussions with members of the senior managements of MediChem and deCODE; (vii) reviewed publicly available financial and stock market data with respect to certain companies in lines of businesses we believe to be generally comparable to those of MediChem and deCODE; (viii) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (ix) considered certain pro forma effects of the Merger on the financial statements of deCODE; (x) reviewed the Agreement; and (xi) considered such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of MediChem or deCODE, nor have we been furnished with any such evaluation or appraisal. With respect to the internal financial forecasts and estimates for MediChem referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of MediChem as to the future financial performance of MediChem. With respect to the financial forecasts and estimates for deCODE referred to above, we have been advised by the management of deCODE and have assumed, with your consent, that such financial forecasts and estimates represent reasonable estimates and judgments as to the future financial performance of deCODE. We also have assumed, with your consent, that the future financial results of MediChem and deCODE will be achieved at the times and in the amounts projected by the management of MediChem and the research report relating to deCODE referred to above. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of this letter.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of MediChem Common Stock in the Merger is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          /s/ UBS WARBURG LLC

                                          UBS WARBURG LLC

                                 [DECODE LOGO]

                                [MEDICHEM LOGO]

                            - FOLD AND DETACH HERE -

                          MEDICHEM LIFE SCIENCES, INC.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS
                         SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 14, 2002


The undersigned stockholder hereby appoints Michael T. Flavin and John L. Flavin, and each of them, with full power of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned stockholder to vote at the special meeting of stockholders of MediChem Life Sciences, Inc., to be held at its headquarters at 2501 Davey Road, Woodridge, Illinois, on March 14, 2002 at 9:00 a.m., Central Time and at any and all adjournments thereof, all of the shares of common stock of MediChem Life Sciences, Inc. which the undersigned stockholder would be entitled to vote, if personally present, for the purposes of considering and taking action upon the following:

              (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

                            - FOLD AND DETACH HERE -

      PLEASE MARK YOUR
/X/   VOTES AS IN THIS
      EXAMPLE

                                                                                           FOR          AGAINST        ABSTAIN
1.  To adopt the proposal, as more fully described in the proxy
    statement/prospectus of deCODE genetics, Inc. dated February 12, 2002,                 / /            / /            / /
    approving and adopting the Agreement and Plan of Merger dated as of January
    7, 2002 by and among deCODE genetics, Inc., Saga Acquisition Corp., a wholly-owned subsidiary of deCODE genetics, Inc., and Medichem Life
    Sciences, Inc., pursuant to which, among other things, Saga Acquisition
    Corp. will merge with and into Medichem Life Sciences, Inc.

2. To transact such other business as may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER LISTED ABOVE.


PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SIGNATURE(S)__________________________  Number of shares of common stock held of record as of February 11, 2002: _____________  DATE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.